EXHIBIT 4.2

EXECUTION

NOTE PURCHASE

AGREEMENT

THE PURCHASERS LISTED HEREIN

AND

U.S. Bank National Association

(AS AGENT)

WITH

KGH Intermediate Holdco II, LLC

(ISSUER)

AUGUST 8, 2014

i

4.13.	Payment of Taxes.	56
4.14.	Vehicles.	57
4.15.	Receivables.	57
4.16.	Inventory.	59
4.17.	Maintenance of Equipment.	59
4.18.	Exculpation of Liability.	60
4.19.	Environmental Matters.	60
4.20.	Financing Statements.	60
4.21.	[RESERVED].	60
4.22.	Mortgages.	64
4.23.	Intercreditor Agreement.	61

V.	REPRESENTATIONS AND WARRANTIES.	64

5.1.	Authority.	64
5.2.	Formation and Qualification.	65
5.3.	Survival of Representations and Warranties.	65
5.4.	Tax Returns.	65
5.5.	Financial Statements.	66
5.6.	Entity Names.	66
5.7.	OSHA and Environmental Compliance.	67
5.8.	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.	67
5.9.	Patents, Trademarks, Copyrights and Licenses.	69
5.10.	Licenses and Permits.	69
5.11.	[RESERVED].	67
5.12.	No Burdensome Restrictions.	69
5.13.	No Labor Disputes.	70
5.14.	Margin Regulations.	70
5.15.	Investment Company Act.	70
5.16.	Disclosure.	70
5.17.	[RESERVED].	68
5.18.	Conflicting Agreements.	70
5.19.	Application of Certain Laws and Regulations.	70
5.20.	Business and Property of Note Parties.	71
5.21.	Anti-Terrorism Laws.	71
5.22.	Trading with the Enemy.	72
5.23.	Federal Securities Laws.	72
5.24.	Equity Interests.	72
5.25.	Commercial Tort Claims.	72
5.26.	Letter of Credit Rights.	72
5.27.	Material Contracts.	72
5.28.	Registration of Securities.	73
5.29.	Private Offering.	73
5.30.	Eligibility Requirements.	73
5.31.	SEC Reports.	73

VI.	AFFIRMATIVE COVENANTS.	73

6.1.	[RESERVED].	71
6.2.	Conduct of Business and Maintenance of Existence and Assets.	73
6.3.	Violations.	73
6.4.	[RESERVED].	62
6.5.	Fixed Charge Coverage Ratio.	74
6.6.	[RESERVED].	72
6.7.	Payment of Indebtedness.	74
6.8.	Standards of Financial Statements.	74
6.9.	Federal Securities Laws.	74
6.10.	Additional Guarantors; Further Assurances.	74
6.11.	Designation of Subsidiaries.	75
6.12.	Use of Proceeds.	75
6.13.	USA PATRIOT Act Information.	75
6.14.	Post-Closing Actions.	75

VII.	NEGATIVE COVENANTS.	75

7.1.	Merger, Consolidation, Acquisition and Sale of Assets.	76
7.2.	Creation of Liens.	77
7.3.	Guarantees.	77
7.4.	Investments.	77
7.5.	Loans.	78
7.6.	[RESERVED].	78
7.7.	Distributions.	78
7.8.	Indebtedness.	80
7.9.	Nature of Business.	80
7.10.	Transactions with Affiliates.	80
7.11.	[RESERVED].	81
7.12.	Fiscal Year and Accounting Changes.	81
7.13.	[RESERVED].	81
7.14.	Amendment of Organizational Documents; Material Indebtedness.	81
7.15.	Compliance with ERISA.	81
7.16.	Prepayment of Subordinated Indebtedness.	82
7.17.	Burdensome Agreements.	82
7.18.	Anti-Terrorism Laws.	83
7.19.	Trading with the Enemy Act.	84
7.20.	Permitted Activities.	84

VIII.	CONDITIONS PRECEDENT.	85

8.1.	Conditions to Initial Purchase.	85
8.2.	Conditions to Delayed Draw Notes Purchase.	88
8.3.	Conditions to Each Notes Purchase.	89
8.4.	Determination of Conditions Precedent.	87

IX.	INFORMATION AS TO NOTE PARTIES.	89

9.1.	Disclosure of Material Matters.	89
9.2.	[RESERVED].	90
9.3.	Litigation.	88
9.4.	Material Occurrences; Material Contracts.	90
9.5.	Parent Financials.	91
9.6.	Annual Financial Statements.	91
9.7.	Quarterly Financial Statements.	91
9.8.	Monthly Financial Statements.	91
9.9.	Other Reports.	92
9.10.	Additional Information.	92
9.11.	Projected Operating Budget.	92
9.12.	Variances From Operating Budget.	92
9.13.	Notice of Suits, Adverse Events.	92
9.14.	ERISA Notices and Requests.	93
9.15.	Unrestricted Subsidiaries.	93
9.16.	Additional Documents.	93

X.	EVENTS OF DEFAULT.	94

10.1.	Nonpayment.	94
10.2.	Breach of Representation.	94
10.3.	Financial and other Information.	94
10.4.	Judicial Actions.	94
10.5.	Noncompliance.	94
10.6.	Judgments.	94
10.7.	Bankruptcy.	95
10.8.	Inability to Pay.	95
10.9.	[Reserved].	95
10.10.	Lien Priority.	95
10.11.	Cross Default.	95
10.12.	Termination of Guaranty.	95
10.13.	Change of Ownership.	96
10.14.	Invalidity.	96
10.15.	[Reserved].	96
10.16.	[Reserved].	96
10.17.	[Reserved].	96
10.18.	Pension Plans.	96

XI.	PURCHASERS’ RIGHTS AND REMEDIES AFTER DEFAULT.	96

11.1.	Rights and Remedies.	96
11.2.	Purchaser’s Discretion.	98
11.3.	Setoff.	98
11.4.	Rights and Remedies not Exclusive.	98
11.5.	Equity Cure Right.	98
11.6.	Allocation of Payments After Event of Default.	99

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.	100

12.1.	Waiver of Notice.	100
12.2.	Delay.	100
12.3.	Jury Waiver.	100

XIII.	EFFECTIVE DATE AND TERMINATION.	100

13.1.	Term.	100
13.2.	Termination.	100

XIV.	REGARDING AGENT.	101

14.1.	Appointment.	101
14.2.	Collateral.	101
14.3.	Nature of Duties and Exculpatory Provisions.	103
14.4.	Lack of Reliance on Agent and Resignation.	105
14.5.	Reliance.	106
14.6.	Indemnification.	107
14.7.	Delivery of Documents.	107
14.8.	No Reliance on Agent’s Customer Identification Program.	107
14.9.	Agent May File Proof of Claim.	107

XV.	GUARANTY.	108

15.1.	Guarantee of Obligations.	108
15.2.	Continuing Obligation.	108
15.3.	Waivers with Respect to Obligations.	109
15.4.	Purchasers’ Power to Waive, etc.	110
15.5.	Information Regarding the Issuer, etc.	110
15.6.	Certain Guarantor Representations.	111
15.7.	Subrogation.	111
15.8.	Subordination.	112
15.9.	Contribution Among Guarantors.	112

XVI.	MISCELLANEOUS.	112

16.1.	Governing Law.	112
16.2.	Entire Understanding.	113
16.3.	Successors and Assigns; Participations; New Purchasers.	115
16.4.	Register.	113
16.5.	Exchange.	113
16.6.	Replacement Notes.	115
16.7.	Application of Payments.	121
16.8.	Indemnity.	121
16.9.	Notice.	122
16.10.	Survival.	124
16.11.	Severability.	124
16.12.	Expenses.	124
16.13.	Injunctive Relief.	124
16.14.	Consequential Damages.	125
16.15.	Captions.	125

v

16.16.	Counterparts; Facsimile Signatures.	125
16.17.	Construction.	125
16.18.	Confidentiality; Sharing Information.	125
16.19.	Publicity.	126
16.20.	Certifications From Banks and Participants; USA PATRIOT Act.	126
16.21.	INTERCREDITOR AGREEMENT.	126
16.22.	USA PATRIOT Act.	126
16.23.	Anti-Terrorism Laws.	126

XVII.	REPRESENTATION AND WARRANTIES OF THE PURCHASERS.	128

17.1.	Legal Capacity; Due Authorization.	128
17.2.	Restrictions on Transfer.	128
17.3.	Accredited Investor, etc.	128
17.4.	Reliance on Exemptions.	128
17.5.	Information.	128
17.6.	No Governmental Review.	128
17.7.	Validity; Enforcement.	128

XVIII.	REGISTERED INVESTMENT COMPANIES.	128

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Term Note
Exhibit B	Delayed Draw Note
Exhibit C	Intercreditor Agreement
Exhibit D	Pledge Agreement
Exhibit 1.2	Compliance Certificate
Exhibit 5.5(b)	Financial Projections
Exhibit 6.10	Additional Guarantor Supplement
Exhibit 8.1(g)	Solvency Certificate
Exhibit 16.3(c)	Assignment and Assumption
Exhibit 16.3(d)(A)	Affiliated Purchaser Assignment and Assumption
Exhibit 16.3(d)(B)	Affiliated Purchaser Notice

Schedules

Schedule A	PIMCO Purchasers
Schedule B	Guggenheim Purchasers
Schedule 1.1	Commitments
Schedule 1.2	Permitted Encumbrances
Schedule 1.3	Pledged Equity
Schedule 1.4	Closing Date Guarantors
Schedule 4.5	Leasehold Interests; Location of Note Parties; Ownership of Collateral; Place of Business, Chief Executive Office, Real Property
Schedule 4.14	Vehicles
Schedule 4.15(i)	Deposit Accounts, Securities Accounts and Investment Accounts
Schedule 5.1	Consents
Schedule 5.2(a)	States of Formation and Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.8(b)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property
Schedule 5.10	Licenses and Permits
Schedule 5.24	Equity Interests
Schedule 5.25	Commercial Tort Claims
Schedule 5.26	Letter of Credit Rights
Schedule 5.27	Material Contracts
Schedule 5.28	Registered Securities
Schedule 6.14	Post-Closing Actions
Schedule 7.3	Guarantees
Schedule 7.4	Permitted Investments
Schedule 7.8	Indebtedness
Schedule 7.17	Existing Agreements
Schedule 7.20	Permitted Activities

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of August 8, 2014 among KGH Intermediate Holdco I, LLC, a Delaware limited liability company (“Holdings”), KGH Intermediate Holdco II, LLC, a Delaware limited liability company (the “Issuer”), the Subsidiary Guarantors from time to time party hereto, the investors party to this Agreement from time to time as purchasers (collectively, the “Purchasers” and each, individually, a “Purchaser”) and U.S. Bank National Association as agent for the Purchasers (“Agent”).

RECITALS:

WHEREAS, the Issuer desires to issue and sell to the Purchasers on the Closing Date, and the Purchasers have agreed to purchase on the Closing Date, pursuant to this Agreement, the Issuer’s Senior Secured Notes due August 8, 2019 (the “Term Notes”) in the aggregate original stated principal amount of $150,000,000, in the form attached hereto as Exhibit A; and

WHEREAS, the Issuer desires to issue and sell to the Purchasers from time to time during the Delayed Draw Availability Period, and the Purchasers have agreed to purchase during such period, pursuant to this Agreement, the Issuer’s Senior Secured Notes due August 8, 2019 (the “Delayed Draw Notes”) in an aggregate original stated principal amount not to exceed $50,000,000, in the form attached hereto as Exhibit B.

IN CONSIDERATION of the mutual covenants and undertakings herein contained, each of the Note Parties, the Purchasers and Agent hereby agree as follows:

I.	DEFINITIONS.

1.1. Accounting Terms. As used in this Agreement, the other Note Documents or any certificate, report or other document made or delivered pursuant to this Agreement or the other Note Documents, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of KGH and its consolidated Subsidiaries provided to the Purchasers prior to the Closing Date for the fiscal year ended on or about December 31, 2013. If at any time any change in GAAP would affect the computation of any financial covenant or requirement set forth in the Agreement or any other Note Document, and either the Issuer or the Required Purchasers so request, the Required Purchasers and Issuer shall negotiate in good faith to amend such covenant or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such covenant or requirement will continue to be determined in accordance with GAAP prior to such change, and (b) Issuer shall provide to the Purchasers financial statements and other documents required under this Agreement or as reasonably requested by the Required Purchasers setting forth a reconciliation between calculations of such covenant or requirement made both before and after giving effect to such change in GAAP.

Notwithstanding anything in this Agreement to the contrary, any lease of the Note Parties and their Subsidiaries that would be characterized as an operating lease under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute a Capitalized Lease under this Agreement or any other Note Document as a result of any changes in GAAP occurring after the Closing Date and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant or the determination of financial measures) contained herein, Indebtedness of the Issuer and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Acquired Indebtedness” shall mean, with respect to any specified Person,

(a) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or becomes a Restricted Subsidiary of such specified Person, excluding Indebtedness incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Purchaser” shall mean any Person that is not an existing Purchaser and has agreed to provide Incremental Commitments pursuant to Section 2.7(c).

“Adjusted EBITDA” shall mean the sum of (a) Earnings Before Interest and Taxes for such period (without giving effect to clauses (iii) through (vi) of such definition) plus (b) without duplication and to the extent reflected in arriving at net income (or loss) and not added back to Earnings Before Interest and Taxes, the sum of (i) depreciation expenses for such period and (ii) amortization expenses for such period, including, without limitation, non-cash amortization expenses of deferred financing costs.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agent Fee Letter” means the letter agreement dated August 8, 2014 by and between the Issuer and Agent relating to the fees payable by the Issuer to Agent in connection with this Agreement and the other Note Documents.

“Aggregate Revolver Commitments” means the “Aggregate Commitments” as defined in, and in effect on the Closing Date under, the Revolving Credit Agreement, but in any event giving effect to (x) any increase to commitments thereunder since the Closing Date in an amount equal to the Revolving Credit Incremental Usage Amount and (y) any permanent decrease to such commitments thereunder.

“Agreement” shall have the meaning set forth in the preamble.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a eurocurrency or base rate floor, or other similar financial consideration, in each case, incurred or payable by the Issuer generally to all holders of such Indebtedness; provided that OID and upfront fees shall be equated to an interest rate assuming a 4-year life to maturity (e.g. 100 basis points of OID equals 25 basis points of interest rate margin for a four year average life to maturity); and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, underwriting fees and similar fees not paid generally to all holders in the primary syndication or purchase of such Indebtedness.

“Annual Financial Statements” means the audited consolidated and consolidating balance sheets and related statements of income, stockholders’ equity and changes in cash flows of KGH and its Subsidiaries for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time. For purposes of this definition only, “Law(s)” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

“Applicable ECF Percentage” means, for any fiscal year of the Issuer, (a) 50% if the Leverage Ratio as of the last day of such fiscal year is greater than 2.00 to 1.00, (b) 25% if the Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.00 to 1.00 and greater than 1.50 to 1.00 and (c) 0% if the Leverage Ratio as of the last day of such fiscal year is less than or equal to 1.50 to 1.00.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Note Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Rate” shall mean a percentage per annum equal to 7.50%.

“Assignment and Assumption” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent and the Required Purchasers by which the new Purchaser purchases and assumes a portion of the obligation of the Purchasers to purchase or otherwise hold Notes under this Agreement.

“Attributable Indebtedness” shall mean, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any lease that is not a Capitalized Lease entered into in connection with any Sale-Leaseback Transaction by any Person, the capitalized amount of the remaining lease payments under such lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Authority” shall have the meaning set forth in Section 4.19(d) hereof.

“Blocked Person” shall have the meaning set forth in Section 5.21(b) hereof.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Issuer.

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition (whether by purchase or lease) of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year (each a “capital asset”) including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.

“Capitalized Lease Obligation” means at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” shall mean all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” shall mean, to the extent owned by Holdings, the Issuer or any Restricted Subsidiary, those investments set forth in clauses (a) through (d) of Section 7.4.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any Domestic Subsidiary that has no material assets other than Equity of one or more Foreign Subsidiaries that are CFCs or any other Domestic Subsidiary that itself is a CFC Holdco.

“Change of Control” shall mean (a) the occurrence of any event (whether in one or more transactions) which results in (i) so long as financial statements of KGH and its consolidated Subsidiaries are being provided in lieu of financial statements of the Issuer and its consolidated Subsidiaries in accordance with Section 9.5, any Person other than KGH owning beneficially or of record any Equity Interest in Holdings, (ii) any Person other than Holdings owning beneficially or of record any Equity Interest in the Issuer or (iii) a transfer of control of Holdings to a (1) Person (other than an Original Owner) or (2) Persons (other than Original Owners) constituting a “group” (within the meaning of Rule 13d-5 of the Exchange Act), (b) any merger or consolidation of or with the Issuer, except as otherwise permitted by this Agreement, (c) the sale of all or substantially all of the property or assets of the Issuer, except as otherwise permitted by this Agreement or (d) any “Change of Control” (or any comparable term) in any document pertaining to (A) the Revolving Credit Facility or (B) any other Indebtedness in excess of the Threshold Amount to which any Note Party or any Restricted Subsidiary is party. For purposes of this definition, “control of Holdings” shall mean the power, direct or indirect, (x) to vote 50% or more of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of Holdings or (y) to appoint a majority of the members of the board of directors of Holdings by contract or otherwise.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign, upon the Collateral or any Note Party or any Restricted Subsidiary.

“Class” shall mean, with respect to the Notes, those Notes that have the same terms and conditions (without regard to differences in the upfront fees, OID or similar fees paid or payable in connection with the sale of such Notes, or differences in tax treatment (e.g., “fungibility”)); provided that such Notes may be designated in writing by the Issuer and Purchasers holding such Notes as a separate Class from other Notes that have the same terms and conditions and (ii) with respect to Purchasers, those of such Purchasers that have Notes of a particular Class. For the avoidance of doubt, the Term Notes and the Delayed Draw Notes shall be treated as the same Class for all purposes of this Agreement.

“Closing” shall have the meaning set forth in Section 2.1(b).

“Closing Date” shall mean August 8, 2014 or such other date as may be agreed to by the parties hereto.

“Closing Date Mortgaged Property” shall mean the Material Real Property set forth on Schedule 4.5 to this Agreement and more particularly defined in the Mortgage for such real property.

“COAC” means Cerberus Operations and Advisory Company LLC, a Delaware limited liability company.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import.

“Collateral” shall mean and include:

(a) all Receivables;

(b) all Equipment;

(c) all General Intangibles;

(d) all Money and Deposit Accounts;

(e) all Intellectual Property;

(f) all Inventory;

(g) all Investment Property;

(h) all Real Property;

(i) all Pledged Equity;

(j) all of each Note Party’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located; (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Note Party’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other holder of a lien, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Note Party from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of each Note Party’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit and money; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by any Note Party, all real and personal property of third parties in which such Note Party has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which any Note Party has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and any Note Party;

(k) all of each Note Party’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Note Party or in which such Note Party has an interest), computer programs, tapes, disks and documents relating to clauses (a), (b), (c), (d), (e), (f), (g) or (h) of this definition; and

(l) all proceeds and products of clauses (a), (b), (c), (d), (e), (f), (g), (h) and (i) of this definition in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

For the avoidance of doubt, the Collateral shall not include any of the Excluded Assets.

It is the intention of the parties that if Agent shall fail to have a perfected Lien in any particular assets of any Note Party for any reason whatsoever (including assets that constitute Excluded Assets (except in the case of clause (a) therein)), but the provisions of this Agreement and/or of the other Note Documents, together with all financing statements and other public filings relating to Liens filed or recorded against the Note Parties and their assets, would be sufficient to create a perfected Lien in any property or assets that such Note Party may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral.

For the avoidance of doubt, as of the Closing Date, none of the Note Parties has executed or delivered in favor of Agent a leasehold mortgage encumbering any of the Leasehold Interests and the execution of such leasehold mortgage is not a condition precedent under Section 8.1 hereof. In addition, none of the Note Parties shall be required after the Closing Date to execute or deliver in favor of Agent any such leasehold mortgage.

“Commitment” means a Term Commitment and/or Delayed Draw Commitment, as the context may require.

“Commitment Letter” means that certain letter agreement, dated as of June 27, 2014, between Holdings and PIMCO.

“Compliance Certificate” shall mean a compliance certificate substantially in the form attached hereto as Exhibit 1.2 to be signed by the Chief Financial Officer or Controller of the Issuer, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken with respect to such default and, such certificate shall have appended thereto calculations or confirmations which set forth the Note Parties’ and the Restricted Subsidiaries’ compliance with the requirements or restrictions imposed by Sections 2.5(c) (solely for purposes of the Compliance Certificate delivered pursuant to Section 9.6 for the fiscal year ended December 31, 2015), 6.5, 6.10, 7.4, 7.5, 7.7, and 7.8.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on Holdings’, the Issuer’s or any of its Restricted Subsidiaries’ business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the other Note Documents and the Revolving Credit Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.

“Controlled Group” shall mean, at any time, Holdings, the Issuer, its Restricted Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Issuer, are treated as a single employer under Section 414 of the Code.

“Covenant Trigger Event” means that Excess Availability on any day is less than or equal to 25% of the Aggregate Revolver Commitments. For purposes hereof, the occurrence of a Covenant Trigger Event shall be deemed to be continuing until Excess Availability is greater than 25% of the Aggregate Revolver Commitments for thirty (30) consecutive days, after which 30-day period a Covenant Trigger Event shall no longer be deemed to be continuing for purposes of this Agreement.

“Covered Entity” shall mean (a) the Issuer, each of the Issuer’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Cumulative Credit” means, at any date, an amount, determined on a cumulative basis equal to, without duplication:

(a) the Cumulative Retained Excess Cash Flow Amount at such time, plus

(b) the cumulative amount of cash and Cash Equivalent proceeds from the sale of Qualified Equity Interests of the Issuer or Equity Interests of any direct or indirect Parent of the Issuer after the Closing Date and on or prior to such time (including upon exercise of warrants or options) (other than any amount used for an Equity Cure) which proceeds have been contributed as common equity to the capital of the Issuer, plus

(c) an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Issuer or any Restricted Subsidiary in respect of any investments, advances, loans or extensions of credit made pursuant to Section 7.4(g) and 7.5(e), plus

(d) any Retained Declined Proceeds not used to optionally prepay the Notes pursuant to Section 2.4(a) or otherwise applied, plus

(e) the proceeds of Qualified Subordinated Indebtedness received by the Issuer, minus

(f) any amount of the Cumulative Credit used to make distributions pursuant to Section 7.7(iv) after the Closing Date and prior to such time, minus

(g) any amount of the Cumulative Credit used to purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, or to make advances, loans or extensions of credit to any Person, pursuant to Section 7.4(g) and Section 7.5(e), minus

(h) any amount of the Cumulative Credit used to make prepayments, redemptions, purchases, defeasances and other payments in respect of Subordinated Indebtedness pursuant to Section 7.16(iv) after the Closing Date and prior to such time.

“Cumulative Retained Excess Cash Flow Amount” means, at any time, an amount determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date.

“Current Assets” shall mean, as at any date of determination, the total assets of the Issuer and its Restricted Subsidiaries (other than cash and Cash Equivalents) which may properly be classified as current assets on a consolidated balance sheet of the Issuer and its Restricted Subsidiaries in accordance with GAAP.

“Current Liabilities” shall mean, as at any date of determination, the total liabilities of the Issuer and its Restricted Subsidiaries which may properly be classified as current liabilities (other than the current portion of any long term indebtedness) on a consolidated balance sheet of the Issuer and its Restricted Subsidiaries in accordance with GAAP.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Note Party, pursuant to which such Note Party is to deliver any personal property or perform any services.

“Customer Real Property” shall have the meaning set forth in Section 4.19(a) hereof.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” shall have the meaning set forth in Section 2.5(f) hereof.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1(c) hereof.

“Defaulting Purchaser” shall mean, subject to Section 2.8(b), any Purchaser that (a) has refused (which refusal may be given verbally or in writing to the Issuer and has not been retracted) or failed to perform any of its purchase obligations hereunder, including in respect of its Notes, which refusal or failure is not cured within one (1) Business Day after the date of such refusal or failure, (b) has notified the Issuer that it does not intend to comply with its purchase obligations or has made a public statement to that effect with respect to its purchase obligations hereunder, (c) has failed, within three (3) Business Days after request to such Purchaser by the Issuer, to confirm that it will comply with its purchase obligations (provided that such Purchaser shall cease to be a Defaulting Purchaser pursuant to this clause (c) upon receipt of such written confirmation by the Issuer), or (d) prior to its purchase obligations hereunder having been satisfied (or the relevant Commitments having been terminated) with respect to the Term Notes and the Delayed Draw Notes, has, or has a direct or indirect parent company that has, after the date of this Agreement, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Purchaser shall not be a Defaulting Purchaser solely by virtue of the ownership or acquisition of any equity interest in that Purchaser or any direct or indirect parent company thereof by a Governmental Body so long as such ownership interest does not result in or provide such Purchaser with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Purchaser (or such Governmental Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Purchaser.

“Delayed Draw Availability Period” means the period from but excluding the Closing Date to but including the first anniversary of the Closing Date.

“Delayed Draw Commitment” means, as to each Purchaser, its obligation to purchase a Delayed Draw Note from the Issuer pursuant to Section 2.2 in an aggregate amount not to exceed the amount set forth opposite such Purchaser’s name on Schedule 1.1 under the caption “Delayed Draw Commitment” as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Delayed Draw Commitments on the Closing Date is $50,000,000.

“Delayed Draw Funding Date” shall have the meaning set forth in Section 2.2(b) hereof.

“Delayed Draw Note” shall have the meaning set forth in the recitals to this Agreement.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Notes and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Notes and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payments of dividends in cash prior to the repayment in full of the Notes and all other Obligations that are accrued and payable and the termination of the Commitments, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Earnings Before Interest and Taxes” shall mean for any period the sum of (a) net income (or loss) of the Issuer on a Consolidated Basis for such period, plus (b) without duplication and to the extent reflected in arriving at such net income (or loss) the sum of (i) all interest expense, minus all interest income earned, in each case of or by the Issuer on a Consolidated Basis for such period, (ii) all charges against income of the Issuer on a Consolidated Basis for such period for federal, state and local taxes, (iii) all extraordinary, unusual or non-recurring losses or charges (including severance, relocation, restructuring, litigation settlements or losses and fees and expenses incurred in connection with the commencement of operations or a new business of the Issuer or any of its Restricted Subsidiaries), provided, that the aggregate amount of losses or charges added back pursuant to this clause (iii) for any fiscal year, together with the aggregate amount of pro forma adjustments in the form of cost savings, operating expense reductions or synergies increasing EBITDA for purposes of any pro forma calculation under this Agreement for such fiscal year, shall not exceed (w) $15,000,000 for the fiscal year ending December 31, 2014, (x) $12,000,000 for the fiscal year ending December 31, 2015, (y) $12,000,000 for the fiscal year ending December 31, 2016 and (z) $10,000,000 for each fiscal year ending after December 31, 2016, (iv) all losses realized upon the disposition of assets outside of the Ordinary Course of Business, (v) all losses attributable to the early extinguishment of Indebtedness or acquisition accounting (the effect of any non-cash items resulting from any amortization, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs), including in connection with any Permitted Acquisition), and (vi) all non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity incentive programs less (c) the sum of (i) all extraordinary, unusual or non-recurring gains, (ii) all gains realized upon the disposition of assets outside of the Ordinary Course of

Business, and (iii) all income attributable to the early extinguishment of Indebtedness or acquisition accounting (the effect of any non-cash items resulting from any amortization, write-up of assets (including intangible assets, goodwill and deferred financing costs), including in connection with the transactions contemplated by this Agreement or any Permitted Acquisition).

“Earnout” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of all obligations of such Person for “earnouts,” purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts.

“EBITDA” shall mean for any period the sum of (a) Earnings Before Interest and Taxes for such period, plus (b) without duplication and to the extent reflected in arriving at net income (or loss) and not added back to Earnings Before Interest and Taxes, the sum of (i) depreciation expenses for such period, (ii) amortization expenses for such period, including, without limitation, non-cash amortization expenses of deferred financing costs, (iii) fees and expenses incurred in connection with (1) the Transactions, (2) the financing of any Capital Expenditures or the incurrence of Permitted Indebtedness, and (3) Permitted Acquisitions, (iv) unrealized losses under any interest or currency Swap Contract, and (v) fees and expenses paid in cash to COAC to the extent permitted under Section 7.10(b) hereof minus (c) unrealized gains under any interest or currency Swap Contract. To the extent any provision of this Agreement permits the calculation of EBITDA on a pro forma basis (whether for calculating the Leverage Ratio, Fixed Charge Coverage Ratio or any other test or ratio), the aggregate amount of all such pro forma adjustments increasing EBITDA in the form of cost savings, operating expense reductions or synergies for any fiscal year, when added to the aggregate amount added back pursuant to clause (iii) of the defined term “Earnings Before Interest and Taxes” for such fiscal year, shall not exceed (w) $15,000,000 for the fiscal year ending December 31, 2014, (x) $12,000,000 for the fiscal year ending December 31, 2015, (y) $12,000,000 for the fiscal year ending December 31, 2016 and (z) $10,000,000 for each fiscal year ending after December 31, 2016.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

“Environmental Laws” shall mean all applicable federal, state and local laws, statutes, ordinances and codes as well as common laws relating to the protection of the environment and human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules and regulations, or other legally binding guidelines, interpretations, decisions, policies, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include as to any Person all of such Person’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Cure” shall have the meaning set forth in Section 11.5.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Eurodollar Rate” with respect to an Interest Period, the rate (expressed as a percentage per annum) which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purposes of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for a Representative Amount in U.S. Dollars for a 3-month period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)); provided that the Eurodollar Rate shall not be less than 1.00% per annum. Agent shall give prompt notice to the Issuer of the Eurodollar Rate as determined in accordance herewith, which determination shall be conclusive absent manifest error.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Excess Availability” shall mean (a) “Undrawn Availability” as defined in the Revolving Credit Agreement (as of the Closing Date), plus (b) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of the Issuer and the Restricted Subsidiaries as of such date, contained in deposit or securities accounts subject to control agreements in favor of Agent and free and clear of all Liens (other than nonconsensual Liens, customary Liens in favor of any bank or securities intermediary that maintains any such deposit or securities accounts, Liens in favor of Agent for the benefit of the Note Parties and Liens in favor of the agent for the benefit of the lenders under the Revolving Credit Facility, all to the extent permitted by Section 7.2).

“Excess Cash Flow” for any fiscal period shall mean, in each case for Issuer on a Consolidated Basis, EBITDA for such fiscal period, minus the sum (without duplication) of: (a) Unfunded Capital Expenditures during such fiscal period, (b) taxes (and distributions made in connection therewith) actually paid (or distributed) in cash during such fiscal period, (c) interest expense to the extent actually paid in cash and added back to net income pursuant to clause (b)(i) of the defined term “Earnings Before Interest and Taxes” during such fiscal period, (d) the excess, if any, of Net Working Capital at the end of such period over Net Working Capital at the beginning of such period (or, if the difference results in an amount less than zero, minus the excess, if any, of Net Working Capital at the beginning of such period over Net Working Capital at the end of such period), (e) the aggregate amount of all principal payments and repayments of Indebtedness to the extent financed with Internally Generated Cash (other than (A) payments and repayments made in respect of any revolving credit facility (including the Revolving Credit Facility) unless there is a corresponding reduction in commitments thereunder, (B) optional prepayments made pursuant to Section 2.4 or (C) mandatory prepayments made pursuant to Section 2.5(c)) made during such period, (f) out-of-pocket expenses paid in cash during such period in connection with Permitted Acquisitions and the incurrence of Permitted Indebtedness, (g) payments made in cash during such period to the extent added back to net income pursuant to clause (b)(iii) of the defined term “Earnings Before Interest and Taxes”, (h) cash payments made during such period in respect of interest rate or currency Swap Contracts, (i) dividends and distributions made in cash during such period pursuant to clauses (ii), (v)(i), (v)(ii) and (to the extent not already deducted pursuant to clause (i) below) (v)(iii) of Section 7.7, (j) payments made in cash during such period in connection with any Qualified Earnout and (i) fees and expenses paid in cash during such period to COAC to the extent permitted under Section 7.10(b) hereof.

“Excess Cash Flow Period” means each fiscal year of the Issuer commencing with and including the fiscal year ending December 31, 2015 but in all cases for purposes of calculating the Cumulative Retained Excess Cash Flow Amount shall only include such fiscal years for which financial statements and a Compliance Certificate have been delivered in accordance with Section 9.6 and for which any prepayments required by Section 2.5(c) (if any) have been made (it being understood that the Retained Percentage of Excess Cash Flow for any Excess Cash Flow Period shall be included in the Cumulative Retained Excess Cash Flow Amount regardless of whether a prepayment is required by Section 2.5(c)).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean (a) any asset of a Foreign Subsidiary or any Equity Interests of a Foreign Subsidiary or CFC Holdco (other than 65% of the common voting Equity Interests and 100% of any non-voting Equity Interests of any first-tier Foreign Subsidiary or first-tier CFC Holdco, each of which shall constitute Collateral), (b) Equity Interests of any Unrestricted Subsidiary or of any Subsidiary not constituting a Material Subsidiary, (c) assets if the granting of a security interest in such asset would (I) be prohibited by Applicable Law (but proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC, shall not be deemed excluded from the Collateral regardless of such prohibition), or (II) be prohibited by contract (except to the extent such prohibition is overridden by UCC Section 9-408) (but proceeds and receivables thereof shall not be deemed to be excluded from the Collateral regardless of such prohibition), in each case unless and until such prohibition is no longer in effect, (d) any property and assets, the pledge of which would require approval, license or authorization of any Governmental Body, unless and until such consent, approval, license or authorization shall have been obtained or waived, (e) any fee owned Real Property (other than any Material Real Property) and any Leasehold Interests, (f) any Vehicle having an individual fair market value less than $50,000, (g) any “intent to use” trademark application and (h) assets in circumstances where the Required Purchasers reasonably determine that the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting a security interest in such assets is excessive in relation to the practical benefit afforded thereby.

“Excluded Subsidiary” means (a) any Foreign Subsidiary, (b) any Unrestricted Subsidiary, (c) any CFC Holdco and (d) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement and any current or future regulations or official interpretations thereof.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) (i) the sum of EBITDA for such period, (ii) minus Unfunded Capital Expenditures made during such period, (iii) minus (and, for avoidance of doubt, without duplication of any of the following) distributions (including tax distributions) and dividends pursuant to Section 7.7 made in cash during such period, (iv) minus cash taxes paid during such period and (v) minus cash payments made in respect of Attributable Indebtedness to (b) all Fixed Charges, all calculated for the Issuer on a Consolidated Basis. For purposes of calculating the Fixed Charge Coverage Ratio (and Fixed Charges), such calculation shall be made on a pro forma basis so as to give effect to any Permitted Acquisitions which have been consummated and any Indebtedness (including for the avoidance of doubt the incurrence of Indebtedness under this Agreement and the Revolving Credit Agreement on the Closing Date) which shall have been incurred, in each case during the relevant fiscal period as if such consummation or incurrence had occurred on the first day of such period.

“Fixed Charges” means the sum, determined on a consolidated basis, of (a) interest expense to the extent actually paid in cash plus (b) scheduled payments of principal on Indebtedness (excluding in respect of any Attributable Indebtedness but including, whether or not accounted for as a scheduled payment, cash payments made in respect of Earnouts (other than any Ultra Tech Earnout Payment)).

“Foreign Subsidiary” of any Person, shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include as to each Note Party all of such Note Party’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to such Note Party to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government.

“Guarantor” shall mean (a) Holdings and (b) each Restricted Subsidiary of the Issuer that is not an Excluded Subsidiary, including those Subsidiaries that are listed on Schedule 1.4 hereto and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons. Any Restricted Subsidiary that is a borrower, a guarantor, or otherwise is an obligor under, or has granted a Lien on its assets as credit support for, the Revolving Credit Facility will also be a Guarantor of the Notes.

“Guaranty” shall mean any guaranty of the Obligations by a Guarantor in favor of Agent for its benefit and for the ratable benefit of the Purchasers, pursuant to this Agreement or any other agreement delivered in connection hereof.

“Guggenheim Purchasers” shall mean the Purchasers set forth on Schedule B hereto.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radioactive materials, friable and damaged asbestos, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 5101, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or comparable state law, and any other applicable Environmental Laws relating to hazardous waste disposal.

“Holdings” shall have the meaning set forth in the preamble to this Agreement.

“Increased Tax Burden” shall mean the additional federal, state or local taxes assumed to be payable by a (direct or indirect) member or partner of any of the Note Parties and the Restricted Subsidiaries as a result of such Note Party’s or such Restricted Subsidiary’s status as a limited liability company or limited partnership as evidenced and substantiated by the tax returns filed by such Note Party or such Restricted Subsidiary as a limited liability company or limited partnership, as the case may be, with such taxes being calculated for all (direct or indirect) members and partners, as the case may be, at the highest effective marginal combined U.S. federal, state and local income tax rate or rates applicable to any such member or partner, taking into account the character of the items of income, gain, loss or deduction allocated to such member or partner, as the case may be.

“Incremental Amendment” shall have the meaning set forth in Section 2.7(g).

“Incremental Amendment Date” shall have the meaning set forth in Section 2.7(d).

“Incremental Commitments” shall have the meaning set forth in Section 2.7(a).

“Incremental Note” has the meaning set forth in Section 2.7(b).

“Incremental Note Closing Date” shall have the meaning set forth in Section 2.7(b).

“Incremental Purchasers” shall have the meaning set forth in Section 2.7(c).

“Incremental Request” has the meaning set forth in Section 2.7(a).

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Attributable Indebtedness, (iv) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement, (v) net obligations of such Person under any Swap Contract, (vi) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due), or (vii) all Disqualified Equity Interests of such Person, (viii) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person, (ix) Earnouts; or (x) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (i) through (ix).

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venture, to the extent such Indebtedness is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (viii) that is limited in recourse to the property encumbered thereby shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as reasonably determined.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, copyright application, trademark, trademark application, service mark, tradename, mask work, trade secret or license or other right to use any of the foregoing.

“Intercreditor Agreement” means the intercreditor agreement dated as of the Closing Date, among Agent, the Purchasers, the Revolving Facility Agent and the lenders party to the Revolving Credit Agreement, attached as Exhibit C hereto, as the same may be amended, restated, modified, substituted, replaced or supplemented from time to time as permitted hereunder.

“Interest Payment Date” shall mean March 31, June 30, September 30 and December 31 of each year and the Maturity Date.

“Interest Period” shall mean the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include the Closing Date and end on and include September 29, 2014.

“Internally Generated Cash” means, with respect to any Person, funds of such Person and its Restricted Subsidiaries not constituting (x) proceeds of the issuance of (or contributions in respect of) Equity Interests of such Person, (y) proceeds of the incurrence of Indebtedness (other than the incurrence of extensions of credit under the Revolving Credit Facility or any other revolving credit or similar facility) by such Person or any of its Restricted Subsidiaries (including, for the avoidance of doubt, proceeds received in connection with a Capitalized Lease or Sale-Leaseback Transaction) or (z) proceeds of sales, dispositions or Casualty Events (other than ordinary course dispositions of Inventory or Receivables).

“Inventory” shall mean and include as to each Note Party all of such Note Party’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Note Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Investment Property” shall mean and include as to each Note Party, all of such Note Party’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Issuer” shall have the meaning set forth in the preamble to this Agreement.

“Issuer on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of the Issuer and its Restricted Subsidiaries.

“Keane Completions” shall mean Keane Completions CN Corp., a corporation organized under the laws of British Columbia.

“Keane Completions Lease Guaranty” shall mean any agreement by any Note Party or any Restricted Subsidiary pursuant to which such Note Party or such Restricted Subsidiary shall have guaranteed, or otherwise agreed to be liable for, the payment when due and performance of the obligations of Keane Completions arising under any real property lease to which Keane Completions is a party as lessee or tenant.

“KGH” shall mean Keane Group Holdings, LLC, a Delaware limited liability company.

“Latest Maturity Date” means, at any date of determination and with respect to the specified Notes, the latest Maturity Date applicable to any Note hereunder at such time, including the latest maturity date of any Incremental Notes.

“Leasehold Interests” shall mean all of each Note Party’s right, title and interest in and to, and as lessee, of the premises identified on Schedule 4.5 hereto.

“Leverage Ratio” shall mean, as of any date, the ratio of (a) Total Net Debt outstanding on such date to (b) EBITDA for the preceding period of four fiscal quarters ending closest to such date, all calculated for the Issuer on a Consolidated Basis. Solely for purposes of calculating the Leverage Ratio, EBITDA shall be calculated on a pro forma basis so as to give effect to any Permitted Acquisition which shall have been consummated in accordance with the definition thereof during such period of four fiscal quarters as if such consummation had occurred on the first day of such period.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, the interest of any lessor under any contract designated as a lease that would be deemed to be a security interest under the applicable provisions Uniform Commercial Code (including Section 1-203 thereof) and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction (other than precautionary lien filings).

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive any Lien that such Person may have with respect to any of the Collateral and shall authorize Agent to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Inventory.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, results of operations, assets, business or properties of the Issuer on a Consolidated Basis, (b) any Note Party’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of a material portion of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the Agent’s and each Purchaser’s rights and remedies available under this Agreement and the other Note Documents.

“Material Contract” shall mean any contract, agreement, instrument, lease or license, written or oral, of any of the Note Parties, which is material to such Note Party’s business, taken as a whole, or which, the failure to comply with, would reasonably be expected to result in a Material Adverse Effect.

“Material Real Property” means any fee-owned Real Property owned by any Note Party that has a fair market value in excess of $1,000,000 (at the Closing Date or, with respect to fee-owned Real Property acquired after the Closing Date, at the time of acquisition).

“Material Subsidiary” means, at any date of determination, each of the Issuer’s Subsidiaries (a) whose total assets (when combined with the assets of such Subsidiary’s Subsidiaries after eliminating intercompany obligations) at the last day of the most recent four fiscal quarter period were equal to or greater than 5% of Total Assets at such date or (b) whose EBITDA (when combined with the EBITDA of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) for such four fiscal quarter period were equal to or greater than 5% of the consolidated EBITDA of the Issuer and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Subsidiaries whose Equity Interests constitute Excluded Assets solely because they do not meet the thresholds set forth in clauses (a) or (b) comprise in the aggregate more than 5% of Total Assets as of the end of the most recently ended fiscal quarter of the Issuer for which financial statements have been delivered pursuant to Sections 9.6 or 9.7 or more than 5% of the consolidated EBITDA of the Issuer and its Restricted Subsidiaries for such four fiscal quarter period then ended, then the Issuer shall, not later than forty-five (45) days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period as the Required Purchasers may agree in their discretion), (i) designate in writing to Agent and the Purchasers one or more of such Domestic Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) provide a perfected security interest in the assets owned by and the Equity Interests of such Subsidiary to the extent otherwise required under this Agreement and the other Note Documents (including, to the extent required, delivery of (i) a supplement to the Pledge Agreement in respect thereof executed by the applicable Note Party holding such Equity Interests, to the extent such Note Party is not otherwise a party thereto, and (ii) an Additional Guarantor Supplement).

“Maturity Date” shall mean (i) with respect to the Term Notes and the Delayed Draw Notes (if any), August 8, 2019 and (ii) with respect to any Incremental Notes, the final maturity date as specified in the applicable Incremental Amendment; provided, that in each case if such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Mortgaged Property” shall mean (i) the Closing Date Mortgaged Property and (ii) each Material Real Property encumbered by a Mortgage delivered after the Closing Date, if any, pursuant to this Agreement.

“Mortgages” shall mean the mortgages, deeds of trust, deeds to secure debt or other similar documents securing Liens on the Material Real Property, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required, or, within the preceding five plan years, were required by Holdings, the Issuer, its Restricted Subsidiaries or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including the Issuer or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.

“Narrative Report” shall mean, with respect to the financial statements for which such narrative report is required, a narrative report describing (a) the results of operations of the Issuer and its Subsidiaries for the applicable fiscal quarter or fiscal year and for the period from the beginning of the then current fiscal year to the end of such period to which such financial statements relate and otherwise containing information substantially similar to the type customarily found in a management discussion and analysis and (b) in reasonable detail, all material changes made to any Material Contract and/or each Material Contract entered into by any Note Party, in each case, since the most recently delivered Narrative Report.

“Net Working Capital” means, as of any date of determination, Current Assets as of such date minus Current Liabilities as of such date.

“Note Documents” shall mean (a) this Agreement, (b) the Notes, (c) the Perfection Certificate, (d) the Pledge Agreement, (e) the Intercreditor Agreement and (f) any and all other agreements, instruments and documents, including any subordination agreements, intercreditor agreements, guaranties, pledges, security agreement supplements, intellectual property security agreements, mortgages, collateral assignments, powers of attorney, consents or other similar agreements executed in connection with this Agreement, now or hereafter executed by any Note Party and/or delivered to Agent or any Purchaser in respect of the transactions contemplated by this Agreement.

“Note Increase” has the meaning set forth in Section 2.7(a).

“Note Parties” shall mean collectively (a) Holdings, (b) the Issuer and (c) each other Guarantor (each, a “Note Party”).

“Note Priority Collateral” shall have the meaning specified in the Intercreditor Agreement.

“Notes” shall mean collectively the Term Notes, the Delayed Draw Notes and any Incremental Notes.

“Obligations” shall mean and include any and all debts, liabilities, obligations, covenants and duties of any Note Party arising under this Agreement or any other Note Document to the Purchasers or Agent of any kind or nature, present or future (including any interest or other amounts accruing thereon, and any costs and expenses of any Person payable by the Note Parties and any indemnification obligations payable by the Note Parties arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Note Party, whether or not a claim for post-filing or post-petition interest or other amounts is allowable or allowed in such proceeding), whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Agent’s or any Purchaser’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, all of the foregoing and in any such case to the extent advanced to any Note Party under, arising under or out of and/or related to this Agreement, the other Note Documents and any amendments, extensions, renewals or increases thereto, including all costs and expenses of Agent and any Purchaser incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Note Party to Agent or the Purchasers to perform acts or refrain from taking any action. For the avoidance of doubt, “Obligations” shall include any obligations arising under any Delayed Draw Notes and Incremental Notes, as well as any Prepayment Premium payable hereunder.

“OID” means original issue discount.

“Ordinary Course of Business” shall mean, with respect to any Person, with respect to any line of business, the ordinary course of such business of such Person as conducted from time to time in accordance with the business practices established by such Person from time to time; provided such practices are not inconsistent in any material respect with general industry standards then prevailing with respect to such business practices.

“Original Owners” shall mean (a) Cerberus Capital Management, L.P. or any of its Affiliates and any investment funds or managed accounts which are managed or advised by Cerberus Capital Management, L.P. or one of its Affiliates and (b) each of Kevin Keane and Shawn Keane and each such individual’s estate, spouse, lineal descendants (including adoptive descendants), relatives, administrators or other personal representative or other estate planning vehicle and any custodian or trustee for the benefit of any of them.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Body in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Participant” shall have the meaning set forth in Section 16.3(b).

“Participant Register” shall have the meaning set forth in Section 16.3(b).

“Payee” shall have the meaning set forth in Section 3.9 hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either is maintained or to which contributions are required by the Issuer or any member of the Controlled Group.

“Perfection Certificates” shall mean collectively, the Perfection Certificate delivered on the Closing Date and any other Perfection Certificate issued or supplemented after the Closing Date, including the responses thereto provided by each Note Party and delivered to Agent and the Purchasers.

“Permitted Acquisitions” shall mean acquisitions of Equity Interests of another Person or of the assets of another Person constituting all or substantially all of the assets of such Person or a business line or division of such Person, so long as: (a) the Issuer has provided Agent and the Purchasers with (i) written notice of such acquisition at least ten (10) days prior to the expected closing date of such acquisition (or such shorter notice as the Required Purchasers may otherwise agree) and (ii) such financial and other information concerning any such acquisition as Agent or the Required Purchasers may reasonably request; (b) with respect to the acquisition of (i) Equity Interests of another Person, such Person shall, immediately prior to such acquisition, be engaged only in a business or businesses contemplated by Section 5.20, or similar or supplementary to a business or businesses contemplated by Section 5.20 and (ii) with respect to the acquisition of any assets other than Equity Interests, the acquired property and business(es) shall comprise a business or line of business, or a business unit or division of an ongoing business, which is the same as, similar or supplementary to the business or businesses contemplated by Section 5.20; (c) the Issuer shall have complied with Section 6.10 and Agent shall have received a first-priority perfected security interest in all acquired assets and/or Equity Interests, as applicable, constituting Collateral (or, to the extent constituting Revolving Credit Priority Collateral, a second-priority security interest), subject to documentation satisfactory to Agent and the Required Purchasers (including, if applicable, in the case of any acquisitions of Equity Interests in an entity other than a corporation, appropriate consents from all other partners or members and amendments to organizational documents permitting a pledge thereof) (which documentation, in connection with the incurrence of any Delayed Draw Notes or Incremental Notes, the proceeds of which are used to consummate a Permitted Acquisition, may provide for post-closing periods of up to 90 days (or such longer period as agreed by the Required Purchasers)) for the delivery and/or perfection of security interests in Collateral (excluding (x) Pledged Equity with respect to which a lien may be perfected upon closing by the delivery of a stock or equivalent certificate and (y) a Lien on Collateral that may be perfected by the filing of a financing statement under the Uniform Commercial Code); (d) the Board of Directors of such company shall have duly approved the transaction; (e) the Issuer shall have delivered to Agent and the Purchasers (i) a pro forma balance sheet, pro forma financial statements and a certificate of the Chief Financial Officer or Controller of the Issuer demonstrating that, after giving effect to the consummation of any such acquisition, (1) Issuer on a Consolidated Basis shall be in pro forma compliance with the minimum Fixed Charge Coverage Ratio covenant (whether or not in effect) set forth in Section 6.5 hereof measured as of the end of the applicable Pro Forma Testing Period and calculated on a pro forma basis assuming that such acquisition had been consummated (and that any transactions relating to such acquisition, including the incurrence of a Qualified Earnout or any other Indebtedness) on the first day of such Pro Forma Testing Period (and that all regularly scheduled interest and principal payments with respect to any such related Indebtedness had been paid during such Pro Forma Testing Period), and (2) Issuer on a Consolidated Basis shall have a pro forma Leverage Ratio of not greater than 3.50 to 1.00, measured as of the end of the applicable Pro Forma Testing Period and calculated on a pro forma basis assuming that such acquisition had been consummated (and that any transactions relating to such acquisition, including the incurrence of Indebtedness) on the first day of such Pro Forma Testing Period (and that all regularly scheduled interest and principal payments with respect to any such related Indebtedness had been paid during such Pro Forma Testing Period), and (ii) projections showing the projected calculation of the Fixed Charge Coverage Ratio for each four-quarter fiscal period of the Issuer completed over the twelve-month period following the consummation of such acquisition and related transactions (including any incurrence of Indebtedness); and (f) both immediately before and immediately after giving pro forma effect to such acquisition and related transactions, no Default or Event of Default shall have occurred and be continuing or will occur and each of the representations and warranties made by the Note Parties and the Restricted Subsidiaries in or pursuant to this Agreement and the other Note Documents (including, if applicable, as such representations and warranties apply to such newly acquired Subsidiary or newly acquired assets) shall be true and correct in all material respects (except to the extent any such representation or warranty is already qualified as to materiality or the occurrence of a Material Adverse Effect, in which case each such representation or warranty so qualified shall be true and correct in all respects on and as of such date as if made on and as of such date) and the certificate referred to in clause (e) above shall include a certification as to the same; provided, that the conditions set forth in this clause (f) may be limited to the extent agreed to (A) by the applicable Incremental Purchasers pursuant to Section 2.7(d)(i) in connection with any purchase and sale of Incremental Notes and (B) by the Purchasers in connection with any purchase and sale of Delayed Draw Notes; provided, further, that to the extent such acquisition is accounted for as an investment incurred pursuant to Section 7.4(g) (as certified in the certificate delivered by the Chief Financial Officer or Controller of the Issuer), the Issuer shall not have to certify or otherwise comply with the conditions set forth in clauses (e)(i)(1) and (e)(i)(2) above.

“Permitted Encumbrances” shall mean (a) (1) Liens created under any Note Document in favor of Agent for the benefit of the Purchasers and (2) subject to the Intercreditor Agreement and the limitations in clause (a)(2) of the defined term Permitted Indebtedness, Liens on the Collateral created pursuant to any Revolving Credit Document; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety, performance and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (e) Liens arising by virtue of the rendition, entry or issuance against any Note Party, or any property of any Note Party, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 10.6 hereof; (f) landlords’, mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due and payable or which are being Properly Contested; (g) Liens (including purchase money liens and liens arising under Capitalized Leases) to secure Indebtedness permitted under clause (b) of the defined term Permitted Indebtedness placed upon machinery, equipment or other fixed assets, hereafter acquired, to secure all or a portion of the purchase price thereof (in the case of a purchase money financing) or the lease obligations relating thereto (in the case of a Capitalized Lease), provided that no such lien shall encumber any other property of any Note Party or any Restricted Subsidiary (other than any proceeds related thereto); (h) all easements, covenants, encroachments, licenses, public or private roads, conditions, restrictions, rights of way, reservations of, or rights of others, encumbrances and other similar matters, improvements and structures located on, over or under any Real Property that are disclosed in policies of title insurance accepted by the Required Purchasers, and all other similar matters or minor defects or irregularities affecting title, or any state of facts that an accurate survey would disclose, in each case which do not interfere in any material respect with the Ordinary Course of Business or have a material adverse effect on the value of such Real Property; (i) any zoning or similar law or right reserved to or vested in any Governmental Body, or any Lien resulting from any exercise or enforcement thereof, in each case which do not interfere in any material respect with the Ordinary Course of Business or have a material adverse effect on the value of such Real Property; (j) Liens disclosed on Schedule 1.2 provided that such Liens shall secure only those obligations which they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 7.8 hereof) and shall not subsequently apply to any other property or assets of any Note Party or any Restricted Subsidiary other than the property and assets to which they apply as of the Closing Date and proceeds related thereto; (k) other Liens incidental to the conduct of any Note Party’s or Restricted Subsidiary’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Agent’s or the Purchasers’ rights in and to the Collateral or the value of any Note Party’s or Restricted Subsidiary’s property or assets or which do not materially impair the use thereof in the operation of any Note Party’s or Restricted Subsidiary’s business; (l) any interest or title of a lessor under any lease or sublease (other than a “capital lease” or any other lease that would be deemed to be a security interest under the applicable provisions of the Uniform Commercial Code (including Section 1-203 thereof)) entered into by any Note Party or any of the Restricted Subsidiaries as permitted under this Agreement or in the ordinary course of business and any financing statement filed in connection with any such lease or sublease; (m) any Lien existing on any property or assets prior to the acquisition thereof by any Note Party or any Restricted Subsidiary or existing on any property or asset of any Person at the time such

Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.11), in each case after the Closing Date; provided that (i) such Lien was not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (iii) the obligations (including any Indebtedness) secured by such Lien are otherwise permitted to be outstanding and secured under this Agreement and (iv) such Lien shall secure only those obligations it secures on the date of such acquisition or the date such Person becomes a Note Party or a Restricted Subsidiary, as the case may be, and extensions, renewals and replacement thereof that do not increase the outstanding principal amount thereof; and (n) other Liens, so long as each such Lien does not extend to or cover any Revolving Credit Priority Collateral and provided that the aggregate amount of the obligations secured thereby does not exceed $1,500,000.

“Permitted Indebtedness” means:

(a) (1) Indebtedness to Agent, the Purchasers and their affiliates hereunder constituting Obligations and (2) Indebtedness under the Revolving Credit Facility not to exceed in aggregate principal amount the sum of (x) $30,000,000 and (y) $30,000,000 less the original principal amount of Incremental Notes incurred since the Closing Date pursuant to Section 2.7;

(b) Attributable Indebtedness and other Indebtedness (including Capitalized Leases and Indebtedness incurred in connection with any Sale-Leaseback Transaction) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset, or entered into in connection with a Sale-Leaseback Transaction, incurred by the Issuer or any Restricted Subsidiary, in an aggregate amount not to exceed $10,000,000;

(c) Subordinated Indebtedness; provided, that such Subordinated Indebtedness shall not (i) mature earlier than 90 days after the then Latest Maturity Date in effect on the date of issuance or incurrence thereof, (ii) include any amortization or be subject to mandatory redemption, repurchase, prepayment or sinking fund obligation prior to 90 days after the then Latest Maturity Date, (iii) require any payments of interest (other than payment-in-kind through the addition to the principal amount thereof) or other amounts in respect of the principal thereof prior to 90 days after the Latest Maturity Date in effect on the date of incurrence or issuance thereof and (iv) have covenants, defaults or remedy provisions more restrictive (taken as a whole) than those set forth in this Agreement; provided, that notwithstanding clause (iii) above, in addition to interest payments constituting payment-in-kind, interest or other amounts in respect of the principal thereof may be required or permitted to be paid in cash or in other non-cash consideration prior to 90 days after the Latest Maturity Date in effect on the date of incurrence or issuance thereof to the extent the Subordinated Loan Documentation related to such Subordinated Indebtedness (w) expressly limits such cash payments to the extent permitted pursuant to Section 7.16 of this Agreement, (x) agrees that any such payments made to the holders of such Subordinated Indebtedness in contravention of the terms of the Note Documents shall be held in trust for the benefit of, and turned over on demand to, the Purchasers and (y) provides that the provisions set forth in clauses (w) and (x) are for the benefit of the Purchasers and may not be modified without the prior written consent of the Purchasers.

(d) any Indebtedness listed on Schedule 7.8, and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Note Parties and the Restricted Subsidiaries in any material respect than the terms of the Indebtedness being extended, refinanced or modified (including to the extent any such Indebtedness is Subordinated Indebtedness, the terms of such extended, refinanced or modified Indebtedness shall continue to constitute Subordinated Indebtedness), (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (other than with respect to fees and expenses incurred for, and accrued and unpaid interest in respect of, such refinancing, extension or modification) and (iii) no Note Party that was not liable with respect to the Indebtedness prior to its refinancing or modification shall be liable with respect to such Indebtedness after giving effect to its refinancing or modification (a “Permitted Refinancing”);

(e) Guarantees by the Issuer or any Restricted Subsidiary in respect of Permitted Indebtedness otherwise permitted hereunder; provided that (A) no guarantee by any Restricted Subsidiary of any Indebtedness constituting Subordinated Indebtedness or Indebtedness under the Revolving Credit Facility shall be permitted unless such guaranteeing party shall have also provided a Guaranty of the Obligations on the terms set forth herein, (B) if the Indebtedness being guaranteed is subordinated to the Obligations, such guarantee shall be subordinated to the Guaranty of the Obligations on terms at least as favorable to the Purchasers as those contained in the subordination of such Indebtedness and (C) no Restricted Subsidiary that is not a Note Party shall guarantee Indebtedness for borrowed money of any Note Party;

(f) Indebtedness to the extent constituting Permitted Intercompany Investments;

(g) Indebtedness incurred in the Ordinary Course of Business in connection with cash pooling, netting and cash management arrangements consisting of overdrafts or similar arrangements; provided that any such Indebtedness does not consist of Indebtedness for borrowed money and such Indebtedness is extinguished within three (3) Business Days;

(h) Indebtedness arising out of the issuance of surety, stay, customs or appeal bonds, bank guarantees, performance bonds and performance and completing guarantees or other similar obligations, in each case incurred in the Ordinary Course of Business in connection with workers’ compensation, health, disability or other employee benefits, environmental obligations or property, casualty or liability insurance of any Note Party or any Restricted Subsidiary and in connection with other surety and performance bonds in the Ordinary Course of Business;

(i) Indebtedness of any of the Note Parties consisting of (i) repurchase obligations with respect to Equity Interests of such Person issued to the directors, consultants, managers, officers and employees of any of the Note Parties arising upon the death, disability or termination of employment of such director, consultant, manager, officer or employee to the extent such repurchase is permitted under Section 7.7(ii) and (ii) promissory notes issued by any of the Note Parties to directors, consultants, managers, officers and employees (or their spouses or estates) of any of the Note Parties to purchase or redeem Equity Interests of such Note Party issued to such director, consultant, manager, officer or employee to the extent such purchase or redemption is permitted under Section 7.7(ii), provided that any such notes issued under this clause (ii) shall be subordinated in right of payment to all Obligations on terms and conditions reasonably satisfactory to the Required Purchasers either pursuant to subordination provisions set forth in such notes or pursuant by the execution and delivery of a subordination agreement, which such subordination provisions or subordination agreement (as applicable) shall be in form and substance reasonably satisfactory to the Required Purchasers;

(j) Qualified Earnouts;

(k) Acquired Indebtedness in an aggregate principal amount not to exceed $5,000,000;

(l) Indebtedness in respect of Swap Contracts designed to hedge against the Issuer’s or any Restricted Subsidiary’s exposure to interest rates or currency fluctuations incurred in the Ordinary Course of Business and not for speculative purposes and guarantees thereof; and

(m) additional unsecured Indebtedness of the Note Parties, provided that (i) the aggregate principal amount at any one time outstanding of all such Indebtedness shall not exceed $5,000,000 and (ii) at the time of the incurrence of such Indebtedness, no Event of Default shall have occurred and be continuing and no Event of Default shall occur as a result of such incurrence.

“Permitted Intercompany Investments” means, in each case, to the extent made by the Issuer or any Restricted Subsidiary:

(a) advances, loans or extensions of credit made to the Issuer or any of its Restricted Subsidiaries;

(b) assumptions, endorsements or guarantees of the obligations of the Issuer or any Restricted Subsidiary that either constitute Permitted Indebtedness or, if such obligations do not constitute Indebtedness, are not otherwise prohibited hereunder; and

(c) any purchase or acquisition of obligations or Equity Interests of, or any other interest in, the Issuer or any Restricted Subsidiary (but excluding, for the avoidance of doubt, any such purchase or acquisition from a Person that is neither the Issuer nor a Restricted Subsidiary);

so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) the aggregate amount of such advances, loans, extensions of credit, guarantees, assumptions, endorsements or investments made by Note Parties in, or for the benefit of, Restricted Subsidiaries that are not Note Parties pursuant to clauses (a), (b) or (c) above shall not exceed (together with (x) the amount of consideration paid in respect of Persons that do not become Note Parties or assets that do not constitute Collateral pursuant to clause (i) of the defined term “Permitted Investments” and (y) the amount of investments outstanding pursuant to clause (k) of the defined term “Permitted Investments”) $5,000,000 in the aggregate outstanding at any time.

“Permitted Investments” means (a) advances made in connection with purchases of goods or services in the Ordinary Course of Business, (b) investments owned by any Note Party on the Closing Date and set forth on Schedule 7.4, (c) [reserved], (d) Permitted Intercompany Investments, (e) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Note Party (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims, (f) non-cash loans to employees, officers, and directors of Holdings (or its direct or indirect parent) or any of its Subsidiaries for the purpose of purchasing Equity Interests in Holdings (or its direct or indirect parent) so long as the proceeds of such loans are used in their entirety to purchase such stock in Holdings (or its direct or indirect parent), (g) [reserved], (h) investments received in settlement of amounts due to any Note Party, made in the Ordinary Course of Business or owing to any Note Party as a result of insolvency proceedings involving a Customer or upon the foreclosure or enforcement of any Lien in favor of a Note Party, (i) Permitted Acquisitions, provided that the aggregate amount of consideration paid directly or indirectly by Note Parties in respect of acquisitions of Persons that do not become Note Parties (or paid to acquire property or assets that will not be owned by a Note Party and constitute Collateral) (together with the amount of investments made pursuant to clause (k) below and Permitted Intercompany Investments in, or for the benefit of, Restricted Subsidiaries that are not Note Parties) shall not exceed $5,000,000, (j) investments held by any Person acquired in a Permitted Acquisition to the extent that such investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence prior to the date of such Permitted Acquisition and (k) so long as no Event of Default has occurred and is continuing or would result therefrom, investments in any joint venture or partnership that is not an Affiliate of the Issuer, not exceeding (together with (x) the amount of consideration paid in respect of Persons that do not become Note Parties or assets that do not constitute Collateral pursuant to clause (i) above and (y) the amount of Permitted Intercompany Investments in, or for the benefit of, Restricted Subsidiaries that are not Note Parties) $5,000,000 in the aggregate outstanding at any time.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“PIMCO” shall mean Pacific Investment Management Company LLC.

“PIMCO Purchasers” shall mean the Purchasers set forth on Schedule A hereto.

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan), maintained by any Note Party or to which any Note Party is required to contribute, and with respect to any Pension Benefit Plan or Multiemployer Plan, maintained by any member of the Controlled Group or to which any such member is required to contribute.

“Pledged Equity” shall mean all Equity Interests held by any Note Party that are listed on Schedule 1.3 (which such schedule shall be updated from time to time and attached to each

Compliance Certificate delivered pursuant to Section 9.7 if, since the Closing Date or the date of the last notification (as applicable), any Note Party has acquired any additional Equity Interests required to be pledged in favor of Agent for the ratable benefit of the Purchasers in accordance with this Agreement) and any other Equity Interests in the Issuer or any Subsidiaries obtained in the future by such Note Party and the certificates representing all such Equity Interests; provided, that the Pledged Equity shall not include (A) Excluded Assets or (B) for the avoidance of doubt, greater than 65% of the common voting Equity Interests directly owned by the Issuer or any Subsidiary Guarantor in any Subsidiary that is either (1) a CFC Holdco or (2) a Foreign Subsidiary.

“Pledge Agreement” shall mean the Pledge Agreement in the form of Exhibit D hereto, executed by the Note Parties in favor of Agent dated as of the Closing Date.

“Prepayment Premium” shall have the meaning set forth in Section 2.4(b) hereof.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Pro Forma Testing Period” shall mean, as to any applicable incurrence of Indebtedness, re-purchase of Equity Interests pursuant to Section 7.7(ii) hereof or making of any Permitted Acquisition, the most recently completed four-fiscal quarter period prior to the date of such incurrence, re-purchase or Permitted Acquisition, as applicable, for which financial statements and a related Compliance Certificate have been delivered to Agent and the Purchasers under Sections 9.6 or 9.7 (as applicable).

“Properly Contested” shall mean, in the case of any Indebtedness, Lien or other obligation (including any taxes), as applicable, of any Person that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof: (a) such Indebtedness, Lien or other obligation, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the nonpayment of any such Indebtedness during such contest is not reasonably likely to have a Material Adverse Effect, (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to inchoate liens that have priority as a matter of Applicable Law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (e) if such Indebtedness, Lien or other obligation, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (f) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Purchaser” and “Purchasers” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Purchaser.

“QIB” shall have the meaning set forth in Section 17.3 hereof.

“Qualified Earnout” shall mean any Earnout that constitutes Subordinated Indebtedness that is incurred as part of a Permitted Acquisition.

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Qualified Subordinated Indebtedness” shall mean Subordinated Indebtedness incurred pursuant to clause (c) of the definition of “Permitted Indebtedness”.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of each Note Party’s right, title and interest (whether an interest in fee simple, a leasehold interest or any other interest of any kind whatsoever) in and to the owned and leased premises identified on Schedule 4.5 hereto (which such schedule shall be updated from time to time and attached to each Compliance Certificate delivered pursuant to Section 9.7 if, since the Closing Date or the date of the last notification (as applicable), any Note Party has acquired any additional Real Property) or in and to any other premises or real property that are hereafter owned or leased by any Note Party.

“Receivables” shall mean and include, as to each Note Party, all of such Note Party’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Note Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Note Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Refinancing” means (x) all indebtedness of the Issuer and its subsidiaries under the subordinated loan made by KG Fracing Acquisition Corp. to KGH shall have been paid in full, (y) indebtedness in the form of a term loan of Holdings and its Subsidiaries under the Revolving Credit, Term Loan and Security Agreement, dated as of July 8, 2011 (as amended, supplemented or modified prior to the Closing Date, the “Existing Credit Agreement”) shall have been paid in full and (z) indebtedness in the form of a revolving facility of Holdings and its Subsidiaries shall have been upsized under the Existing Credit Agreement, as amended and restated in the form of the Revolving Credit Agreement on the Closing Date, from commitments of $20,000,000 to $30,000,000, with any outstanding letters of credit or advances continued under the Revolving Credit Agreement.

“Register” shall have the meaning set forth in Section 16.4 hereof.

“Registered” shall mean, with respect to Intellectual Property, issued, registered, renewed or subject to a pending application.

“Rejection Notice” shall have the meaning set forth in Section 2.5(f) hereof.

“Related Fund” shall mean any fund, investment company, separately managed account or other entity which is managed or advised by the same investment manager or investment adviser as any of the Purchasers, or, if managed by a different investment manager or investment adviser, a fund whose investment manager or adviser is an Affiliate of the investment manager or adviser of any of the Purchasers.

“Release” shall mean the meaning set forth in CERCLA.

“Remedial Action” shall mean any response, remedial removal, or corrective action activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance or to comply with any Environmental Laws, including any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Release or threatened Release of Hazardous Substances as required by Environmental Laws or the Authority. For purposes of this Agreement, Remedial Action shall mean those actions required under Environmental Laws.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has any knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable Event” shall mean a reportable event described in Section 4043 of ERISA or the regulations promulgated thereunder.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Required Purchasers” shall mean, as of any date of determination, Purchasers holding more than 50% of the aggregate principal amount of the Notes then outstanding (excluding any Notes held by any Note Party or its Affiliates).

“Responsible Officer” means the chief executive officer, president, or chief financial officer or other similar officer or Person performing similar functions of a Note Party. Any document delivered hereunder that is signed by a Responsible Officer of a Note Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Note Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Note Party.

“Restricted Cash” means cash and Cash Equivalents which are listed as “Restricted” on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries.

“Restricted Subsidiary” shall mean any Subsidiary other than an Unrestricted Subsidiary. Unless otherwise specified, all references herein to a “Restricted Subsidiary” or to “Restricted Subsidiaries” shall refer to a Restricted Subsidiary or Restricted Subsidiaries of the Issuer.

“Retained Declined Proceeds” shall have the meaning set forth in Section 2.5(f) hereof.

“Retained Percentage” means, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the Applicable ECF Percentage with respect to such Excess Cash Flow Period.

“Revolving Credit Facility” shall mean the revolving credit facility under the Revolving Credit Agreement.

“Revolving Credit Agreement” shall mean that certain amended and restated credit agreement, dated as of the Closing Date, among the Issuer, Holdings, the guarantors party thereto and PNC Bank, National Association, as a lender and as agent, as the same may be amended, restated, modified, substituted, replaced, refinanced or supplemented from time to time, in each case to the extent permitted by this Agreement and the Intercreditor Agreement.

“Revolving Credit Documents” means the Revolving Credit Agreement and all of the loan documents made or delivered from time to time in connection with the Revolving Credit Facility, as any such documents may be amended, restated, modified, substituted, replaced, refinanced or supplemented from time to time, in each case to the extent permitted by this Agreement and the Intercreditor Agreement.

“Revolving Credit Incremental Usage Amount” shall mean, at any time, the aggregate original principal amount of “Incremental Commitments” (as defined in the Revolving Credit Agreement) incurred since the Closing Date pursuant to Section 2.22 of the Revolving Credit Agreement (as in effect on the date hereof); provided, that the Revolving Incremental Usage Amount shall not at any time exceed $30,000,000.

“Revolving Credit Priority Collateral” shall have the meaning specified in the Intercreditor Agreement.

“Sale-Leaseback Transaction” shall mean, with respect to any Note Party or any Restricted Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Note Party or such Restricted Subsidiary shall sell or transfer any Equipment, and thereafter rent or lease such Equipment or other Equipment that it intends to use for substantially the same purpose or purposes as the Equipment being sold or transferred.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subordinated Indebtedness” means any Indebtedness which has been expressly subordinated in right of payment and/or security to all Obligations expressly by its terms and the terms of the Subordination Agreement executed and delivered to Agent and the Purchasers in connection with such Indebtedness.

“Subordinated Lender” shall mean, as to any Subordinated Indebtedness, and collectively (if applicable) all of the lender(s) under and/or other holder(s) of such Subordinated Indebtedness.

“Subordinated Loan Documentation” shall mean, as to any Subordinated Indebtedness, the applicable Subordination Agreement and any and all loan agreements between the Issuer and the applicable Subordinated Lender and/or promissory note(s) issued by the Issuer to the applicable Subordinated Lender in connection with such Subordinated Indebtedness and all other instruments and documents executed in connection therewith.

“Subordination Agreement” shall mean, as to any Subordinated Indebtedness, any subordination or intercreditor agreement, in form and substance reasonably satisfactory to Agent and the Required Purchasers (including reasonably satisfactory provisions, if applicable, as required pursuant to the proviso of clause (c) of the defined term “Permitted Indebtedness” in the case of any Qualified Subordinated Indebtedness that requires or permits payments (other than payments-in-kind in respect of interest) prior to 90 days after the Latest Maturity Date on the date of incurrence or issuance thereof), executed by the applicable Subordinated Lender providing for the subordination in right of payment or of security of the applicable Subordinated Indebtedness to all Obligations with or in favor of Agent for its benefit and for the ratable benefit of the Purchasers.

“Subsidiary” of any Person shall mean a corporation or other entity (i) of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors or other governing body are at the time, directly or indirectly, beneficially owned by such Person or (ii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, by such Person, to the extent such entity’s financial results are required to be included in such Person’s consolidated financial statements under GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Issuer.

“Subsidiary Guarantor” shall mean any Guarantor other than Holdings.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Purchaser or any Affiliate of a Purchaser).

“Term Commitment” means, as to each Purchaser, its obligation to purchase a Term Note from the Issuer pursuant to Section 2.1 in an aggregate amount not to exceed the amount set forth opposite such Purchaser’s name on Schedule 1.1 under the caption “Term Commitment” as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term Commitments on the Closing Date is $150,000,000.

“Term Note” shall have the meaning set forth in the recitals to this Agreement.

“Term Priority Collateral Account” shall have the meaning set forth in Section 4.15(i)(ii) of this Agreement.

“Termination Event” shall mean: (a) a Reportable Event with respect to any Plan (other than an event for which the 30 day notice period is waived); (b) the withdrawal of the Issuer, any Restricted Subsidiary or any member of the Controlled Group from a Pension Benefit Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) the institution by the PBGC of proceedings to terminate a Plan; (e) (i) the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan under Section 4042 of ERISA, or (ii) the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, or (iii) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of the Issuer, any Restricted Subsidiary or any member of the Controlled Group from a Multiemployer Plan, (f) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon the Issuer, any Restricted Subsidiary or any member of the Controlled Group.

“Threshold Amount” means $7,500,000.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Issuer delivered pursuant to Sections 9.6 or 9.7 or, for the period prior to the time any such statements are so delivered pursuant to Sections 9.6 or 9.7, the Pro Forma Financial Statements.

“Total Net Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (including, for the avoidance of doubt, any Earnouts), minus (b) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) not to exceed $20,000,000 (or for purposes of Section 2.7(d)(iii)(y), $5,000,000), in each case, included on the consolidated balance sheet of the Issuer and the Restricted Subsidiaries as of such date, contained in deposit or securities accounts subject to control agreements in favor of the Agent and free and clear of all Liens (other than nonconsensual Liens, Liens in favor of the Agent for the benefit of the Note Parties and Liens in favor of the agent for the benefit of the lenders under the Revolving Facility, all to the extent permitted by Section 7.2); provided, that Indebtedness in respect of Swap Contracts (if any) shall only be included for purposes of clause (a) above to the extent (and only in the amount of any excess by which) the aggregate Swap Termination Value in respect of such Swap Contracts exceeds $5,000,000.

“Toxic Substance” shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Transactions” shall mean, collectively, (a) the issuance of the Term Notes and the execution and delivery of the Note Documents to be entered into on the Closing Date, (b) the amendment and restatement of the Existing Credit Agreement in the form of the Revolving Credit Agreement and any other agreements, instruments and documents to be entered into under the Revolving Credit Facility on the Closing Date, (c) the Refinancing, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of fees and expenses in connection with the foregoing.

“Ultra Tech Earnout Payments” shall mean, collectively, the “Earn-Out Payments” payable pursuant to, and as such term is defined under, the Asset Purchase Agreement, dated as of December 3, 2013, among KGH, Keane Frac TX, LLC and Ultra Tech Frac Services, LLC.

“Unfunded Capital Expenditures” shall mean Capital Expenditures made with Internally Generated Funds and, for the avoidance of doubt, not including Capital Expenditures funded through or by funds provided by any Customer or supplier for such purpose.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“Unrestricted Subsidiary” means a Subsidiary of the Issuer designated by the Board of Directors as an Unrestricted Subsidiary pursuant to Section 6.11 subsequent to the Closing Date, in each case, until such Person ceases to be an Unrestricted Subsidiary in accordance with Section 6.11 or ceases to be a Subsidiary of the Issuer. No Subsidiary shall be designated an Unrestricted Subsidiary if either (a) it owns Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any of its Restricted Subsidiaries, (b) it is a Restricted Subsidiary for purposes of the Revolving Credit Facility or (c) the Revolving Credit Facility does not include the substantially similar provision to provide for Restricted Subsidiaries and Unrestricted Subsidiaries.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Vehicles” shall mean all buses, cars, trucks, trailers, and Equipment and other vehicles covered by a certificate of title law of any state and, in any event including, without limitation, the motor vehicles and Equipment listed on Schedule 4.14 (which such schedule shall be updated from time to time and attached to each Compliance Certificate delivered pursuant to Section 9.7 if, since the Closing Date or the date of the last notification (as applicable), any Note Party has acquired any additional Vehicles) and all tires and other appurtenances to any of the foregoing.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that the effects of any prior prepayments (including the effect of such prior prepayments on future scheduled payments of principal) made on such Indebtedness shall be disregarded in making such calculation.

1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts,” “chattel paper,” “commercial tort claims,” “instruments,” “general intangibles,” “goods,” “payment intangibles,” “proceeds,” “supporting obligations,” “securities,” “investment property,” “documents,” “deposit accounts,” “software,” “letter of credit rights,” “inventory,” “equipment” and “fixtures,” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4. Certain Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the other Note Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis, or on an average cost basis, as the Issuer may elect (provided such election may only be made once, within a reasonable period following the Closing Date, and once made, may not be modified without the Required Purchasers’ prior written consent, which shall not be unreasonably withheld or delayed). Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Purchasers or all Purchasers, as applicable. Any Lien referred to in this Agreement or any of the other Note Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the other Note Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the other Note Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Purchasers. Wherever the phrase “to the Note Parties’ knowledge,” “to the knowledge of a Responsible Officer” or similar phrases relating to the knowledge or the awareness of any Note Party (or one or more of its Responsible Officers) are used in this Agreement or the other Note Documents, such phrase shall mean and refer to (i) the actual knowledge of a Responsible Officer of any Note Party or (ii) the knowledge that a Responsible Officer of any Note Party would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Note Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.

II.	COMMITMENTS AND NOTES.

2.1. Sale and Purchase of the Term Notes; the Closing.

(a) Subject to the terms and conditions set forth herein, each Purchaser, severally and not jointly, agrees to purchase Term Notes from the Issuer on the Closing Date in an aggregate principal amount not to exceed such Purchaser’s Term Commitment, in the amounts and at the purchase price set forth on Schedule 1.1. Principal amounts of the Term Notes that are repaid or prepaid may not be reborrowed.

(b) The purchase and sale of the Term Notes will occur at a closing (the “Closing”) to be held on August 8, 2014 at 9:00 a.m. (New York time) at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York 10036, or at such other date, time and/or location as may be agreed upon by the parties hereto, subject to the terms and conditions hereof, including, without limitation, the substantially contemporaneous consummation of the Refinancing. At the Closing, the Issuer will deliver to the Purchasers the Term Notes (in such permitted domination or dominations and registered in its name or the name of such nominee or nominees as the Purchasers may request) against payment of the purchase price therefor by intra-bank or federal funds wire transfer of same day funds to such bank accounts as the Issuer designates at least one Business Day prior to the Closing.

(c) Following the purchase of the Term Notes, each Purchaser’s Term Commitment shall be reduced to $0.

2.2. Delayed Draw Notes.

(a) Subject to the terms and conditions set forth herein, each Purchaser, severally and not jointly, agrees to purchase Delayed Draw Notes from the Issuer during the Delayed Draw Availability Period in an aggregate principal amount not to exceed such Purchaser’s Delayed Draw Commitment, in the amounts and at the purchase price set forth on Schedule 1.1 (or the ratable portion of such purchase price in respect of the amount of the Delayed Draw Notes issued on any Delayed Draw Funding Date). Principal amounts of the Delayed Draw Notes that are repaid or prepaid may not be reborrowed.

(b) The parties hereto acknowledge and agree that any Delayed Draw Notes purchased by the Purchasers shall have the same pricing and terms as the Term Notes purchased on the Closing Date, and, once purchased, shall be deemed to be Notes for all purposes under this Agreement. Upon at least ten (10) Business Days’ prior written notice to the Purchasers and Agent, subject to the satisfaction of each of the conditions precedent set forth in Section 8.2 (each, a “Delayed Draw Notice”), each Purchaser, severally and not jointly, agrees to purchase from the Issuer one or more Delayed Draw Notes during the Delayed Draw Availability Period in an amount not to exceed such Purchaser’s Delayed Draw Commitment. Each issuance of Delayed Draw Notes shall be in an aggregate principal amount for all Delayed Draw Notes issued in such issuance of not less than $20,000,000 and the aggregate amount of the Delayed Draw Notes purchased by all Purchasers during the Delayed Draw Availability Period shall not exceed $50,000,000. Each Delayed Draw Notice shall be irrevocable and shall specify (i) the requested date of the issuance of such Delayed Draw Notes (which shall be a Business Day) (each a “Delayed Draw Funding Date”) and (ii) the principal amount of such Delayed Draw Notes to be issued and purchased. Following the purchase of the Delayed Draw Notes, each Purchaser’s Delayed Draw Commitment shall be reduced by the amount purchased by such Purchaser. The Issuer may not issue more than two Delayed Draw Notices during the Delayed Draw Availability Period.

(c) On the Delayed Draw Funding Date, the Issuer will deliver to the Purchasers the Delayed Draw Notes (in such permitted domination or dominations and registered in its name or the name of such nominee or nominees as the Purchasers may request) against payment of the purchase price therefor by intra-bank or federal funds wire transfer of same day funds to such bank accounts as the Issuer designates at least one Business Day prior to the Delayed Draw Funding Date.

(d) The Issuer may terminate all or any portion of the Delayed Draw Commitments at any time, and from time to time, during the Delayed Draw Availability Period, in each case without premium or penalty, upon not less than one (1) Business Day’s prior written notice to Agent and the Purchasers.

(e) In connection with any purchase and sale of Delayed Draw Notes on a Delayed Draw Funding Date, the primary purpose of which is to finance a Permitted Acquisition, notwithstanding the conditions set forth in Section 8.3 and set forth in clause (f) of the defined term “Permitted Acquisition”, the Purchasers may agree in an amendment to the Agreement signed solely by such Purchasers and the Issuer, to waive in full or in part the conditions set forth in clauses (a) and (b) (other than with respect to any Event of Default under Section 10.1 or Sections 10.7 or 10.8) of Section 8.3 and the condition set forth in clause (f) of the defined term “Permitted Acquisition”.

2.3. Scheduled Repayment of Notes.

(a) Term Notes. The Issuer shall repay to Agent for the ratable account of each Purchaser holding Notes (1) on the last Business Day of each March, June, September and December, commencing with December 31, 2014, an aggregate principal amount equal to $937,500 (which amount shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.5 below and which amount shall be increased as set forth in clauses (b) and (c) below) and (2) on the Maturity Date the aggregate principal amount of all Notes outstanding on such date.

(b) Delayed Draw Notes. For any issuance of Delayed Draw Notes, the amount of any quarterly payment set forth in clause (a)(1) above shall be increased in an amount equal to 0.625% of the original aggregate principal amount of Delayed Draw Notes so issued, such increase in quarterly payment to be reflected for the first such quarterly payment to occur after the last day of the calendar quarter in which such Delayed Draw Notes were issued.

(c) Incremental Notes. For any issuance of Incremental Notes, the amount of any quarterly payment set forth in clause (a)(1) above shall be increased to the extent and as required pursuant to the terms of any applicable Incremental Amendment.

2.4. Optional Prepayments; Prepayment Premium.

(a) Subject to the terms of this Section 2.4, the Issuer may prepay the Notes on any Business Day in an aggregate minimum principal amount of $5,000,000 and in integral multiples of $1,000,000 in excess of $5,000,000 or, in each case such lesser amount as is then outstanding, at any time upon five (5) Business Days’ prior written notice given to the Purchasers and the Agent by 12:00 noon (New York City time). Any prepayment of the Notes pursuant to this Section 2.4(a) shall be accompanied by all accrued and unpaid interest on the principal amount so repaid, if any. Any such prepayment pursuant to this Section 2.4(a) shall be applied to the remaining scheduled installments of principal on the Notes pursuant to Section 2.3 in a manner determined at the discretion of the Issuer and specified in the notice of prepayment (and absent such direction, in direct order of maturity).

(b) If any Notes are optionally prepaid pursuant to Section 2.4(a), mandatorily prepaid pursuant to Section 2.5 (other than pursuant to clauses (a), (b) and (c) thereof) or if a Non-Consenting Purchaser is required to sell its Notes to an assignee pursuant to Section 16.2, such prepayments (or sale) shall be made at (each of the following percentages, the “Prepayment Premium”) (w) 103% of the aggregate principal amount of Notes prepaid if such prepayment occurs on or prior to the first anniversary of the Closing Date, (x) 102% of the aggregate principal amount of the Notes prepaid if such prepayment occurs after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, (y) 101% of the aggregate principal amount of the Notes prepaid if such prepayment occurs after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date and (z) thereafter, at 100% of the aggregate principal amount of the Notes prepaid; provided however that such prepayment shall be made pursuant to clause (z) above if the Notes are prepaid (a) as a result of the consummation of a transaction that constitutes a Change of Control or (b) to the extent paid promptly out of Retained Declined Proceeds (but in any event no later than ten (10) Business Days after the election by any non-declining Purchasers to decline their pro rata share of the Declined Proceeds pursuant to Section 2.5(f)).

2.5. Mandatory Prepayments.

(a) Subject to Section 7.1(b) hereof, and the exceptions for reinvestments as set forth in paragraph (b) below and the Intercreditor Agreement (with respect to Revolving Credit Priority Collateral), when any Note Party either (i) sells or otherwise disposes of any Collateral (other than sales or other dispositions referred to in clauses (i), (ii), (iv), (vi), (vii), (viii) and (ix) of Section 7.1(b)) or (ii) receives the proceeds of or payment in respect of any property or casualty insurance claims or any condemnation proceedings with respect to any Collateral (a “Recovery Event”) (for avoidance of doubt, Collateral includes, in each such case, Real Property, unless such Real Property is an Excluded Asset) and receives net cash proceeds (i.e., gross cash proceeds less the reasonable costs of such sales or other dispositions or of collecting on or settling such insurance claim or condemnation proceeding) as the result of such sales, dispositions or Recovery Events in excess of an aggregate amount of $1,000,000 in any fiscal year, the Issuer shall repay the Notes in an amount equal to such excess, such repayments to be made promptly but in no event more than five (5) Business Days following receipt of such net cash proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale or disposition otherwise prohibited by the terms and conditions hereof.

(b) Notwithstanding the provisions of the foregoing Section 2.5(a), in any case involving any sale, disposition or Recovery Event with respect to any Collateral other than

Inventory or Receivables, so long as no Event of Default has occurred and is continuing on the date such Note Party receives the net cash proceeds of such sale or disposition or Recovery Event, the net cash proceeds of such sale, disposition or Recovery Event shall not be required to be applied as a prepayment of the Obligations as otherwise provided in Section 2.5(a), to the extent that (x) promptly but in no event more than one (1) Business Day following receipt of such net cash proceeds, the Issuer shall (I) deliver to Agent and the Purchasers a certificate of the Chief Financial Officer or Controller of the Issuer (A) stating that no Event of Default has occurred and is continuing, (B) stating the amount of the net cash proceeds of such sale, disposition or Recovery Event eligible for reinvestment under this Section 2.5(b), (C) stating that the Note Parties wish to use such eligible net cash proceeds of such sale, disposition or Recovery Event for reinvestment as permitted under this Section 2.5(b) and (D) stating that the Note Parties shall use such eligible net cash proceeds for reinvestment within (i) 120 days or (ii) in the case of Real Property, 180 days (or such longer period as the Required Purchasers may agree in their sole discretion) (as designated in such certificate of the Chief Financial Officer or Controller of the Issuer, the “Applicable Reinvestment Period”) and (II) deposit all such net cash proceeds designated for reinvestment with Agent to be held in a segregated non-interest bearing trust account under the sole dominion and control of Agent (the “Reinvestment Account”) and (y) the Note Parties shall, within the Applicable Reinvestment Period, reinvest an amount equal to such net cash proceeds designated for reinvestment in assets of equal or greater fair market value, or otherwise replace, repair or restore any such properties or assets to be used in any Note Party’s business (and Agent shall disburse funds from the Reinvestment Account to reimburse the Note Parties for the costs and expenses of such reinvestment, replacement, repair or restoration upon submission by such Note Parties to Agent of supporting documentation reasonably acceptable to Agent), but further provided that, to the extent that the Note Parties shall not so reinvest net cash proceeds designated for reinvestment within the Applicable Reinvestment Period, then ten (10) Business Days after the expiration of such Applicable Reinvestment Period, Agent shall apply any net cash proceeds designated for reinvestment remaining in the Reinvestment Account to the prepayment of the Obligations as otherwise provided for in Section 2.5(a).

(c) Issuer shall cause to be prepaid an aggregate principal amount of the Notes following the end of each fiscal year, beginning with the fiscal year ending on or about December 31, 2015, in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the Excess Cash Flow Period then ended minus (B) all optional prepayments of the Notes made pursuant to Section 2.4(a) during such Excess Cash Flow Period (without regard to any payment made on such Notes above par) to the extent such optional prepayments were funded with Internally Generated Cash. Each such prepayment shall be made within five (5) Business Days following delivery of the financial statements to Agent and the Purchasers referred to in and required by Section 9.6 for such fiscal year.

(d) If a Note Party or any Restricted Subsidiary incurs or issues any Indebtedness after the Closing Date not permitted to be incurred or issued pursuant to Section 7.8, the Issuer shall cause to be prepaid an aggregate principal amount of Notes in an amount equal to 100% of all net cash proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the relevant Person of such net cash proceeds.

(e) All prepayments made pursuant to this Section 2.5 shall be applied to the remaining scheduled installment of principal on the Notes pursuant to Section 2.3 in direct order of maturity.

(f) Each Purchaser may reject all or a portion of its pro rata share of any mandatory prepayment to be made pursuant to clauses (a) and (c) above (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to Agent and the Issuer no later than 5:00 p.m. two (2) Business Days after the date of such Purchaser’s receipt of notice from the Issuer regarding such prepayment. Each Rejection Notice from a given Purchaser shall specify the principal amount of the mandatory prepayment of Notes to be rejected by such Purchaser. If a Purchaser fails to deliver a Rejection Notice to Agent and the Issuer within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Notes to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Note. Any Declined Proceeds shall be offered by the Issuer to the Purchasers not so declining such prepayment on a pro rata basis in accordance with the amount of the Notes held by such Purchaser (with such non-declining Purchasers having the right to decline any prepayment with Declined Proceeds within five (5) Business Days of such offer by the Issuer). To the extent such non-declining Purchasers elect to decline their pro rata share of such Declined Proceeds, any Declined Proceeds remaining thereafter shall be retained by the Issuer (such remaining Declined Proceeds, the “Retained Declined Proceeds”).

2.6. Use of Proceeds.

(a) The proceeds of the Term Notes will be used, together with the proceeds of loans under the Revolving Credit Facility, to (i) consummate the Refinancing on the Closing Date, (ii) finance certain Permitted Investments, Permitted Acquisitions and Capital Expenditures, (iii) pay costs, fees and expenses relating to the Transactions and (iv) fund working capital.

(b) The proceeds of the Delayed Draw Notes will be used to (i) finance certain Permitted Investments, Permitted Acquisitions and Capital Expenditures, (ii) pay costs, fees and expenses relating thereto and relating to the issuance of the Delayed Draw Notes and (iii) fund working capital.

(c) Without limiting the generality of Sections 2.6(a) and (b) above, neither the Note Parties nor any other Person which may in the future become party to this Agreement or the other Note Documents as a Note Party, intends to use nor shall they use any portion of the proceeds of the Notes, directly or indirectly, for any purpose in violation of the Trading with the Enemy Act.

2.7. Incremental Notes.

(a) The Issuer may at any time or from time to time after the earlier of (x) the first anniversary of the Closing Date and (y) the issuance of Delayed Draw Notes in an aggregate principal amount equal to the Delayed Draw Commitment as in effect on the Closing Date, by notice to the Agent and the Purchasers (an “Incremental Request”), request one or more new commitments which may be of the same Class as any outstanding Notes (a “Note Increase”) or a new Class of Notes (collectively with any Note Increase, the “Incremental Commitments”).

(b) On the applicable date (each, an “Incremental Note Closing Date”) specified in any Incremental Amendment (including through any Note Increase), subject to the satisfaction of the terms and conditions in this Section 2.7, (i) (A) each Incremental Purchaser of such Class shall purchase a Note from the Issuer (an “Incremental Note”) in an amount equal to its Incremental Commitment of such Class by wire transfer of immediately available funds as directed by the Issuer, (B) the Issuer will deliver to such Incremental Purchaser an Incremental Note issued in the name of such Incremental Purchaser and (C) each Incremental Purchaser of such Class shall become a Purchaser hereunder with respect to the Incremental Commitment of such Class and the Incremental Notes of such Class made pursuant thereto.

(c) Each Incremental Request from the Issuer pursuant to this Section 2.7 shall set forth the requested amount and proposed terms of the relevant Incremental Notes. Incremental Notes may be purchased by any existing Purchaser (but no existing Purchaser will have an obligation to make any Incremental Commitment) or by any Additional Purchaser (each such existing Purchaser or Additional Purchaser providing such Commitment, an “Incremental Purchaser”); provided, that each Purchaser holding Notes at the time of any such Incremental Request (or any of its Affiliates or Related Funds) shall be provided the right of first refusal to participate on a pro rata basis with all other Purchasers holdings Notes in any such Incremental Commitment (which right may be exercised by provision of written notice from any electing Purchaser (or its applicable Affiliate or Related Fund) to the Issuer with the amount of the Incremental Commitment to be provided (not exceeding such Purchaser’s pro rata share) no later than ten (10) Business Days after receipt of the applicable Incremental Request); provided, further, that (i) the Agent shall have acknowledged any Additional Purchaser’s providing such Incremental Commitment to the extent such acknowledgment, if any, would be required under Section 16.3(c) for a sale, assignment or transfer of Notes or Commitments, as applicable, to such Additional Purchaser (ii) with respect to Incremental Commitments, any Affiliated Purchaser providing an Incremental Commitment shall be subject to the same restrictions set forth in Section 16.3(d) as they would otherwise be subject to with respect to any sale, assignment or transfer to such Affiliated Purchaser of Notes or Commitments and (iii) neither KGH, Holdings, the Issuer or any of their Subsidiaries may provide Incremental Commitments or purchase Incremental Notes under this Section 2.7.

(d) The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the applicable date (which shall be no earlier than the date of such Incremental Amendment) specified therein (the “Incremental Amendment Date”) of each of the following conditions (such satisfaction to be evidenced by a certificate of the Chief Financial Officer or Controller of the Issuer delivered by the Issuer representing to the same), together with any other conditions set forth in the Incremental Amendment:

(i) after giving effect to such Incremental Commitments, the conditions of Section 8.3 shall be satisfied; provided, that, in connection with any Incremental Commitment, the primary purpose of which is to finance a Permitted Acquisition, such Incremental Amendment if agreed by the Incremental Purchasers may include a waiver in full or in part of the conditions set forth in clauses (a) and (b) (other than with respect to any Event of Default under Section 10.1 or Sections 10.7 or 10.8) of Section 8.3 and in clause (f) of the defined term “Permitted Acquisition”;

(ii) each Incremental Commitment shall be in an aggregate principal amount that is not less than $20,000,000 and shall be in an increment of $1,000,000 (provided, that such amount may be less than $20,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.7(d)(iv));

(iii) (x) the Issuer shall be in pro forma compliance with the minimum Fixed Charge Coverage Ratio covenant (whether or not in effect) set forth in Section 6.5 hereof measured as of the end of the applicable Pro Forma Testing Period and calculated on a pro forma basis assuming that Indebtedness under the Incremental Notes had been incurred on the first day of such Pro Forma Testing Period and that all regularly scheduled interest and principal payments with respect to such Indebtedness had been paid during such Pro Forma Testing Period, and (y) the Issuer shall have a pro forma Leverage Ratio of not greater than 3.50 to 1.00, measured as of the end of the applicable Pro Forma Testing Period and calculated on a pro forma basis assuming that such Indebtedness under the Incremental Notes had been incurred on the first day of such Pro Forma Testing Period and that all regularly scheduled interest and principal payments with respect to such Indebtedness had been paid during such Pro Forma Testing Period;

(iv) receipt by Agent and the Purchasers of projections showing the projected calculation of the Fixed Charge Coverage Ratio for each four-quarter fiscal period of the Issuer completed over the twelve month period immediately following the Incremental Note Closing Date, such calculation giving pro forma effect to the incurrence of the Incremental Notes on such Incremental Note Closing Date;

(v) together with the Incremental Notes issued under such Incremental Amendment, the aggregate principal amount of Incremental Notes issued since the Closing Date does not exceed $40,000,000 minus the Revolving Credit Incremental Usage Amount; and

(vi) to the extent reasonably requested by the Agent or Required Purchasers, receipt by the Agent and the Purchasers of (A) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Agent and the Required Purchasers and (B) reaffirmation agreements and/or such amendments to the Note Documents as may be reasonably requested by the Agent or the Required Purchasers in order to ensure that such Incremental Purchasers are provided with the benefit of the applicable Note Documents.

(e) The terms, provisions and documentation of the Incremental Notes of any Class shall be as agreed between the Issuer and the applicable Incremental Purchasers providing such Incremental Commitments and, except as set forth in clause (f) below, sub-clauses (e)(i) through (e)(vi) below, and as otherwise set forth herein, to the extent not identical to any Class of Notes existing on the Incremental Note Closing Date, the terms and conditions of the

Incremental Notes that are effective prior to the then Latest Maturity Date of the Notes shall not be more restrictive, taken as a whole, than those applicable to the Notes existing on the Incremental Note Closing Date, unless (x) this Agreement is amended (solely with the consent of the Issuer and with no consent required by any Purchaser, the Agent or any other Note Party) to conform to such more restrictive terms and conditions for the benefit of all such existing Notes or (y) such more restrictive terms and conditions are satisfactory to the Required Purchasers; provided that, notwithstanding the foregoing, in the case of a Note Increase, the terms, provisions and documentation of such Note Increase shall be identical (other than with respect to upfront fees, OID or similar fees) to the applicable Class of Notes being increased, in each case, as existing on the Incremental Note Closing Date. In any event the Incremental Notes:

(i) shall rank pari passu in right of payment and security with the existing Notes,

(ii) as of the Incremental Amendment Date, shall not have a final scheduled maturity date earlier than the then Latest Maturity Date,

(iii) as of the Incremental Amendment Date, shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the existing Notes,

(iv) shall have an interest rate, and subject to clauses (e)(ii) and (e)(iii) above, amortization determined by the Issuer and the applicable Incremental Purchasers; provided, that the interest rate and amortization for a Note Increase shall be the interest rate and amortization for the Class being increased,

(v) shall have fees determined by the Issuer and the applicable Incremental Purchasers, and

(vi) shall participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of the Notes hereunder.

(f) the All-In Yield applicable to the Incremental Notes of each Class shall be determined by the Issuer and the applicable Incremental Purchasers and shall be set forth in each applicable Incremental Amendment; provided, however, that the All-In Yield applicable to such Incremental Notes shall not be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to any existing Class of Notes plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the Eurocurrency Rate floor) with respect to such existing Notes is increased so as to cause the then applicable All-In Yield under this Agreement on such existing Notes to equal the All-In Yield then applicable to the Incremental Notes minus 50 basis points; provided, further, that any increase in All-In Yield to any existing Notes due to the application or imposition of a Eurocurrency Rate floor on any Incremental Notes shall be effected solely through an increase in (or implementation of, as applicable) any Eurocurrency Rate floor applicable to such existing Notes.

(g) Commitments in respect of Incremental Notes shall become additional Commitments pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Note Documents, executed by the Issuer, each Incremental Purchaser providing such Commitments, and the Agent (at the written direction of the Required Purchasers). The Incremental Amendment may effect such amendments to this Agreement and the other Note Documents as may be necessary or appropriate, in the reasonable opinion of the Required Purchasers and the Issuer, to effect the provisions of this Section 2.7. The Issuer will use the proceeds of the sale of any Incremental Notes for any purpose not prohibited by this Agreement.

2.8. Defaulting Purchasers.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Purchaser becomes a Defaulting Purchaser, then, until such time as that Purchaser is no longer a Defaulting Purchaser, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. That Defaulting Purchaser’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 16.2.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Agent for the account of that Defaulting Purchaser (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise), shall be applied at such time or times as follows: first, to the payment of any amounts owing by that Defaulting Purchaser to Agent hereunder; second, as the Issuer may request in writing (so long as no Default or Event of Default has occurred and is continuing), to the purchase of any Note in respect of which that Defaulting Purchaser has failed to purchase as required by this Agreement; third, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Purchaser to purchase Notes under this Agreement, as certified to the Agent in writing by the Issuer; fourth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Issuer as a result of any judgment of a court of competent jurisdiction obtained by the Issuer against that Defaulting Purchaser as a result of that Defaulting Purchaser’s breach of its obligations under this Agreement, as certified to the Agent in writing by the Issuer; and fifth, to that Defaulting Purchaser or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Notes not fully purchased by such Defaulting Purchaser and (y) such Notes were issued at a time when the conditions set forth in Section 8.2 or 8.3, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Notes owed to all non-Defaulting Purchasers on a pro rata basis prior to being applied to the payment of any Notes of such Defaulting Purchaser, as certified to the Agent in writing by the Issuer. Any payments, prepayments or other amounts paid or payable to a Defaulting Purchaser that are applied (or held) to pay amounts owed by a Defaulting Purchaser shall be deemed paid to and redirected by that Defaulting Purchaser, and each Purchaser irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Purchaser shall not be entitled to receive any fee pursuant to Sections 3.2(d) for any period during which that Purchaser is a Defaulting Purchaser (and the Issuer shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Purchaser).

(b) Defaulting Purchaser Cure. If the Required Purchasers determine that a Defaulting Purchaser should no longer be deemed to be a Defaulting Purchaser, the Required Purchasers will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Purchaser will, to the extent applicable, purchase that portion of outstanding Notes of the other Purchasers or take such other actions as may be necessary to cause the applicable Notes (whether the initial Term Notes, any Delayed Draw Notes or any Class of Incremental Notes) to be held on a pro rata basis by the Purchasers in accordance with their pro rata share, whereupon that Purchaser will cease to be a Defaulting Purchaser; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Issuer while that Purchaser was a Defaulting Purchaser; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Purchaser to Purchaser will constitute a waiver or release of any claim of any party hereunder arising from that Purchaser’s having been a Defaulting Purchaser.

III.	INTEREST; FEES; PAYMENTS GENERALLY; TAXES.

3.1. Interest.

(a) Interest shall be payable on the outstanding principal amount of the Notes at a rate per annum (the “Contract Rate”) equal to (i) with respect to the Term Notes and the Delayed Draw Notes, the Eurodollar Rate plus the Applicable Rate and (ii) with respect to any Incremental Notes, the rate per annum specified in the applicable Incremental Amendment, in each case payable quarterly in cash.

(b) Interest on the Notes shall accrue daily and shall be payable on (A) each Interest Payment Date (commencing on September 30, 2014) in arrears; (B) the date of any prepayment in accordance with Section 2.4 or Section 2.5 (but only with respect to the principal amount of the Notes then prepaid) and (C) on the maturity of the applicable Notes, whether by acceleration or otherwise.

(c) Upon and after the occurrence of an Event of Default relating to or specified in Section 10.1 or Section 10.7, and during the continuation thereof, the Issuer shall pay, in cash on demand from time to time, interest at a rate per annum equal to two percent (2.0%) above the Contract Rate (as applicable, the “Default Rate”) on (1) the overdue outstanding principal amount of the Notes and (2) any overdue interest thereon, and any other overdue fees and expenses reimbursable hereunder and other overdue Obligations under the Note Documents. For the avoidance of doubt, such Default Rate shall accrue after the filing of any petition under any Debtor Relief Law or the commencement of any proceeding or action under any Debtor Relief Law, whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding or action.

3.2. Fees.

(a) On the Closing Date, the Issuer will pay to each Purchaser, for such Purchaser’s (or its designee’s) own account, a fully earned, non-refundable fee equal to 2.0% of the Term Notes purchased by such Purchaser on the Closing Date, which fee shall be paid in cash on the Closing Date by the Issuer.

(b) On the Closing Date, the Issuer will pay to each Purchaser, for such Purchaser’s (or its designee’s) own account, a fully earned, non-refundable fee equal to 2.0% of the aggregated Delayed Draw Commitments held by such Purchaser on the Closing Date, which fee shall be paid in cash on the Closing Date by the Issuer.

(c) The Issuer shall pay to Agent, for Agent’s own account, such fees as the Issuer and Agent may mutually agree upon from time to time for Agent’s services hereunder, including such fees as the Issuer and Agent may agree upon in the Agent Fee Letter.

(d) The Issuer agrees to pay to each Purchaser, for such Purchaser’s (or its designee’s) own account, a fully earned, non-refundable fee equal to 2.0% per annum times the average daily unused amount of the aggregate Delayed Draw Commitment of such Purchaser. The fee set forth in this clause (d) shall accrue at all times from the Closing Date until the one year anniversary of the Closing Date and shall be due and payable in cash quarterly in arrears on the last Business Day of each of March, June, September and December and on the one year anniversary of the Closing Date.

3.3. [RESERVED].

3.4. Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

3.5. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied ratably to any unpaid principal balance of the Notes owed by the Issuer, and if the then remaining excess amount is greater than the previously unpaid principal balance, Purchasers shall promptly refund such excess amount to the Issuer and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.6. [RESERVED].

3.7. [RESERVED].

3.8. Payments Generally.

(a) Except as provided in Section 3.9 and Section 3.10, all payments of principal of or interest on the Notes, and of all fees, shall be made by the Issuer to Agent for the ratable benefit of the Purchasers, without setoff, recoupment or counterclaim and in immediately available funds not later than 1:00 P.M., New York time on the date due, and funds received after that hour shall be deemed to have been received by Agent on the following Business Day. Each repayment and prepayment of the Notes pursuant to Article II and all other payments of principal and interest shall be made on a pro rata basis, calculated by the Issuer, who shall provide written notice of such calculations to Agent, with respect to any Purchaser, as a percentage (carried out to the ninth decimal place) determined by dividing the aggregate amount of outstanding Notes held by such Purchaser by the aggregate amount of all outstanding Notes of all Purchasers; provided, that, in connection with any Incremental Notes with a rate of interest per annum different than the rate of interest per annum of other Notes, such pro rata calculation may be modified in the applicable Incremental Amendment under which such Incremental Notes were issued. Agent shall distribute any such payments received by it for the account of any Purchaser to such Purchaser (or its designee) promptly following receipt thereof.

(b) If any payment to be made to Agent for the benefit of a Purchaser shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

3.9. Gross Up for Taxes. If any Note Party shall be required by Applicable Law to withhold or deduct any taxes from or in respect of any sum payable under this Agreement or any of the other Note Documents to Agent, or any Purchaser, assignee of any Purchaser, or Participant (each, individually, a “Payee” and collectively, the “Payees”), (a) the sum payable to such Payee or Payees, as the case may be, shall be increased as may be necessary so that, after making all required withholding or deductions, the applicable Payee or Payees receives an amount equal to the sum it would have received had no such withholding or deductions been made (the “Gross-Up Payment”), (b) such Note Party shall make such withholding or deductions, and (c) such Note Party shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law. Notwithstanding the foregoing, no Note Party shall be obligated to make any portion of the Gross-Up Payment to the extent that (i) such taxes are U.S. Federal taxes and the obligation to withhold or deduct such taxes existed on the date such Payee became a party to this Agreement or received its interest hereunder or, with respect to payments to a new office for booking the Notes hereunder of such Payee, the date such Payee designated such new office with respect to the Notes hereunder; provided, however, that this clause (i) shall not apply to the extent the Gross-Up Payment any Payee, or any Payee acting through a new office, would be entitled to receive (without regard to this clause (i)) does not exceed the Gross-Up Payment that the person making the transfer or selling the participation, or the Payee making the designation of such new office, would have been entitled to receive in the absence of such transfer, participation or designation, (ii) to the extent that the obligation to pay such Gross-Up Payment would not have arisen but for a failure of such Payee to comply with Section 3.10 hereof, (iii) that is attributable to taxes imposed under FATCA (or any amendment thereto or successor version thereof that is substantively comparable to FATCA and with respect to which compliance is not materially more onerous), or (iv) that are taxes imposed on or measured by net income (however denominated), franchise taxes, or branch profits taxes imposed as a result of such Payee being organized under the laws of, or having its principal office or lending office located in the jurisdiction imposing such tax or as a result of any present or former connection between such

Payee and the jurisdiction imposing such tax (other than a connection arising from such Payee having executed, delivered, become a party to, performed its obligations under, received payments under, perfected a security interest under or enforced any Note Document, or sold or assigned an interest in any Note Document).

3.10. Withholding Tax Exemption.

(a) (i) Each Payee agrees that it will deliver to Issuer two (2) duly completed appropriate valid Withholding Certificates (as defined under §1.1441-1(c)(16) of the Income Tax Regulations (“Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8BEN-E; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under §1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person.

(b) If a payment made to a Payee under this Agreement would be subject to U.S. Federal withholding tax imposed by FATCA if such Payee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Payee shall deliver to the Issuer at the time or times prescribed by law and at such time or times reasonably requested by the Issuer, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Issuer as may be necessary for the Issuer to comply with its obligations under FATCA, to determine that such Payee has or has not complied with its obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.10(b), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(c) Each Payee required to deliver to Issuer a valid Withholding Certificate pursuant to Section 3.10(a)(i) hereof shall deliver such valid Withholding Certificate as follows: (i) each Payee which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by any Note Party hereunder for the account of such Payee; (ii) each Payee who becomes a party to this Agreement by way of an assignment or participation shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such applicable assignment or participation (unless the Issuer permits such Payee to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by such parties) and (iii) each Payee who designates a new office for booking the Notes hereunder shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of the designation of such new office (unless the Issuer shall permit such Payee to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by such parties). Each Payee which so delivers a valid Withholding Certificate further undertakes to deliver to Issuer two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Issuer.

IV.	COLLATERAL: GENERAL TERMS

4.1. Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each Purchaser of the Obligations, each Note Party hereby pledges and grants to Agent for its benefit and for the ratable benefit of each Purchaser a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Note Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Note Party shall promptly provide Agent with written notice of all commercial tort claims with a claim exceeding $500,000, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, such Note Party shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

4.2. Perfection of Security Interest. Each Note Party shall take all action that is reasonably necessary, or that Agent or the Required Purchasers may reasonably request, to maintain at all times the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) using commercially reasonable efforts to obtain Lien Waiver Agreements upon the reasonable request of Agent or the Required Purchasers, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent or the Required Purchasers may specify, and stamping or marking, in such manner as Agent or the Required Purchasers may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral with a value exceeding $500,000, (iv) using commercially reasonable efforts to enter into warehousing and other custodial arrangements reasonably satisfactory to Agent and the Required Purchasers upon the reasonable request of Agent or the Required Purchasers, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance reasonably satisfactory to Agent and the Required Purchasers, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Note Party hereby authorizes Agent to file against such Note Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to the Required Purchasers (which statements may have a description of collateral which is broader than that set forth herein). Each Note Party authorizes Agent at any time and from time to time to file, one or more financing or continuation statements and amendments thereto, relating to the Collateral (including, without limitation, any such financing statements that describe the Collateral as “all assets” or “all personal property” (or words of similar effect) or that describe or identify the Collateral by type or in any other manner as the Required Purchasers may agree). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be paid to Agent immediately upon demand.

4.3. Disposition of Collateral. Each Note Party will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except to the extent permitted pursuant to Section 7.1(b). Notwithstanding anything contained in this Agreement to the contrary, in no event shall Agent be obligated to execute or deliver any document evidencing any release or re-conveyance of Collateral without receipt of a certificate executed by the Chief Financial Officer or Controller of the Issuer certifying that such release complies with this Agreement and the other Note Documents, and that all conditions precedent to such release or re-conveyance have been complied with.

4.4. Preservation of Collateral. Following the occurrence and during the continuance of an Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as may be reasonably necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures; (b) may employ and maintain at any of any Note Party’s premises a custodian who shall have full authority to do all acts reasonably necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Note Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of the Note Parties’ owned or leased property. Each Note Party shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may reasonably direct. All of Agent’s actual, reasonable expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to the Issuer.

4.5. Ownership of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Note Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral (other than, so long as the Revolving Credit Facility shall not have been terminated, the Revolving Credit Priority Collateral, in which each Note Party shall be able to grant a second priority security interest) to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; and (ii) Equipment and Inventory owned by the Note Parties with a fair market value in excess of $250,000 shall be located as set forth on Schedule 4.5 (as such Schedule may be amended and updated from time to time pursuant to clause (c) of this Section 4.5) and shall not be removed from such location(s) without the prior written consent of Agent except (A) with respect to the sale of Inventory in the Ordinary Course of Business and dispositions of Equipment and other assets to the extent permitted in Section 7.1(b) hereof, (B) in connection with the providing of services to Customers; (C) with respect to Equipment and Inventory in transit from one such location to another such location; and (D) with respect to Equipment and Inventory out for repair in the Ordinary Course of Business.

(b) (i) There is no location at which the Note Parties have any Inventory with a fair market value exceeding $250,000 (except for (A) Inventory temporarily stored at third party locations in connection with the providing of services to Customers and (B) Inventory in transit) other than those locations listed on Schedule 4.5; (ii) Schedule 4.5 hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of the Note Parties is stored with a fair market value exceeding $250,000; none of the receipts received by any Note Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Note Party and (B) the chief executive office of each Note Party; and (iv) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by each Note Party, together with the names and addresses of any landlords.

(c) Subject to providing at least three (3) Business Days’ prior written notice, together with the provision of an update to Schedule 4.5 to reflect such changes and compliance with Section 4.2, the Note Parties may store Equipment or Inventory with a fair market value in excess of $250,000 at a new owned or leased location; provided, that such notice and update to Schedule 4.5 shall reflect whether such new location is owned or leased.

4.6. Defense of Agent’s and Purchasers’ Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Note Party shall, without Agent’s or the Required Purchasers’ prior written consent (with the Agent’s consent to be given pursuant to the written direction of the Required Purchasers), pledge, sell, assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances and to the extent permitted by this Agreement, any part of the Collateral. Each Note Party shall defend Agent’s interests in the Collateral with a fair market value of $500,000 or greater against any and all Persons whatsoever except with respect to Permitted Encumbrances. At any time following acceleration of the Obligations in accordance with Section 11.1, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, the Note Parties shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and the Purchasers shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. At any time following acceleration of the Obligations in accordance with Section 11.1, each Note Party shall, upon Agent’s or the Required Purchasers’ written request, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Note Party’s possession, they, and each of them, shall be held by such Note Party in trust as Agent’s trustee, and such Note Party will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7. Books and Records. Each Note Party shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by the Note Parties.

4.8. Financial Disclosure. Each Note Party hereby irrevocably authorizes and directs all accountants and auditors employed by such Note Party at any time to exhibit and deliver to Agent and each Purchaser copies of any of such Note Party’s and the Restricted Subsidiaries’ financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Purchaser any information such accountants may have concerning such Note Party’s and the Restricted Subsidiaries’ financial status and business operations, other than any disclosure of information (x) material to Issuer’s and its Restricted Subsidiaries’ business if such disclosure would result in the loss of the applicable accountant-client privilege (if any) or (y) which disclosure would violate in any material respect confidentiality obligations owing to a third party.

4.9. Compliance with Laws. Each of Holdings, the Issuer and the Restricted Subsidiaries shall comply with all Applicable Laws with respect to such Person’s assets or to the operation of such Person’s business the non-compliance with which would reasonably be expected to have a Material Adverse Effect.

4.10. Inspection of Premises. At all reasonable times Agent and each Purchaser shall have full access to and the right to audit, check, inspect and make abstracts and copies from each of Holding’s, Issuer’s and its Restricted Subsidiaries’ books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each such Person’s business (other than any information protected by attorney-client privilege or the disclosure of which would violate confidentiality obligations owed to third parties), provided that, Agent and Purchasers shall use commercially reasonable efforts to minimize any disruption to the normal business operations of such Person resulting from such access and activities. To the extent such access does not disrupt the normal business operations of Holdings, the Issuer and its Restricted Subsidiaries, Agent, any Purchaser and their agents may enter (upon prior written notice and at its own expense in the absence of a continuing Event of Default) upon any premises of any such Person at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Person’s business.

4.11. Insurance. Each Note Party and Restricted Subsidiary shall (a) keep all its insurable properties insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Person’s (including business interruption) under policies issued by financially sound and reputable insurance companies; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Person insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees; (c) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Person is engaged in business; (d) maintain public liability insurance against claims for personal injury, death or property damage suffered by others and other similar hazards (including any such liability insurance required to be maintained by the Note Parties and Restricted Subsidiaries under the terms of Material Contracts) for such amounts, as is customary in the case of companies engaged in businesses similar to such Person’s under policies issued by financially sound and reputable insurance companies , (e) maintain insurance against risks under Environmental Laws and with respect to Hazardous Discharges and Releases and others similar hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Person’s under policies issued by financially sound and reputable insurance companies; and (f)(i) furnish Agent and the Purchasers with copies of all policies and evidence of the maintenance of such policies at Agent’s or the Required Purchasers’ request, and (ii) furnish Agent and the Purchasers with appropriate loss payable endorsements in form and substance reasonably satisfactory to the Required Purchasers, naming lender loss payee and additional insured as its interests may appear with respect to all insurance coverage referred to in clause (a) and (e) above. Each of the Issuer and its Restricted Subsidiaries at all times shall maintain the assets and Real Property of such Note Party so that such insurance shall remain in full force and effect. Each Note Party shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral.

4.12. Failure to Pay Insurance. If either the Issuer or any Restricted Subsidiary fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if the Agent or the Required Purchasers so elect, may obtain such insurance and pay the premium therefor on behalf of such Restricted Subsidiary, and charge the Issuer therefor, and such expenses so paid shall be part of the Obligations.

4.13. Payment of Taxes. Each of the Issuer and its Restricted Subsidiaries will pay, when due, all material taxes, assessments and other Charges lawfully levied or assessed upon such Person or, in the case of a Note Party, any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, except in each case, to the extent the same has been Properly Contested. If any such taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Purchaser’s opinion, may possibly create a valid Lien on the Collateral, the Purchasers may without notice to the Issuer pay the taxes, assessments or other Charges and the Issuer hereby indemnifies and holds Agent and each Purchaser harmless in respect thereof. Unless an Event of Default shall have occurred and remain continuing the Purchasers shall not pay any taxes, assessments on Charges to the extent that the Issuer or any Restricted Subsidiary has Properly Contested such taxes, assessments or Charges. The amount of any payment by the Purchasers under this Section 4.13 shall be added to the Obligations and, until the Issuer shall furnish the Purchasers with an indemnity therefor (or supply the Purchasers with evidence satisfactory to the Required Purchasers that due provision for the payment thereof has been made), the Purchasers may hold without interest any balance standing to the Issuer’s credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent for the benefit of the Purchasers.

4.14. Vehicles. Within the time specified in Section 6.14 and, with respect to any Vehicles constituting Collateral acquired by such Note Party subsequent to the date hereof, within 30 days after the date of acquisition thereof (or longer if agreed to by the Required Purchasers), all applications for certificates of title/ownership indicating Agent’s first priority security interest in the Vehicle covered by such certificate, and any other necessary documentation, shall be filed in each office in each jurisdiction which Agent or the Required Purchasers shall deem advisable to perfect Agent’s security interests in the Vehicles.

4.15. Receivables.

(a) Nature of Receivables. Each of the material Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Note Party, or work, labor or services theretofore rendered by a Note Party as of the date each Receivable is created.

(b) [RESERVED].

(c) Location of Note Parties. As of the Closing Date, each Note Party’s chief executive office is located at the location set forth in Schedule 4.5 with respect to such Note Party. Until written notice is given to Agent and the Purchasers by Issuer of any other office at which any Note Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d) [RESERVED].

(e) Notification of Assignment of Receivables. Subject to the Intercreditor Agreement, at any time following the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. At any time after the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to the Issuer and added to the Obligations.

(f) Power of Agent to Act on Note Parties’ Behalf. Subject to the Intercreditor Agreement, following the occurrence and during the continuance of an Event of Default, Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Note Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Note Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Note Party hereby constitutes Agent or Agent’s designee as such Note Party’s attorney with power at any time following the occurrence and during the continuance of an Event of Default (A) to endorse such Note Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Note Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer; (D) to sign such Note Party’s name on all financing statements or any other documents or instruments which may be necessary or appropriate to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; and (E) to receive, open and dispose of all mail addressed to any Note Party; (F) to demand payment of the Receivables; (G) to enforce payment of the Receivables by legal proceedings or otherwise; (H) to exercise all of such Note Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (I) to settle, adjust, compromise, extend or renew the Receivables; (J) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (K) to prepare, file and sign such Note Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (L) to prepare, file and sign such Note Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (M) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default to change the address for delivery of mail addressed to any Note Party.

(g) No Liability. Neither Agent nor any Purchaser shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom other than as a result of Agent’s or such Purchaser’s gross negligence or willful misconduct. Following the occurrence and during the continuance of an Event of Default, Agent may, without notice or consent from any Note Party, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept following the occurrence and during the continuance of an Event of Default the return of the goods represented by any of the Receivables, without notice to or consent by any Note Party, all without discharging or in any way affecting any Note Party’s liability hereunder.

(h) [RESERVED].

(i) Deposit Accounts, Securities Accounts and Investment Accounts.

(i) All deposit accounts, securities accounts and investment accounts of each Note Party and its Subsidiaries as of the Closing Date are set forth on Schedule 4.15(i) (which such schedule shall be updated from time to time and attached to each Compliance Certificate delivered pursuant to Section 9.7 if, since the Closing Date or the date of the last notification (as applicable), any Note Party has acquired any additional deposit accounts, securities accounts or investment accounts). No Note Party shall open any new deposit account, securities account or investment account unless such account is to be maintained with the Agent or with a bank, depository institution or securities intermediary that is not the Agent, provided however, that in connection with any account not maintained with the Agent, such bank, depository institution or securities intermediary, each applicable Note Party and Agent shall first have entered into an account control agreement in form and substance reasonably satisfactory to Agent and the Required Purchasers sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account; provided further, that notwithstanding anything to the contrary provided for in this Agreement, the Note Parties need not comply with the foregoing requirements of this Section 4.15(i) with respect to (1) any deposit accounts in which the total amount of funds on deposit therein or credited thereto do not exceed at any one time either $100,000 as to any one such deposit account or $250,000 as to all such deposit accounts taken together or (2) any deposit accounts used exclusively for trust, payroll, payroll tax or petty cash purposes or employee wage or welfare benefit payments so long as the Note Parties shall not maintain funds on deposit therein or credited thereto at any time in excess of the amounts necessary to fund such trust, payroll, payroll tax or petty cash obligations and any related payroll processing expenses routinely paid from such accounts on a current basis.

(ii) Notwithstanding anything to the contrary, proceeds of the Collateral (whether by way of disposition or otherwise) shall, to the extent not constituting Revolving Credit Priority Collateral, be deposited in an account maintained with the Agent or with a bank, depository institution or securities intermediary, subject to an account control agreement in form and substance reasonably satisfactory to the Agent and the Required Purchasers sufficient to give Agent “control” (for purposes of Article 8 and 9 of the Uniform Commercial Code) over such account and subject to no other Liens other than Liens created under any Note Document in favor of the Agent for the benefit of the Purchasers and non-consensual Liens constituting Permitted Encumbrances (such account, the “Term Priority Collateral Account”).

(j) Adjustments. Except as permitted pursuant to Section 7.1(b)(vi), no Note Party will, without Agent’s or the Required Purchasers’ consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional material discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Note Party.

4.16. Inventory. To the extent Inventory held for sale or lease has been produced by any Note Party, it has been and will be produced by such Note Party in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.17. Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear and casualty excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved in all material respects. No Note Party shall use or operate the Equipment in violation of any material law, statute, ordinance, code, rule or regulation. Each Note Party shall have the right to sell Equipment to the extent set forth in Section 7.1(b) hereof.

4.18. Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Purchaser as any Note Party’s agent for any purpose whatsoever, nor shall Agent or any Purchaser be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except to the extent caused by the gross negligence or willful misconduct of Agent or of such Purchaser. Neither Agent nor any Purchaser, whether by anything herein or in any assignment or otherwise, assumes any of any Note Party’s obligations under any contract or agreement assigned to Agent or such Purchaser, and neither Agent nor any Purchaser shall be responsible in any way for the performance by any Note Party of any of the terms and conditions thereof.

4.19. Environmental Matters.

(a) Holdings, the Issuer and its Restricted Subsidiaries shall ensure that the Real Property and all operations and businesses conducted thereon, and all operations and business conducted by Holdings, the Issuer and the Restricted Subsidiary on real property owned or operated by Customers (“Customer Real Properties”), remain in material compliance with all Environmental Laws, and they shall not place or permit to be placed any Hazardous Substances on or at any Real Property or any Customer Real Property except as permitted by Applicable Law or appropriate governmental authorities.

(b) Holdings, the Issuer and its Restricted Subsidiaries shall establish and maintain a system to assure and monitor continued compliance of such Persons’ operations and businesses with all applicable Environmental Laws, which system shall include periodic reviews of such compliance.

(c) [reserved]

(d) In the event any of Holdings, the Issuer or any Restricted Subsidiary obtains, gives or receives written notice of any Release or written threat of Release of a reportable quantity of any Hazardous Substances at the Real Property or any Customer Real Property that could reasonably be expected to result in a Material Adverse Effect (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any written notice of violation, request for information or written notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property or any Customer Real Property, or written demand letter, complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any such Person’s interest therein, or any Customer Real Property, that could reasonably be expected to result in a Material Adverse Effect (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Governmental Body responsible in whole or in part for environmental matters in the state in which the Real Property or Customer Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then Issuer shall, within ten (10) Business Days of such notification, give written notice of same to Agent and the Purchasers detailing facts and circumstances of which any of Holdings, the Issuer or any of its Restricted Subsidiaries is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Purchaser with respect thereto.

(e) Issuer shall promptly forward to Agent and the Purchasers copies of any written request for information, notification of potential liability, or demand letter from Governmental Bodies relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any of Holdings, the Issuer or its Restricted Subsidiaries for the disposal of Hazardous Substances (including sites to which such Persons have arranged for the transport and disposal of Hazardous Substances) and shall continue to forward copies of correspondence and other non-privileged documents reasonably requested by Agent or the Required Purchasers to Agent and the Purchasers until such matter is settled. Issuer shall promptly forward to Agent and the Purchasers copies of all documents and reports concerning a Hazardous Discharge that is reasonably expected to have a Material Adverse Effect at the Real Property, any Customer Real Property, or any such third-party disposal sites that any of Holdings, the Issuer or any of its Restricted Subsidiaries is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Real Property and the Collateral.

(f) Holdings, the Issuer and its Restricted Subsidiaries shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all Remedial Actions required by Environmental Law or the Authority in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any such Person shall fail to respond promptly to any Hazardous Discharge as required by Environmental Law or the Authority, which such failure would reasonably be expected to have a Material Adverse Effect, Agent on behalf of Purchasers may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral, enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such Remedial Actions required by Environmental Law or the Authority with respect to any such Hazardous Discharge. All reasonable costs and expenses incurred by Agent and Purchasers (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate shall be paid upon demand by the Issuer, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Purchaser and any Note Party.

(g) In the event there is a Hazardous Discharge or a failure to comply with Environmental Laws at the Real Property or any Customer Real Property, which in either case is reasonably likely to have a Material Adverse Effect, Holdings, the Issuer and its Restricted Subsidiaries shall comply with all reasonable requests for information made by the Agent or the Required Purchasers with respect to such Hazardous Discharge or failure to comply with Environmental Laws. Such information reasonably requested may include, at the Issuer’s expense, an environmental site assessment or environmental compliance audit of Real Property owned by Holdings, the Issuer or any of its Restricted Subsidiaries, to be prepared by a nationally recognized environmental consulting or engineering firm, to assess such Hazardous Discharge or non-compliance with Environmental Laws; provided, however, that any environmental site assessment, environmental compliance audit or similar report acceptable to an appropriate Authority that is charged to oversee any Remedial Action related to such Hazardous Discharge or failure to comply with Environmental Laws shall be deemed acceptable to Agent and the Required Purchasers.

(h) The Note Parties shall defend and indemnify Agent and Purchasers and hold Agent, Purchasers and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Purchasers under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge or the presence of any Hazardous Substances affecting the Real Property or any Customer Real Property whether or not the same originates or emerges from the Real Property or any contiguous real estate, except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge or presence of Hazardous Substances resulting from actions on the part of Agent, the Purchasers or their respective employees, agents, directors or officers as provided for in this Agreement. The Note Parties’ respective obligations under this Section 4.19 shall arise upon the discovery of the presence of any such Hazardous Substances or Hazardous Discharge, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any such Hazardous Substances or Hazardous Discharge. The Note Parties’ obligation and the indemnifications hereunder shall survive until payment in full of the Obligations and termination of this Agreement.

4.20. Financing Statements. Except for financing statements filed by or on behalf of Agent and financing statements filed by the agent under the Revolving Facility related to Revolving Credit Priority Collateral, as of the Closing Date, there are no effective financing statements covering any of the Collateral or any proceeds thereof on file in any applicable jurisdiction.

4.21. [RESERVED]

4.22. Mortgages Within the time specified in Section 6.14 and, with respect to any Material Real Property acquired by such Note Party subsequent to the Closing Date, within ninety (90) days after the date of acquisition thereof (or longer if agreed to by the Required Purchasers), the Agent and the Purchasers shall have received each of the following documents with respect to each Mortgaged Property, which shall be in form and substance reasonably acceptable to the Required Purchasers. For the avoidance of doubt, neither the Agent nor the Purchasers shall be responsible for the failure of any Person to deliver the documents below, for monitoring such delivery or for the content or correctness of any document delivered to it.

(a) Insurance. Policies or certificates of insurance covering each Mortgaged Property and assets of the Note Parties thereon, which policies or certificates shall be in form and substance reasonably acceptable to the Required Purchasers and reflect the Agent for the benefit of the Purchasers, as additional insured and loss payee and mortgagee and shall otherwise bear endorsements of such type and in such amounts as are customarily carried under similar circumstances for properties used for the same or similar businesses or purposes as the Mortgaged Properties and are otherwise reasonably acceptable to the Required Purchasers;

(b) Flood Certificate and Insurance. A completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, and, if any Mortgaged Property is designated as a “special flood hazard area” in any flood insurance rate map published by the Federal Emergency Management Agency or any successor agency thereof, evidence of flood insurance in form and substance reasonably acceptable to the Required Purchasers and in an amount reasonably acceptable to the Required Purchasers;

(c) Mortgages. Fully executed counterparts of a Mortgage, duly executed and delivered by the record owner of each Mortgaged Property, in form suitable for filing or recording in the applicable jurisdiction and otherwise reasonably satisfactory to the Required Purchasers, and, in each case, with such schedules and including such provisions as shall be necessary to conform such Mortgages to applicable local law or as shall be customary under applicable local law, together with evidence that counterparts of all the Mortgages have been delivered to the title insurance company for recording in all places necessary to effectively create a valid and enforceable first priority mortgage lien on each Mortgaged Property in favor of the Agent for the benefit of the Purchasers, securing the Obligations related to the Notes subject only to any Permitted Encumbrances; provided that, if, in connection with the recording or filing of a Mortgage, a mortgage tax would be owed under applicable law in respect of the entire amount of the Obligations, then the amount secured by such Mortgage shall be limited to 100% of the fair market value of the real property (in the Required Purchasers’ reasonable determination) encumbered by such Mortgage;

(d) Counsel Opinions. Opinions of local counsel in each jurisdiction where the Mortgaged Property is located covering, among other things, the enforceability, due authorization, execution, delivery and perfection of the Mortgages and any related fixture filings, and other matters customarily included in such opinions, addressed to the Agent and in form and substance reasonably acceptable to the Required Purchasers;

(e) Fixture filings. Proper fixture filings under the Uniform Commercial Code on Form UCC-1 for filing under the Uniform Commercial Code in each jurisdiction in which the Mortgaged Property is located to perfect the security interests in fixtures purported to be created by the Mortgages in favor of the Agent for its benefit and the benefit of the Purchasers (unless with respect to a Mortgaged Property, the applicable Mortgage is sufficient to constitute a fixture filing under applicable law);

(f) Title insurance. A fully paid extended coverage policy of title insurance issued by a nationally recognized title insurance company selected by the Note Parties (the “Title Company”) (or a marked title insurance commitment or commitments having the effect of a policy or policies of title insurance) insuring the first priority mortgage lien of each Mortgage as a valid first priority mortgage lien on each Mortgaged Property, free and clear of all liens, encumbrances, conditions, restrictions and other exceptions to title, except for any Permitted Encumbrances and any other matters expressly approved by the Required Purchasers in writing, together with such endorsements, coinsurance and reinsurance as the Required Purchasers may reasonably request and which are available at commercially reasonable rates in the applicable jurisdiction (the “Title Policy”);

(g) Survey. For each Mortgaged Property, either an ALTA survey in a form and substance reasonably acceptable to the Required Purchasers or an existing ALTA survey together with a no-change affidavit sufficient for the Title Company to remove the standard survey exception to coverage from the applicable Title Policy and issue any survey-related endorsements required by the Required Purchasers;

(h) Zoning. Evidence of the zoning classification of the Mortgaged Property, with explanation of the same attached, from an appropriate governmental office or agency, and reasonably satisfactory to the Required Purchasers;

(i) Compliance with Laws. Evidence that the improvements upon each Mortgaged Property and their use comply in all material respects with all applicable licensing, zoning and building laws, ordinances, and regulations and with all other applicable federal, state and municipal laws and requirements;

(j) Consents. Any consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments, the delivery of which is necessary to consummate the transactions contemplated herein;

(k) Collateral Fees and Expenses. Evidence of payment by the Issuer of all actual costs, fees, charges, expenses and taxes (including mortgage recording taxes or similar charges) required for, or relating to, the recording of the Mortgages and, if applicable, the fixture filings, and the issuance of the Title Policies.

4.23. Intercreditor Agreement. Notwithstanding anything in Article IV to the contrary, (i) the liens and security interests granted to Agent pursuant to this Agreement in Collateral that constitutes Revolving Credit Priority Collateral are expressly subject and subordinate to the liens and security interests granted in favor of the Revolving Credit Secured Parties (as defined in the Intercreditor Agreement), including liens and security interests granted to Agent pursuant to or in connection with the Revolving Credit Agreement and (ii) the exercise of any right or remedy with respect to the Revolving Credit Priority Collateral by Agent hereunder is subject to the limitations and provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Article IV, the terms of the Intercreditor Agreement shall govern.

V.	REPRESENTATIONS AND WARRANTIES.

Each Note Party represents and warrants as follows:

5.1. Authority. Each Note Party has full power, authority and legal right to enter into this Agreement and the other Note Documents and to perform all its respective Obligations hereunder and thereunder. This Agreement and the other Note Documents have been duly executed and delivered by each Note Party, and this Agreement and the other Note Documents constitute the legal, valid and binding obligation of such Note Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the other Note Documents (a) are within such Note Party’s powers under its Organization Documents, have been duly authorized by all necessary corporate, limited partnership, company or other organizational action, as applicable, are not in contravention of law or the terms of such Note Party’s Organization Documents or to the conduct of such Note Party’s business or of any material agreement or undertaking to which such Note Party is a party or by which such Note Party is bound, (b) will not conflict in any material respect with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or complied with prior to the Closing Date and which are in full force and effect or the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect, and (d) will not conflict with, nor result in any breach of any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Note Party and its Restricted Subsidiaries under the provisions of any agreement, instrument, Organization Document or other instrument to which such Note Party and its Restricted Subsidiaries are party or by which they or their property is a party or by which they may be bound.

5.2. Formation and Qualification.

(a) Each Note Party and each Restricted Subsidiary (A) is a Person duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction) and (B) is duly qualified to do business and is in good standing (to the extent such concept exists in such jurisdiction) under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification and where the failure to so qualify would reasonably be expected to have a Material Adverse Effect on such Person. Each Note Party has delivered to Agent and the Purchasers true and complete copies of its Organization Documents and will promptly notify Agent and the Purchasers of any amendment or changes thereto.

(b) The only Subsidiaries of each Note Party as of the Closing Date are listed on Schedule 5.2(b).

5.3. Survival of Representations and Warranties. All representations and warranties of each Note Party contained in this Agreement and the other Note Documents shall be true at the time of such Note Party’s execution of this Agreement and the other Note Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4. Tax Returns. Each of the Note Parties’ and the Restricted Subsidiaries’ federal tax identification numbers are set forth on Schedule 5.4 (as such Schedule may be amended and updated from time to time by written notice from the Issuer to Agent and the Purchasers in connection with the delivery of a Compliance Certificate pursuant to Section 9.7). Each of the Note Parties and the Restricted Subsidiaries has filed all federal and state income and all other material tax returns and other reports each is required by law to file and has paid all material taxes, assessments, fees and other governmental charges that are due and payable, except those that are being Properly Contested. Federal and material state and local income tax returns of the Note Parties and the Restricted Subsidiaries have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending December 31, 2013. The provisions for taxes on the books of each of the Note Parties and the Restricted Subsidiaries is adequate for all years not closed by applicable statutes, and for its current fiscal year, and none of the Note Parties or the Restricted Subsidiaries has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5. Financial Statements.

(a) The pro forma balance sheet of the Issuer on a Consolidated Basis (the “Pro Forma Balance Sheet”) furnished to Agent and the Purchasers on the Closing Date reflects the consummation of the Transactions and is accurate, complete and correct and fairly reflects in all material respects the financial condition of the Issuer on a Consolidated Basis as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied. The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the Chief Financial Officer of the Issuer. All financial statements referred to in this subsection 5.5(a), including the related schedules and notes thereto, have been prepared in accordance with GAAP, except as may be disclosed in such financial statements and the absence of footnotes and year end adjustments.

(b) The twelve-month cash flow projections of the Issuer on a Consolidated Basis and their projected balance sheets as of the Closing Date, copies of which are annexed hereto as Exhibit 5.5(b) (the “Projections”) were prepared by the Chief Financial Officer of the Issuer, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Issuer’s judgment based on present circumstances of the most likely set of conditions and course of action for the projected period (it being understood by the parties that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in such projections will be achieved). The cash flow Projections together with the Pro Forma Balance Sheet, are referred to as the “Pro Forma Financial Statements.”

(c) The Audited Financial Statements, copies of which have been delivered to Agent and the Purchasers, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur and present fairly the financial position of KGH and its Subsidiaries at such dates and the results of their operations for such periods (subject to normal year-end audit adjustments and the absence of footnotes)). Since December 31, 2013, there has been no change in the condition, financial or otherwise, of the Note Parties or their Subsidiaries as shown on the consolidated balance sheet as of such date of KGH and its consolidated Subsidiaries and no change in the aggregate value of machinery, equipment and Real Property owned by the Note Parties and their respective Subsidiaries, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.

5.6. Entity Names. As of the Closing Date, no Note Party has been known by any other name in the past five years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Note Party as of the Closing Date been the surviving entity of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years except as set forth on Schedule 5.6.

5.7. OSHA and Environmental Compliance.

(a) Except as would not reasonably be expected to have a Material Adverse Effect (i) each of the Note Parties and the Restricted Subsidiaries has duly complied in all material respects with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; and (ii) there have been and are no outstanding citations, notices or orders of non-compliance issued to any of the Note Parties or the Restricted Subsidiaries or relating to any of their businesses, assets, properties, leaseholds or Equipment under any such foregoing laws, rules or regulations.

(b) Each of the Note Parties and the Restricted Subsidiaries has been issued and has complied with all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws other than those licenses, certificate or permits the failure to be so issued (or the failure to so comply with) would not reasonably be expected to have a Material Adverse Effect.

(c) Except as could not reasonably be expected to have a Material Adverse Effect; (i) there have been no Hazardous Discharges at, upon, under or within any Real Property or any Customer Real Property; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property; (iii) the Real Property has never been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property including any premises leased by any of the Note Parties or any of the Restricted Subsidiaries, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and Environmental Laws and in proper storage containers and as are reasonably necessary for the operation of the business of any of the Note Parties or the Restricted Subsidiaries or any of their tenants.

5.8. Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a) After giving effect to the consummation of the Transactions, including the issuance of the Notes under this Agreement on the Closing Date, Delayed Draw Funding Date or Incremental Note Closing Date, as applicable, and after giving effect to the application of the proceeds of such Notes, (i) the fair value of the assets of the Issuer and its Restricted Subsidiaries, on a consolidated basis, exceeds and will exceed, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Issuer and its Restricted Subsidiaries, on a consolidated basis, is and will be greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Issuer and its Restricted Subsidiaries, on a consolidated basis, are and will be able to pay their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; and

(iv) the Issuer and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

(b) Except as disclosed in Schedule 5.8(b), none of the Note Parties or any of the Restricted Subsidiaries has (i) any pending or threatened (in writing) litigation, arbitration, actions or proceedings which would reasonably be expected to have a Material Adverse Effect, and (ii) any liabilities or indebtedness for borrowed money other than the Obligations and other Permitted Indebtedness.

(c) None of the Note Parties nor any of the Restricted Subsidiaries is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which would reasonably be expected to have a Material Adverse Effect, nor are any of the Note Parties or the Restricted Subsidiaries in violation of any order of any court, Governmental Body or arbitration board or tribunal in any respect which would reasonably be expected to have a Material Adverse Effect.

(d) Neither the Issuer nor any member of the Controlled Group maintains or is required to contribute to any Pension Benefit Plan, Multiemployer Plan or self-insured Welfare Plan (as defined in ERISA), other than those listed on Schedule 5.8(d) hereto, (as such Schedule may be amended and updated from time to time by written notice from the Issuer to Agent and the Purchasers in connection with the delivery of a Compliance Certificate pursuant to Section 9.7). Except where noncompliance or any liability would not reasonably be expected to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws, (ii) the Issuer and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Pension Benefit Plan, and each Pension Benefit Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (iii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code; (iv) neither the Issuer nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid and which would reasonably be expected to have a Material Adverse Effect; (v) no Pension Benefit Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Benefit Plan; (vi) neither the Issuer nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan and which would reasonably be expected to have a Material Adverse Effect; (vii) neither the Issuer nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither the Issuer nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or could reasonably be expected to occur; (x) there exists no event described in Section 4043 of ERISA, for which the thirty (30)-day notice period has not been waived; (xi) neither the Issuer nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) neither the Issuer nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which could reasonably be expected to result in any such liability; and (xiii) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

5.9. Patents, Trademarks, Copyrights and Licenses. All Registered or material Intellectual Property owned by any Note Party or any Restricted Subsidiary which are necessary for the operation of any such Note Party’s or such Restricted Subsidiary’s business are set forth on Schedule 5.9 (as such Schedule may be amended and updated from time to time by written notice from the Issuer to Agent and the Purchasers in connection with the delivery of a Compliance Certificate pursuant to Section 9.7). All material Intellectual Property owned by each Note Party and each Restricted Subsidiary is, to the knowledge of any Note Party or Restricted Subsidiary, valid. There is no objection to or pending challenge to the validity of any such owned Intellectual Property, and to the knowledge of any Note Party or Restricted Subsidiary, any licensed Intellectual Property. No Note Party or Restricted Subsidiary is aware of any grounds for any challenge to such owned or licensed Intellectual Property, except as set forth in Schedule 5.9 hereto. Each item of Intellectual Property owned by any Note Party or Restricted Subsidiary consists of original material or property developed by such Note Party or Restricted Subsidiary or was lawfully acquired by such Note Party or Restricted Subsidiary from the proper and lawful owner thereof, except as otherwise would not reasonably be expected to result in a Material Adverse Effect. Each Note Party and each Restricted Subsidiary has taken commercially reasonable steps to maintain all owned Intellectual Property and licensed Intellectual Property as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all software used by any Note Party or Restricted Subsidiary, such Note Party or Restricted Subsidiary possesses valid licenses or other rights to use all such software.

5.10. Licenses and Permits. Except as set forth in Schedule 5.10, each of the Note Parties and the Restricted Subsidiaries (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to be in compliance with or procure such licenses or permits would reasonably be expected to have a Material Adverse Effect.

5.11. [RESERVED].

5.12. No Burdensome Restrictions. None of the Note Parties nor any of the Restricted Subsidiaries is party to any contract or agreement the performance of which would reasonably be expected to have a Material Adverse Effect. Each Note Party has heretofore delivered to Agent and the Purchasers true and complete copies of all Material Contracts (or otherwise, to the extent required, provided a description of such Material Contracts (and any amendments thereto) entered into after the Closing Date in the applicable Narrative Report) to which it or its Restricted Subsidiaries is a party or to which they or any of their properties is subject.

5.13. No Labor Disputes. None of the Note Parties nor any of the Restricted Subsidiaries is involved in any labor dispute; there are no strikes or walkouts or union organization of any Note Party’s or any of the Restricted Subsidiaries’ employees threatened or in existence and no labor contract is scheduled to expire during the term of this Agreement, in each case, that would reasonably be expected to have a Material Adverse Effect.

5.14. Margin Regulations. None of the Note Parties nor any of the Restricted Subsidiaries is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of the sale of any of the Notes will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.15. Investment Company Act. None of the Note Parties nor any of the Restricted Subsidiaries is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.16. Disclosure. No representation or warranty made by any of the Note Parties or any of the Restricted Subsidiaries in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein when taken as a whole, not misleading in any material respect. There is no fact known to any of the Note Parties or any of the Restricted Subsidiaries which reasonably should be known to such Note Party or such Restricted Subsidiary, as applicable, which such Note Party or such Restricted Subsidiary, as applicable, has not disclosed to Agent or the Purchasers in writing with respect to the transactions contemplated by this Agreement which would reasonably be expected to have a Material Adverse Effect.

5.17. [RESERVED].

5.18. Conflicting Agreements. No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Note Party or any of their Restricted Subsidiaries or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the other Note Documents.

5.19. Application of Certain Laws and Regulations. None of the Note Parties, Restricted Subsidiaries or any Affiliate of such Note Parties or Restricted Subsidiaries is subject to any laws, statute, rule or regulation which regulates the incurrence of any Indebtedness, including laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.20. Business and Property of Note Parties. Upon and after the Closing Date, the Note Parties and their Restricted Subsidiaries do not propose to engage in any business other than business relating to oil field services and related activities and ancillary, supplementary and complementary lines of business. On the Closing Date, the Note Parties and their Restricted Subsidiaries, taken as a whole, will own all the property and possess all of the rights and Consents necessary for the conduct of the business of the Note Parties and their Restricted Subsidiaries, taken as a whole, except where such failure would not reasonably be expected to have a Material Adverse Effect.

5.21. Anti-Terrorism Laws.

(a) General. None of the Note Parties, Restricted Subsidiaries or any Affiliate of such Note Parties or Restricted Subsidiaries is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224. None of the Note Parties, Restricted Subsidiaries or any Affiliate of such Note Parties or Restricted Subsidiaries or their respective agents acting or benefiting in any capacity in connection with the sale and purchase of the Notes, the use of proceeds thereof, or the other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a Person or entity who is affiliated or associated with a Person or entity listed above.

None of the Note Parties or their Restricted Subsidiaries, any of their respective agents acting in any capacity in connection with the sale or purchase of the Notes, the use of proceeds thereof or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

5.22. Trading with the Enemy. None of the Note Parties or any of the Restricted Subsidiaries has engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

5.23. Federal Securities Laws. Neither any Note Party nor any of its Restricted Subsidiaries (a) is required to file periodic reports under the Exchange Act, (b) has any securities registered under the Exchange Act or (c) has filed a registration statement that has not yet become effective under the Securities Act.

5.24. Equity Interests. As of the Closing Date, the authorized and outstanding Equity Interests of each Note Party and each of the Restricted Subsidiaries is as set forth on Schedule 5.24 hereto. All of the Equity Interests of each Note Party and each of the Restricted Subsidiaries have been duly and validly authorized and issued, are fully paid and non-assessable and have been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. As of the Closing Date, except for the rights and obligations set forth on Schedule 5.24, there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Note Party or any of the Restricted Subsidiaries, or any of the holders of the Equity Interests issued by any Note Party or any of the Restricted Subsidiaries, is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of the Note Parties and the Restricted Subsidiaries. Except as set forth on Schedule 5.24, the Note Parties and the Restricted Subsidiaries have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.25. Commercial Tort Claims. No Note Party is a party to any commercial tort claims exceeding $100,000 (either individually or in the aggregate), except as set forth on Schedule 5.25 hereto (as such Schedule may be amended and updated from time to time by written notice from the Issuer to Agent and the Purchasers in connection with the delivery of a Compliance Certificate pursuant to Section 9.7).

5.26. Letter of Credit Rights. No Note Party has any letter of credit rights exceeding $100,000 (either individually or in the aggregate), except as set forth on Schedule 5.26 hereto (as such Schedule may be amended and updated from time to time by written notice from the Issuer to Agent and the Purchasers in connection with the delivery of a Compliance Certificate pursuant to Section 9.7).

5.27. Material Contracts. As of the Closing Date, Schedule 5.27 sets forth all Material Contracts of the Note Parties and the Restricted Subsidiaries. All Material Contracts are in full force and effect and, except to the extent such defaults would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no defaults currently exist thereunder.

5.28. Registration of Securities. Except as set forth on Schedule 5.28, none of the Note Parties nor any of the Restricted Subsidiaries has entered into any agreement to register its debt or equity securities under the Securities Act.

5.29. Private Offering. Assuming the accuracy of the representations and warranties of each Purchaser set forth in Article XVII, the sale of the Notes pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act. Neither the Issuer nor any Person authorized to act on behalf of Issuer has taken nor will take any action that would subject the transactions contemplated by this Agreement to the registration and prospectus delivery requirements of the Securities Act.

5.30. Eligibility Requirements. The Notes satisfy the eligibility requirements of Rule 144A(d)(3) as promulgated by the SEC under the Securities Act, as amended from time to time, and any successor rule or regulation thereof.

5.31. SEC Reports. Immediately following the Transactions, none of Holdings or any of its Subsidiaries will be required to file any reports with the SEC under Section 13 or 15(d) of the Exchange Act.

VI.	AFFIRMATIVE COVENANTS.

Each of the Note Parties and their Restricted Subsidiaries shall, until payment in full of the Obligations and termination of this Agreement:

6.1. [RESERVED]

6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Actively conduct and operate its business according to good business practices and maintain all of its properties necessary in its business in good working order and condition in all material respects (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all commercially reasonable actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) preserve, renew and maintain in full force and effect its legal existence under the laws of the jurisdiction of its organization and its good standing in the relevant jurisdictions of organization, and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so would reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so would reasonably be expected to have a Material Adverse Effect.

6.3. Violations. Promptly notify Agent and the Purchasers in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Note Party which would reasonably be expected to have a Material Adverse Effect.

6.4. [RESERVED].

6.5. Fixed Charge Coverage Ratio. If at any time during any fiscal quarter (the “Subject Quarter”) a Covenant Trigger Event shall have occurred or be continuing, cause to be maintained a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00 for the four-fiscal quarter period ending as of the last day of such Subject Quarter.

6.6. [RESERVED].

6.7. Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so would not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested.

6.8. Standards of Financial Statements. Cause all financial statements referred to in Sections 9.6, 9.7, 9.8, 9.9, 9.11, and 9.12 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.9. Federal Securities Laws. Promptly notify Agent and the Purchasers in writing if any Note Party or any of its Subsidiaries (a) is required to file periodic reports under the Exchange Act, (b) registers any securities under the Exchange Act or (c) files a registration statement under the Securities Act.

6.10. Additional Guarantors; Further Assurances. Upon (w) the formation or acquisition of any new direct or indirect Subsidiary (other than an Excluded Subsidiary) by any Note Party, (x) the designation in accordance with Section 6.11 of any existing direct or indirect Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary), (y) any existing Excluded Subsidiary ceasing to be an Excluded Subsidiary or (z) any Subsidiary of the Issuer being added as a borrower, a guarantor, or otherwise is an obligor under, or has granted a Lien on its assets as credit support for, the Revolving Credit Facility after the date of this Agreement, then the Issuer shall cause such Person to become a Guarantor of the Notes and comply with the provisions of Article IV regarding the grant of security interests in its assets constituting Collateral by executing a supplement to this Agreement and to those Note Documents in the form attached hereto as Exhibit 6.10 (an “Additional Guarantor Supplement”), executing a Pledge Agreement in favor of Agent in respect of any Equity Interests held by it that will constitute Pledged Equity and, unless otherwise waived by the Required Purchasers, the Issuer will cause its counsel to simultaneously with the delivery of such supplement and such Guaranty deliver an Opinion of Counsel as to the enforceability, subject to customary exceptions, of such supplement to this Agreement and to such other Note Documents in form and substance reasonably satisfactory to the Required Purchasers on the date on which it was added. At any time or from time to time upon the reasonable request of the Required Purchasers or Agent, Holdings, the Issuer and each other Guarantor will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Required Purchasers may reasonably request in order to ensure that the Obligations under this Agreement and the Notes are guaranteed by the Guarantors and that the Liens created hereunder and under the other Note Documents continue to constitute first priority perfected security interests (or so long as the Revolving Credit Facility has not been terminated, in the case of the Revolving Credit Priority Collateral, second priority perfected security interests) in the Collateral.

6.11. Designation of Subsidiaries. The Board of Directors may, at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that immediately before and after such designation, (i) no Default or Event of Default shall have occurred and be continuing and (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of the Revolving Credit Facility or any Subordinated Indebtedness. For purposes of Section 7.4 hereof, the designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall be deemed to be an acquisition by the Issuer of the Equity Interests of such Unrestricted Subsidiary at the date of designation for a purchase price and investments equal to (x) if such Restricted Subsidiary is being acquired by a Note Party on such date of designation, the total aggregate value of all consideration (including all Earnouts) paid by such Note Party for such acquisition and (y) in all other cases, the fair market value of the assets of such Restricted Subsidiary at such date of designation. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and, for purposes of Section 7.4, a return on any investment by the Issuer in Unrestricted Subsidiaries equal to the fair market value of the assets of such Subsidiary at such date of designation. Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.

6.12. Use of Proceeds. Use the proceeds of the Notes, whether directly or indirectly, in a manner consistent with the uses set forth in Section 2.6 of this Agreement, including for working capital needs, the Refinancing, Permitted Acquisitions and the making of Permitted Investments.

6.13. USA PATRIOT Act Information. Provide to the Agent and Purchasers all documentation and other information about the Note Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been requested by the Agent or any of the Purchasers.

6.14. Post-Closing Actions. Complete each of the actions described on Schedule 6.14 as soon as commercially reasonable and by no later than the date set forth in Schedule 6.14 with respect to such action or such later date as the Required Purchasers may reasonably agree.

VII.	NEGATIVE COVENANTS.

No Note Party shall, nor shall they permit any of the Restricted Subsidiaries to, directly or indirectly, until satisfaction in full of the Obligations (other than unasserted contingent indemnification obligations) and termination of this Agreement:

7.1. Merger, Consolidation, Acquisition and Sale of Assets.

(a) Enter into any merger, consolidation, liquidation, dissolution or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person; permit any other Person to consolidate or merge with or liquidate or dissolve into it or sell, lease, transfer or otherwise dispose of all of or a substantial portion of all of its assets to or in favor of any Person, provided, however that (i) any Restricted Subsidiary may merge, amalgamate or consolidate with (x) the Issuer (including a merger, the purpose of which is to reorganize the Issuer into a new jurisdiction); provided that the Issuer shall be the continuing or surviving Person or (y) one or more other Restricted Subsidiaries; provided that when any Person that is a Note Party (other than the Issuer or Holdings) is merging with a Restricted Subsidiary, a Note Party shall be the continuing or surviving Person unless the resulting investment made in connection with a Note Party merging with a non-Note Party shall otherwise be a Permitted Investment; (ii) (x) any Subsidiary that is a non-Note Party may merge, amalgamate or consolidate with or into any other Subsidiary that is a non-Note Party, (y) any Subsidiary (other than the Issuer) may liquidate or dissolve and (z) the Issuer or any Subsidiary may change its legal form if, with respect to clauses (y) and (z), the Issuer determines in good faith that such action is in the best interest of the Issuer and its Subsidiaries and if not materially disadvantageous to the Purchasers (it being understood that in the case of any change in legal form, the Issuer will remain the Issuer and a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder); (iii) any Restricted Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Issuer or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Note Party, then (x) the transferee must be a Note Party or (y) to the extent constituting an investment, such investment must be a Permitted Investment, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Note Party gives Agent and the Purchasers at least 5 Business Days’ prior written notice of such merger or consolidation, (C) no Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, and (D) Agent’s and Purchasers’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation and (iv) so long as no Event of Default has occurred and is continuing or would result therefrom, a merger, consolidation, amalgamation, dissolution, liquidation, consolidation or sale of assets, the purpose of which is to effect a Permitted Acquisition.

(b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) the sale of Inventory in the Ordinary Course of Business, (ii) the disposition of assets from any Note Party or Restricted Subsidiary to the Issuer or any Subsidiary Guarantor, (iii) the disposition or transfer of obsolete and worn-out Equipment in the Ordinary Course of Business, (iv) subject to at least five (5) Business Days’ written notice of such Sale-Leaseback Transaction to Agent and the Purchasers, the disposition of Equipment in connection with a Sale-Leaseback Transaction to the extent the Attributable Indebtedness incurred in connection with such Sale-Leaseback Transaction is permitted pursuant to clause (b) of the defined term “Permitted Indebtedness”, (v) any other dispositions or transfers (other than sales, dispositions or transfers of Receivables) during any fiscal year not to exceed $1,000,000, (vi) dispositions of Receivables, but only to the extent of a compromise, adjustment, write down or collection thereof or acceptance of any return of merchandise in connection therewith or the granting of any material discount, allowance or credits thereon, in each case, in the Ordinary Course of Business, or in connection with the bankruptcy or reorganization of the applicable Customer and dispositions of any securities received in any such bankruptcy or reorganization, (vii) the use or transfer of cash or Cash Equivalents in a manner that is not prohibited by this Agreement, (viii) the making of an investment that is permitted to be made pursuant to Section 7.4, (ix) the making of a distribution in accordance with Section 7.7, and (x) dispositions of assets acquired pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition (the “Subject Permitted Acquisition”) so long as (i) the proceeds of any such disposition of assets are used to prepay the Notes in accordance with Section 2.5(a) hereof (without an option for reinvestment pursuant to Section 2.5(b)), (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of the Note Parties thereof and either (x) the fair market value of the assets to be so disposed do not exceed 25% of the fair market value of the total assets acquired from the Subject Permitted Acquisition or (y) the amount of EBITDA attributable to the assets to be so disposed does not exceed 25% of the total EBITDA attributable to the total assets acquired in such Subject Permitted Acquisition, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the Subject Permitted Acquisition; provided, that for any such sale, lease, transfer or other disposition pursuant to this Section 7.1(b) (except pursuant to clauses (ii), (vi) and (ix) or to the Issuer or a Subsidiary Guarantor) shall be for no less than the fair market value of the applicable property or assets at the time of such transaction.

7.2. Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3. Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than in respect of the Obligations) except (a) as disclosed on Schedule 7.3, (b) guarantees of Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness”, (c) Permitted Intercompany Investments and (d) the endorsement of checks in the Ordinary Course of Business. For all purposes of this Agreement, the amount of any assumption, endorsement or guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such assumption, endorsement or guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by the Person assuming, or otherwise endorsing or guaranteeing such obligation.

7.4. Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, except (a) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States having average maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof, (b) commercial paper and variable or fixed rate notes issued by a commercial bank that is organized under the laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development and is a member of the Federal Reserve System, and either (i) has combined capital and surplus of at least $500,000,000 or (ii) issues debt obligations, or is the Subsidiary of a holding company which issues debt obligations, that are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency (any such commercial bank, an “Approved Bank”) (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 180 days from the date of acquisition thereof, (c) time deposits or eurodollar time deposits with insured certificates of deposit, bankers’ acceptances or overnight bank deposits of, or letters of credit issued by an Approved Bank, in each case with maturities not exceeding 180 days from the date of acquisition thereof, (d) U.S. money market funds that invest solely in obligations set forth in Section 7.4(a), (e) Permitted Investments, (f) advances, loans or extensions of credit permitted under Section 7.5 and assumptions, endorsements and guarantees permitted under Section 7.3, and (g) the purchase or acquisition of obligations or Equity Interests of, or any other interest in, any Person (together with any Permitted Acquisitions accounted for as investments pursuant to this clause (g)) in an aggregate amount not to exceed (x) $5,000,000 (less the amount of any advances, loans or extensions of credit made in reliance on the dollar amount set forth in Section 7.5(e)(x)) plus (y) the Cumulative Credit at such time (provided, that no Event of Default has occurred and is continuing or would result therefrom).

7.5. Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate except with respect to (a) the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business, (b) loans to employees in the Ordinary Course of Business not to exceed the aggregate amount of $1,000,000 at any time outstanding, (c) Permitted Intercompany Investments, (d) advances, loans or extensions of credit permitted under Section 7.4 and (e) advances, loans or extensions of credit in an aggregate amount not to exceed (x) $5,000,000 (less the amount of any investments made in reliance on the dollar amount set forth in Section 7.4(g)(x)) plus (y) the Cumulative Credit at such time (provided, that no Event of Default has occurred and is continuing or would result therefrom).

7.6. [RESERVED].

7.7. Distributions. Pay or make any distribution of any Equity Interest of any Note Party or any of the Restricted Subsidiaries or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any such Equity Interest of any Note Party or any Restricted Subsidiary except that the Note Parties and the Restricted Subsidiaries shall be permitted to make distributions (A) to the extent and in accordance with the terms and conditions set forth in clauses (i) through (iv) below and (B) subject to written certification provided to Agent and the Purchasers as to the purpose and amount of such distribution or payment (such certification to be provided in the Compliance Certificate delivered pursuant to Section 9.7 hereof), to its members or partners (as applicable), in an aggregate amount equal to the Increased Tax Burden of its members or partners (as applicable), so long as (a) a notice of termination with regard to this Agreement shall not be outstanding, (b) no Event of Default shall have occurred and be continuing or would occur after giving pro forma effect to such payment(s), and (c) the purpose for such purchase, redemption or distribution shall be as set forth in writing to Agent and the Purchasers at least ten (10) days within the occurrence of such purchase, redemption or distribution and such purchase, redemption or distribution shall in fact be used for such purpose. Payments to members or partners (as applicable) shall be made so as to be available when the tax is due, including in respect of estimated tax payments. In the event (x) the actual distribution to members or partners (as applicable), made pursuant to this Section 7.7 exceeds the actual income tax liability of any of such members or partners, whether direct or indirect (as applicable), due to such Note Party’s or Restricted Subsidiary’s status as a limited liability company or partnership (as applicable) or (y) if such Person was a subchapter C corporation, such Person would be entitled to a refund of income taxes previously paid as a result of a tax loss during a year in which such Person is a limited partnership or limited liability company (as applicable), then the members or partners (as applicable) shall repay such Person the amount of such excess or refund, as the case may be, no later than the date the annual tax return must be filed by such Person (without giving effect to any filing extensions). In the event such amounts are not repaid in a timely manner by any member or partners (as applicable), then such Note Party or Restricted Subsidiary, as applicable, shall not pay or make any distribution with respect to, or purchase, redeem or retire, any membership interest or partnership interest (as applicable) of such Person held or controlled by, directly or indirectly, such member or partner (as applicable), until such payment has been made;

(i) each Restricted Subsidiary of the Issuer may pay dividends and distributions to the Issuer and the other Restricted Subsidiaries of the Issuer (and in the case of a dividend or distribution by a non-wholly owned Restricted Subsidiary, to the Issuer and any other Restricted Subsidiary and to each other owner of Equity Interests of such non-wholly owned Restricted Subsidiary based upon their relative ownership interests of the relevant class of Equity Interests);

(ii) so long as no Event of Default has occurred and is continuing or would result therefrom, the Issuer and its Restricted Subsidiaries may (or may make dividends and distributions, the proceeds of which may be used by Holdings and/or any direct or indirect Parent to) repurchase, redeem, retire or otherwise acquire for value Equity Interests (including any stock appreciation rights or profit interests in respect thereof) of Holdings (or its direct or indirect parent), the Issuer or any of its Restricted Subsidiaries from current or former employees, directors or officers, provided that the aggregate cash payments in respect of such repurchases, redemptions, retirements and acquisitions shall not exceed $5,000,000 in any fiscal year, and provided further that at such time, if any, as such aggregate cash payments made in any fiscal year exceed $1,000,000, then any such additional cash payments made during such fiscal year may be made only if (x) after giving effect to each such additional cash payment, the Issuer shall be in pro forma compliance with the minimum Fixed Charge Coverage Ratio covenant (whether or not in effect) set forth in Section 6.5 hereof, measured as at the end of the applicable Pro Forma Testing Period and calculated on a pro forma basis assuming that such payment had been made on the first day of such Pro Forma Testing Period, and (y) no later than five (5) Business Days prior to the making of such payment, the Issuer shall deliver a certificate of the Chief Financial Officer or Controller of the Issuer certifying that the conditions of the preceding clause (x) were satisfied with respect to the making of such payment;

(iii) Holdings and its Restricted Subsidiaries may make non-cash repurchases of Equity Interests of Holdings (or its direct or indirect Parent), the Issuer or any

Restricted Subsidiary deemed to occur upon exercise of stock options or similar equity incentive awards if such Equity Interest represents a portion of the exercise price of such options or similar equity incentive awards; and

(iv) the Issuer and its Restricted Subsidiaries may make distributions and dividends (the proceeds of which may be used by Holdings and/or any direct or indirect Parent to make distributions and dividends) in an aggregate amount not to exceed (x) the greater of (1) $5,000,000 and (2) 10% of Adjusted EBITDA for the four fiscal quarter period most recently ended for which financial statements and a Compliance Certificate have been delivered in accordance with Section 9.6 or Section 9.7 (less the amount of any prepayments, redemptions, purchases, defeasances and other payments in respect of Subordinated Indebtedness in reliance on the dollar amount set forth in Section 7.16(iv)(x)) plus (y) the Cumulative Credit at such time (provided, that with respect to any dividend or distribution made out of amounts under clause (a) of the definition of “Cumulative Credit” pursuant to this clause (y), (A) no Event of Default has occurred and is continuing or would result therefrom, (B) the Issuer shall be in pro forma compliance with the minimum Fixed Charge Coverage Ratio covenant (whether or not in effect) set forth in Section 6.5 hereof measured as of the end of the applicable Pro Forma Testing Period and calculated on a pro forma basis assuming that such dividend or distribution had occurred on the first day of such Pro Forma Testing Period, (C) the Issuer shall have a pro forma Leverage Ratio of not greater than 3.50 to 1.00, measured as of the end of the applicable Pro Forma Testing Period and calculated on a pro forma basis assuming that such dividend or distribution had occurred on the first day of such Pro Forma Testing Period, and (D) satisfaction of the foregoing clauses (A), (B) and (C) shall be evidenced by a certificate from a Chief Financial Officer of the Issuer demonstrating such satisfaction calculated in reasonable detail); and

(v) the Issuer and its Restricted Subsidiaries may make other distributions to Holdings to pay (or for Holdings to make distributions to any direct or indirect Parent to pay) (i) out-of-pocket legal, accounting and other general corporate overhead out-of-pocket costs incurred in the Ordinary Course of Business attributable to the ownership of the Issuer and its Subsidiaries in an aggregate amount not to exceed $2,000,000 in any fiscal year, (ii) customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, Holdings’ or any direct or indirect Parent’s directors and officers attributable to the ownership or operations of the Issuer and its Subsidiaries and (iii) fees and expenses payable to COAC to the extent that the payment of such fees and expenses is permitted pursuant to Section 7.10(b).

7.8. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except Permitted Indebtedness.

7.9. Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business.

7.10. Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, including without limitation the payment of any management fees, except (a) transactions which are on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate; provided, that the Note Parties and the Restricted Subsidiaries shall disclose the terms and conditions of each transaction with any Affiliate(s) entered into in reliance on this Section 7.10 on the next Compliance Certificate delivered by the Note Parties and the Restricted Subsidiaries pursuant to Section 9.7 following the date the applicable Note Party or Restricted Subsidiary enters into such transaction, (b) the payment of fees and expenses to COAC in connection with the providing of advisory services in an aggregate amount not to exceed $2,000,000 in any fiscal year, (c) entering into employment and severance arrangements, in the Ordinary Course of Business between any Note Party or Restricted Subsidiary and its officers and employees, (d) the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of directors, officers, non-Affiliated consultants and employees of the Note Parties and the Restricted Subsidiaries in the Ordinary Course of Business, (e) transactions permitted by Section 7.7 or any Permitted Intercompany Investment, and (f) transactions between or among the Note Parties.

7.11. [RESERVED].

7.12. Fiscal Year and Accounting Changes. Change its fiscal year from a year ending on December 31st or make any significant change (a) in accounting treatment and reporting practices except as required by GAAP or (b) in tax reporting treatment except as required by law.

7.13. [RESERVED].

7.14. Amendment of Organizational Documents; Material Indebtedness.

(a) Without the consent of the Required Purchasers, amend, modify or waive any term or provision of its certificate of partnership, limited partnership agreement, certificate of formation, operating agreement or other organizational documents in a manner materially adverse to the interests of the Purchasers unless required by law.

(b) Without the consent of the Required Purchasers, amend, modify, change or waive any term or condition in any manner materially adverse to the interests of the Purchasers of any documentation in respect of any Indebtedness having an aggregate outstanding principal amount in excess of the Threshold Amount.

(c) Without the consent of the Required Purchasers, amend, modify, change or waive any term or condition of any documentation (including the Revolving Credit Agreement) related to the Revolving Credit Facility in any manner materially adverse to the interests of the Purchasers.

7.15. Compliance with ERISA. (i) Engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction,” as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (ii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of the Issuer or any member of the Controlled Group or the imposition of a lien on the property of the Issuer or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iii) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any

Multiemployer Plan and which would reasonably be expected to have a Material Adverse Effect; (iv) fail promptly to notify Agent and the Purchasers of the occurrence of any Termination Event, (v) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan and which would reasonably be expected to have a Material Adverse Effect; or (vi) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet, all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect to any Plan.

7.16. Prepayment of Subordinated Indebtedness; Payments of Qualified Subordinated Indebtedness. At any time, directly or indirectly, prepay any Subordinated Indebtedness, or repurchase, redeem, retire or otherwise acquire any Subordinated Indebtedness, or make any payment in respect of Qualified Subordinated Indebtedness (other than payments of interest to the extent paid-in-kind through the addition to the principal amount thereof), except (i) Permitted Refinancings (as such term is defined in clause (d) of the defined term Permitted Indebtedness), (ii) the conversion or exchange of any Subordinated Indebtedness to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect Parents, (iii) the prepayment of Indebtedness of the Issuer or any Restricted Subsidiary to the Issuer or any Restricted Subsidiary, and (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Subordinated Indebtedness (including cash or non-cash payments in respect of Qualified Subordinated Indebtedness) prior to their scheduled maturity in an aggregate amount not to exceed (x) the greater of (1) $5,000,000 and (2) 10% of Adjusted EBITDA for the four fiscal quarter period most recently ended for which financial statements and a Compliance Certificate have been delivered in accordance with Section 9.6 or Section 9.7 (less the amount of any distributions made in reliance on the dollar amount set forth in Section 7.7(iv)(x)) plus (y) the Cumulative Credit at such time (provided, that with respect to any prepayment, redemption, purchase, defeasance or other payment in respect of Subordinated Indebtedness made out of amounts under clause (a) of the definition of “Cumulative Credit” pursuant to this clause (y), (A) no Event of Default has occurred and is continuing or would result therefrom, (B) the Issuer shall be in pro forma compliance with the minimum Fixed Charge Coverage Ratio covenant (whether or not in effect) set forth in Section 6.5 hereof measured as of the end of the applicable Pro Forma Testing Period and calculated on a pro forma basis assuming that such redemption, purchase, defeasance or other payment had occurred on the first day of such Pro Forma Testing Period, (C) the Issuer shall have a pro forma Leverage Ratio of not greater than 3.50 to 1.00, measured as of the end of the applicable Pro Forma Testing Period and calculated on a pro forma basis assuming that such redemption, purchase, defeasance or other payment had occurred on the first day of such Pro Forma Testing Period, and (D) satisfaction of the foregoing clauses (A), (B) and (C) shall be evidenced by a certificate from a Chief Financial Officer of the Issuer demonstrating such satisfaction calculated in reasonable detail).

7.17. Burdensome Agreements. None of the Note Parties or the Restricted Subsidiaries shall enter into or permit to exist any agreement or obligation (other than this Agreement, the other Note Documents or the Revolving Credit Agreement) that limits the ability of (a) any Restricted Subsidiary to pay dividends or make distributions to the Issuer or any of its Restricted Subsidiaries, or (b) any Note Party to create, incur, assume or suffer to exist Liens on any property of such Person for the benefit of the Purchasers with respect to the Obligations or under the Note Documents, provided that the foregoing clauses (a) and (b) shall not apply to agreements or obligations which:

(i) exist on the Closing Date and are listed on Schedule 7.17 to this Agreement and, to the extent such obligations are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such obligation;

(ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of a Note Party, so long as such obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary of such Note Party;

(iii) are customary restrictions that arise in connection with any Permitted Encumbrance or disposition permitted by Section 7.1,

(iv) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures constituting Permitted Investments or otherwise permitted under this Agreement and applicable solely to such joint venture,

(v) are customary restrictions on leases, subleases, licenses, cross-licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the property interest, rights or the assets subject thereto,

(vi) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any of the Note Parties or the Restricted Subsidiaries,

(vii) are customary provisions restricting assignment of any agreement entered into in the Ordinary Course of Business,

(viii) are restrictions on cash or other deposits imposed by customers under contracts entered into in the Ordinary Course of Business,

(ix) comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 7.08 that are, taken as a whole, no more restrictive with respect to the Issuer, any Note Party or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Issuer shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder.

7.18. Anti-Terrorism Laws. None of the Note Parties or the Restricted Subsidiaries shall, until satisfaction in full of the Obligations and termination of this Agreement, nor shall it permit any Affiliate or agent to:

(a) Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.

(b) Deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(c) Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law. The Note Parties and the Restricted Subsidiaries shall deliver to Purchasers any certification or other evidence requested from time to time by any Purchaser in its sole discretion, confirming the Note Parties’ and the Restricted Subsidiaries’ compliance with this Section.

7.19. Trading with the Enemy Act. Engage in any business or activity in violation of the Trading with the Enemy Act.

7.20. Permitted Activities.

(a) With respect to Holdings, (A) engage in any material operating or business activities or own any material assets; provided that the following and any activities incidental thereto shall be permitted in any event: (i) its ownership of the Equity Interests of the Issuer and activities incidental thereto, including payment of dividends and other amounts in respect of its Equity Interests, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Note Documents and the Revolving Credit Documents, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Equity Interests), payment of dividends, making contributions to the capital of the Issuer and guaranteeing the obligations of the Issuer, (v) participating in tax, accounting and other administrative matters as a member of the consolidated group of KGH and the Issuer, (vi) providing indemnification to officers and directors and (vii) any activities incidental to the foregoing and (B) own any Equity Interests other than Equity Interests in the Issuer.

(b) So long as financial statements of KGH and its consolidated Subsidiaries are being provided in lieu of financial statements of the Issuer and its consolidated Subsidiaries in accordance with Section 9.5, with respect to KGH, (A) engage in any material operating or business activities or own any material assets; provided that the following and any activities incidental thereto shall be permitted in any event: (i) its ownership of the Equity Interests of Holdings and activities incidental thereto, including payment of dividends and other amounts in respect of its Equity Interests, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Equity Interests), payment of dividends, making contributions to the capital of Holdings, (iv) participating in tax, accounting and other administrative matters as a member of the consolidated group of KGH, Holdings and the Issuer, (v) providing indemnification to officers and directors, (vi) the providing of guarantees in respect of the obligations of Holdings or any of its Subsidiaries; provided that the aggregate amount of such guaranteed obligations shall not exceed

$1,000,000 at any time outstanding; (vii) the performance of the activities set forth on Schedule 7.20 and (viii) any activities incidental to the foregoing and (B) own any Equity Interests other than Equity Interests of Holdings.

VIII.	CONDITIONS PRECEDENT.

8.1. Conditions to Initial Purchase. The agreement of the Purchasers to purchase the Term Notes on the Closing Date is subject to the satisfaction, or waiver by the Purchasers, immediately prior to or concurrently with the purchase of the Term Notes, of the following conditions precedent:

(a) Agreement and Notes; Revolving Credit Documents.

(i) The Agent and the Purchasers shall have received duly executed counterparts of this Agreement, and each Purchaser shall have received its Term Note duly executed and delivered by an authorized officer of the Issuer; provided, that if either PIMCO or the Guggenheim Purchasers notify the Issuer in writing within one (1) Business Day of the Closing Date that the final allocation of the Term Commitments on the Closing Date among the PIMCO Purchasers or the Guggenheim Purchasers, respectively, has changed, the Issuer shall cause (1) new Term Notes reflecting such final allocation to be issued and delivered to the PIMCO Purchasers or the Guggenheim Purchasers, as applicable, upon receipt of the original Term Notes issued on the Closing Date and (2) Schedule 1.1 hereto to be updated to reflect such final allocation; and

(ii) The Agent and the Purchasers shall have received copies of the Revolving Credit Documents and the schedules and exhibits thereto, duly executed by the parties thereto, including certification by the Chief Financial Officer of the Issuer that such documents are in full force and effect as of the Closing Date; provided, that such Revolving Credit Documents shall be in form and substance as reasonably satisfactory to the Purchasers and their legal counsel;

(b) Filings, Registrations and Recordings. The Agent and the Purchasers shall have received copies of all UCC, lien, judgment and litigation searches and each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Agent or any Purchaser to be filed, registered or recorded in order to create, in favor of Agent for the benefit of the Purchasers, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to the Required Purchasers, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c) Collateral Access Agreements. The Agent and the Purchasers shall have received landlord, mortgagee or warehouseman agreements with respect to such premises leased by the Note Parties at which Inventory and books and records are located to the extent obtained and in place under the Revolving Credit Facility;

(d) Pledge and other Note Documents. The Purchasers shall have received the executed other Note Documents, all in form and substance satisfactory to the Purchasers;

(e) Pledged Equity. The Agent shall have received certificates, if any, representing the Pledged Equity accompanied by undated stock powers executed in blank;

(f) Closing Certificate. The Agent and the Purchasers shall have received a closing certificate signed by the Chief Financial Officer of the Issuer dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the other Note Documents are true and correct in all material respects (except to the extent any such representation or warranty is already qualified as to materiality, Material Adverse Effect or similar language, in which case each such representation or warranty (after giving effect to any qualification therein) shall be true and correct in all respects) on and as of such date with the same effect as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms expressly relates to an earlier date shall be required to be true and correct in all material respects as of such earlier date) and (ii) on such date no Default or Event of Default has occurred or is continuing;

(g) Solvency Certificate. The Purchasers shall have received a solvency certificate signed by the Chief Financial Officer of the Issuer (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit 8.1(g).

(h) Control Agreements. The Agent shall have received duly executed agreements establishing springing control in favor of Agent upon the termination of the Revolving Credit Facility in any deposit accounts or securities accounts to the extent required pursuant to Section 4.15(i);

(i) Proceedings of Note Parties. The Purchasers shall have received a copy of the resolutions in form and substance reasonably satisfactory to the Purchasers, of the Board of Managers, Managing Member, or General Partner (as applicable) of each Note Party authorizing (i) the execution, delivery and performance of this Agreement, the Notes, and all other Note Documents and (ii) the granting by each Note Party of the security interests in and liens upon the Collateral in each case certified by the senior officer, Managing Member or General Partner (as applicable) of each Note Party as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(j) Incumbency Certificates of Note Parties. The Agent and the Purchasers shall have received a certificate of the senior officer, Managing Member or General Partner of each Note Party, dated the Closing Date, as to the incumbency and signature of the senior officer, Managing Member or General Partner of each Note Party, as applicable, executing this Agreement, the other Note Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such senior officer, Managing Member or General Partner;

(k) Certificates. The Purchasers shall have received a copy of the certificate of formation, certification of limited partnership or certificate of incorporation, as applicable, of each Note Party, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of formation together with copies of the operating agreement, limited partnership agreement or bylaws, as applicable, of each Note Party and all agreements of each Note Party’s members, partners or board of directors, as applicable, certified as accurate and complete by the senior officer, Managing Member or General Partner of each Note Party, as applicable;

(l) Good Standing Certificates. The Purchasers shall have received good standing certificates for each Note Party dated not more than 30 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Note Party’s jurisdiction of formation and each jurisdiction where the conduct of each Note Party’s business activities or the ownership of its properties necessitates qualification except, where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect;

(m) Legal Opinion. The Agent and the Purchasers shall have received the executed legal opinion of (i) Schulte Roth & Zabel LLP in form and substance reasonably satisfactory to Agent and the Purchasers and (ii) Clark Hill PLC, local Pennsylvania counsel to the Note Parties in form and substance reasonably satisfactory to Agent and the Purchasers, and each Note Party hereby authorizes and directs each such counsel to deliver such opinions to Agent and the Purchasers;

(n) [RESERVED].

(o) Fees and Expenses. The Issuer shall have paid all fees and expenses payable on or prior to the Closing Date under the Commitment Letter or as specified hereunder, including pursuant to Article III hereof, to the extent invoiced at least two (2) Business Days prior to the Closing Date;

(p) Pro Forma Financial Statements; Historical Financial Statements. The Purchasers shall have received a copy of (i) the Pro Forma Financial Statements, (ii) the Audited Financial Statements, and (iii) the financial statements described in Section 9.7 (or the financial statements of KGH (together with the additional information required by Section 9.5)) for each subsequent fiscal quarter ended at least forty-five (45) days prior to the Closing Date, each of which shall be satisfactory in all respects to the Purchasers;

(q) Insurance. Agent and the Purchasers shall have received in form and substance reasonably satisfactory to Agent and the Purchasers, certified copies of the Note Parties’ casualty insurance policies and environmental insurance required by this Agreement, together with loss payable endorsements satisfactory to the Required Purchasers naming Agent as loss payee, and certified copies of the Note Parties’ liability insurance policies required by this Agreement, together with endorsements naming Agent as an additional insured;

(r) Payment Instructions; Refinancing; Payoff Documents; Remaining Indebtedness.

(i) The Purchasers shall have received written instructions from the Issuer directing the application of proceeds of the purchase of the Term Notes made pursuant to this Agreement;

(ii) Prior to or substantially concurrently with the purchase and sale of the Term Notes on the Closing Date, (i) the Revolving Credit Facilities shall have been consummated, (ii) the Refinancing shall have been consummated and (iii) in connection with such Refinancing, the Purchasers shall have received in form and substance satisfactory to the Purchasers copies of all documentation evidencing the satisfaction of such indebtedness to be paid off and satisfied, the release of all obligors of any monetary obligations thereunder, and in connection with the Existing Credit Agreement, the termination and release of all liens securing such indebtedness; and

(iii) On the Closing Date, after giving effect to the Refinancing neither the Issuer nor any of its Restricted Subsidiaries shall have any Indebtedness for borrowed money except (i) the Revolving Credit Facility, (ii) the Term Notes and (iii) any Permitted Indebtedness.

(s) Consents. Agent and the Purchasers shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the other Note Documents; and, Agent and Purchasers shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent, the Purchasers and their counsel shall reasonably deem necessary;

(t) No Adverse Material Change. (i) Since December 31, 2013, there shall not have occurred any event, condition or state of facts which would reasonably be expected to have a Material Adverse Effect; and

(u) USA PATRIOT Act Information. The Agent and the Purchasers shall have received, at least five (5) days prior to the Closing Date, all documentation and other information about the Note Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been requested by the Agent and/or the Purchasers at least 10 days prior to the Closing Date.

(v) CUSIP Number. A CUSIP Number issued by Standard & Poor’s CUSIP Service Bureau shall have been obtained for the Notes.

8.2. Conditions to Delayed Draw Notes Purchase. The agreement of Purchasers to purchase the Delayed Draw Notes on a Delayed Draw Funding Date is subject to the satisfaction, or waiver by the Purchasers, immediately prior to or concurrently with the purchase of such Delayed Draw Notes, of the following conditions precedent:

(a) Delayed Draw Availability Period. The Delayed Draw Funding Date is during the Delayed Draw Availability Period.

(b) Delayed Draw Notice. The Issuer shall have delivered a Delayed Draw Notice to the Purchasers and Agent at least fifteen (15) Business Days prior to the proposed Delayed Draw Funding Date. Each Delayed Draw Notice shall be deemed to be a representation and warranty by the Issuer that the conditions specified in Section 8.2 and Section 8.3 have been satisfied on and as of the date of the applicable Delayed Draw Funding Date.

(c) Notes. Each Purchaser shall have received a Delayed Draw Note duly executed and delivered by an authorized officer of the Issuer; and

(d) Closing Certificate. The Purchasers shall have received a closing certificate signed by the Chief Financial Officer of the Issuer dated as of the Delayed Draw Funding Date, stating that (i) all representations and warranties set forth in this Agreement and the other Note Documents are true and correct in all material respects on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date) and (ii) on such date no Default or Event of Default has occurred or is continuing.

8.3. Conditions to Each Notes Purchase. The agreement of Purchasers to purchase any Notes requested to be purchased on any date (including the purchase of the Term Notes on the Closing Date, the Delayed Draw Notes on any Delayed Draw Funding Date and Incremental Notes on any Incremental Notes Closing Date), is subject to the satisfaction of the following conditions precedent as of the date such purchase of Notes is made:

(a) Representations and Warranties. Each of the representations and warranties made by any Note Party in or pursuant to this Agreement, the other Note Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the other Note Documents or any related agreement shall be true and correct in all material respects (except to the extent any such representation or warranty is already qualified as to materiality, Material Adverse Effect or similar language, in which case each such representation or warranty (after giving effect to any qualification therein) shall be true and correct in all respects) on and as of such date (it being understood and agreed that any representation or warranty which by its terms expressly relates to an earlier date shall be required to be true and correct in all material respects as of such earlier date); and

(b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the purchase of the Notes requested to be made, on such date.

Each request for a purchase of Notes by the Issuer hereunder shall constitute a representation and warranty by the Issuer as of the date of such issuance of Notes that the conditions contained in this subsection shall have been satisfied.

8.4. Determination of Conditions Precedent. Notwithstanding anything contained herein to the contrary, in no event shall the Agent be responsible or liable for determining whether any conditions precedent to the issuance or purchase of any Notes issued or purchased under this Agreement, including without limitation those listed in this Article VIII or Section 2.7, have been satisfied or complied with.

IX.	INFORMATION AS TO NOTE PARTIES.

Each of the Note Parties and the Restricted Subsidiaries shall, or (except with respect to Section 9.11) shall cause Issuer on its behalf to, until satisfaction in full of the Obligations (other than unasserted contingent indemnification obligations) and the termination of this Agreement:

9.1. Disclosure of Material Matters. Promptly upon learning thereof, report to Agent and the Purchasers all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral, including any Note Party’s reclamation or repossession of, or the return to any Note Party of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2. Environmental Reports Furnish Agent and the Purchasers, concurrently with the delivery of the financial statements referred to in Sections 9.6 and 9.7, with a certificate signed by the President of the Issuer stating, to the best of his knowledge, that each Note Party and each Restricted Subsidiary is in compliance in all respects with all federal, state and local Environmental Laws, to the extent set forth in Section 5.7 of this Agreement. If any Note Party or any Restricted Subsidiary is not in such compliance to such extent with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Note Party or such Restricted Subsidiary will implement in order to achieve such compliance.

9.3. Litigation. Promptly notify Agent and the Purchasers in writing of any claim, litigation, suit or administrative proceeding affecting the Issuer or any Guarantor, or any of the Restricted Subsidiaries, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects a material portion of the Collateral or which would reasonably be expected to have a Material Adverse Effect.

9.4. Material Occurrences; Material Contracts. Promptly notify Agent and the Purchasers in writing upon the occurrence of: (i) any Event of Default; (ii) any event of default under the Revolving Credit Agreement; (iii) any event, development or circumstance whereby any financial statements or other reports furnished to Agent or the Purchasers fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any of the Note Parties or the Restricted Subsidiaries as of the date of such statements; (iv) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any of the Note Parties or the Restricted Subsidiaries to a tax imposed by Section 4971 of the Code; (v) without limiting the generality of clause (a), notice of any Event of Default under Section 10.11, including the names and addresses of the holders of such Indebtedness with respect to which such Event of Default has occurred, and the amount of such Indebtedness; and (vi) any other development in the business or affairs of the Issuer or any Guarantor, or any of the Restricted Subsidiaries, which would reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action the Issuer proposes to take with respect thereto.

9.5. Parent Financials. Notwithstanding the requirements of Sections 9.6, 9.7 and 9.8, the obligations to deliver the financial statements of the Issuer and its consolidated Subsidiaries may be satisfied by (A) on and after the Closing Date (and until an election made pursuant to clause (B) below), furnishing the applicable financial statements of KGH and its consolidated Subsidiaries and (B) to the extent the Issuer has provided at least thirty (30) days’ prior written notice to Agent and the Purchasers as to such change, Holdings and its consolidated Subsidiaries; provided that, (i) such information is accompanied by unaudited consolidating information that explains in reasonable detail the differences between the information relating to either KGH or Holdings, as applicable, and its consolidated Subsidiaries, on the one hand, and the information relating to the Issuer and its consolidated Subsidiaries on a standalone basis, on the other hand and (ii) to the extent annual financial statements provided pursuant to this Section 9.5 are in lieu of the annual financial statements required to be provided under Section 9.6, such annual financial statements are accompanied by a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

9.6. Annual Financial Statements. Furnish the Purchasers with respect to each fiscal year, within one hundred and twenty (120) days, in each case, after the end of the fiscal year of the Issuer, (a) financial statements of the Issuer and its Subsidiaries on a consolidated basis including, but not limited to, statements of income and members’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail, audited and accompanied by a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion (i) shall be prepared in accordance with generally accepted auditing standards and (ii) shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, (b) a Compliance Certificate and (c) a Narrative Report.

9.7. Quarterly Financial Statements. Furnish the Purchasers within forty-five (45) days after the end of each fiscal quarter, (a) an unaudited balance sheet and unaudited statements of members equity and cash flow of the Issuer, in each case on a consolidated basis and an unaudited statement of income of the Issuer and its Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year and prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the Issuer’s business, (b) a Compliance Certificate and (c) a Narrative Report.

9.8. Monthly Financial Statements. Furnish the Purchasers within thirty (30) days after the end of each month (other than for the months of March, June, September and December, which shall be delivered in accordance with Sections 9.7 and 9.8 as applicable), an unaudited balance sheet and unaudited statements of members equity and cash flow of the Issuer and its Subsidiaries, in each case on a consolidated basis and an unaudited statement of income of the Issuer and its Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the Issuer’s business. The reports shall be accompanied by a Compliance Certificate.

9.9. Other Reports. Furnish the Purchasers as soon as available, but in any event within ten (10) days after the issuance thereof, (i) with copies of such financial statements, reports and returns as any Note Party and any of its Restricted Subsidiaries shall send to its partners and members and (ii) copies of all material notices and reports, and financial statements, in each case sent pursuant to the Revolving Credit Agreement and the “Other Documents” (as defined in the Revolving Credit Agreement) and the Subordinated Loan Documentation (to the extent any Subordinated Indebtedness is outstanding).

9.10. Additional Information. Furnish the Purchasers with such additional information as the Required Purchasers shall reasonably request in order to enable the Purchasers to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by the Note Parties and the Restricted Subsidiaries including (a) copies of all environmental audits and reviews, pursuant to Section 4.19 and (b) promptly upon any Note Party learning thereof, notice of any labor dispute to which any Note Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Note Party is a party or by which any Note Party is bound, in each case under this clause (b), to the extent that the occurrence thereof would reasonably be expected to result in a Material Adverse Effect.

9.11. Projected Operating Budget. Furnish the Purchasers no later than thirty (30) days after the beginning of the Issuer’s fiscal year commencing with the fiscal year ending on or about December 31, 2014, a quarter by quarter projected operating budget and cash flow of Issuer and its Subsidiaries on a consolidated basis for such fiscal year (including an income statement for each quarter and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of the Issuer to the effect that such projections have been prepared on a reasonable and good faith basis, pursuant to sound financial planning practices consistent with past budgets and financial statements (it being understood that projections by their nature are subject to uncertainties and contingencies, many of which are beyond the control of the Issuer, the Note Parties and the Restricted Subsidiaries, that no assurances can be given that such projections will be realized, and that actual results may differ in a material manner from such projections).

9.12. Variances From Operating Budget. Furnish the Purchasers, concurrently with the delivery of the financial statements referred to in Sections 9.6 and 9.7, a written report summarizing all material variances from budgets submitted by the Issuer pursuant to Section 9.11 and a discussion and analysis by management with respect to such variances.

9.13. Notice of Suits, Adverse Events. Furnish the Purchasers with prompt written notice of (i) any lapse or other termination of any material Consent issued to any of the Note Parties or the Restricted Subsidiaries by any Governmental Body or any other Person that is material to the operation of any Note Party’s or any Restricted Subsidiary’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any of the Note Parties or the Restricted Subsidiaries with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any of the Note Parties or the Restricted Subsidiaries, or if copies thereof are requested by any Purchaser, and (iv) copies of any material notices and other material communications from any Governmental Body or Person which specifically relate to any of the Note Parties or the Restricted Subsidiaries.

9.14. ERISA Notices and Requests. Furnish the Purchasers with prompt written notice (but no later than five (5) Business Days following knowledge of an event) in the event that (i) the Issuer or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which the Issuer or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) the Issuer or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which the Issuer or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by the Issuer or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Pension Benefit Plan or the establishment of any new Pension Benefit Plan or the commencement of contributions to any Pension Benefit Plan to which the Issuer or any member of the Controlled Group was not previously contributing shall occur; (v) the Issuer or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Pension Benefit Plan or to have a trustee appointed to administer a Pension Benefit Plan, together with copies of each such notice, (vi) the Issuer or any member of the Controlled Group shall receive any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) the Issuer or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) the Issuer or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) the Issuer or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

9.15. Unrestricted Subsidiaries. Simultaneously with the delivery of each set of financial statements referred to in Sections 9.6, 9.7 and 9.8 above, the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.

9.16. Additional Documents. Execute and deliver to Agent and the Purchasers, upon request, such documents and agreements as Agent or the Required Purchasers may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

X.	EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1. Nonpayment. Failure by any Note Party to (a) pay any principal on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or (b) pay when due any other liabilities or make any other payment, fee or charge provided for herein when due or in any other Note Document and such failure to pay when due any amount described in this clause (b) shall continue for five (5) Business Days;

10.2. Breach of Representation. Any representation or warranty made or deemed made by any Note Party in this Agreement, any other Note Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3. Financial and other Information. Failure by any Note Party to (i) furnish financial and other information pursuant to Sections 9.6, 9.7, 9.8, 9.11 or 9.15 when due or when requested which is unremedied for a period of five (5) Business Days, or (ii) promptly permit the inspection, conducted in accordance with the terms of Section 4.10 of this Agreement, of its books or records;

10.4. Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment against any Note Party’s Inventory, Receivables or against a portion of any Note Party’s other property, such Lien, levy, assessment, injunction or attachment is not stayed or lifted within thirty (30) days, and the imposition or issuance thereof is reasonably likely to have a Material Adverse Effect;

10.5. Noncompliance. (a) failure or neglect of any Note Party to perform, keep or observe any term, provision, condition, or covenant contained in any of Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.19, 6.3, 6.5 and 6.12, Article VII (other than Section 7.15) and any of Sections 9.1, 9.3, 9.4 and 9.14 of this Agreement, and (b) except as otherwise provided in Sections 10.1, 10.2, 10.3 and 10.5(a), failure or neglect of any Note Party to perform, keep or observe any term, provision, condition or covenant, contained in this Agreement or in any other Note Agreement which is not cured within thirty (30) days (or, in the case of Section 4.10, five (5) days) after the earlier of the date on which (i) a Responsible Officer of a Note Party becomes aware of such failure and (ii) notice thereof shall have been given to the Issuer by the Agent or any Purchaser;

10.6. Judgments. Any judgment or judgments are rendered against any Note Party for an aggregate amount in excess of the Threshold Amount or against all Note Parties for an aggregate amount in excess of the Threshold Amount and (a) enforcement proceedings shall have been commenced by a creditor upon such judgment, (b) there shall be any period of forty-five (45) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (c) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance); provided, however, that any such judgment shall not give rise to an Event of Default under this Section 10.6 for so long as (i) the amount of such judgment is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (ii) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

10.7. Bankruptcy. Any Note Party or any Restricted Subsidiary of any Note Party shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of creditors, (c) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (d) be adjudicated a bankrupt or insolvent, (e) file a petition seeking to take advantage of any other law providing for the relief of debtors, (f) acquiesce to, or fail to have dismissed, within forty-five (45) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (g) take any action for the purpose of effecting any of the foregoing;

10.8. Inability to Pay. Any Note Party shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9. [Reserved].

10.10. Lien Priority. Any Lien created hereunder or provided for hereby or under any other Note Document for any reason (other than the failure of Agent to make required filings or take required actions based on accurate information timely provided by the Note Parties) ceases to be or is not a valid and perfected Lien having a first priority interest (other than, so long as the Revolving Credit Facility has not been terminated, in the Revolving Credit Priority Collateral, which shall have a second priority interest), which failure to be valid, perfected or having the priority required (x) involves Collateral with a fair market value in excess of $50,000 or (y) is not cured within five (5) Business Days after the earlier of the date on which (i) a Responsible Officer of a Note Party becomes aware of such failure and (ii) notice thereof shall have been given to the Issuer by the Agent or any Purchaser;

10.11. Cross Default. Any “event of default” under either (A) the Revolving Credit Facility or (B) to the extent having an aggregate outstanding principal amount in excess of the Threshold Amount, any other Indebtedness of any Note Party (Indebtedness under either clause (A) or (B), “Subject Indebtedness”), or any other event or circumstance which would permit the holder of such Subject Indebtedness to accelerate such Indebtedness (and/or the obligations of the Note Party thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Subject Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness), in any such case after giving effect to any applicable notice, grace or cure periods;

10.12. Termination of Guaranty. Termination (other than in accordance with the terms thereof) by any Guarantor of the Guaranty provided hereunder or under any other agreement executed and delivered to Agent or the Purchasers in connection with the Obligations of any Note Party, or if any Note Party attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or other agreement;

10.13. Change of Ownership. Any Change of Control shall occur;

10.14. Invalidity. Any material provision of this Agreement or any other Note Document shall, for any reason, cease to be valid and binding on any Note Party (except in accordance with its terms), or any Note Party shall so claim in writing to Agent or any Purchaser; or

10.15. [RESERVED].

10.16. [RESERVED].

10.17. [RESERVED].

10.18. Pension Plans. An event or condition specified in Section 7.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, the Issuer or any member of the Controlled Group shall incur, a liability to a Plan or the PBGC (or both) which would have or be reasonably likely to have a Material Adverse Effect.

XI.	PURCHASERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1. Rights and Remedies.

(a) Upon the occurrence and during the continuance of: (i) an Event of Default pursuant to Section 10.7 all Obligations, including any Prepayment Premium applicable thereto, shall be immediately due and payable and this Agreement and the obligation of the Purchasers to purchase any further Notes shall be deemed terminated; (ii) any of the other Events of Default, at the option of the Required Purchasers, all Obligations, including any Prepayment Premium applicable thereto, shall be immediately due and payable and the Purchasers shall have the right to terminate this Agreement and to terminate the obligation of the Purchasers to purchase any further Notes; and (iii) without limiting Section 8.2 hereof, any Default under Section 10.7(f) hereof arising from a filing of a petition against any Note Party in any involuntary case under any state or federal bankruptcy laws, the obligation of the Purchasers to purchase Notes hereunder shall be suspended until such time as such involuntary petition shall be dismissed or an Event of Default under Section 10.7 shall occur. Upon the occurrence and during the continuance of any Event of Default, Agent and the Purchasers shall have the right to exercise any and all rights and remedies provided for herein, under the other Note Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process; provided, that the Agent or the Required Purchasers must provide at least five (5) Business Days’ prior written notice to the Issuer after an Event of Default has occurred and is continuing before exercising any remedies with respect to the Equity Interests of the Note Parties (including, without limitation, voting rights). Upon the occurrence and during the continuance of any Event of Default, Agent and the Purchasers may enter any of any Note Party’s premises or other premises without legal process and without incurring liability to any Note Party therefor, and Agent or the Purchasers may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as

Agent or Purchaser may deem advisable and Agent or the Required Purchasers may require the Note Parties to make the Collateral available to Agent at a convenient place. Upon the occurrence and during the continuance of any Event of Default, with or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give the Note Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to the Issuer at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Purchaser may bid for and become the purchaser, and Agent, any Purchaser or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Note Party. In connection with the exercise of the foregoing remedies, including the sale of Inventory, at such time as Agent shall be lawfully entitled to exercise such remedies, and for no other purpose. Agent and the Purchasers are granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent and the Purchasers are granted permission to use all of each Note Party’s (a) trademarks, trade styles, tradenames, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.6 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, the Note Parties shall remain liable to Agent and Purchasers therefor.

(b) To the extent that Applicable Law imposes duties on Agent or the Purchasers to exercise remedies in a commercially reasonable manner, each Note Party acknowledges and agrees that it is not commercially unreasonable for Agent or any Purchaser: (i) to fail to incur expenses reasonably deemed significant by Agent or such Purchaser to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Note Party, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by Agent or such Purchaser, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent or such Purchaser in the collection or disposition of any of the Collateral. Each Note Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent or a Purchaser would not be commercially unreasonable in Agent’s or Purchaser’s exercise of remedies against the Collateral and that other actions or omissions by Agent or Purchaser shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Note Party or to impose any duties on Agent or a Purchaser that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2. Purchaser’s Discretion. The Required Purchasers shall have the right in their sole discretion to determine which rights, Liens, security interests or remedies Agent or the Purchasers may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Purchaser’s rights hereunder.

11.3. Setoff. Subject to Section 14.2, in addition to any other rights which Agent or any Purchaser may have under Applicable Law, upon the occurrence and during the continuance of an Event of Default hereunder, Agent and such Purchaser shall have a right, immediately and without notice of any kind, to apply any Note Party’s property held by Agent and such Purchaser to reduce the Obligations.

11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5. Equity Cure Right. Notwithstanding the provisions of Section 10.5 or this Article XI to the contrary, any Original Owner or any of its Affiliates may, but shall not be obligated to, cure any potential Event of Default under Section 6.5 (such Event of Default, a “Financial Covenant Default”) by making a capital contribution into Holdings in the form of new cash equity contributions in an aggregate amount, in either case, equal to the amount that, when added to EBITDA on a dollar-for-dollar basis for the relevant testing period, would have caused the Issuer to be in full compliance with Section 6.5 for such testing period (each, an “Equity Cure”); provided that (a) such Equity Cure must be effected no later than 10 days after the delivery of the Compliance Certificate describing the applicable Financial Covenant Default (or the date on which such Compliance Certificate was required to have been delivered to the Purchasers), (b) no more than one (1) Equity Cure may be made in respect of any four-quarter fiscal period, (c) no more than two (2) Equity Cures may be made during the term of this Agreement; and (d) the amount of such Equity Cure may not exceed the aggregate amount necessary to cure the Financial Covenant Default. Upon the receipt by Holdings of each such Equity Cure, each such Financial Covenant Default shall be recalculated giving effect to the following pro forma adjustments:

(a) EBITDA shall be increased, solely for the purpose of determining the existence of an Event of Default under Section 6.5 (and not pro forma compliance with Section 6.5 required by any other provision of this Agreement), with respect to the relevant four-quarter fiscal period and all future four-quarter fiscal periods that includes the fiscal quarter in respect of which such Equity Cure was made; and

(b) if, after giving effect to the foregoing recalculations, the Issuer shall then be in compliance with the requirements of Section 6.5, the Issuer shall be deemed to have satisfied the requirements of Section 6.5 (solely for purposes of determining compliance with Section 6.5, and not pro forma compliance with Section 6.5 required by any other provision of this Agreement), with the same effect as though there had been no failure to comply therewith, and the Financial Covenant Default that had occurred shall be deemed not to have occurred for purposes of this Agreement and the other Note Documents.

11.6. Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations or any other amounts outstanding under any of the other Note Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees, which shall be limited to one outside counsel and one local counsel in each relevant jurisdiction) of Agent incurred in connection with this Agreement and the other Note Documents;

SECOND, to payment of any fees owed to Agent;

THIRD, to the payment of all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees, which shall be limited to one outside counsel and one local counsel in each relevant jurisdiction for all Purchasers) of each of the Purchasers to the extent owing to such Purchaser pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Obligations;

SIXTH, to all other Obligations (other than contingent indemnification obligations for which no claim has been asserted) and other obligations which shall have become due and payable under the other Note Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (ii) each of the Purchasers shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding principal amount of the Notes held by such Purchaser bears to the aggregate then outstanding principal amount of the Notes) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above.

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.

12.1. Waiver of Notice. Each Note Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2. Delay. No delay or omission on Agent’s or any Purchaser’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.	EFFECTIVE DATE AND TERMINATION.

13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Note Party, the Agent and each Purchaser, shall become effective on the date hereof and shall continue in full force and effect until the Latest Maturity Date unless sooner terminated as herein provided.

13.2. Termination. The termination of the Agreement shall not affect Agent’s or any Purchaser’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and the Purchasers hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement until all of the Obligations of the Note Parties have been paid in full. Accordingly, each Note Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Note Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid in full.

XIV.	REGARDING AGENT.

14.1. Appointment. Each Purchaser hereby irrevocably designates and appoints U.S. Bank National Association to act as Agent for such Purchaser under this Agreement and the other Note Documents, and U.S. Bank National Association hereby accepts such appointment on the Closing Date subject to the terms hereof. Each Purchaser hereby irrevocably authorizes Agent, in such capacity, though its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Note Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other actions and powers as are reasonably incidental thereto. Concurrently herewith, each Purchaser directs Agent and Agent is authorized to enter into the Note Documents and any other related agreements in the forms presented to such Agent. The provisions of this Article XIV are solely for the benefit of Agent and the Purchasers, and no Note Party shall have right as a third party beneficiary of any such provisions. Each Purchaser agrees that in any instance in which this Agreement provides that Agent’s consent may not be unreasonably withheld, provide for the exercise of Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or, by refusing to provide instruction) to Agent withhold its consent or exercise its discretion in an unreasonable manner. It is expressly agreed and acknowledged that Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral. Agent shall not have liability for any failure, inability or unwillingness on the part of any Note Party to provide accurate and complete information on a timely basis to Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof. For purposes of clarity, phrases such as “satisfactory to the Agent,” “approved by Agent,” “acceptable to Agent,” “as determined by Agent,” “in Agent’s discretion,” “selected by the Agent,” “elected by Agent,” “requested by Agent,” and phrases of similar import (including, without limitation, any allocations to be determined by the Agent pursuant to Section 2.4(a) of the Intercreditor Agreement or any actions required of the Agent in connection with the collection, adjustment or settlement under an insurance policy pursuant to Section 2.5 of the Intercreditor Agreement) that authorize and permit Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to Agent’s receiving written direction from the Required Purchasers to take such action or to exercise such rights. Nothing contained in this Agreement shall require Agent to exercise any discretionary acts.

14.2. Collateral. Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 3.2(b)), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of the Purchasers. Each party to this Agreement acknowledges and agrees that Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Note Documents and the notification to Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Note Parties. Agent shall not be liable for any action taken or not taken by any such service provider.

Agent hereby disclaims any representation or warranty to the Purchasers concerning and shall have no responsibility to Purchasers for the existence, priority or perfection of the Liens and security interests granted hereunder or under any other Note Document or in the value of any of the Collateral and shall not be responsible or liable to the Purchasers for any failure to monitor or maintain any portion of the Collateral. Agent makes no representation as to the value, sufficiency or condition of the Collateral or any part thereof, as to the title of the Note Parties to the Collateral, as to the security afforded by this Agreement or any other Note Document. Agent shall not be responsible for insuring the Collateral or for the payment of taxes, charges, assessments or liens upon the Collateral. Agent shall not be responsible for the maintenance of the Collateral, except as expressly provided in the immediately following sentence when Agent has possession of the Collateral. Agent shall not have any duty to the Purchasers as to any Collateral in its possession or in the possession of someone under its control or in the possession or control of any agent or nominee of Agent or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except the duty to accord such of the Collateral as may be in its possession substantially the same care as it accords similar assets held for the benefit of third parties and the duty to account for monies received by it. Agent shall not be under an obligation independently to request or examine insurance coverage with respect to any Collateral. Agent shall not be liable for the acts or omissions of any bank, depositary bank, custodian, independent counsel of the Note Parties or any other party selected by Agent with reasonable care or selected by any other party hereto that may hold or possess Collateral or documents related to Collateral and Agent shall not be required to monitor the performance of any such Persons holding Collateral. For the avoidance of doubt, and notwithstanding anything contained in Section 10.10, Agent shall not be responsible to the Purchasers for the perfection of any Lien or for the filing, form, content or renewal of any UCC financing statements, fixture filings, mortgages, deeds of trust and such other documents or instruments, provided however that if instructed in writing by the Required Purchasers and at the expense of the Issuer, Agent shall arrange for the filing and continuation, of financing statements or other filing or recording documents or instruments for the perfection of security interests in the Collateral; provided, that, Agent shall not be responsible for the preparation, form, content, sufficiency or adequacy of any such financing statements all of which shall be provided in writing to Agent by the Required Purchasers including the jurisdictions and filing offices where Agent is required to file such financing statements.

In connection with the exercise of any rights or remedies in respect of, or foreclosure or realization upon, any real estate-related collateral pursuant to this Agreement or any other Note Document, Agent shall not be obligated to take title to or possession of real estate in its own name, or otherwise in a form or manner that may, in its reasonable judgment, expose it to liability. In the event that Agent deems that it may be considered an “owner or operator” under any environmental laws or otherwise cause Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, Agent reserves the right, instead of taking such action, either to resign as Agent subject to the terms and conditions of Section 14.4 or to arrange for the transfer of the title or control of the asset to a court appointed receiver. Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

14.3. Nature of Duties and Exculpatory Provisions. Agent shall not have any duties or obligations except those expressly set forth in the Note Documents to which it is a party, and no implied covenants, duties, obligations or liabilities shall be read into this Agreement or any other Note Documents on the part of Agent. Without limiting the generality of the foregoing, (a) Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and (b) except as expressly set forth in the Note Documents, Agent shall not have any duty to disclose or shall be liable for the failure to disclose any information relating to any Note Party or any of its Affiliates that is communicated to or obtained by Agent or any of its Affiliates in any capacity. As to any matters not expressly provided for by this Agreement (including collection of any promissory notes) or any matter that would require Agent to exercise any discretion hereunder or under any Note Document, Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Purchasers, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action unless it is furnished with an indemnification satisfactory to Agent with respect thereto and Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the other Note Documents or Applicable Law. Agent may at any time request instructions from the Purchasers with respect to any actions or approvals which by the terms of this Agreement or of any of the other Note Documents Agent is permitted or required to take or to grant. If Agent shall request any such instructions, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Purchasers, and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, the Purchasers shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Purchasers. Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Purchasers (or such other number or percentage of the Purchasers as shall be required by the express terms of this Agreement or the other Note Documents). Agent shall not have any liability for any failure, inability or unwillingness on the part of the Purchasers or any Note Party to provide accurate and complete information on a timely basis to Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the other Note Documents, unless Agent has received written notice from a Purchaser or the Issuer referring to this Agreement or the other Note Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to the Purchasers. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Purchasers; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Purchasers. No Agent shall be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including without limitation for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of any Purchaser to provide, written instruction to exercise such discretion or grant such consent from any such Purchaser, as applicable). Agent shall not be liable for any error of judgment made in good faith unless it shall be proven that Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any other Note Document or related documents shall obligate Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not indemnified to its satisfaction. Agent shall not be liable for any indirect, special, punitive or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. Any permissive grant of power to Agent hereunder shall not be construed to be a duty to act. Before acting hereunder, Agent shall be entitled to request, receive and rely upon such certificates and opinions as it may reasonably determine appropriate with respect to the satisfaction of any specified circumstances or conditions precedent to such action. Agent shall not be responsible or liable for: (i) delays or failures in performance resulting from acts beyond its control, including but not limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters, the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, (ii) any delay, error omission or default of any mail, telegraph, cable or wireless agency or operator, or (iii) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. Agent shall not be liable for interest on any money received by it. For the avoidance of doubt, Agent’s rights, protections, indemnities and immunities provided herein shall apply to Agent for any actions taken or omitted to be taken under any Note Documents and any other related agreements in any of their capacities. The Agent may act through its third party attorneys, custodians, nominees and agents (as opposed to employees of the Agent) and shall not be responsible for the bad faith, willful misconduct or gross negligence of any such third party agents, custodians, nominees or attorneys appointed with due care. The Agent shall not be required to take any action under this Agreement, the other

Note Documents or any related document if taking such action (A) would subject the Agent to a tax in any jurisdiction where it is not then subject to a tax, or (B) would require the Agent to qualify to do business in any jurisdiction where it is not then so qualified. Agent shall not be deemed to have knowledge or notice of the designation of any Purchaser as a “Defaulting Purchaser” hereunder unless Agent has received written notice from the Issuer referring to this Agreement and notifying Agent of the identity and designation of such Purchaser as a “Defaulting Purchaser”, which Agent may conclusively rely upon without incurring liability therefor, and absent receipt of such notice from the Issuer, Agent may conclusively assume that no Purchaser under this Agreement has been designated as a “Defaulting Purchaser”.

14.4. Lack of Reliance on Agent and Resignation. Each Purchaser acknowledges that it has, independently and without reliance upon Agent or any other Purchaser or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Purchaser also acknowledges that it will, independently and without reliance upon Agent or any other Purchaser or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Note Document or related agreement or any document furnished hereunder or thereunder. Agent shall not be responsible to any Purchaser for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability, sufficiency or value of this Agreement or any other Note Document or any other instrument or document furnished pursuant hereto or thereto, or of the financial condition of any Note Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the other Note Documents or the financial condition of any Note Party, or the existence of any Event of Default or any Default.

Agent may resign on thirty (30) days’ written notice to each of the Purchasers and Issuer and upon such resignation, the Required Purchasers will promptly designate a successor Agent.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor shall have been so appointed by the Required Purchasers and shall have accepted such appointment within 30 days after Agent gives notice of its resignation, then Agent may, on behalf of the Purchasers, appoint a successor Agent, with the consent of the Issuer (such consent not to be unreasonably withheld, delayed or conditioned and not required if a Default or Event of Default shall have occurred and be continuing), which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $100,000,000; provided that if Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, Agent’s resignation shall nevertheless thereupon become effective (except that in the case of any Collateral held by Agent on behalf of the Purchasers under any of the Note Documents, the Agent shall continue to hold such collateral security until such time as a successor Agent is appointed), and the Required Purchasers shall assume and perform all of the duties of Agent under the Note Documents until such time, if any, as the Required Purchasers appoint a successor Agent.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Note Documents. The fees payable by the Issuer to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Issuer and such successor. After Agent’s resignation hereunder, the provisions of this Article XIV shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

14.5. Reliance. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. In determining compliance with any condition hereunder to the issuance of a Note that by its terms must be fulfilled to the satisfaction of a Purchaser, Agent may presume that such condition is satisfactory to such Purchaser unless Agent shall have received written notice to the contrary from such Purchaser prior to the issuance of such Note. Agent may consult with legal counsel (who may be counsel for the Note Parties), independent accountants, experts and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants, experts or advisors. Neither Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Note Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (i) makes no warranty or representation to any Purchaser or any other Person and shall not be responsible to any Purchaser or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Note Documents; (ii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Note Documents or any related documents on the part of the Note Parties or any other Person or to inspect the property (including the books and records) of the Note Parties; (iii) shall not be responsible to any Purchaser or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency, ownership, transferability or value of any Collateral, this Agreement, the other Note Documents, any related document or any other instrument or document furnished pursuant hereto or thereto; and (iv) shall incur no liability under or in respect of this Agreement or any other Note Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by telecopier, email, cable or telex, if acceptable to it) believed by it to be genuine and believe by it to be signed or sent by the proper party or parties. Agent shall not have any liability to the Note Parties or any Purchaser or any other Person for the Note Parties’ or any Purchaser’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Note Document.

14.6. Indemnification. To the extent Agent is not reimbursed and indemnified by the Note Parties, each Purchaser will reimburse and indemnify Agent in proportion to its respective portion of the outstanding principal amount of the Notes, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any other Note Document; provided that, Purchasers shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment). The indemnities contained in this Section 14.6 shall survive the resignation or removal of the Agent and the termination of this Agreement and the other Note Documents.

14.7. Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.6, 9.7, 9.8, 9.11 and 9.12 from the Issuer or any other Note Party pursuant to the terms of this Agreement which the Issuer or any other Note Party is not obligated to deliver to each Purchaser, Agent will promptly furnish such documents and information to the Purchasers.

14.8. No Reliance on Agent’s Customer Identification Program. Each Purchaser acknowledges and agrees that neither such Purchaser, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Purchaser’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Note Party, its Affiliates or its agents, this Agreement, the other Note Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any record-keeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other laws.

14.9. Agent May File Proof of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Note Party, Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on the Issuer) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Notes and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Purchasers and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Purchasers and Agent and their respective agents and counsel and all other amounts due the Purchasers and Agent under the Note Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Purchaser to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Purchasers, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its respective agents and counsel, and any other amounts due Agent under the Note Documents.

XV.	GUARANTY.

15.1. Guarantee of Obligations. Each Guarantor unconditionally guarantees that the Obligations will be performed and paid in full in cash when due and payable, whether at the stated or accelerated maturity thereof or otherwise, this guarantee being a guarantee of payment and not of collectability and being absolute and in no way conditional or contingent (the “Guarantee”). In the event any part of the Obligations shall not have been so paid in full when due and payable, each Guarantor will, immediately upon notice by the Agent or, without notice, immediately upon the occurrence of an Event of Default under Section 10.7, pay or cause to be paid to Agent for the account of each Purchaser in accordance with the Purchaser’s proportionate share of such Obligations which are then due and payable and unpaid. The obligations of each Guarantor hereunder shall not be affected by the invalidity, unenforceability or irrecoverability of any of the Obligations as against the Issuer, any other Note Party, any other guarantor thereof or any other Person. For purposes hereof, the Obligations shall be due and payable when and as the same shall be due and payable under the terms of this Agreement or any other Note Document notwithstanding the fact that the collection or enforcement thereof may be stayed or enjoined under Debtor Relief Laws or other Applicable Law.

15.2. Continuing Obligation. Each Guarantor acknowledges that the Purchasers have entered into this Agreement (and, to the extent that the Purchasers or the Agent may enter into any future Note Document, will have entered into such agreement) in reliance on this Article XV being a continuing irrevocable agreement, and such Guarantor agrees that its guarantee may not be revoked in whole or in part. The obligations of the Guarantors hereunder shall terminate when all of the Obligations have been paid in full in cash and discharged; provided, however, that:

(a) if a claim is made upon the Purchasers at any time for repayment or recovery of any amounts or any property received by the Purchasers from any source on account of any of the Obligations and the Purchasers repay or return any amounts or property so received (including interest thereon to the extent required to be paid by the Purchasers); or

(b) if the Purchasers become liable for any part of such claim by reason of (i) any judgment or order of any court or administrative authority having competent jurisdiction, or (ii) any settlement or compromise of any such claim,

(c) then in either case the Guarantors shall remain liable under this Agreement for the amounts so repaid or property so returned or the amounts for which the Purchasers become liable (such amounts being deemed part of the Obligations) to the same extent as if such amounts or property had never been received by the Purchasers, notwithstanding any termination hereof or the cancellation of any instrument or agreement evidencing any of the Obligations. Not later than five days after receipt of notice from Agent or the Required Purchasers, the Guarantors shall pay to the Agent, for the benefit of the Purchasers, an amount equal to the amount of such repayment or return for which the Purchasers have so become liable. Payments hereunder by a Guarantor may be required by Agent on any number of occasions.

15.3. Waivers with Respect to Obligations. Except to the extent expressly required by this Agreement or any other Note Document, each Guarantor waives, to the fullest extent permitted by the provisions of applicable law, all of the following (including all defenses, counterclaims and other rights of any nature based upon any of the following):

(a) presentment, demand for payment and protest of nonpayment of any of the Obligations, and notice of protest, dishonor or nonperformance;

(b) notice of acceptance of this guarantee and notice that the Notes have been sold by the Issuer hereunder in reliance on such Guarantor’s guarantee of the Obligations;

(c) notice of any Default or of any inability to enforce performance of the obligations of the Issuer or any other Person with respect to any Note Document or notice of any acceleration of maturity of any Obligations;

(d) demand for performance or observance of, and any enforcement of any provision of this Agreement, the Obligations or any other Note Document or any pursuit or exhaustion of rights or remedies with respect to any Collateral or against the Issuer or any other Agent or any Purchaser in connection with any of the foregoing;

(e) any act or omission on the part of Agent or any Purchaser which may impair or prejudice the rights of such Guarantor, including rights to obtain subrogation, exoneration, contribution, indemnification or any other reimbursement from the Issuer or any other Person, or otherwise operate as a deemed release or discharge;

(f) failure or delay to perfect or continue the perfection of any security interest in any Collateral or any other action which harms or impairs the value of, or any failure to preserve or protect the value of, any Collateral;

(g) any statute of limitations or any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than the obligation of the principal;

(h) any “single action” or “antideficiency” law which would otherwise prevent any Purchaser from bringing any action, including any claim for a deficiency, against such Guarantor before or after Agent’s or the Purchasers’ commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or any other law which would otherwise require any election of remedies by Agent or any Purchaser;

(i) all demands and notices of every kind with respect to the foregoing; and

(j) to the extent not referred to above, all defenses (other than payment) which the Issuer may now or hereafter have to the payment of the Obligations, together with all suretyship defenses, which could otherwise be asserted by such Guarantor.

15.4. Purchasers’ Power to Waive, etc. Notwithstanding anything to the contrary herein, with respect to this Article XV, each Guarantor grants to Agent and each of the Purchasers full power in their discretion, without notice to or consent of such Guarantor, such notice and consent being expressly waived to the fullest extent permitted by applicable law, and without in any way affecting the liability of such Guarantor under its guarantee hereunder:

(a) To waive compliance with, and any Default under, and to consent to any amendment to or modification or termination of any provision of, or to give any waiver in respect of, this Agreement, any other Note Document, the Collateral, the Obligations or any guarantee thereof (each as from time to time in effect);

(b) To grant any extensions of the Obligations (for any duration), and any other indulgence with respect thereto, and to effect any total or partial release (by operation of law or otherwise), discharge, compromise or settlement with respect to the obligations of the Note Parties or any other Person in respect of the Obligations, whether or not rights against such Guarantor under this Agreement are reserved in connection therewith;

(c) To take security in any form for the Obligations, and to consent to the addition to or the substitution, exchange, release or other disposition of, or to deal in any other manner with, any part of any property contained in the Collateral whether or not the property, if any, received upon the exercise of such power shall be of a character or value the same as or different from the character or value of any property disposed of, and to obtain, modify or release any present or future guarantees of the Obligations and to proceed against any of the Collateral or such guarantees in any order;

(d) To collect or liquidate or realize upon any of the Obligations or the Collateral in any manner or to refrain from collecting or liquidating or realizing upon any of the Obligations or the Collateral; and

(e) To extend additional credit, if any, under this Agreement, any other Note Document or otherwise in such amount as the Purchasers may determine, including increasing the amount of credit and the interest rate and fees with respect thereto, even though the condition of the Note Parties (financial or otherwise, on an individual or consolidated basis) may have deteriorated since the date hereof.

15.5. Information Regarding the Issuer, etc. Each Guarantor has made such investigation as it deems desirable of the risks undertaken by it in entering into this Agreement and is fully satisfied that it understands all such risks. Each Guarantor waives any obligation which may now or hereafter exist on the part of Agent or any Purchaser to inform it of the risks being undertaken by entering into this Agreement or of any changes in such risks and, from and after the date hereof, each Guarantor undertakes to keep itself informed of such risks and any changes therein. Each Guarantor expressly waives any duty which may now or hereafter exist on the part of Agent or any Purchaser to disclose to such Guarantor any matter related to the business, operations, character, collateral, credit, condition (financial or otherwise), income or prospects of the Issuer and its Affiliates or their properties or management, whether now or hereafter known by Agent or any Purchaser. Each Guarantor represents, warrants and agrees that it assumes sole responsibility for obtaining from the Issuer all information concerning this Agreement and all other Note Documents and all other information as to the Issuer and its Affiliates or their properties or management as such Guarantor deems necessary or desirable.

15.6. Certain Guarantor Representations. Each Guarantor represents that:

(a) it is in its best interest and in pursuit of the purposes for which it was organized as an integral part of the business conducted and proposed to be conducted by the Issuer and its Subsidiaries, and reasonably necessary and convenient in connection with the conduct of the business conducted and proposed to be conducted by them, to induce the Purchasers to enter into this Agreement and to purchase the Notes from the Issuer by making the Guarantee contemplated by this Article XV;

(b) the proceeds from the sale of the Notes will directly or indirectly inure to its benefit;

(c) by virtue of the foregoing it is receiving at least reasonably equivalent value from the Purchasers for its Guarantee;

(d) it will not be rendered insolvent as a result of entering into this Agreement after taking into account its respective contribution rights under Section 15.9;

(e) after giving effect to the transactions contemplated by this Agreement and the other Note Documents, it will have assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as such debts become absolute and matured;

(f) it has, and will have, access to adequate capital for the conduct of its business;

(g) it has the ability to pay its debts from time to time incurred in connection therewith as such debts mature; and

(h) it has been advised that the Purchasers are unwilling to enter into this Agreement unless the Guarantee contemplated by this Article XV is given by it.

15.7. Subrogation. Each Guarantor agrees that, until the Obligations are paid in full, it will not exercise any right of reimbursement, subrogation, contribution, offset or other claims against the Issuer or any other Note Party arising by contract or operation of law in connection with any payment made or required to be made by such Guarantor under this Agreement or any other Note Document. After the payment in full of the Obligations, each Guarantor shall be entitled to exercise against the Issuer and the other Note Parties all such rights of reimbursement, subrogation, contribution and offset, and all such other claims, to the fullest extent permitted by law.

15.8. Subordination. Each Guarantor covenants and agrees that all Indebtedness, claims and liabilities now or hereafter owing by the Issuer or any other Note Party to such Guarantor, whether arising hereunder or otherwise, are subordinated to the prior payment in full of the Obligations and are so subordinated as a claim against such Note Party or any of its assets, whether such claim be in the ordinary course of business or in the event of voluntary or involuntary liquidation, dissolution, insolvency or bankruptcy, so that no payment with respect to any such Indebtedness, claim or liability will be made or received while any Event of Default exists. If, notwithstanding the foregoing, any payment with respect to any such Indebtedness, claim or liability is received by any Guarantor in contravention of this Agreement, such payment shall be held in trust for the benefit of Agent and the Purchasers and promptly turned over to it in the original form received by such Guarantor.

15.9. Contribution Among Guarantors. The Guarantors agree that, as among themselves in their capacity as guarantors of the Obligations, the ultimate responsibility for repayment of the Obligations, in the event that the Issuer fails to pay when due its Obligations, shall be equitably apportioned, to the extent consistent with the Note Documents, among the respective Guarantors (a) in the proportion that each, in its capacity as a guarantor, has benefited from the proceeds resulting from the sale of the Notes by the Issuer under this Agreement, or (b) if such equitable apportionment cannot reasonably be determined or agreed upon among the affected Guarantors, in proportion to their respective net worths determined on or about the date hereof (or such later date as such Guarantor becomes party hereto). In the event that any Guarantor, in its capacity as a guarantor, pays an amount with respect to the Obligations in excess of its proportionate share as set forth in this Section 15.9 each other Guarantor shall, to the extent consistent with the Note Documents, make a contribution payment to such Guarantor in an amount such that the aggregate amount paid by each Guarantor reflects its proportionate share of the Obligations. In the event of any default by any Guarantor under this Section 15.9 each other Guarantor will bear, to the extent consistent with the Note Documents, its proportionate share of the defaulting Guarantor’s obligation under this Section 15.9. This Section 15.9 is intended to set forth only the rights and obligations of the Guarantors among themselves and shall not in any way affect the obligations of any Guarantor to Agent or any Purchaser under the Note Documents (which obligations shall at all times constitute the joint and several obligations of all the Guarantors).

XVI.	MISCELLANEOUS.

16.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against any Note Party with respect to any of the Obligations, this Agreement, the other Note Documents or any related agreement may be brought in any court of competent jurisdiction in the City of New York, Borough of Manhattan, State of New York, United States of America, and, by execution and delivery of this Agreement, each Note Party accepts for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Note Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to the Issuer at its address set forth in Section 16.9 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon the Issuer which each Note Party irrevocably appoints as such Note Party’s agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Purchaser to bring proceedings against any Note Party in the courts of any other jurisdiction. Each Note Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Note Party waives the right to remove any judicial proceeding brought against such Note Party in any state court to any federal court. Any judicial proceeding by any Note Party against Agent or any Purchaser involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the City of New York, Borough of Manhattan, County of New York, State of New York.

16.2. Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding between each Note Party, Agent and each Purchaser and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each of the Issuer’s, Agent’s and each Purchaser’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing and in accordance with this Agreement. Each Note Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the other Note Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) The Required Purchasers (or the Agent with the consent in writing of the Required Purchasers) and Issuer may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the other Note Documents executed by the Note Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of the Purchasers, Agent or the Note Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall be effective if the effect would:

(i) increase the maximum dollar commitment of any Purchaser unless consented to in writing by such Purchaser;

(ii) extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable hereunder or under any other Note Document, in each case, unless consented to in writing by each Purchaser directly and adversely affected thereby;

(iii) alter the definition of the term Required Purchasers or alter, amend or modify this Section 16.2(b) unless consented to in writing by each Purchaser;

(iv) in each case, other than in connection with a transaction permitted under Section 7.1, (i) release all or substantially all of the Collateral in any transaction or series of related transactions, unless consented to in writing by each Purchaser or (ii) release all or substantially all of the aggregate value of the Guarantee, unless consented to in writing by each Purchaser;

(v) change the rights and duties of the Agent, or adversely affect the rights, duties, liabilities or indemnities of the Agent, unless consented to in writing by the Required Purchasers and Agent;

Any such supplemental agreement shall apply equally to each Purchaser and shall be binding upon the Note Parties, the Purchasers and Agent and all future holders of the Obligations. In the case of any waiver, the Note Parties, Agent and Purchasers shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

Notwithstanding anything to the contrary herein, no Defaulting Purchaser shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Purchasers or each affected Purchaser may be effected with the consent of the applicable Purchasers other than Defaulting Purchasers), except that (x) the Commitment of any such Defaulting Purchaser may not be increased or extended without the consent of such Purchaser, (y) any waiver, amendment or modification requiring the consent of all Purchasers or each affected Purchaser that by its terms materially and adversely affects any Defaulting Purchaser to a greater extent than any other affected Purchaser shall require the consent of such Defaulting Purchaser and (x) the consent of any Defaulting Purchaser shall be required in respect of any amendments referred to in clauses (i) through (iii) of Section 16.2.

In the event that (i) the Issuer has requested that the Purchasers consent to a departure or waiver of any provisions of the Note Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all the Purchasers and (iii) the Required Purchasers have agreed to such consent, waiver or amendment, then with respect to any Purchaser that has not so consented (such Purchaser, a “Non-Consenting Purchaser”), the Issuer may, at its sole expense and effort, upon notice to such Non-Consenting Purchaser and the Agent, require such Non-Consenting Purchaser to sell, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 16.3(c)), all of its interests, rights and obligations with respect to the Notes or Commitments that is the subject of the related consent, waiver and amendment and the related Note Documents to one or more existing Purchasers or new Purchasers eligible under Section 16.3(c) (provided that neither the Agent nor any Purchaser shall have any obligation to the Issuer to find a replacement Purchaser or other such Person) that shall acquire such obligations (any of which assignees may be another Purchaser, if a Purchaser accepts such assignment), provided that (1) such sale must comply with the provisions of Section 16.3(c) and (2) such Non-Consenting Purchaser shall have received payment of an amount equal to the applicable outstanding principal of its Notes, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Note Documents (including the full amount of the Prepayment Premium, if any, under Section 2.4(b)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Issuer (to the extent amounts are due and owing to the Non-Consenting Purchaser in excess of amounts due from the assignee). A Non-Consenting Purchaser shall not be required to consummate any such sale or delegation if, prior thereto, as a result of a waiver by such Non-Consenting Purchaser or otherwise, the circumstances entitling the Issuer to require such sale and delegation cease to apply. If any Non-Consenting Purchaser shall refuse or fail to execute and deliver any Assignment and Assumption required pursuant to Section 16.3 within ten (10) Business Days of any request therefor by the Agent, the Issuer or any Purchaser, the Non-Consenting Purchaser shall automatically be deemed to have executed and delivered such Assignment and Assumption.

16.3. Successors and Assigns; Participations; New Purchasers.

(a) This Agreement shall be binding upon and inure to the benefit of the Note Parties, Agent, each Purchaser, all future holders of the Obligations and their respective successors and assigns, except that no Note Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Purchaser. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of the Purchasers) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Each Note Party acknowledges that one or more Purchasers may at any time and from time to time sell, assign or transfer one or more participating interests in the Notes to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”). No Participant, other than an Affiliate of the Purchaser granting such participation, shall be entitled to require such Purchaser to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the scheduled maturity of any Note in which such Participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-Default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in the principal amount of any Note shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), or (ii) consent to the release of all or substantially all of the value of the Guarantee, or all or substantially all of the Collateral. The Issuer agrees that each Participant shall be entitled to the benefits of Sections 3.10 hereof to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to paragraph (c) of this Section 16.3, and that each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Notes held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that the Issuer shall not be required to pay to any Participant more than the amount which it would have been required to pay to Purchaser which granted an interest in its Notes or other Obligations payable hereunder to such Participant had such Purchaser retained such interest in the Notes hereunder or other Obligations payable hereunder (unless the sale of the participation to such Participant is made with the Issuer’s prior written consent), and in no event shall the Issuer be required to pay any such amount arising from the same circumstances and with respect to the same Notes or other Obligations payable hereunder to both such Purchaser and such Participant. Each Purchaser that sells a participation, acting solely for this purpose as an agent of the Issuer, shall maintain a register on which it records the name and address of each Participant and the principal amounts of each Participant’s interest in the Notes (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and the Issuer shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the holder of such Notes for all purposes of this Agreement, notwithstanding any notice to the contrary. Each Note Party hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Note Party as security for the Participant’s interest in the Notes. In connection with any participation contemplated hereby (A) such Purchaser’s obligations under this Agreement and the other Note Documents shall remain unchanged, (B) such Purchaser shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Note Parties, the Agent and the other Purchasers shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement and the other Note Documents. Any agreement or instrument pursuant to which a Purchaser sells such a participation shall provide that such Purchaser shall retain the sole right to enforce this Agreement and the other Note Documents and, except for the rights of a Participant set forth in this Section 16.3(b), to approve any amendment, modification or waiver of any provision of this Agreement and the other Note Documents. Notwithstanding anything to the contrary contained herein, no Purchaser shall be permitted to effect any sale, assignment or transfer of any rights or obligations under or relating to the Notes or any of its Commitments if, as a result of such sale, assignment or transfer, any Note Party would be required to become a reporting company under the Exchange Act. Any transfer in violation of the foregoing will be void ab initio.

(c) Any Purchaser may sell, assign or transfer all or any part of its rights and obligations under or relating to its Notes and/or its Commitments to any (i) existing Purchaser, Related Fund or Affiliate of a Purchaser; or (ii) any other Person (other than indirect holders of the Equity Interests of Holdings and their respective Affiliates, including the Note Parties and their Subsidiaries, except as set forth in clauses (d) and (e) below), provided, that in the case of clause (ii), such sale, assignment or transfer shall be subject to the consent of the Issuer (unless an Event of Default under Sections 10.1 or 10.7 has occurred and is then continuing, in which case no consent shall be required for such sale, assignment or transfer), such consents not to be unreasonably withheld or delayed, in minimum amounts of not less than $500,000 (the “Minimum Transfer Level”) except in the case of an assignment to another Purchaser, Related Fund or Affiliate of such Purchaser or an assignment of all of a Purchaser’s rights and obligations under this Agreement, provided, that the Minimum Transfer Level shall be met if the aggregate principal amount of the Notes and/or Commitments to be sold, assigned, transferred, or negotiated hereunder in a single transaction or series of related transactions by any Purchaser or group of affiliated Purchasers to a single transferee or group of affiliated transferees exceeds the Minimum Transfer Level; provided, that for purposes of any assignment pursuant to clause (ii) above, the Issuer shall be deemed to have consented to any such assignment of the Notes and/or Commitments unless it shall have objected thereto by written notice to the assigning Purchaser within ten (10) days after having received notice thereof. Such sale, assignment, or transfer shall be effected pursuant to an Assignment and Assumption, executed by a new Purchaser, the transferor Purchaser, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Assignment and Assumption, (i) new Purchaser thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Purchaser under this Agreement, and (ii) the transferor Purchaser thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement, the Assignment and Assumption creating a novation for that purpose. Such Assignment and Assumption shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such new Purchaser and the resulting adjustment of the Commitments arising from the purchase by such new Purchaser of all or a portion of the rights and obligations of such transferor Purchaser under this Agreement and the other Note Documents. The Issuer consents to the addition of such new Purchaser and the resulting adjustment of the rights and obligations of the Purchasers arising from the purchase by such new Purchaser of all or a portion of the rights and obligations of such transferor Purchaser under this Agreement and the other Note Documents made in compliance with this Section 16.3(c). Upon the reasonable request of the Issuer, such new Purchaser shall deliver customary certificates confirming the representations and warranties of such new Purchaser pursuant to Article XVII hereof. Notwithstanding anything to the contrary contained herein, no Purchaser shall be permitted to effect any sale, assignment or transfer of any rights or obligations under or relating to its Notes or its Commitments if, as a result of such sale, assignment or transfer, any Note Party would be required to become a reporting company under the Exchange Act. Any transfer in violation of the foregoing will be void ab initio.

(d) Any Purchaser may at any time assign all or a portion of its rights and obligations with respect to Notes under this Agreement to the indirect holders of the Equity Interests of Holdings and their respective Affiliates (other than the Note Parties and their Subsidiaries) (in such capacity, the “Affiliated Purchasers” and each, an “Affiliated Purchaser”), through (x) Dutch auctions or other offers to purchase open to all Purchasers on a pro rata basis or (y) open market purchase on a non-pro rata basis, in each case subject to the following limitations:

(i) the assigning Purchaser and the Affiliated Purchaser purchasing such Purchaser’s Term Notes shall execute and deliver to Agent and the other Purchasers an assignment agreement substantially in the form of Exhibit 16.3(d)(A) hereto (an “Affiliated Purchaser Assignment and Assumption”);

(ii) Affiliated Purchasers will not receive information provided solely to Purchasers by Agent or any Purchaser and will not be permitted to attend or participate in conference calls or meetings attended solely by the Purchasers and Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Notes or Commitments required to be delivered to Purchasers pursuant to Article II;

(iii) For purposes of determining whether the “Required Purchasers” have consented to (or not consented to) any amendment, waiver or modification of this

Agreement or the other Note Documents, or any plan of reorganization that does not in each case adversely affect the Affiliated Purchasers (solely in their capacity as Purchasers of Notes) as compared to other affected Purchasers of Notes, such Affiliated Purchasers shall be deemed to have voted in the same proportion as non-Affiliated Purchasers voting on such matter;

(iv) each Affiliated Purchaser that purchases any Notes shall represent and warrant to the selling Purchaser and Agent (other than any other Affiliated Purchaser), or shall make a statement that such representation cannot be made, that it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Purchasers generally (other than Purchasers who elect not to receive such information);

(v) the aggregate principal amount of Notes held at any one time by Affiliated Purchasers shall not exceed 25% of the original principal amount of all Notes at such time outstanding; (such percentage, the “Affiliated Purchaser Cap”); provided that to the extent any assignment to an Affiliated Purchaser would result in the aggregate principal amount of all Notes held by Affiliated Purchasers exceeding the Affiliated Purchaser Cap, the assignment of such excess amount will be void ab initio; and

(vi) as a condition to each assignment pursuant to this clause (d), Agent, the other Purchasers and the Issuer shall have been provided a notice in the form of Exhibit 16.3(d)(B) to this Agreement in connection with each assignment to an Affiliated Purchaser or a Person that upon effectiveness of such assignment would constitute an Affiliated Purchaser pursuant to which such Affiliated Purchaser shall waive any right to bring any action in connection with such Notes against Agent, in its capacity as such.

Each Affiliated Purchaser agrees to notify Agent and the other Purchasers promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Purchaser, and each Purchaser agrees to notify Agent and the other Purchasers promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Purchaser. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit 16.3(d)(B).

Notwithstanding anything to the contrary contained herein, any Affiliated Purchaser that has purchased Notes pursuant to this subsection (d) may, in their sole discretion, contribute, directly or indirectly, principal amount of such Notes, plus all accrued and unpaid interest thereon, to the Issuer for the purpose of cancelling and extinguishing such Term Notes. Upon the date of such contribution, assignment or transfer, (x) the aggregate outstanding principal amount of Notes shall reflect such cancellation and extinguishing of the Notes then held by the Issuer and (y) the Issuer shall promptly provide notice to Agent of such contribution of such Notes and the Issuer, upon receipt of such notice, shall reflect the cancellation of the applicable Notes in the Register.

(e) Any Purchaser may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Notes under this Agreement to the Issuer through (x) Dutch auctions or other offers to purchase open to all Purchasers on a pro rata basis or (y) open market purchase on a non-pro rata basis; provided that (i) the principal amount of such Notes, along with all accrued and unpaid interest thereon, so assigned or transferred to the Issuer shall be deemed automatically cancelled and extinguished on the date of such assignment or transfer, (ii) the aggregate outstanding principal amount of Notes of the remaining Purchasers shall reflect such cancellation and extinguishing of the Notes then held by the Issuer and (iii) the Issuer shall promptly provide notice to Agent and the Purchasers of such assignment, transfer and cancellation of such Notes, and the Issuer shall reflect the cancellation of the applicable Notes in the Register.

(f) (i) Each Note Party authorizes each Purchaser to disclose to any prospective purchaser any and all financial information in such Purchaser’s possession concerning such Note Party which has been delivered to such Purchaser by or on behalf of such Note Party pursuant to this Agreement or in connection with such Purchaser’s credit evaluation of such Note Party and (ii) the Issuer authorizes each Purchaser to disclose to any prospective purchaser any and all information specified in, and meeting the requirements of Rule 144A(d)(4) under the Securities Act which has been delivered to such Purchaser by the Issuer pursuant to Section 16.4 hereof, in each case, solely to the extent such prospective purchaser agrees to substantially similar confidentiality provisions as set forth in Section 16.18 hereof in favor of the Issuer.

(g) In addition to any other assignment or participation permitted pursuant to this Section 16.3, any Purchaser may assign and/or pledge all or any portion of its Notes and the other Obligations owed by or to such Purchaser, to secure obligations of such Purchaser, including, without limitation, to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank or any central bank; provided, no Purchaser, as between the Issuer and such Purchaser, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, central bank, pledgee or trustee be considered to be a “Purchaser” or be entitled to require the assigning Purchaser to take or omit to take any action hereunder.

(h) Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all Notes issued in exchange therefor or substitution thereof) shall bear the following legend:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER MAY NOT OFFER, SELL, TRANSFER, ASSIGN, PLEDGE, HYPOTHECATE, OR OTHERWISE DISPOSE OF OR ENCUMBER THIS NOTE EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PROSPECTUS UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAW, RESPECTIVELY, OR WITH AN EXEMPTION FROM SUCH REGISTRATION OR PROSPECTUS REQUIREMENTS AND (II) IN COMPLIANCE WITH SECTION 16.3 OF THAT CERTAIN NOTE PURCHASE AGREEMENT DATED AUGUST 8, 2014, AMONG THE ISSUER, HOLDINGS, THE PURCHASERS FROM TIME TO TIME PARTY THERETO, THE AGENT AND THE OTHER NOTE PARTIES FROM TIME TO TIME PARTY THERETO (EACH AS DEFINED THEREIN).”

(i) In connection with any sale, assignment or transfer contemplated by this Section 16.3, it shall be a condition precedent to such sale, assignment or transfer that, unless the Notes are registered under the Securities Act and applicable state securities laws (i) the prospective purchaser, assignee or transferee deliver to the Agent an administrative questionnaire in form satisfactory to the Agent and (ii) either (A) the prospective purchaser, assignee or transferee deliver to the Issuer a written certification (1) that it is a QIB or (2) containing representations substantially similar to the representations set forth in Article XVII hereof (other than the representations contained in (A) Section 17.3(ii), (B) the second sentence of Section 17.5 or (C) Section 17.7), but made by the prospective purchaser, assignee or transferee with respect to the purchase, assignment or transfer of the Notes mutatis mutandis or (B) the prospective seller, assignor or transferor deliver to the Issuer a written certification in form an substance reasonably satisfactory to the Issuer, that the prospective sale, assignment or transfer is being made pursuant to an exemption from registration under the Securities Act or the rules and regulations of the SEC thereunder, and applicable state securities laws. Notwithstanding anything contained herein to the contrary, the Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer or exchange imposed under any applicable law (including, without limitation, the Securities Act) with respect to any transfer or exchange of any interest in any Note (including any transfers or exchanges between or among Participants).

16.4. Register. The Issuer shall keep at its principal office a register (the “Register”) in which the Issuer shall provide for the registration of the Notes (including, without limitation, principal amounts and interest thereon) and the transfer of the same. Upon surrender for registration of transfer of any Notes in accordance with Section 16.3 at the principal office of the Issuer and at the written request of the applicable Purchaser, the Issuer shall record such transfer in the Register and the Issuer shall, at its expense, promptly execute and deliver one or more new Notes, as applicable, of like tenor and of a like principal amount, registered in the name of such transferee or transferees and, in the case of a transfer in part, a new Note in the appropriate amount registered in the names of such transferor. While the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Issuer shall provide the Purchasers with the information specified in, and meeting the requirements of Rule 144A(d)(4) under the Securities Act in connection with any proposed transfer. The requirement that the ownership and transfer of the Notes shall be reflected in the Register is intended to ensure that the Notes qualify as an obligation issued in “registered form” as that term is used in Sections 163(f), 871(h), and 881(c) of the Internal Revenue Code and shall be interpreted accordingly and, notwithstanding anything to the contrary in this Agreement, no Notes (or any part thereof) may be sold, assigned or transferred without such sale, assignment or transfer being reflected in the Register. The entries in the Register shall be conclusive absent demonstrable error, and each Person whose name is recorded in the Register shall be treated as the holder of the Note for all purposes under this Agreement; provided, failure to make any such recordation, or any error in such recordation, shall not affect Issuer’s Obligations in respect of the Notes. The Register shall be available for inspection by any Purchaser (with respect to any entry relating to such Purchaser’s Note) at any reasonable time and from time to time upon reasonable prior notice and a copy of the Register shall be provided to the Agent upon its request.

16.5. Exchange. Notes may be exchanged at the option of any Purchaser thereof for Notes of a like aggregate principal amount, but in different denominations. Whenever any Notes are so surrendered for exchange, the Issuer, at such Purchaser’s expense, will execute and deliver the Notes that the Purchaser making the exchange is entitled to receive.

16.6. Replacement Notes. If any mutilated Note is surrendered to the Issuer and the Issuer receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue a replacement Note. If required by the Issuer, an unsecured indemnity must be supplied by the applicable Purchaser that is sufficient in the judgment of the Issuer to protect the Issuer from any loss that it may suffer if a Note is replaced.

16.7. Application of Payments. To the extent that any Note Party makes a payment or Agent or any Purchaser receives any payment or proceeds of the Collateral for any Note Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Purchaser.

16.8. Indemnity.

(a) Except for taxes (other than Other Taxes) which shall be covered by Section 3.9 only, the Note Parties shall jointly and severally indemnify Agent, each Purchaser and each of their respective Affiliates, successors and assigns and the officers, directors, attorneys, advisors, employees, agents, controlling persons and members of each of the foregoing (each an “Indemnitee” and, collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, all reasonable and reasonably documented out-of-pocket costs, expenses and disbursements (but limited, in the case of legal fees, expenses and disbursements, to the number of counsel set forth in the paragraphs labeled “First” and “Third” in Section 11.6 of this Agreement), and actual and direct losses (other than lost profits) of such Indemnitees arising out of or relating to any claim or any litigation, investigation, or other proceeding, in each case that relates to any transaction contemplated by this Agreement or the other Note Documents, except to the extent that any of the foregoing arises out of (x) the fraud, gross negligence, bad faith or willful misconduct of or a material breach of this Agreement or the other Note Documents (except to the extent arising out of any action or omission taken or omitted to be taken by the Agent at the written direction of the Required Purchasers) by the party being indemnified or its Affiliates and their respective officers, directors, employees, advisors and agents (as determined by a court of competent jurisdiction in a final and non-appealable judgment), or (y) disputes solely among the Indemnitees (other than disputes involving the Agent) and not arising out of any act or omission of any Note Party or any of their Affiliates or (z) entering into a settlement agreement related thereto without the written consent of the Issuer (such consent not to be unreasonably withheld, conditioned or delayed). No Note Party nor any of its respective Affiliates and Subsidiaries or the respective directors, officers, employees, advisors and agents of the foregoing shall be liable for any indirect, special, punitive, or consequential damages (other than in respect of any such damages incurred or paid by an Indemnitee to a third party) in connection with this Agreement or any other Note Document or the transactions contemplated hereby and thereby. Additionally, if any stamping, recording or similar taxes (“Other Taxes”) shall be payable by Agent, the Purchasers or the Note Parties on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Note Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, the Issuer will pay within 10 Business Days (or will promptly reimburse Agent and the Purchasers for payment thereof within 10 Business Days) all such Other Taxes, including interest and penalties thereon, and will indemnify and hold the Indemnitees harmless from and against all liability in connection therewith provided, that the Issuer have received written demand therefore specifying in reasonable detail the nature and amount of such taxes.

(b) To the extent that any of the Note Parties fail to pay any amount required to be paid by it to the Agent for the Agent’s own account under paragraph (a) of this Section 16.8, each Purchaser severally agrees to pay to the Agent its pro rata share (based on the proportion that the then outstanding principal amount of the Notes held by such Purchaser bears to the aggregate then outstanding principal amount of the Notes) of such unpaid amount; provided that no Purchaser shall be liable for the payment of any portion of such unpaid amount that is found by a final and non-appealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from the Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c) The indemnities contained in this Section 16.8 shall survive the resignation or removal of the Agent and the termination of this Agreement and the other Note Documents.

16.9. Notice. Any notice or request hereunder may be given to Issuer or to Agent or any Purchaser at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.9 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.9) in accordance with this Section 16.9. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.9 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.9. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.9; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Purchaser giving a Notice to the Issuer or any Note Party shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Purchasers of its receipt of such Notice.

(A) If to Agent at:

U.S. Bank National Association

214 N. Tryon Street, 26th Floor

Charlotte, NC 28202

Attention: CDO Trust Services / James Hanley

Facsimile No: (704) 335-4670

Email: agency.services@usbank.com

(B) If to a Purchaser, as specified on the signature pages hereof or in the Assignment and Assumption pursuant to which it became a party hereto and to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention:	Sunil W. Savkar, Esq.
Telephone:	(212) 841-5762
Facsimile:	(646) 728-1667

(C) If to the Issuer or any Note Party:

101 Keane Road

Lewis Run, PA 16738

Attention:	Greg Powell
Telephone:	(814) 363-9380
Facsimile:	(814) 363-9334

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention:	Kirby Chin, Esq.
Telephone:	(212) 756-2555
Facsimile:	(212) 593-5955

and to:

Cerberus Capital Management

875 Third Avenue

New York, New York 10022

Attention:	Lisa Gray, Esq.
Telephone:	(212) 284-7925
Facsimile:	(212) 750-5212

16.10. Survival. The obligations of the Note Parties under Section 16.8 and the obligations of the Purchasers under Section 14.6, shall survive termination of this Agreement and the other Note Documents and payment in full of the Obligations.

16.11. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.12. Expenses. Except for taxes (other than Other Taxes) which shall be solely covered by Section 3.9, all reasonable and documented out-of-pocket costs and expenses including reasonable and documented attorneys’ fees (but subject to the number of counsel set forth in the paragraphs labeled “First” and “Third” in Section 11.6 of this Agreement) and disbursements incurred by Agent on its behalf or on behalf of the Purchasers (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral or enforcement of this Agreement or any of the other Note Documents, or (b) in connection with the entering into, modification, amendment and administration of this Agreement or any of the other Note Documents or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Purchaser’s rights hereunder or under any of the other Note Documents and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Purchaser’s transactions with any Note Party or (e) in connection with the performance of its obligations under the Note Documents or any advice given to Agent or any Purchaser with respect to its rights and obligations under this Agreement or any of the other Note Documents and all related agreements, documents and instruments, may be charged to the Issuer and shall be part of the Obligations.

16.13. Injunctive Relief. Each Note Party recognizes that, in the event any Note Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to the Purchasers; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.14. Consequential Damages. No Purchaser, nor any agent or attorney for any of the Purchasers, shall be liable to any Note Party (or any Affiliate of any such Person) for indirect, special, punitive, exemplary or consequential damages (other than in respect of any such damages incurred or paid by a Note Party or any of its Affiliates to a third party) arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any other Note Document.

16.15. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.16. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

16.17. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.18. Confidentiality; Sharing Information. Agent, each Purchaser and each new or prospective purchaser shall hold all non-public information obtained by Agent, such Purchaser or such new or prospective purchaser pursuant to the requirements of this Agreement in accordance with Agent’s, such Purchaser’s and such new or prospective purchaser’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Purchaser and each new or prospective purchaser may disclose such confidential information (A) if required to do so by any applicable statute, law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Agent’s, Purchaser’s or new or prospective purchaser’s business or that of its Affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Agent, Purchaser or new or prospective purchaser or an Affiliate or an officer, director, employer or shareholder thereof is a party, or (D) to any Affiliate, independent or internal auditor, agent, employee or attorney of the Agent, Purchaser or new or prospective purchaser having a need to know the same, provided that the Agent, Purchaser or new or prospective purchaser, as applicable, advises such recipient of the confidential nature of the information being disclosed, or any other disclosure authorized by the Issuer; provided, further, that in the event that the Agent, Purchaser or new or prospective purchaser is requested by its regulators, or is required by subpoena, court order or other similar process, to disclose confidential information, the Agent, Purchaser or new or prospective purchaser, as applicable, will, unless otherwise requested by its regulators or prohibited by applicable law, provide the Issuer with notice thereof as promptly as practicable under the circumstances, it being agreed that the Agent, Purchaser or new or prospective purchaser, as applicable, shall incur no liability for its failure to provide such notice. Each Note Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Note Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Purchaser or by one or more Subsidiaries or Affiliates of such Purchaser and each Note Party hereby authorizes each Purchaser to share any information delivered to such Purchaser by such Note Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Purchaser to enter into this Agreement, to any such Subsidiary or Affiliate of such Purchaser, it being understood that any such Subsidiary or Affiliate of any Purchaser receiving such information shall be bound by the provisions of this Section 16.18 as if it were a Purchaser hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

16.19. Publicity. Each Note Party hereby authorizes the Purchasers to make appropriate announcements of the financial arrangement entered into among the Note Parties, Agent and the Purchasers, including announcements which are commonly known as tombstones, in such publications and to such selected parties as any Purchaser shall deem appropriate.

16.20. Certifications From Banks and Participants; USA PATRIOT Act. Each Purchaser or assignee or Participant of a Purchaser that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Purchaser is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

16.21. INTERCREDITOR AGREEMENT.

(a) PURSUANT TO THE EXPRESS TERMS OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE NOTE DOCUMENTS WITH RESPECT TO THE REVOLVING CREDIT PRIORITY COLLATERAL, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b) EACH PURCHASER AUTHORIZES AND INSTRUCTS AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF SUCH PURCHASER, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF SUCH INTERCREDITOR AGREEMENT. EACH PURCHASER AGREES TO BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

(c) THE PROVISIONS OF THIS SECTION 16.21 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH PURCHASER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY PURCHASER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

(d) THE PROVISIONS OF THIS SECTION 16.21 SHALL APPLY WITH EQUAL FORCE, MUTATIS MUTANDIS, TO THE INTERCREDITOR AGREEMENT, ANY SUBORDINATION AGREEMENT AND ANY OTHER INTERCREDITOR AGREEMENT OR ARRANGEMENT PERMITTED BY THIS AGREEMENT.

16.22. USA PATRIOT Act. Each Purchaser that is subject to the USA Patriot Act and the Agent (for itself and not on behalf of any Purchaser) hereby notifies the Issuer that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Note Party, which information includes the name, address and tax identification number of such Note Party and other information regarding such Note Party that will allow such Purchaser or the Agent, as applicable, to identify such Note Party in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Purchasers and the Agent.

16.23. Anti-Terrorism Laws.

(a) Each Note Party represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b) Each Note Party covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the proceeds of the issuance of the Notes to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) each Note Party shall promptly notify the Agent and Purchasers in writing upon the occurrence of a Reportable Compliance Event.

XVII.	REPRESENTATION AND WARRANTIES OF THE PURCHASERS.

In order to induce Holdings, the Issuer, the Agent and the other Note Parties to enter into this Agreement and, with respect to the Issuer, to issue the Notes, each Purchaser individually (but not on behalf of any other Purchaser) represents, warrants and agrees for the benefit of Holdings, the Issuer, the Agent and the other Note Parties that:

17.1. Legal Capacity; Due Authorization. Such Purchaser has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and that this Agreement has been duly executed and delivered by such Purchaser and is the legal, valid and binding obligation of such Purchaser enforceable against it in accordance with the terms hereof.

17.2. Restrictions on Transfer. Such Purchaser has been advised that the Notes have not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless (i) they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available and (ii) in compliance with Section 16.3 of this Agreement, and that the Notes may have to be held by such Purchaser for an indefinite period of time. Such Purchaser is aware that the Issuer is under no obligation to effect any such registration with respect to the Notes or to file for or comply with any exemption from registration. Such Purchaser is purchasing the Notes to be acquired by such Purchaser hereunder for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act. Notwithstanding anything to the contrary contained herein, such Purchaser acknowledges and agrees that it shall not be permitted to effect any sale, assignment or transfer of the Notes if, as a result of such sale, assignment or transfer, any Note Party would be required to become a reporting company under the Exchange Act.

17.3. Accredited Investor, etc. Such Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and to bear the economic risk of such investment for an indefinite period of time. Such Purchaser (i) is an “accredited investor” as that term is defined in Regulation D under the Securities Act, (ii) is a “qualified institutional buyer” as such term is defined in Rule 144A of the Securities Act (a “QIB”) and (iii) has been represented by counsel in the purchase of the Notes to be purchased by it and is aware of the limitations of state and federal securities laws with respect to the disposition of the Notes.

17.4. Reliance on Exemptions. Such Purchaser understands that the Notes are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Issuer is relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Notes.

17.5. Information. Such Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Issuer and materials relating to the offer and sale of the Notes that have been requested by such Purchaser. Such Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Note Parties. Neither such inquiries nor any other due diligence investigations conducted by such Purchaser or its advisors, if any, or its representatives shall modify, amend or affect such Purchaser’s right to rely on the representations and warranties of the Note Parties contained herein. Such Purchaser understands that its investment in the Notes involves a high degree of risk and is able to afford a complete loss of such investment. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Notes.

17.6. No Governmental Review. Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Notes or the fairness or suitability of the investment in the Notes nor have such authorities passed upon or endorsed the merits of the offering of the Notes.

17.7. Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Purchaser and shall constitute the legal, valid and binding obligations of such Purchaser enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

XVIII.	REGISTERED INVESTMENT COMPANIES

A copy of the Declaration of Trust of each of the undersigned Purchasers that are registered investment companies (each, a “Trust”) is on file with the Secretary of State of either The Commonwealth of Massachusetts or the State of Delaware, as applicable. The Issuer and the other Note Parties acknowledge that the obligations of or arising out of this Agreement are not binding upon any of a Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of each relevant Trust in accordance with its proportionate interest hereunder. If this instrument is executed by a Trust on behalf of one or more series of such Trust, you further acknowledge that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this Agreement are binding solely upon the assets or property of the series on whose behalf the Trust has executed this instrument. If a Trust has executed this instrument on behalf of more than one series of such Trust, you also agree that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and you agree not to proceed against any series for the obligations of another.

[Signatures on next page]

Each of the parties has signed this Agreement as of the day and year first above written.

KGH INTERMEDIATE HOLDCO I, LLC

By:	Keane Group Holdings, LLC, its Managing Member

By:	/s/ GREGORY POWELL
	Name:	Gregory Powell
	Title:	Vice President and Chief Financial Officer

KGH INTERMEDIATE HOLDCO II, LLC

By:	KGH Intermediate Holdco I, LLC, its Managing Member

By:	Keane Group Holdings, LLC, its Managing Member

By:	/s/ GREGORY POWELL
	Name:	Gregory Powell
	Title:	Vice President and Chief Financial Officer

KEANE FRAC, LP

By:	Keane Frac GP, LLC, its General Partner

By:	KGH Intermediate Holdco II, LLC, its Managing Member

By:	KGH Intermediate Holdco I, LLC, its Managing Member

By:	Keane Group Holdings, LLC, its Managing Member

By:	/s/ GREGORY POWELL
	Name:	Gregory Powell
	Title:	Vice President and Chief Financial Officer

[Signature Page to Note Purchase Agreement]

KEANE FRAC GP, LLC

By:	KGH Intermediate Holdco II, LLC, its Managing Member

By:	KGH Intermediate Holdco I, LLC, its Managing Member

By:	Keane Group Holdings, LLC, its Managing Member

By:	/s/ GREGORY POWELL
	Name:	Gregory Powell
	Title:	Vice President and Chief Financial Officer

KS DRILLING, LLC

By:	KGH Intermediate Holdco II, LLC, its Managing Member

By:	KGH Intermediate Holdco I, LLC, its Managing Member

By:	Keane Group Holdings, LLC, its Managing Member

By:	/s/ GREGORY POWELL
	Name:	Gregory Powell
	Title:	Vice President and Chief Financial Officer

[Signature Page to Note Purchase Agreement]

KEANE FRAC ND, LLC

By:	Keane Frac, LP, its Managing Member

By:	Keane Frac GP, LLC, its General Partner

By:	KGH Intermediate Holdco II, LLC, its Managing Member

By:	KGH Intermediate Holdco I, LLC, its Managing Member

By:	Keane Group Holdings, LLC, its Managing Member

By:	/s/ GREGORY POWELL
	Name:	Gregory Powell
	Title:	Vice President and Chief Financial Officer

KEANE FRAC TX, LLC

By:	Keane Frac, LP, its Managing Member

By:	Keane Frac GP, LLC, its General Partner

By:	KGH Intermediate Holdco II, LLC, its Managing Member

By:	KGH Intermediate Holdco I, LLC, its Managing Member

By:	Keane Group Holdings, LLC, its Managing Member

By:	/s/ GREGORY POWELL
	Name:	Gregory Powell
	Title:	Vice President and Chief Financial Officer

[Signature Page to Note Purchase Agreement]

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC, as agent for each of the Purchasers identified on Schedule A.

By:	/s/ T. CHRISTIAN STRACKE
	Name:	T. Christian Stracke
	Title:	Managing Director

[Signature Page to Note Purchase Agreement]

GUGGENHEIM STRATEGIC OPPORTUNITIES FUND By: Guggenheim Partners Investment Management, LLC as Investment Manager

By:	/s/ WILLIAM HAGNER
	Name:	William Hagner
	Title:	Attorney-In-Fact

VERGER CAPITAL FUND LLC By: Guggenheim Partners Investment Management, LLC

By:	/s/ WILLIAM HAGNER
	Name:	William Hagner
	Title:	Attorney-In-Fact

GUGGENHEIM CREDIT ALLOCATION FUND By: Guggenheim Partners Investment Management, LLC, as Sub-Adviser

By:	/s/ WILLIAM HAGNER
	Name:	William Hagner
	Title:	Attorney-In-Fact

NZC GUGGENHEIM FUND LLC By: Guggenheim Partners Investment Management, LLC as Manager

By:	/s/ WILLIAM HAGNER
	Name:	William Hagner
	Title:	Attorney-In-Fact

[Signature Page to Note Purchase Agreement]

GUGGENHEIM FUNDS TRUST – GUGGENHEIM HIGH YIELD FUND By: Security Investors, LLC as Investment Adviser

By:	/s/ AMY J. LEE
	Name:	Amy J. Lee
	Title:	Secretary

PRINCIPAL FUND, INC. – GLOBAL DIVERSIFIED INCOME FUND By: Guggenheim Partners Investment Management, LLC as Sub-Adviser

By:	/s/ WILLIAM HAGNER
	Name:	William Hagner
	Title:	Attorney-In-Fact

WESTERN REGIONAL INSURANCE COMPANY, INC. By: Guggenheim Partners Investment Management, LLC as Investment Manager

By:	/s/ WILLIAM HAGNER
	Name:	William Hagner
	Title:	Attorney-In-Fact

GUGGENHEIM VARIABLE FUNDS TRUST – SERIES P (HIGH YIELD SERIES) By: Security Investors, LLC, as Management Company

By:	/s/ AMY J. LEE
	Name:	Amy J. Lee
	Title:	Secretary

[Signature Page to Note Purchase Agreement]

NOTES AGENT: U.S. BANK NATIONAL ASSOCIATION, as Agent

By:	/s/ JAMES A. HANLEY
	Name:	James A. Hanley
	Title:	Vice President

Address for Notices

U.S. Bank National Association
214 N. Tryon Street, 26th Floor
Charlotte, NC 28202
Att: CDO Trust Services/James Hanley

Fax: 704-335-4670
Email: agency.services@usbank.com

[Signature Page to Note Purchase Agreement]

Exhibits

Exhibit A	Term Note
Exhibit B	Delayed Draw Note
Exhibit C	Intercreditor Agreement
Exhibit D	Pledge Agreement
Exhibit 1.2(a)	Compliance Certificate
Exhibit 5.5(b)	Financial Projections
Exhibit 6.10	Additional Guarantor Supplement
Exhibit 8.1(g)	Solvency Certificate
Exhibit 16.3	Assignment and Assumption
Exhibit 16.3(d)(A)	Affiliated Purchaser Assignment and Assumption
Exhibit 16.3(d)(B)	Form of Affiliated Purchaser Notice

EXHIBIT A

FORM OF TERM NOTE1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER MAY NOT OFFER, SELL, TRANSFER, ASSIGN, PLEDGE, HYPOTHECATE, OR OTHERWISE DISPOSE OF OR ENCUMBER THIS NOTE EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PROSPECTUS UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAW, RESPECTIVELY, OR WITH AN EXEMPTION FROM SUCH REGISTRATION OR PROSPECTUS REQUIREMENTS AND (II) IN COMPLIANCE WITH SECTION 16.3 OF THAT CERTAIN NOTE PURCHASE AGREEMENT DATED AUGUST 8, 2014, AMONG THE ISSUER, HOLDINGS, THE PURCHASERS FROM TIME TO TIME PARTY THERETO, THE AGENT AND THE OTHER NOTE PARTIES FROM TIME TO TIME PARTY THERETO (EACH AS DEFINED THEREIN).

THIS NOTE WAS ISSUED WITH ‘ORIGINAL ISSUE DISCOUNT’ WITHIN THE MEANING OF SECTION 1272, ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. UPON WRITTEN REQUEST, THE ISSUER WILL PROVIDE TO ANY HOLDER OF THE NOTE (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE ORIGINAL YIELD TO MATURITY OF THE NOTE. SUCH REQUEST SHOULD BE SENT TO THE ISSUER AT KGH INTERMEDIATE HOLDCO II, LLC, 101 KEANE ROAD, LEWIS RUN, PA 16738, ATTENTION: GREG POWELL.

[1]	This form of Note may be conformed as necessary to reflect the terms of any Incremental Notes issued pursuant to and in accordance with Section 2.7 of the Note Purchase Agreement.

CUSIP 48249RAB6

ISIN US48249RAB69

TERM NOTE

$ [ ]	August 8, 2014

FOR VALUE RECEIVED, KGH Intermediate Holdco II, LLC a Delaware limited liability company (the “Issuer”) hereby promises to pay to [                    ] (the “Purchaser” or the “Holder”) and its successors and permitted assigns, at the address set forth in the Note Purchase Agreement (as defined below) or at any other place designated at any time by the Purchaser hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of [                    ] DOLLARS ($        ) or, if less, such lesser sum which then represents the aggregate unpaid principal amount of the Term Notes of the Purchaser outstanding under the Note Purchase Agreement referred to below, on the dates and in such principal amounts as set forth in the Note Purchase Agreement, provided, however, that the entire unpaid principal balance of this Term Note shall be due and payable in full on August 8, 2019, or earlier as provided in the Note Purchase Agreement. The Issuer further agrees to pay interest in like money in the manner specified in Section 3.1 of the Note Purchase Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 3.1 of such Note Purchase Agreement.

This Term Note is one of the Notes referred to in the Note Purchase Agreement, dated as of August 8, 2014 (as amended, restated, supplemented or otherwise modified in writing from time to time, the –”Note Purchase Agreement”), among the Issuer, the Guarantors from time to time party thereto, the Purchasers from time to time party thereto and U.S. Bank National Association, as agent for the Purchasers (the “Agent”), is subject to the provisions thereof and is subject to mandatory and optional prepayments and acceleration as provided therein. Terms used herein which are defined in the Note Purchase Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires. To the extent any provision of this Term Note conflicts with the express provisions of the Note Purchase Agreement, the provisions of the Note Purchase Agreement shall govern and be controlling.

This Term Note is guaranteed, and secured by the assets of Holdings, the Issuer and the other Note Parties, as provided in the Note Purchase Agreement and the other Note Documents. Reference is hereby made to the Note Purchase Agreement and the other Note Documents for a description of the nature and extent of the guarantees and security interests, the terms and conditions upon which each guarantee and security interest was granted and the rights of the Purchaser of this Term Note in respect thereof.

This Term Note has not been registered under the Securities Act or any state laws and therefore, cannot be resold unless the Issuer has received written certification, in form and substance reasonably acceptable to the Issuer, (i) that such purchaser is a QIB, (ii) containing representations substantially similar to the representations set forth in Article XVII of the Note Purchase Agreement (other than the representation contained in (x) Section 17.3(ii) of the Note Purchase Agreement, (y) the second sentence of Section 17.5 of the Note Purchase Agreement or (z) Section 17.7 of the Note Purchase Agreement), or (iii) that the prospective sale, assignment or transfer is being made pursuant to an exemption from registration under the Securities Act or the rules and regulations of the SEC thereunder, and applicable state securities laws.

The Events of Default relating to this Term Note are specified in the Note Purchase Agreement. Reference is made to the Note Purchase Agreement for a description of the nature, extent and effects of such Events of Default.

All parties now and hereafter liable with respect to this Term Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS TERM NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE NOTE PURCHASE AGREEMENT, INCLUDING SECTION 16.3 THEREOF. TRANSFERS OF THIS TERM NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE [ISSUER] PURSUANT TO THE TERMS OF THE NOTE PURCHASE AGREEMENT.

THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Term Note the day and year first written above intending to be legally bound herby.

KGH INTERMEDIATE HOLDCO II, LLC

Name:
Title:

EXHIBIT B

FORM OF DELAYED DRAW NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER MAY NOT OFFER, SELL, TRANSFER, ASSIGN, PLEDGE, HYPOTHECATE, OR OTHERWISE DISPOSE OF OR ENCUMBER THIS NOTE EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PROSPECTUS UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAW, RESPECTIVELY, OR WITH AN EXEMPTION FROM SUCH REGISTRATION OR PROSPECTUS REQUIREMENTS AND (II) IN COMPLIANCE WITH SECTION 16.3 OF THAT CERTAIN NOTE PURCHASE AGREEMENT DATED AUGUST 8, 2014, AMONG THE ISSUER, HOLDINGS, THE PURCHASERS FROM TIME TO TIME PARTY THERETO, THE AGENT AND THE OTHER NOTE PARTIES FROM TIME TO TIME PARTY THERETO (EACH AS DEFINED THEREIN).

THIS NOTE WAS ISSUED WITH ‘ORIGINAL ISSUE DISCOUNT’ WITHIN THE MEANING OF SECTION 1272, ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. UPON WRITTEN REQUEST, THE ISSUER WILL PROVIDE TO ANY HOLDER OF THE NOTE (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE ORIGINAL YIELD TO MATURITY OF THE NOTE. SUCH REQUEST SHOULD BE SENT TO THE ISSUER AT KGH INTERMEDIATE HOLDCO II, LLC, 101 KEANE ROAD, LEWIS RUN, PA 16738, ATTENTION: GREG POWELL.

CUSIP 48249RAA8

ISIN US48249RAA86

DELAYED DRAW NOTE

$[ ]	August 8, 2014

FOR VALUE RECEIVED, KGH Intermediate Holdco II, LLC a Delaware limited liability company (the “Issuer”) hereby promises to pay to [                    ] (the “Purchaser” or the “Holder”) and its successors and permitted assigns, at the address set forth in the Note Purchase Agreement (as defined below) or at any other place designated at any time by the Purchaser hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of [                    ] DOLLARS ($        ) or, if less, such lesser sum which then represents the aggregate unpaid principal amount of the Delayed Draw Notes of the Purchaser outstanding under the Note Purchase Agreement referred to below, on the dates and in such principal amounts as set forth in the Note Purchase Agreement, provided, however, that the entire unpaid principal balance of this Delayed Draw Note shall be due and payable in full on August 8, 2019, or earlier as provided in the Note Purchase Agreement. The Issuer further agrees to pay interest in like money in the manner specified in Section 3.1 of the Note Purchase Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 3.1 of such Note Purchase Agreement.

This Delayed Draw Note is one of the Notes referred to in the Note Purchase Agreement, dated as of August 8, 2014 (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Note Purchase Agreement”), among the Issuer, the Guarantors from time to time party thereto, the Purchasers from time to time party thereto and U.S. Bank National Association, as agent for the Purchasers (the “Agent”), is subject to the provisions thereof and is subject to mandatory and optional prepayments and acceleration as provided therein. Terms used herein which are defined in the Note Purchase Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires. To the extent any provision of this Delayed Draw Note conflicts with the express provisions of the Note Purchase Agreement, the provisions of the Note Purchase Agreement shall govern and be controlling.

This Delayed Draw Note is guaranteed, and secured by the assets of Holdings, the Issuer and the other Note Parties, as provided in the Note Purchase Agreement and the other Note Documents. Reference is hereby made to the Note Purchase Agreement and the other Note Documents for a description of the nature and extent of the guarantees and security interests, the terms and conditions upon which each guarantee and security interest was granted and the rights of the Purchaser of this Delayed Draw Note in respect thereof.

This Delayed Draw Note has not been registered under the Securities Act or any state laws and therefore, cannot be resold unless the Issuer has received written certification, in form and substance reasonably acceptable to the Issuer, (i) that such purchaser is a QIB, (ii) containing representations substantially similar to the representations set forth in Article XVII of the Note Purchase Agreement (other than the representation contained in (x) Section 17.3(ii) of the Note Purchase Agreement, (y) the second sentence of Section 17.5 of the Note Purchase Agreement or

(z) Section 17.7 of the Note Purchase Agreement), or (iii) that the prospective sale, assignment or transfer is being made pursuant to an exemption from registration under the Securities Act or the rules and regulations of the SEC thereunder, and applicable state securities laws.

The Events of Default relating to this Delayed Draw Note are specified in the Note Purchase Agreement. Reference is made to the Note Purchase Agreement for a description of the nature, extent and effects of such Events of Default.

All parties now and hereafter liable with respect to this Delayed Draw Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS DELAYED DRAW NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE NOTE PURCHASE AGREEMENT, INCLUDING SECTION 16.3 THEREOF. TRANSFERS OF THIS DELAYED DRAW NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE [ISSUER] PURSUANT TO THE TERMS OF THE NOTE PURCHASE AGREEMENT.

THIS DELAYED DRAW NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Delayed Draw Note the day and year first written above intending to be legally bound herby.

KGH INTERMEDIATE HOLDCO II, LLC

Name:
Title:

EXHIBIT C

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement”) is entered into as of August 8, 2014 by and among PNC BANK, NATIONAL ASSOCIATION, as agent for itself and the Revolving Lenders (as defined herein) under the Revolving Credit Agreement (as defined herein) (in such capacity and together with any successor agent, the “Revolving Agent”), U.S. BANK NATIONAL ASSOCIATION, as agent for the Notes Purchasers (as defined herein) under the Note Purchase Agreement (as defined herein) (in such capacity and together with any successor agent, the “Notes Agent” and, together with the Revolving Agent, the “Agents”), KGH Intermediate Holdco II, LLC, a Delaware limited liability company, KGH Intermediate Holdco I, LLC, a Delaware limited liability company, Keane Group Holdings, LLC, a Delaware limited liability company, Keane Frac, LP, a Pennsylvania limited partnership, KS Drilling LLC, a Delaware limited liability company, Keane Frac ND, LLC, a Delaware limited liability company, Keane Frac TX, LLC, a Delaware limited liability company (collectively the “Keane Companies”) and each other Person that is or becomes a “Borrower”, “Issuer” or “Guarantor” under the Revolving Credit Agreement or the Note Purchase Agreement (together with the Keane Companies collectively, the “Credit Parties”).

Recitals

A. The Credit Parties, the Revolving Agent and the Revolving Lenders are parties to that certain Amended and Restated Revolving Credit and Security Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, including any agreement governing indebtedness incurred to refinance, replace, extend, renew, refund, repay, prepay, redeem, purchase, defease or retire, or issued in exchange or replacement for, the indebtedness and other obligations thereunder, the “Revolving Credit Agreement”). As of the date hereof, all of the Keane Companies (collectively, the “Revolving Borrowers”), are the borrowers under the Revolving Credit Agreement, pursuant to which the Revolving Lenders have agreed to make loans and advances and extend other financial accommodations to the Revolving Borrowers. As of the date hereof, each of Keane Frac GP, LLC, a Delaware limited liability company and KGH Intermediate Holdco I, LLC, a Delaware limited liability company is a Guarantor under the Revolving Credit Agreement.

B. KGH Intermediate Holdco II, LLC, a Delaware limited liability company, as issuer (the “Notes Issuer”), the Notes Agent, the Notes Purchasers and certain other parties are parties to that certain Note Purchase Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, including any agreement governing indebtedness incurred to refinance, replace, extend, renew, refund, repay, prepay, redeem, purchase, defease or retire, or issued in exchange or replacement for, the indebtedness and other obligations thereunder, the “Note Purchase Agreement”). As of the date hereof, each of KGH Intermediate Holdco I, LLC, a Delaware limited liability company, KS Drilling, LLC, a Delaware limited liability company, Keane Frac, LP, a Pennsylvania limited partnership, Keane Frac GP, LLC, a Delaware limited liability company, Keane Frac ND, LLC, a Delaware limited liability company, and Keane Frac TX, LLC, a Delaware limited liability company, is a Guarantor under the Note Purchase Agreement.

C. The Credit Parties have granted to the Agents Liens (as defined herein) against and security interests in certain of the Collateral (as defined herein) as security for payment and performance of the Revolving Obligations and the Notes Obligations, respectively (each as defined herein).

D. To induce the Revolving Agent and the Revolving Lenders to enter into the Revolving Credit Agreement, and to induce the Notes Agent and the Notes Purchasers to enter into the Note Purchase Agreement, the Revolving Agent, on the one hand, and the Notes Agent, on the other hand, have each required the other to enter into this Agreement so as to set forth the relative priority of their respective Liens against and security interests in the Collateral and certain other rights, priorities and limitations on the exercise of remedies as between the Revolving Agent and the Revolving Claimholders (as defined herein), on the one hand, and the Notes Agent and the Notes Claimholders (as defined herein), on the other hand.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows.

1.	DEFINITIONS.

Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in Appendix A hereto. In the absence of such definitions, any other capitalized terms used and not otherwise defined herein will have the meanings ascribed thereto by the Uniform Commercial Code to the extent the same are defined therein.

2.	INTERCREDITOR AGREEMENTS.

2.1 Lien Priorities, Etc.

(a) Each Agent, on behalf of its respective Claimholders, hereby acknowledges and agrees that the Credit Parties have granted to the other Agent a Lien on all of the Revolving Credit Priority Collateral as security for the Revolving Obligations or Notes Obligations, as applicable. Notwithstanding the date, manner or order of perfection of the security interests and Liens granted to the Revolving Agent and the Notes Agent in the Revolving Credit Priority Collateral, and notwithstanding any provisions of the Uniform Commercial Code or any applicable law or decision or the Revolving Loan Documents or the Notes Documents to the contrary, or whether either the Revolving Agent or the Notes Agent holds possession of all or any part of the Revolving Credit Priority Collateral, the following, as between the Revolving Agent and the Revolving Claimholders, on the one hand, and the Notes Agent and the Notes Claimholders, on the other hand, shall be the relative priority of the security interests and Liens of the Revolving Agent, on the one hand, and the Notes Agent, on the other hand, in the Revolving Credit Priority Collateral:

(i) the Revolving Agent shall have a first and prior security interest in the Revolving Credit Priority Collateral; and

(ii) the Notes Agent shall have a second and subordinate security interest in the Revolving Credit Priority Collateral.

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(b) The Revolving Agent, on behalf of each Revolving Claimholder, hereby acknowledges and agrees that (i) the Credit Parties have granted to the Notes Agent a Lien on all of the Notes Collateral as security for the Notes Obligations, (ii) as of the date hereof, no Revolving Claimholder has a Lien on any Notes Collateral securing any Revolving Obligations, (iii) until the Notes Obligations have been Paid In Full, whether or not an Insolvency Proceeding has been commenced by or against any Credit Party, no Revolving Claimholder shall acquire a Lien on any Notes Collateral securing any Revolving Obligation (other than a Judgment Lien subject to the terms of clause (c) below), and (iv) until the Notes Obligations have been Paid In Full, whether or not an Insolvency Proceeding has been commenced by or against any Credit Party, any proceeds of Notes Collateral which may be received by the Revolving Agent or any other Revolving Claimholder shall be segregated and held in trust and promptly paid over to the Notes Agent, for the benefit of the Notes Agent and the Notes Claimholders, in the same form as received, with any necessary endorsements (if such Revolving Claimholder fails to make any such endorsement or assignment, the Notes Agent is authorized to make the same as agent for such Revolving Claimholder (which authorization, being coupled with an interest, is irrevocable)). In the event that, notwithstanding the preceding sentence, any Revolving Claimholder shall (nonetheless and in breach hereof) acquire or hold any Lien (other than a Judgment Lien subject to the terms of clause (c) below) on any Notes Collateral securing any Revolving Obligations prior to the Payment in Full of the Notes Obligations, then (x) the Revolving Agent shall, without need for any further consent of any other Revolving Claimholder and notwithstanding anything to the contrary in any other Revolving Loan Document, promptly execute and deliver such release documents and instruments and shall take such further actions as the Notes Agent shall request to evidence the release of such Revolving Claimholder’s Lien in the Notes Collateral and (y) prior to such release, (I) the Notes Agent’s Lien in such Notes Collateral, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be and shall remain senior and prior to such Revolving Claimholder’s Lien in such Notes Collateral, and such Revolving Claimholder’s Lien in such Notes Collateral shall be and shall remain subordinated and junior in all respects to the Notes Agent’s Lien in such Notes Collateral, and (II) no Revolving Claimholder shall take any Enforcement Action with respect to such Notes Collateral. The Revolving Agent hereby appoints the Notes Agent and any officer or duly authorized person of the Notes Agent, with full power and substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Revolving Agent and in the name of the Revolving Agent or in the Notes Agent’s own name, from time to time, in the Notes Agent’s sole discretion, for the purposes of carrying out the terms of clause (x) above, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of clause (x) above, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

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(c) Notwithstanding anything to the contrary contained in clause (b) above, nothing herein shall prohibit a Revolving Claimholder from obtaining a Judgment Lien in respect of any Notes Collateral, nor shall any such Revolving Claimholder be obligated to release any such Judgment Lien solely due to the provisions of subclause (x) of the second sentence of clause (b) above; provided that, (I) the Notes Agent’s Lien in such Notes Collateral, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be and shall remain senior and prior to such Revolving Claimholder’s Judgment Lien in such Notes Collateral, and such Revolving Claimholder’s Judgment Lien in such Notes Collateral shall be and shall remain subordinated and junior in all respects to the Notes Agent’s Lien in such Notes Collateral, and (II) except as provided in Section 2.3(d), no Revolving Claimholder shall take any Enforcement Action with respect to such Notes Collateral.

The priorities of the Liens and the agreements provided in this Section 2.1 shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement, replacement, refunding or refinancing of the Revolving Loan Documents and/or the Revolving Obligations or the Notes Documents and/or the Notes Obligations, nor by any action or inaction which the Revolving Agent and/or any Revolving Claimholder or the Notes Agent and/or any Notes Claimholder may take or fail to take in respect of the Collateral. The Revolving Agent, for itself and on behalf of each Revolving Claimholder, agrees that no Revolving Claimholder shall contest or support any other Person in contesting, in any proceeding (including, without limitation, any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any security interest in the Notes Collateral or the other Collateral (to the extent permitted under Section 2.2) granted to the Notes Agent to secure the Notes Obligations. The Notes Agent, for itself and on behalf of each Notes Claimholder, agrees that no Notes Claimholder shall contest or support any other Person in contesting, in any proceeding (including, without limitation, any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any security interest in the Revolving Credit Priority Collateral granted to the Revolving Agent to secure the Revolving Obligations. Notwithstanding any failure by either the Revolving Agent, on the one hand, or the Notes Agent, on the other hand, to perfect its security interests in the Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to the Revolving Agent or the Notes Agent, the priority and rights as between the Liens of the Revolving Agent, on the one hand, and the Liens of the Notes Agent, on the other hand, shall be as set forth herein.

2.2 Limitation on Revolving Credit Priority Collateral for Notes Claimholders.

Subject to Section 3, until the Payment In Full of all Revolving Obligations, (i) the Notes Agent agrees that neither the Notes Agent nor any other Notes Claimholder shall acquire or hold any Lien on any assets of any Credit Party (or any subsidiary thereof) that constitute Revolving Credit Priority Collateral to secure any Notes Obligations which assets are not also subject to the Lien of the Revolving Agent under the Revolving Loan Documents, and (ii) each Credit Party agrees not to grant any Lien on any of its assets, or permit any of its subsidiaries to grant a Lien on any of its assets, that constitute Revolving Credit Priority Collateral in favor of the Notes Agent or the other Notes Claimholders unless it, or such subsidiary, has granted a similar Lien on such assets in favor of the Revolving Agent under the

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Revolving Loan Documents. If any Notes Claimholder shall nonetheless acquire any Lien on any assets that constitute Revolving Credit Priority Collateral of any Credit Party or any of its subsidiaries to secure the Notes Obligations, which assets are not also subject to a Lien in favor of the Revolving Agent to secure the Revolving Obligations, then such Notes Claimholder shall, without the need for any further consent of any other Person and notwithstanding anything to the contrary in any Notes Document, also hold and be deemed to have held such Lien and security interest for the benefit of the Revolving Agent as security for the Revolving Obligations subject to the priorities set forth herein, with any amounts received in respect thereof subject to distribution and turnover hereunder to the extent otherwise required hereunder (subject to the priorities set forth herein).

2.3 Enforcement Actions.

(a) Upon the occurrence and during the continuance of an Event of Default under and as defined in the Revolving Loan Documents, the Revolving Agent may, at its option, take and continue any Enforcement Action with respect to the Revolving Obligations and, subject to the terms of this Agreement, the Revolving Credit Priority Collateral (but, for the avoidance of doubt, at no time prior to the Payment In Full of the Notes Obligations may it take any such actions with respect to any of the Notes Collateral). Subject to Sections 2.1(b) and (c), the Revolving Agent and the Revolving Claimholders may enforce the provisions of the Revolving Loan Documents and exercise remedies thereunder pursuant to an Enforcement Action, all in such order and in such manner as they may determine. Such exercise and enforcement shall include the rights of an agent appointed by the Revolving Agent and the Revolving Claimholders to sell or otherwise dispose of the Revolving Credit Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under the Bankruptcy Code or the laws of any applicable jurisdiction. The Revolving Agent shall use commercially reasonable efforts to provide at least five (5) Business Days’ prior written notice to the Notes Agent in the event that the Revolving Agent takes any Enforcement Action (other than in Exigent Circumstances or upon any Credit Party’s becoming subject to an Insolvency Proceeding), but shall have no liability for failing to do so. Until the Revolving Obligations have been Paid In Full, the Notes Agent shall not (i) take, or support any other Person in taking, any Enforcement Action with respect to the Revolving Credit Priority Collateral except as provided in Section 2.3(d); provided that the Notes Agent may take Enforcement Actions with respect to the Revolving Credit Priority Collateral after the expiry of the Standstill Period; provided, further, that (A) in no event shall the Notes Agent take any Enforcement Action with respect to the Revolving Credit Priority Collateral if, notwithstanding the expiration of the Standstill Period, the Revolving Agent shall have commenced prior to the expiry of the Standstill Period and be diligently pursuing an Enforcement Action with respect to all or a material portion of the Revolving Credit Priority Collateral and (B) the Standstill Period shall be tolled for any period that the Revolving Agent is stayed or otherwise prohibited by law or court order from taking Enforcement Actions with respect to the Revolving Credit Priority Collateral, or (ii) other than to enforce any rights of the Notes Agent expressly set forth herein, contest, protest or object, or support any other Person in contesting, protesting or objecting, to any Enforcement Action brought by or otherwise taken by the Revolving Agent with respect to the Revolving Obligations or the Revolving Credit Priority Collateral.

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(b) The Revolving Agent’s rights with respect to the Revolving Credit Priority Collateral shall include the right to release any or all of such Revolving Credit Priority Collateral from its security interest therein and the security interest of the Notes Agent therein (without any further action on the part of the Notes Agent) in connection with any sale or other disposition of such Revolving Credit Priority Collateral by the Revolving Agent during the continuance of an Enforcement Action; provided that all Net Cash Proceeds therefrom (net of, without duplication, any amounts allocated or carved out for professional fees or expenses, which amounts shall not be deemed to be received by the Revolving Agent or applied to the Revolving Obligations) are applied in accordance with Section 2.4. Without limiting the foregoing, if the Revolving Agent shall determine, in connection with any such sale or other disposition of any Revolving Credit Priority Collateral that the release of its security interest and the security interest of the Notes Agent in any such Revolving Credit Priority Collateral in connection with any such sale or other disposition is necessary or advisable, the Notes Agent shall execute and deliver such release documents and instruments and shall take such further actions as the Revolving Agent shall reasonably request. Solely in the event and to the extent that the Notes Agent fails to do so in accordance with the terms of this Agreement within five (5) Business Days after the Revolving Agent’s request therefor, the Notes Agent hereby appoints the Revolving Agent and any officer or duly authorized Person of the Revolving Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Notes Agent, and in the name of the Notes Agent or in the Revolving Agent’s own name, from time to time, as determined in the Revolving Agent’s reasonable discretion, solely for the purposes of carrying out the terms of this Section 2.3(b), to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this Section 2.3(b), including, without limitation, any financing or termination statements, releases, endorsements, assignments or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable). The Notes Agent hereby ratifies all that said attorneys shall do or cause to be done under this Section 2.3(b). Upon the Payment In Full of the Revolving Obligations, any remaining Net Cash Proceeds of the Revolving Credit Priority Collateral shall be for the benefit of and be promptly paid over to the Notes Agent for application in accordance with the terms of the Notes Documents.

(c) Except as specifically provided in Sections 2.3(a) and (d), notwithstanding any rights or remedies available to the Notes Agent or any other Notes Claimholder under any of the Notes Documents, the Revolving Agent or any other Revolving Claimholder under any of the Revolving Loan Documents, or any Agent or other Claimholder under applicable law or otherwise, prior to the Payment In Full of the Revolving Obligations, neither the Notes Agent nor any of the other Notes Claimholders shall, directly or indirectly, seek to foreclose, enforce or realize upon (judicially or nonjudicially) any Liens on any Revolving Credit Priority Collateral (including, without limitation, by setoff or notification of account debtors obligated on Accounts included in the Revolving Credit Priority Collateral).

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(d) Notwithstanding the provisions of Section 2.1(c) or Section 2.3(a) through (c), each of the Agents retain the right to:

(i) file a proof of claim or statement of interest with respect to the Revolving Obligations or the Notes Obligations as applicable,

(ii) take any action in order to preserve or protect its Lien on the Revolving Credit Priority Collateral, in any case where such action is being taken by the Notes Agent, or its Judgment Lien (if any) on the Notes Collateral, in any case where such action is being taken by the Revolving Agent, not adverse to the other Agent’s rights to exercise any Enforcement Action against the Revolving Priority Collateral, in any case where the other Agent is the Revolving Agent, or the Notes Collateral, in any case where the other Agent is Notes Agent;

(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding, plan of reorganization, or other pleading made by any Person objecting in whole or in part to or otherwise seeking the disallowance, subordination, reclassification, or other adverse treatment of the claims or Liens of the Notes Agent or any of the Notes Claimholders in the Revolving Credit Priority Collateral, or the Judgment Lien (if any) of the Revolving Agent or any of the Revolving Claimholders in the Notes Collateral,

(iv) in any Insolvency Proceeding, file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of any Credit Party in accordance with (and which are not inconsistent with) the terms of this Agreement,

(v) in any Insolvency Proceeding, vote on and, notwithstanding the reference to Section 510(a) of the Bankruptcy Code in Section 1129(b)(1) of the Bankruptcy Code, object to any plan of reorganization, plan of arrangement or proposal, except to the extent inconsistent with the provisions of this Agreement, and

(vi) cash bid for any Collateral at any public or private sale thereof.

(e) The Notes Agent shall use commercially reasonable efforts to provide at least five (5) Business Days’ prior written notice to the Revolving Agent in the event that the Notes Agent takes any Enforcement Action (other than in Exigent Circumstances or upon any Credit Party’s becoming subject to an Insolvency Proceeding), but shall have no liability for failing to do so.

(f) [Intentionally Omitted].

(g) The Notes Agent shall, to the extent permitted by law or any agreements with third party lessors of real property occupied by the Credit Parties, at any time prior to expiration of the Disposition Period, permit the Revolving Agent and its agents or representatives, at the Revolving Agent’s option after the occurrence and during the continuation of an Event of Default under and as defined in the Revolving Credit

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Agreement (i) to enter any of the Premises constituting Notes Collateral in order to access, inspect, repossess, remove, prepare for sale, market or sell (either publicly or privately), or to enforce the Revolving Agent’s rights as a secured creditor in, the Revolving Credit Priority Collateral, including, without limitation, the examination and removal of Revolving Credit Priority Collateral and the examination and duplication of any Notes Collateral consisting of books and records of any Credit Party related to the Revolving Credit Priority Collateral, (ii) to use any of the Notes Collateral consisting of computers or other data processing Equipment related to the storage or processing of records, documents or files pertaining to the Revolving Credit Priority Collateral and to use any of the Notes Collateral consisting of other Equipment to handle or dispose of any Revolving Credit Priority Collateral pursuant to the Revolving Agent’s rights as a secured creditor in such Revolving Credit Priority Collateral, including any public or private sale thereof and (iii) to use, on a royalty-free basis, any of the Intellectual Property constituting Notes Collateral as is or may be necessary for the Revolving Agent to sell, collect or realize upon or otherwise liquidate the Revolving Credit Priority Collateral. The Revolving Agent shall not be required to pay any rent or fees to the Notes Agent or the Notes Purchasers in connection with such access and use of the Notes Collateral but shall be required to pay those amounts set forth in Sections 2.3(i) and (j). Such use by the Revolving Agent of the Notes Collateral shall not be on an exclusive basis. The Notes Collateral Agent may not sell, assign or otherwise transfer the Notes Collateral prior to the expiration of the Disposition Period unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions of Sections 2.3(g), (h), (j), and (k).

(h) The rights of the Revolving Agent set forth in Section 2.3(g) shall remain in effect until the end of the Disposition Period. As used herein, the “Disposition Period” shall mean a period of time not to exceed ninety (90) days from the earlier of (i) the date the Revolving Agent receives written notice from the Notes Agent stating that the Notes Claimholders intend to commence an Enforcement Action against the Notes Collateral and expressly notifying the Revolving Agent of the commencement of the Disposition Period, and (ii) the date the Revolving Agent first enters onto any Premises consisting of Notes Collateral or uses any Notes Collateral, in each case, to enforce its security interests in the Revolving Credit Priority Collateral located on such Premises; provided that the Disposition Period with respect to any leased Premises (or any Notes Collateral located thereon) shall not exceed the number of days (if any) that the Notes Agent or the Revolving Agent is permitted to occupy such Premises under any landlord waiver or other similar access agreement with respect thereto. In no event shall the Notes Agent or any of the Notes Claimholders take any action to interfere, limit or restrict the rights of the Revolving Agent or the exercise of such rights by the Revolving Agent to have access to or to use any of such Revolving Credit Priority Collateral pursuant to Section 2.3(g) prior to the expiration of the Disposition Period; provided that nothing contained herein shall be deemed an obligation or agreement by the Notes Agent to preserve, enforce or protect any Notes Collateral or any of the Notes Agent’s or the Revolving Agent’s rights with respect thereto. The Revolving Agent shall in no event take any action which would reasonably result in any of the Notes Collateral becoming forfeited, abandoned, dedicated to the public, invalidated or impaired in any way (ordinary wear and tear excepted), infringed, misappropriated or diluted.

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(i) During the Disposition Period, the Revolving Agent shall be obligated, in each of the following cases, but only to the extent of its actual use or actual occupancy during any such Disposition Period of any Notes Collateral (A) to pay all utilities, taxes and all other maintenance and operating costs of any Premises and Equipment, but only to the extent such amounts are required to be paid and have not already been paid by the Credit Parties, (B) to pay the costs of maintaining insurance for such Premises and Equipment, substantially similar to the insurance maintained by the Credit Parties on such Premises, naming the Notes Agent as mortgagee, loss payee and additional insured (as its interests may appear), but only to the extent such insurance (including the insurance of the Credit Parties) is not otherwise in effect during the portion of the Disposition Period actually used or actually occupied by the Revolving Agent, (C) to repair at its expense any physical damage to any Notes Collateral resulting from any act or omission of the Revolving Agent, its agents or its representatives pursuant to such access, occupancy or use thereof, and to leave the Notes Collateral in a condition substantially similar to the condition of such Notes Collateral prior to the date of the commencement of the occupancy or use thereof by the Revolving Agent, its agents or its representatives (ordinary wear and tear and any diminution in value due to the removal of the Revolving Credit Priority Collateral excepted) and (D) with respect to any leased Premises subject to a landlord waiver or other similar access agreement in favor of the Notes Agent, to pay the amounts required under such landlord waiver or other access agreement in the amount that the Notes Agent would otherwise be required to pay during the Disposition Period.

(j) The Revolving Agent agrees to pay, indemnify and hold harmless the Notes Agent and the Notes Claimholders from and against (i) any loss, liability, claim, damage or expense (including the reasonable fees and expenses of legal counsel) arising out of any claim asserted by any third party as a result directly of any acts of gross negligence or willful misconduct by the Revolving Agent or any of its agents or representatives during the period of its or their occupation or use of such Premises or other Notes Collateral, (ii) any physical damage to Notes Collateral caused by the Revolving Agent or its agents or representatives (other than diminution of value thereof as a result of the removal of the Revolving Credit Priority Collateral) and (iii) any loss, liability, claim, damage or expense (including the reasonable fees and expenses of legal counsel) resulting from any release of hazardous materials on any real property of any Credit Party or arising in connection with the investigation, removal, clean-up and/or remediation of any hazardous material at such real property caused directly by the occupancy, use or control of such real property by the Revolving Agent or any of its agents or representatives, provided that, in each case, any claim with respect to any such loss, liability, claim, damage or expense shall be asserted within six months after the end of the Disposition Period; provided, further, that such six-month period shall be tolled for any claim resulting from or arising out of any latent, undiscovered or unknown loss, liability, claim, damage or expense. In no event shall the Revolving Agent or the Revolving Claimholders have any liability to the Notes Agent or the Notes Claimholders pursuant to this Section 2.3(j) or otherwise as a result of any condition on or with respect to the Notes Collateral existing prior to the date of the exercise by the Revolving Agent of its rights under Section 2.3(g), and the Revolving Agent shall have no duty or liability to maintain the Notes Collateral in a condition or manner better than that in which it was maintained prior to the access and/or use thereof by the Revolving Agent.

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(k) The Revolving Agent and each other Revolving Claimholder hereby acknowledge that the Notes Agent and the Notes Claimholders shall not be obligated to take any action to protect or to procure insurance with respect to any Notes Collateral, it being understood that the Notes Agent and the Notes Claimholders shall have no responsibility for loss or damage to the Revolving Credit Priority Collateral (other than as a result of the gross negligence or willful misconduct of the Notes Agent and/or the Notes Claimholders or their agents, as determined by a final, non-appealable judgment of a court of competent jurisdiction) and that, as between the Claimholders, all risk of loss or damage to the Revolving Credit Priority Collateral shall remain with the Revolving Agent and the Revolving Claimholders; provided that to the extent insurance obtained by the Notes Agent and/or the Notes Claimholders provides coverage for risks relating to access to or use of Revolving Credit Priority Collateral, the Revolving Agent will be made an additional named insured thereunder. Nothing in this Agreement shall affect or impair the Notes Agent’s or Notes Claimholders’ rights to abandon any Notes Collateral.

2.4 Distribution of Proceeds of Collateral.

(a) All Net Cash Proceeds of Revolving Credit Priority Collateral received by either Agent or any Claimholder in connection with any Enforcement Action shall be distributed first to the Revolving Agent for application to the Revolving Priority Obligations until Paid In Full, then to the Notes Agent for application to the Notes Obligations until Paid In Full, then to the Revolving Agent for application to any remaining Revolving Obligations. For purposes of this Section 2.4(a), it is agreed that (i) if Revolving Credit Priority Collateral and Notes Collateral are sold or otherwise disposed of in a single transaction or series of related transactions with respect to which the terms of such transaction do not contain an allocation of the purchase consideration between such types of Collateral, then the Agents shall work jointly and in good faith to determine the allocation of proceeds from such disposition for a period of not less than thirty (30) days, and if at the end of such thirty (30) day period, the Agents in good faith have been unable to reach mutual agreement on such allocation, the Agents shall retain an independent appraiser reasonably satisfactory to both Agents for such purpose, whose determination of such allocation shall be binding on all parties, (ii) all such proceeds when applied to (x) the Revolving Obligations shall be applied to permanently reduce the Revolving Obligations and, to the extent applied to the outstanding principal amount of the Revolving Obligations, the lending commitments of the Revolving Lenders under the Revolving Credit Agreement (it being understood that, if the revolving commitments have not then been terminated, that such payment shall be accompanied by an equivalent permanent reserve against Availability) and (y) the Notes Obligations shall be applied to permanently reduce the Notes Obligations, (iii) all applications of such proceeds to any specified obligations shall be made in accordance with the Loan Documents governing such obligations, and (iv) Net Cash Proceeds shall be calculated net of, without duplication, any amounts allocated or carved out for professional fees or expenses, which amounts shall not be deemed to be received by any Agent or applied to any obligations.

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(b) Until the Payment In Full of the Revolving Obligations, any proceeds of Revolving Credit Priority Collateral which may be received by the Notes Agent in connection with an Enforcement Action in respect of the Revolving Credit Priority Collateral shall be segregated and held in trust and promptly paid over to the Revolving Agent, for the benefit of the Revolving Agent and the Revolving Claimholders, in the same form as received, with any necessary endorsements. If the Notes Agent fails to make any such endorsement or assignment, the Revolving Agent is authorized to make the same as agent for the Notes Agent (which authorization, being coupled with an interest, is irrevocable).

(c) The provisions of this Section 2.4 are solely for the benefit of the Revolving Agent, on behalf of itself and the Revolving Claimholders, on the one hand, and the Notes Agent, on behalf of itself and the Note Claimholders, on the other hand, and not for the benefit of any other Person.

2.5 Insurance. Unless and until the Revolving Obligations have been Paid In Full, the Revolving Agent will have the sole and exclusive right to adjust or settle any insurance policy or claim covering the Revolving Credit Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Revolving Credit Priority Collateral. To the extent that an insured loss covers both Revolving Credit Priority Collateral and Notes Collateral, then the Revolving Agent and the Notes Agent will work jointly and in good faith to collect, adjust and/or settle under the insurance policy, as applicable.

2.6 Certain Collateral Matters. The Revolving Agent acknowledges and agrees that to the extent that it (or its agent) retains physical possession or control of any of the Revolving Credit Priority Collateral (or any endorsement in respect thereof), it (or its agent) shall hold such Revolving Credit Priority Collateral (and endorsement) on behalf of the Notes Agent so that for purposes of perfecting any security interest or Lien in any Revolving Credit Priority Collateral it acts and holds such Revolving Credit Priority Collateral (and endorsement) on behalf of the Revolving Claimholders and the Notes Claimholders. The Notes Agent acknowledges and agrees that to the extent that it (or its agent) retains physical possession or control of any of the Revolving Credit Priority Collateral (or any endorsement in respect thereof), it (or its agent) shall hold such Revolving Credit Priority Collateral (and endorsement) on behalf of the Revolving Agent so that for purposes of perfecting any security interest or Lien in any Revolving Credit Priority Collateral it acts and holds such Revolving Credit Priority Collateral (and endorsement) on behalf of the Notes Claimholders and the Revolving Claimholders. Nothing in this Section 2.6 shall affect the relative priorities in and to the Revolving Credit Priority Collateral, all of which shall be governed by the other provisions of this Agreement.

2.7 Payments of Revolving Obligations and Notes Obligations. Nothing in this Agreement shall prohibit the receipt by the Revolving Agent or any other Revolving Claimholder of the required payments (or voluntary prepayments) under the Revolving Loan Documents of interest, principal and other amounts owed in respect of the Revolving Obligations or by the Notes Agent or any other Notes Claimholder of the required payments (or voluntary prepayments) under the Notes Documents of interest, principal and other amounts owed in

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respect of the Notes Obligations, in either case, so long as such receipt is not the direct or indirect result of the violation or breach by the Notes Agent or any other Notes Claimholder, on the one hand, or the Revolving Agent or any other Revolving Claimholder, on the other hand, of the terms of this Agreement.

2.8 Notices of Default. The Revolving Agent and the Notes Agent agree to endeavor to give to the other copies of any notice of the occurrence of an Event of Default under and as defined in the Revolving Loan Documents and the Notes Documents, respectively, simultaneously with the sending of such notice to the Notes Issuer or the Revolving Borrowers, as applicable, but the failure to do so shall not affect the validity of such notice or create a cause of action against the party failing to give such notice or create any claim or right on behalf of any third party or affect the relative priorities of the Liens on the Revolving Credit Priority Collateral securing the Revolving Obligations or the Notes Obligations. The sending or receipt of such notice shall not obligate the recipient to cure such Event of Default.

2.9 Marshaling of Assets. The Notes Agent, on behalf of the Notes Claimholders, hereby waives any and all rights to have the Revolving Agent or any other Revolving Claimholder marshal any portion of the Revolving Credit Priority Collateral upon any foreclosure of or other enforcement of any of the Liens held by or on behalf of the Revolving Agent or any Revolving Claimholder. The Revolving Agent, on behalf of the Revolving Claimholders, hereby waives any and all rights to have the Notes Agent or any other Notes Claimholder marshal any portion of the Notes Collateral upon any foreclosure of or other enforcement of any of the Liens held by or on behalf of the Notes Agent or any Notes Claimholder.

2.10 Certain Notices. In the event that either Agent shall be required by the Uniform Commercial Code or any other applicable law to give notice to the other Agent of intended disposition of Collateral, such notice shall be given in accordance with Section 8.7, and ten (10) days’ notice shall be deemed to be commercially reasonable.

2.11 Books and Records. In the event that the Notes Agent shall, in the exercise of its rights under the Notes Documents or otherwise, receive possession or control of any books and records of any Credit Party which contain information identifying or pertaining to any Revolving Credit Priority Collateral, the Notes Agent shall notify the Revolving Agent that it has received such books and records and shall, as promptly as practicable after demand therefor, make available to the Revolving Agent (at the Revolving Agent’s expense) such books and records for inspection and duplication. In the event that the Revolving Agent shall, in the exercise of its rights under the Revolving Loan Documents or otherwise, receive possession or control of any books and records of any Credit Party which contain information identifying or pertaining to any Collateral, the Revolving Agent shall notify the Notes Agent that it has received such books and records and shall, as promptly as practicable after demand therefor, make available to the Notes Agent (at the Notes Agent’s expense) such books and records for inspection and duplication.

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3.	INSOLVENCY PROCEEDINGS.

3.1 Financing and Adequate Protection Issues.

(a) Financing Issues.

(i) If any Credit Party shall become subject to any Insolvency Proceeding, the Notes Agent, on behalf of itself and the Notes Claimholders, agrees that no such Person shall provide to any Credit Party any financing under Section 364(d) of the Bankruptcy Code (a “DIP Financing”) to the extent that the Notes Agent or any Notes Claimholder would, in connection with such DIP Financing, be granted a Lien on the pre-petition Revolving Credit Priority Collateral of any Credit Party senior to or pari passu with the Lien of the Revolving Agent.

(ii) Until the Payment in Full of the Revolving Obligations, if any Credit Party shall become subject to any Insolvency Proceeding, and if the Revolving Agent or one or more of the Revolving Lenders desire to permit the usage of cash collateral which constitutes Revolving Credit Priority Collateral under the Bankruptcy Code or to provide a DIP Financing to such Credit Party that is secured by a security interest in any or all of the Revolving Credit Priority Collateral, then the Notes Agent, on behalf of itself and the Notes Claimholders, agrees that no objection will be raised by the Notes Agent or the Notes Purchasers to any such cash collateral usage or such DIP Financing so long as (A) the Notes Agent retains a Lien on such Revolving Credit Priority Collateral (including proceeds thereof arising after the commencement of such proceeding) with the same relative priority with respect to the Liens of the Revolving Agent as existed prior to the commencement of the Insolvency Proceeding, (B) the Notes Agent receives a replacement lien on post-petition assets to the same extent granted to the Person providing such DIP Financing or usage of cash collateral, with the same relative priority with respect to the Liens of the Revolving Agent as existed prior to the commencement of the Insolvency Proceeding, (C) the aggregate principal amount of loans and letter of credit accommodations outstanding under such DIP Financing and/or usage of cash collateral, together with the aggregate principal amount of the pre-petition Revolving Principal Obligations, shall not exceed the sum of the amount set forth in clause I of the definition of Revolving Maximum Amount as in then in effect plus Four Million Dollars, (D) the interest rate, fees and advance rates of any such DIP Financing or usage of cash collateral are commercially reasonable under the circumstances, (E) any such cash collateral use or DIP Financing does not compel such Credit Party to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the cash collateral order or related documentation or DIP Financing order or related documentation, (F) such cash collateral order or related documentation or DIP Financing order or related documentation does not require the liquidation of the Revolving Credit Priority Collateral prior to a default under such order or related documentation, (G) the Liens securing the Revolving Obligations are subordinated to or pari passu with the Liens securing such DIP Financing and (H) any such DIP Financing or usage of cash collateral is otherwise subject to the terms of this Agreement.

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(b) Adequate Protection.

(i) Until the Payment in Full of the Revolving Obligations, in any Insolvency Proceeding involving any Credit Party, the Notes Agent agrees that neither the Notes Agent nor any other Notes Claimholder shall contest (or support any other Person contesting) (A) any request by the Revolving Agent or any other Revolving Claimholders for adequate protection with respect to Revolving Credit Priority Collateral not prohibited pursuant to this Agreement or (B) any objection by the Revolving Agent or any other Revolving Claimholders to any motion, relief, action or proceeding brought by any Person other than the Notes Agent or any other Notes Claimholder based on the Revolving Agent or any other Revolving Claimholders claiming a lack of adequate protection with respect to Revolving Credit Priority Collateral.

(ii) In any Insolvency Proceeding involving any Credit Party:

(A) If any one or more Revolving Claimholders are granted adequate protection in the form of a replacement Lien (on existing or future assets of any Credit Party consisting of Revolving Credit Priority Collateral) or, subject to Section 3.1(a), additional collateral consisting of Revolving Credit Priority Collateral, then the Revolving Agent agrees that the Notes Agent shall also be entitled to seek, without objection from the Revolving Claimholders, adequate protection in the form of a replacement Lien (on such existing or future assets of such Credit Party) or such additional collateral.

(B) In the event that the Notes Agent or any other Notes Claimholders are granted adequate protection of any interest in any Revolving Credit Priority Collateral in the form of a super-priority administrative expense claim, such super-priority administrative expense claim shall be deemed to be subject to the terms and priorities hereunder, meaning for example that the super-priority administrative expense claims for adequate protection of the interests of the Notes Agent in the Revolving Credit Priority Collateral shall be junior and not senior to the Revolving Agent’s claim in respect of the Revolving Credit Priority Collateral.

(C) To the extent that the Notes Agent and the other Notes Claimholders are not prohibited from seeking adequate protection with respect to Revolving Credit Priority Collateral under this Agreement, the Revolving Agent agrees that it will raise no objection to a request for adequate protection with respect to Revolving Credit Priority Collateral, or similar relief, by the Notes Claimholders in the form of payment of interest on the Notes Obligations during the pendency of such Insolvency

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Proceeding so long as the rate of interest so requested by such Notes Claimholders does not exceed the default rate of interest applicable to the Notes Obligations immediately prior to the commencement of such Insolvency Proceeding (provided that any failure of the Notes Agent or any other Notes Claimholder to obtain such adequate protection shall not impair or otherwise affect the agreements, undertakings and consents of the Notes Agent and the other Notes Claimholders under this Section 3.1(b)). To the extent that the Revolving Agent and the other Revolving Claimholders are not prohibited from seeking adequate protection with respect to Revolving Credit Priority Collateral under this Agreement, the Notes Agent agrees that it will raise no objection to a request for adequate protection with respect to Revolving Credit Priority Collateral, or similar relief, by the Revolving Claimholders in the form of payment of interest on the Revolving Priority Obligations during the pendency of such Insolvency Proceeding so long as the rate of interest so requested by such Revolving Claimholders does not exceed the default rate of interest applicable to the Revolving Obligations immediately prior to the commencement of such Insolvency Proceeding (provided that any failure of the Revolving Agent or any other Revolving Claimholder to obtain such adequate protection shall not impair or otherwise affect the agreements, undertakings and consents of the Revolving Agent and the other Revolving Claimholders under this Section 3.1(b)).

3.2 Effectiveness. This Agreement shall be effective both before and after the commencement of any Insolvency Proceeding. All references in this Agreement to any Credit Party shall include such Credit Party as a debtor-in-possession and any receiver or trustee or other party for such Credit Party in any Insolvency Proceeding; provided that such Credit Party, whether or not acting as a debtor-in-possession, may not enforce this Agreement in any such Insolvency Proceeding (provided that this will not be deemed to affect or limit the rights of the Revolving Agent, on the one hand, or the Notes Agent, on the other hand, hereunder).

3.3 Other Bankruptcy Matters.

(a) Until the Payment in Full of the Revolving Obligations, to the extent that the Notes Agent has or acquires rights under Section 362, Section 363 or Section 364 of the Bankruptcy Code (or any applicable law or court order having comparable effect) with respect to any of the Revolving Credit Priority Collateral, the Notes Agent agrees not to assert any of such rights without the prior written consent of the Revolving Agent. The Notes Agent agrees not to initiate or prosecute or encourage any other Person to initiate or prosecute any claim, action, objection or proceeding (i) challenging the enforceability of the Revolving Obligations, or (ii) challenging the enforceability, validity, extent or priority, as and to the extent provided for in this Agreement, of any Lien on any Revolving Credit Priority Collateral securing the Revolving Obligations.

(b) Until the Payment in Full of the Revolving Obligations, the Notes Agent, on behalf of itself and the Notes Claimholders, agrees that none of them shall:

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(i) seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any Revolving Credit Priority Collateral. without the prior written consent of the Revolving Agent; provided that, if the Revolving Agent and the other Revolving Claimholders have obtained such relief, then the Notes Agent and the other Notes Claimholders may also seek such relief, it being understood and agreed that the Notes Agent and other Notes Claimholders may not take any actions which are otherwise prohibited under this Agreement; or (ii) oppose any request by the Revolving Agent or any other Revolving Claimholder to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Revolving Credit Priority Collateral.

(c) If any Claimholder is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any subsidiary thereof any amount in respect of any Revolving Obligation or any Notes Obligation, as applicable (a “Recovery”), then such Claimholder shall be entitled to a reinstatement of its obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Any Collateral or Net Cash Proceeds thereof received by any Agent or any other Claimholder after a discharge of the obligations of the applicable Claimholders and prior to the reinstatement of such obligations shall be delivered to the applicable Agent upon such reinstatement in accordance with the provisions of this Agreement.

(d) The Notes Agent, on behalf of itself and the Notes Claimholders, agrees that it will not contest the payment of interest, costs, charges, fees, expenses or other payments or amounts to the Revolving Agent or any other Revolving Claimholder under Section 506(b) of the Bankruptcy Code (or any applicable law or court order having comparable effect) with respect to the Revolving Credit Priority Collateral to the extent provided for in the Revolving Loan Documents and subject to the terms of this Agreement. In addition, to the extent the Revolving Obligations have been or will be Paid In Full, including interest, costs, charges, fees, expenses and other payments and amounts allowed under Section 506(b) of the Bankruptcy Code (or any applicable law or court order having comparable effect), the Revolving Agent agrees that it will not contest the payment or amount of interest, costs, charges, fees, expenses or other payments or amounts to the Notes Agent or any other Notes Claimholder under Section 506(b) of the Bankruptcy Code (or any applicable law or court order having comparable effect) with respect to the Revolving Credit Priority Collateral to the extent provided for in the Notes Documents and subject to the terms of this Agreement. The Notes Agent, on behalf of itself and the Notes Claimholders, agrees that it will not assert or enforce any claim under Sections 506(c) or 552(b) of the Bankruptcy Code (or any applicable law or court order having comparable effect) senior to or on parity with the Lien of the Revolving Agent for costs or expenses of preserving or disposing of the Revolving Credit Priority Collateral.

(e) The Notes Agent, on behalf of itself and the Notes Claimholders, agrees that it will raise no objection and will not oppose a motion to sell or otherwise dispose of any Revolving Credit Priority Collateral by the Revolving Agent, free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code or pursuant

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to any plan of reorganization or liquidation (or any applicable law or court order having comparable effect) if the requisite Revolving Claimholders have consented to such sale or disposition of such assets; provided that, (i) the Revolving Obligations (and, to the extent applied to the outstanding principal amount of the Revolving Obligations, the revolving commitments of the Revolving Lenders under the Revolving Credit Agreement) shall be permanently reduced by an amount equal to the Net Cash Proceeds of such sale or other disposition (net of, without duplication, any amounts allocated or carved out for professional fees or expenses, which amounts shall not be deemed to be received by the Revolving Agent or applied to the Revolving Obligation) which are used to pay the principal or face amount of such obligations and (ii) the Liens and other interests of the Notes Agent and the other Notes Claimholders in such Revolving Credit Priority Collateral attach to the proceeds thereof, which shall then be distributed in accordance with, and subject to, the terms and priorities of this Agreement. For purposes of this Section 3.3(e), the Notes Collateral Agent, for itself and each other Notes Claimholder, shall be deemed to have consented, for purposes of Section 363(f) of the Bankruptcy Code and other applicable law, to any sale of Revolving Credit Priority Collateral made under the terms and conditions set forth above, free and clear of all Liens and other interests of the Notes Agent and Notes Claimholders; provided that such consent and waiver shall not be deemed to be a waiver or other impairment with respect to the right of the Notes Agent and/or Notes Claimholders, as applicable, to credit bid on the Revolving Credit Priority Collateral pursuant to Section 363(k) of the Bankruptcy Code or other applicable law.

(f) If, in any Insolvency Proceeding of any Credit Party, debt obligations of the reorganized debtor secured by Liens upon any Revolving Credit Priority Collateral of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, then, to the extent the debt obligations distributed on account of the Revolving Obligations and on account of the Notes Obligations are secured by Liens upon the same Revolving Credit Priority Collateral, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(g) The Notes Agent, for itself and on behalf of the Notes Claimholders, waives any claim it or they may hereafter have against the Revolving Agent or any Revolving Claimholder arising out of the election of the Revolving Agent or any Revolving Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code with respect to the Revolving Credit Priority Collateral.

(h) Each Agent, on behalf of itself and the Claimholders for which it acts as Agent, and each Credit Party hereby acknowledge and agree that:

(i) the grants of Liens in Revolving Credit Priority Collateral pursuant to the Revolving Loan Documents and the Notes Documents constitute two separate and distinct grants of Liens; and

(ii) because of, among other things, the Agents’ differing rights in the Revolving Credit Priority Collateral, the Revolving Obligations (and the claims related thereto) are fundamentally different from the Notes Obligations (and the claims related thereto) and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding.

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To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Revolving Claimholders and the Notes Claimholders in respect of the Revolving Credit Priority Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that, subject to Section 2.1 and Section 2.4, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Credit Parties in respect of the Revolving Credit Priority Collateral (with the effect being that, to the extent that the aggregate value of such Revolving Credit Priority Collateral is sufficient (for this purpose ignoring all claims held by the Notes Claimholders), the Revolving Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest (including any additional interest payable pursuant to the Revolving Loan Documents, arising from or related to a default, which is disallowed as a claim in any Insolvency Proceeding) before any distribution is made in respect of the claims held by the Notes Claimholders, with the Notes Agent, on behalf of the Notes Claimholders, hereby acknowledging and agreeing to turn over to the Revolving Agent, on behalf of the Revolving Claimholders, amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Notes Claimholders).

4. MODIFICATIONS OF REVOLVING LOAN DOCUMENTS AND NOTES DOCUMENTS. Without the prior written consent of the Notes Agent, neither the Credit Parties nor the Revolving Agent shall, at any time, execute or deliver any amendment or other modification to any of the Revolving Loan Documents or refinance the Revolving Obligations in a manner which would be inconsistent with or in violation of this Agreement. Without the prior written consent of the Revolving Agent, neither the Credit Parties nor the Notes Agent shall, at any time, execute or deliver any amendment or other modifications to any of the Notes Documents or refinance the Notes Obligations in a manner which would be inconsistent with or in violation of this Agreement.

5.	RELIANCE; WAIVERS.

5.1 Reliance.

(a) The Revolving Credit Agreement, the other Revolving Loan Documents and all related documents and agreements are deemed to have been executed and delivered, and all loans and other extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Notes Agent expressly waives all notice of the acceptance of and reliance on this Agreement by the Revolving Agent and the Revolving Lenders.

(b) The Note Purchase Agreement, the other Notes Documents and all related documents and agreements are deemed to have been executed and delivered, and all loans and other extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Revolving Agent expressly waives all notice of the acceptance of and reliance on this Agreement by the Notes Agent and the Notes Purchasers.

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5.2 No Warranties or Liability. The Notes Agent, on the one hand, and the Revolving Agent, on the other hand, acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of the Revolving Credit Agreement or any other Revolving Loan Document or the Note Purchase Agreement or any other Notes Document. Except as otherwise provided in this Agreement, the Revolving Agent, on the one hand, and the Notes Agent, on the other hand, will be entitled to manage and supervise their respective loans, extensions of credit and extensions of indebtedness to the Notes Issuer or the Revolving Borrowers, as applicable, as the case may be, in accordance with law and their usual practices, modified from time to time as they deem appropriate.

5.3 No Waiver of Subordination or Other Provisions. No right of any party hereto to enforce subordination or any other right or benefit provided in this Agreement shall at any time, in any way, be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Credit Party with the terms and conditions of any of the Revolving Loan Documents or the Notes Documents.

6.	OBLIGATIONS UNCONDITIONAL.

6.1 Revolving Obligations Unconditional. All rights and interests of the Revolving Agent under this Agreement, and all agreements and obligations of the Notes Agent and the Credit Parties, to the extent applicable, hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of the Revolving Credit Agreement or any other Revolving Loan Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Revolving Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, extension, renewal or restatement of the Revolving Credit Agreement or any other Revolving Loan Document, in each case as permitted under this Agreement;

(c) any exchange, release or non-perfection of any security interest in any Collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, extension, renewal or restatement of all or any portion of the Revolving Obligations or any guarantee or guaranty thereof; or

(d) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Revolving Obligations, or of any of the Notes Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

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6.2 Notes Obligations Unconditional. All rights and interests of the Notes Agent under this Agreement, and all agreements and obligations of the Revolving Agent and the Credit Parties, to the extent applicable, hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of the Note Purchase Agreement or any other Notes Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Notes Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, extension, renewal or restatement of the Note Purchase Agreement or any other Notes Document, in each case as permitted under this Agreement;

(c) any exchange, release or non-perfection of any security interest in any Collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, extension, renewal or restatement of all or any portion of the Notes Obligations or any guarantee or guaranty thereof; or

(d) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Notes Obligations, or of any of the Revolving Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

7.	NOTES PURCHASERS PURCHASE OPTION.

7.1 At any time after the occurrence of any Trigger Event, the Notes Purchasers shall have an option, exercised by delivery of notice by the Notes Agent to the Revolving Agent (a “Purchase Notice”) to purchase all (but not less than all) of the Revolving Priority Obligations from the Revolving Lenders and, in conjunction therewith, assume that portion of the commitments of the Revolving Lenders under the Revolving Loan Documents up to the amount set forth in clause I(A) of the definition of Revolving Maximum Amount. The Purchase Notice shall be irrevocable and shall specify a date for the closing of the purchase, which shall not be more than ten (10) Business Days after receipt by the Revolving Agent of the Purchase Notice.

7.2 The Revolving Agent shall deliver to the Notes Agent the written notice referred to in clause (a) of the definition of “Trigger Event” (such notice, the “Trigger Notice”) (a) in the absence of an Exigent Circumstance, not less than three (3) Business Days prior to the taking of the earliest of the actions described in clause (a) of the definition of “Trigger Event” or (b) if Exigent Circumstances exist, as soon as practicable and in any event not more than one (1) Business Day after the taking of such action. The Notes Agent may send to the Revolving Agent the Purchase Notice referred to in Section 7.1 at any time following the occurrence of a Trigger

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Event, in which event, following receipt by the Revolving Agent of the Purchase Notice, the Revolving Agent and the other Revolving Claimholders shall not accelerate the Revolving Obligations or commence any Enforcement Action with respect to any Revolving Credit Priority Collateral (including, without limitation, by set off or otherwise), to the extent such action has not been taken, or continue any such Enforcement Action, to the extent such action has already commenced; provided that the purchase and sale with respect to the Revolving Priority Obligations and assumption of the applicable commitments of the Revolving Lenders under the Revolving Loan Documents provided for in this Section 7 shall have closed within ten (10) Business Days after receipt by the Revolving Agent of the Purchase Notice, and the Revolving Agent shall have received payment in full of the Revolving Priority Obligations, and the Notes Purchasers shall have assumed the applicable commitments of the Revolving Lenders under the Revolving Loan Documents as provided for herein, within such ten (10) Business Day period.

7.3 On the date specified by the Notes Agent in the Purchase Notice (which shall not be more than ten (10) Business Days after the receipt by the Revolving Agent thereof), the Revolving Agent and the Revolving Lenders shall sell and assign to the Notes Purchasers, and the Notes Purchasers shall purchase from the Revolving Agent and the Revolving Lenders, all (but not less than all) of the Revolving Priority Obligations, and the Notes Agent and the Notes Purchasers shall assume the applicable commitments of the Revolving Agent and the Revolving Lenders under the Revolving Loan Documents.

7.4 Upon the date of such purchase and sale, the Notes Purchasers shall pay to the Revolving Agent and the Revolving Lenders as the purchase price therefor (a) the amount necessary to achieve Payment In Full of the Revolving Priority Obligations (exclusive of any early termination or prepayment fees) (including, as applicable, any amounts necessary for cash collateralization of the Revolving Priority Obligations pursuant to clause (iii) of paragraph (a) of the definition of “Paid in Full”) and (b) such amount of cash collateral as the Revolving Agent determines is reasonably necessary to secure Revolving Priority Obligations in connection with Asserted Indemnification Claims. Further, the Notes Purchasers shall (x) agree to reimburse the Revolving Agent for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit as described above and any checks or other payments provisionally credited to the Revolving Priority Obligations for which the Revolving Agent or any Revolving Lender has not yet received final payment, (y) agree to pay to the Revolving Agent and the Revolving Lenders, to the extent still outstanding and to the extent the Notes Agent and/or the Notes Purchasers receive proceeds of Revolving Credit Priority Collateral sufficient to pay such amounts, any Revolving Obligations that exceed the amount of the Revolving Priority Obligations after the payment to the Notes Purchasers of all of the Notes Obligations in full and all of the Revolving Obligations purchased by the Notes Purchasers pursuant to this Section 7 in full, and (z) assume the applicable commitments of the Revolving Lenders under and pursuant to the Revolving Loan Documents pursuant to assignment and assumption documents reasonably satisfactory to the Agents. Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of the Revolving Agent as the Revolving Agent may designate in writing to the Notes Agent for such purpose. Interest and letter of credit fees shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Notes Purchasers to the bank account designated by the Revolving Agent are received in such bank account prior to 1:00 p.m.,

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New York City time, and interest and letter of credit fees shall be calculated to and including such Business Day if the amounts so paid by the Notes Purchasers to the bank account designated by the Revolving Agent are received in such bank account later than 1:00 p.m., New York City time.

7.5 Such purchase shall be expressly made without representation or warranty of any kind by the Revolving Agent and the Revolving Lenders as to the Revolving Obligations or otherwise and without recourse to the Revolving Agent or any Revolving Lender, except that the Revolving Agent and each Revolving Lender shall represent and warrant (a) the amount of the Revolving Obligations being purchased from it, (b) that it owns its portion of the Revolving Obligations free and clear of any Liens or encumbrances and (c) that it has the right to assign such Revolving Obligations and the assignment is duly authorized by it.

7.6 From and after the date of such purchase and sale, the claims of the Revolving Agent and the Revolving Lenders for contingent indemnification obligations of the Revolving Borrowers, if any, that survive the termination of the Revolving Loan Documents and which are not cash collateralized pursuant to Section 7.4 will continue to be secured by the Liens on the Revolving Credit Priority Collateral so long as, on the date of such purchase and sale, the Revolving Agent executes and delivers a subordination agreement subordinating all of its surviving claims and interests in the Liens on the Revolving Credit Priority Collateral to the claims and interests in the Liens on the Revolving Credit Priority Collateral of the Notes Agent and the Note Purchasers for both the Notes Obligations and the Revolving Obligations purchased by the Note Purchasers pursuant to this Section 7 and otherwise substantially in the form of this Agreement and acceptable to the Agents in their reasonable discretion (save and except for the fact that such subordination agreement shall not have a buyout right or the other provisions specified in this Section 7 and in no event shall the Revolving Claimholders be permitted to take any Enforcement Action).

7.7 Upon the consummation of any purchase and sale provided for herein, the Revolving Agent and the Revolving Lenders shall be released from and discharged of their respective duties, responsibilities and obligations under or in connection with the Revolving Loan Documents, and concurrently with the closing of such purchase and sale. the Revolving Agent shall be deemed to have resigned as “Agent” under the Revolving Loan Documents and the Notes Agent or any designee of the Notes Agent shall be deemed to have succeeded to the role of “Agent” under the Revolving Loan Documents; provided that, after such purchase and sale, the rights, benefits and protections under the Notes Documents shall apply to the Notes Agent (or its designee) acting in its capacity as the Revolving Agent, and the Notes Agent (or its designee) when acting as the Revolving Agent, at its sole option, may rely on or invoke its rights, benefits and protections under either the Revolving Loan Documents or the Notes Documents.

8.	MISCELLANEOUS.

8.1 Conflicts. In the event of direct conflict between the provisions of this Agreement and the provisions of any Revolving Loan Document or any Notes Document, the provisions of this Agreement shall govern.

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8.2 Continuing Nature of Provisions. This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until all Revolving Obligations and all Notes Obligations shall have been paid in full in cash. This is a continuing agreement of subordination and other rights and benefits, and the Revolving Lenders and the Notes Purchasers may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, the Notes Issuer and/or the Revolving Borrowers, as applicable, in reliance on the terms hereof. This Agreement shall continue to be effective notwithstanding protections that may otherwise be available in favor of a party to this Agreement against another party to this Agreement pursuant to Section 363(m) and Section 364(e) of the Bankruptcy Code, or pursuant to an equitable mootness or similar doctrine.

8.3 Subrogation. Each Agent, on behalf of itself and the Claimholders for whom it acts as Agent, hereby waives any rights of subrogation it may acquire as a result of any payment by it or any of its constituent Claimholders hereunder until the holder of the obligations in which it has received such subrogation rights has been Paid in Full.

8.4 Amendments; Waivers. No amendment or modification of any of the provisions of this Agreement by the Revolving Agent, on the one hand, or the Notes Agent, on the other hand, shall be deemed to be made unless the same shall be in writing and signed by each of the Agents and, if such amendment or modification would adversely affect the Credit Parties, by the Credit Party that would be adversely affected thereby. No waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing and signed on behalf of the party making the same, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the party making such waiver or the obligations of the other party to such party in any other respect or at any other time. For avoidance of doubt, any actions taken in accordance with the terms of this Agreement hereunder by the Revolving Agent shall bind the Revolving Agent and the other Revolving Claimholders and any actions taken hereunder by the Notes Agent shall bind the Notes Agent and the other Notes Claimholders.

8.5 Information Concerning Financial Condition of the Credit Parties. The Revolving Agent, on the one hand, and the Notes Agent, on the other hand, hereby agree that neither Agent has a duty to inform the other Agent regarding (i) the financial condition of the Credit Parties or (ii) any other circumstances bearing upon the risk of nonpayment of the Revolving Obligations or the Notes Obligations. The Revolving Agent, on the one hand, and the Notes Agent, on the other hand, hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event that the Revolving Agent, on the one hand, or the Notes Agent, on the other hand, in its respective discretion, undertakes at any time or from time to time to provide any such information to any other party to this Agreement, it shall be under no obligation (a) to provide any such information to such other party or any other party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential. None of the Revolving Agent, the other Revolving Claimholders or any of their respective directors, members, managers, officers, agents or employees, on the one hand, nor the Notes Agent, the other Notes Claimholders or any of their respective directors, members,

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managers, officers, agents or employees, on the other hand, shall be responsible to the other or to any other Person for any Credit Party’s solvency, financial condition or ability to repay the Revolving Obligations or the Notes Obligations or for statements of any Credit Party, oral or written, or for the validity, sufficiency or enforceability of the Revolving Obligations, the Notes Obligations, the Revolving Loan Documents or the Notes Documents, or any Liens granted by the Credit Parties to the Agents in connection therewith. Each of the Revolving Agent and the other Revolving Claimholders, on the one hand, and the Notes Agent and the other Notes Claimholders, on the other hand, have entered into their respective financing agreements with the Notes Issuer or the Revolving Borrowers, as applicable, based upon their own independent investigation, and make no warranty or representation to the other nor do they rely upon any representation of the other with respect to matters identified or referred to in this Section 8.5.

8.6 Consent to Jurisdiction; Waivers. THE PARTIES HERETO CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK. THE PARTIES HERETO WAIVE TRIAL BY JURY, ANY OBJECTION TO ANY ACTION INSTITUTED IN SUCH COURTS BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO THE VENUE OF ANY ACTION INSTITUTED IN SUCH COURTS.

8.7 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, facsimiled, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service or by United States mail (certified, with postage prepaid and properly addressed), or upon transmission of a facsimile (if transmitted during normal business hours, otherwise such notice shall be deemed delivered at the opening of the next Business Day). For purposes of this Section 8.7, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 8.7) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.8 Further Assurances. The Revolving Agent and the Notes Agent shall take such further action and shall execute and deliver to the other Agent such additional documents and instruments (in recordable form, if requested) as either the Revolving Agent, on the one hand, or the Notes Agent, on the other hand, may reasonably request to effectuate the terms of and the subordination and other rights and benefits contemplated by this Agreement.

8.9 Governing Law: Successors and Assigns. This Agreement shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the law of the State of New York. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. In the event of any refinancing, replacement, refunding, extension, renewal, restatement or similar transaction with respect to (i) the Revolving Credit Agreement or any other Revolving Loan Document or (ii) the Notes Purchase Agreement or any other Notes Document, this Agreement and each of its provisions shall automatically, and without further act or deed on behalf of any Person, apply to the agreement or other document relating to any such refinancing, replacement, refunding, extension, renewal, restatement or similar transaction, as the case may be, and the holders of the indebtedness thereunder and, for

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the avoidance of doubt, in the event any such refinancing, replacement, refunding, extension, renewal, restatement or similar transaction occurs, the related Revolving Obligations or Notes Obligations, as the case may be, shall not be deemed to be Paid In Full for purposes of this Agreement. Any sale, participation, assignment or other transfer of the Revolving Obligations or the Notes Obligations shall be expressly made subject to the terms of this Agreement. In connection with any such sale, participation. assignment or other transfer, the applicable Agent shall disclose to such purchaser, participant, assignee or transferee the existence and terms and conditions of this Agreement.

8.10 Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

8.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page by facsimile machine or “pdf” shall be as effective as delivery of a manually signed original signature page.

8.12 No Benefit to Third Parties. The terms and provisions of this Agreement shall be for the sole benefit of the Revolving Agent and the other Revolving Claimholders, on the one hand, and the Notes Agent and the other Notes Claimholders, on the other hand, and their respective successors and assigns (as permitted by Section 8.9), and no other Person shall have any right, benefit, priority or interest under or because of this Agreement.

8.13 Additional Credit Extensions.

(a) If the Revolving Agent or the other Revolving Claimholders should honor a request by a Revolving Borrower for a loan, advance or other financial accommodation under the Revolving Loan Documents, whether or not such Person has knowledge that honoring such request would result in an Event of Default under and as defined in (or an act, condition or event which, with notice or passage of time or both, would constitute such an Event of Default) the Notes Documents, in no event shall the Revolving Agent or any of the other Revolving Claimholders have any liability to the Notes Agent or the other Notes Claimholders (or any successors or assigns to or of any such Person) as a result of such breach, and, without limiting the generality of the foregoing, the Notes Agent, on behalf of the Notes Claimholders, hereby agrees that neither the Revolving Agent nor any of the other Revolving Claimholders shall have any liability for tortious interference with contractual relations or for inducement by any such Person of a Credit Party to breach of contract or otherwise.

(b) If the Notes Agent or the other Notes Claimholders should honor a request by the Notes Issuer, for a loan, advance or other financial accommodation under the Notes Documents, whether or not such Person has knowledge that honoring such request would result in an Event of Default under and as defined in (or an act, condition or event which, with notice or passage of time or both, would constitute such an Event of Default) the Revolving Loan Documents, in no event shall the Notes Agent or any of the other Notes Claimholders have any liability to the Revolving Agent or the other Revolving

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Claimholders (or any successors or assigns to or of any such Person) as a result of such breach, and, without limiting the generality of the foregoing, the Revolving Agent, on behalf of the Revolving Claimholders, hereby agrees that neither the Notes Agent nor any of the other Notes Claimholders shall have any liability for tortious interference with contractual relations or for inducement by any such Person of a Credit Party to breach of contract or otherwise.

8.14 Agency for Perfection. Each of the Revolving Agent and the Revolving Claimholders, on the one hand, and each of the Notes Agent and the Notes Claimholders, on the other hand, appoints each of the other Agent and Claimholders as agent and bailee for purposes of perfecting such Person’s Liens on the Revolving Credit Priority Collateral in the possession or under the control of such other Agent or Claimholder and, in the case of the Revolving Credit Priority Collateral over which an Agent has control, as “representative” for the other Agent and the Claimholders for whom such Agent is acting; provided that such agent or bailee for perfection shall have no duty or any liability to protect or preserve any rights for any such other Person pertaining to the Revolving Credit Priority Collateral in its possession or in its control other than for gross negligence or willful misconduct, as determined by a court of competent jurisdiction, in a final, non-appealable judgment. Following the Payment In Full of the Revolving Obligations, the Revolving Agent shall notify the Notes Agent thereof and, upon the request of the Notes Agent and at the joint and several expense of the Credit Parties, shall deliver (except as otherwise required by applicable law or court order) any Revolving Credit Priority Collateral in the Revolving Agent’s possession to the Notes Agent (in each case, without representation, warranty or recourse) and shall deliver such notices of termination of its interests in the Revolving Credit Priority Collateral or termination of its status as “Controlling Party” (or comparable concept) as the Notes Agent or any Credit Party may reasonably request in writing. Following the Payment In Full of the Notes Obligations, the Notes Agent shall notify the Revolving Agent thereof and, upon the request of the Revolving Agent and at the joint and several expense of the Credit Parties, shall deliver (except as otherwise required by applicable law or court order) any Revolving Credit Priority Collateral in the Notes Agent’s possession to the Revolving Agent (in each case, without representation, warranty or recourse) and shall deliver such notices of termination of its interests in the Revolving Credit Priority Collateral or termination of its status as “Controlling Party” (or comparable concept) as the Revolving Agent or any Credit Party may reasonably request in writing.

8.15 Representations and Warranties. Each of the Agents hereby represents and warrants as follows to the other Agent that:

(a) The execution, delivery and performance of this Agreement by such Agent is within its corporate powers and has been duly authorized by the proper corporate action on the part of such Agent. This Agreement has been duly executed by such Agent and does not contravene (i) in any material respect any law, rule, regulation, judgment, order or moratorium to which such Agent is subject or (ii) such Agent’s constituent documents (including its bylaws, where applicable).

(b) This Agreement constitutes the legal, valid and binding obligation of such Agent, enforceable against such Agent in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity.

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8.16 Credit Parties’ Acknowledgments and Agreements. Each Credit Party (a) acknowledges the provisions of this Agreement as they relate to the relative rights of the Revolving Agent, the other Revolving Claimholders, the Notes Agent and the other Notes Claimholders as between such creditors, (b) agrees that, except as expressly otherwise provided in this Agreement, the terms of this Agreement shall not give any Credit Party, nor modify, any substantive rights vis-à-vis any Claimholder, or any obligations or liabilities owing to such Claimholder, under any instrument, document, agreement or arrangement, (c) if any Claimholder shall enforce its rights or remedies in violation of the terms of this Agreement, agrees that it shall not use such violation as a defense to any enforcement of remedies otherwise made in accordance with the terms of the Revolving Loan Documents or Notes Documents (as applicable) by any Claimholder, or the enforcement by any such Claimholder of any other instrument, document or agreement under which such Credit Party is bound or assert such violation as a counterclaim or basis for set-off or recoupment against any such Claimholder and agrees to abide thereby and to keep, observe and perform the several matters and things therein intended to be kept, observed and performed by it, and specifically agrees not to make any payments contrary to the terms of this Agreement; provided that no default or event of default shall arise under the Revolving Loan Documents or the Notes Documents as a result of the Notes Issuer or the Revolving Borrowers, as applicable, complying with the provisions of this Agreement and (d) acknowledges and agrees that a breach of any of the terms and conditions of this Section 8.16 by any Credit Party or subsidiary thereof shall constitute an “Event of Default” under each of the Revolving Credit Agreement and the Note Purchase Agreement.

8.17 Notes Agent. The Notes Agent has executed this Agreement as directed under and in accordance with the Note Purchase Agreement and will perform this Agreement solely in its capacity as the Notes Agent and not individually and strictly in accordance with the Note Purchase Agreement. In performing under this Agreement, the Notes Agent shall have all such rights, protections and immunities granted it under the Note Purchase Agreement. Subject to the terms of the Notes Purchase Agreement, the Notes Agent shall have no obligation to perform or exercise any discretionary act.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

REVOLVING AGENT:

PNC BANK, NATIONAL ASSOCIATION, as Revolving Agent

By:
Name:
Title:

Address for Notices:

PNC Bank, National Association 340 Madison Avenue 11th Floor New York, New York 10173
Attention:
Telephone:
Facsimile:

with a copy to (which shall not constitute notice):

PNC Bank, National Association PNC Agency Services PNC Firstside Center 500 First Avenue, 4th Floor Pittsburgh, Pennsylvania 15219
Attention:	Lisa Pierce
Telephone:	(412) 762-6442
Facsimile:	(412) 762-8672

with an additional copy to (which shall not constitute notice):

Blank Rome LLP The Chrysler Building 405 Lexington Avenue New York, New York 10174
Attention:	Robert Stein
Telephone:	(212) 885-5206
Facsimile:	(917) 332-3750

Signature Page to Intercreditor Agreement

NOTES AGENT:

U.S. BANK NATIONAL ASSOCIATION, as Notes Agent

By:
Name:
Title:

Address for Notices:

U.S. Bank National Association 214 N. Tryon Street, 26th Floor Charlotte, NC 28202
Attention:	CDO Trust Services/James Hanley
Fax:	(704) 335-4670
Email:	agency.services@usbank.com

Signature Page to Intercreditor Agreement

CREDIT PARTIES:

[Signature blocks for Keane Credit Parties to be added]

Signature Page to Intercreditor Agreement

Address for Notices to Credit Parties:

101 Keane Road Lewis Run, PA 16738
Attention:	Greg Powell
Telephone:	(814) 363-9380
Facsimile:	(814) 363-9534

with copies to (such copies not to constitute notice):

Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022
Attention:	Kirby Chin, Esq.
Telephone:	(212) 756-2555
Facsimile:	(212) 593-5955

and:

Cerberus Capital Management 299 Park Avenue New York, NY 10171
Attention:	Lisa Gray, Esq.
Telephone:	(212) 284-7925
Facsimile:	(212) 750-5212

Signature Page to Intercreditor Agreement

APPENDIX A

Defined Terms

“Affiliate” means, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, including, without limiting the generality of the foregoing. (a) any Person which beneficially owns or holds ten percent (10%) or more of any voting equity interests of such Person, (b) any Person of which such Person beneficially owns or holds ten percent (10%) or more of any voting equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting equity interests, by agreement or otherwise.

“Agents” has the meaning set forth in the preamble to this Agreement, and “Agent” refers to either of the Agents.

“Asserted Indemnification Claim” means any matters or circumstances for which notice has been furnished to, demand has been made upon, or asserted against the applicable Agent or any Claimholder, whether in writing or threatened orally, that the applicable Agent has determined could reasonably be expected to result in direct or actual damages and expenses to the applicable Agent or any applicable Claimholder and which are subject to indemnification by the Credit Parties pursuant to the terms of the Revolving Credit Agreement or Note Purchase Agreement, as applicable.

“Availability” means, at any time, the aggregate amount of the Revolving Advances and Letters of Credit available to the Revolving Borrowers from the Revolving Lenders within the “Formula Amount” (as defined in the Revolving Credit Agreement as in effect on the date hereof) (as calculated without giving effect to any termination of the Revolving Lenders’ commitment to make “Advances” (as defined in the Revolving Credit Agreement as in effect on the date hereof) as a result of any default by any of the Revolving Borrowers under the Revolving Credit Agreement) based on the applicable percentages (as in effect on the date hereof) of “Eligible Receivables” and “Eligible Inventory” (as such terms are defined in the Revolving Credit Agreement as in effect on the date hereof) set forth in Section 2.1 of the Revolving Credit Agreement (as in effect on the date hereof), determined without regard to any Revolving Advances and Letters of Credit then outstanding or any reserves with respect thereto.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. Section 101 et. seq.).

“Business Day” means any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey or New York, New York.

“Capital Stock” means, with respect to any Person. any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, whether voting or nonvoting and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests.

“Cash Management Liabilities” has the meaning set forth in the Revolving Credit Agreement as in effect on the date hereof, and includes all Revolving Obligations consisting of P Card Liabilities.

“Claimholder” means a Revolving Claimholder and/or a Notes Claimholder, and ‘‘Claimholders” means the Revolving Claimholders and/or the Notes Claimholders, in each case, as the context requires.

“Collateral” means all Property and interests in Property now owned or hereafter acquired by any Credit Party in which a security interest or Lien is now or hereafter granted or purported to have been granted to the Revolving Agent or the Notes Agent pursuant to the Revolving Loan Documents and/or the Notes Documents, including any Property subject to Liens or claims granted in any Insolvency Proceeding as permitted under this Agreement.

“Credit Parties” has the meaning set forth in the preamble to this Agreement.

“DIP Financing” has the meaning set forth in Section 3.1(a)(i).

“Disposition Period” has the meaning set forth in Section 2.3(h).

“Enforcement Action” means, with respect to the Revolving Obligations or the Notes Obligations, (a) the taking of any action to enforce or realize upon any Lien on the Collateral, including the institution of any foreclosure proceedings or the noticing of any public or private sale or other disposition pursuant to Article 8 or Article 9 of the Uniform Commercial Code or other applicable law, (b) the exercise of any right or remedy provided to a secured creditor or otherwise on account of a Lien on the Collateral under the Revolving Loan Documents, the Notes Documents or applicable law, in a proceeding or otherwise, including the election to retain any Collateral in satisfaction of a Lien, (c) the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, or foreclosure on the Collateral or the proceeds of Collateral, (d) the sale, lease, license or other disposition of all or any portion of the Collateral, at a private or public sale, other disposition or any other means permissible under applicable law at any time that an Event of Default under and as defined in any of the Loan Documents shall have occurred and is continuing, (e) with respect to the Notes Agent or the Notes Purchasers, the exercise of cash dominion or a cash sweep under any deposit account control agreement or securities account control agreement covering any Revolving Credit Priority Collateral; and (f) the exercise of any other right of liquidation against any Collateral (including the exercise of any right of recoupment or set-off or any rights against Collateral obtained pursuant to or by foreclosure of a judgment Lien obtained against a Credit Party) whether under the Revolving Loan Documents, the Notes Documents or applicable law, in a proceeding or otherwise.

“Exigent Circumstances” means (a) an exercise by another lender of enforcement rights or remedies with respect to particular Collateral or (b) an event or circumstance that materially and imminently threatens the ability of the Revolving Agent or the Notes Agent to realize upon all or a material part of the Revolving Credit Priority Collateral or the Notes Collateral, as applicable, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction (other than to the extent covered by insurance) or material waste thereof.

“Hedge Liabilities” has the meaning set forth in the Revolving Credit Agreement as in effect on the date hereof.

“Hedging Agreement” means any interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreement entered into among any Note Purchaser or any Revolving Lender or any of their Affiliates and any Notes Issuer or any Revolving Borrower, as applicable, or any of their respective subsidiaries in order to provide protection to, or minimize the impact upon, such Notes Issuer or Revolving Borrower or any subsidiary thereof against fluctuations in interest rates, currency exchange rates or commodity prices in the ordinary course of such Notes Issuer or Revolving Borrower’s business and not for speculative purposes.

“Inadvertent Overadvances” means (a) the portion of the Revolving Principal Obligations consisting of Revolving Advances and Letters of Credit made or advanced or issued pursuant to the Revolving Credit Agreement that exceed the amount set forth in clause I(B)(i) of the definition of Revolving Maximum Amount but that were not made or issued intentionally or with actual knowledge that the making or advancing of such Revolving Advances or issuance of such Letters of Credit would cause the aggregate amount of the Revolving Principal Obligations to exceed such amount, and (b) any Revolving Principal Obligations consisting of Revolving Advances and Letters of Credit made or advanced or issued pursuant to the Revolving Credit Agreement that exceed the amount set forth in clause I(B)(i) of the definition of Revolving Maximum Amount but that at the time of the making or advancing of such Revolving Advances or issuance of such Letters of Credit did not cause the aggregate amount of the Revolving Principal Obligations to exceed such amount.

“Insolvency Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, arrangement, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of any Credit Party.

“Intellectual Property” has the meaning set forth in clause (ii) of the definition of “Notes Collateral”.

“Judgment Lien” means a statutory lien arising from or relating to the recordation of a judgment issued or rendered by a court of competent jurisdiction.

“Letters of Credit” means the “Letters of Credit” as defined in the Revolving Credit Agreement as in effect on the date hereof.

“Lender-Provided Foreign Currency Hedge” has the meaning set forth in the Revolving Credit Agreement as in effect on the date hereof.

“Lender-Provided Interest Rate Hedge” has the meaning set forth in the Revolving Credit Agreement as in effect on the date hereof.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (whether statutory or otherwise), charge, claim or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means the Revolving Loan Documents and/or the Notes Documents, as the context requires.

“Net Cash Proceeds” means the aggregate cash or cash equivalent proceeds received by any Credit Party or any of its Subsidiaries or any Claimholder in respect of any disposition, equity issuance, debt issuance, involuntary disposition, payment under any insurance policy or in connection with any taking or condemnation or any other event giving rise to proceeds, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees and sales commissions) and (b) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or cash equivalents received upon the sale or other disposition of any non-cash consideration received by any Credit Party or any of its Subsidiaries or any Claimholder in any disposition, equity issuance, debt issuance, involuntary disposition, payment under any insurance policy or in connection with any taking or condemnation or any other event giving rise to proceeds.

“Note Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Notes Accounts” means any Deposit Account that is required to be established pursuant to the Notes Documents for the exclusive purpose of holding identifiable proceeds of the Notes Collateral.

“Notes Agent” has the meaning set forth in the preamble to this Agreement.

“Notes Claimholders” means, at any relevant time, the holders of Notes Obligations at such time, including, without limitation, the Notes Agent and the Notes Purchasers.

“Notes Collateral” means the following Property of each Credit Party that constitutes Collateral, whether now owned or hereafter acquired and wheresoever located:

(i) all real property, together with all buildings, Fixtures, improvements, leases, licenses, permits and approvals with respect thereto (collectively, the “Real Property”);

(ii) all present and future intellectual property rights (the “Intellectual Property”);

(iii) all Capital Stock of the Notes Issuer and each other Credit Party and all other Capital Stock owned by any Credit Party, all intercompany obligations, all Securities, notes and other Investment Property;

(iv) all present and future Equipment along with all Accessions thereto;

(v) all Accounts, Chattel Paper, General Intangibles, Instruments, Documents, Letter-of-Credit Rights and Payment Intangibles and all rights thereunder to the extent not constituting Revolving Credit Priority Collateral;

(vi) any Hedging Agreements provided by any Notes Claimholders and all rights thereunder (but excluding any Hedging Agreements provided by any Revolving Claimholder);

(vii) cash to the extent not constituting Revolving Credit Priority Collateral;

(viii) amounts in Deposit Accounts to the extent not constituting Revolving Credit Priority Collateral;

(ix) all Notes Accounts with any bank or other financial institution and all cash, cash equivalents, financial assets, negotiable instruments and other evidence of payment, and other funds on deposit therein or credited thereto;

(x) all tax refunds for the most recent year and the proceeds thereof;

(xi) all Commercial Tort Claims to the extent arising from any of the items referred to in the preceding clauses (i) through (x); provided that to the extent any of the foregoing also relates to Revolving Credit Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (x) as being included in the Notes Collateral shall be included in the Notes Collateral;

(xii) all books and records, customer lists, credit files, accounting systems, computer files, programs, printouts and other computer materials and records related thereto solely to the extent evidencing or relating to any of the items referred to in the preceding clauses (i) through (xi); provided that to the extent any of the foregoing also relates to Revolving Credit Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (xi) as being included in the Notes Collateral shall be included in the Notes Collateral;

(xiii) all other Property, other than Property that constitutes Revolving Credit Priority Collateral; and

(xiv) to the extent not otherwise included in any of clauses (i) through (xiv), all proceeds (including, without limitation, all insurance proceeds), Supporting Obligations and products of any and all of the foregoing and all collateral security, guarantees, indemnities and warranties given by any Person with respect to any of the foregoing.

“Notes Documents” means the Note Purchase Agreement and each other Note Document (as defined in the Note Purchase Agreement), as each may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, including any agreements and documents governing indebtedness incurred to refinance, replace, extend, renew, refund, repay, prepay, redeem, purchase, defease or retire, or issued in exchange or replacement for, all or any of the Notes Obligations.

“Notes Obligations” means all indebtedness, obligations and other liabilities (contingent or otherwise) payable directly or indirectly by any Credit Party to the Notes Agent, the Notes Purchasers or any Affiliate of a Notes Purchaser under the Note Purchase Agreement or the other Notes Documents, and shall include, without limitation, all Obligations (as such term is defined in the Note Purchase Agreement). “Notes Obligations” shall include, without limitation, (x) all interest accrued or accruing (or which would, absent commencement of an Insolvency Proceeding, accrue) in accordance with the rate specified in the relevant Notes Documents and (y) all fees, costs and charges charged or incurred in connection with the Notes Documents and provided for thereunder, in the case of each of clause (x) and clause (y) whether before or after commencement of an Insolvency Proceeding and irrespective of whether any claim for such interest, fees, costs or charges is allowed as a claim in such Insolvency Proceeding.

“Notes Purchasers” means the “Purchasers” from time to time under and as defined in the Note Purchase Agreement.

“P Card Liabilities” means Revolving Obligations arising from or relating to the establishment of any “purchasing card” or “P-Card” program or guarantee, commercial card or similar facility or guarantee.

“Paid In Full” and “Payment In Full” means:

(a) with respect to the Revolving Obligations, (i) termination of all commitments of the Revolving Lenders to extend credit under the Revolving Credit Agreement, (ii) payment in full in cash of all of the Revolving Priority Obligations, including interest accruing on or after the commencement of any Insolvency Proceeding, whether or not such interest would be allowed in such Insolvency Proceeding (other than contingent Obligations for which no claim or demand for payment, whether oral or written, has been made at such time, outstanding letters of credit and Hedge Liabilities under Lender-Provided Interest Rate Hedges and Lender-Provided Foreign Currency Hedges), and (iii) termination or cash collateralization (in an amount and in the manner required by the Revolving Loan Documents) of Revolving Priority Obligations consisting of (A) outstanding letters of credit (but not, in any event, in an amount greater than 105% of the aggregate undrawn face amount of such letters of credit), (B) Hedge Liabilities under Lender-Provided Interest Rate Hedges, and (C) Hedge Liabilities under Lender-Provided Foreign Currency Hedges; and

(b) with respect to the Notes Obligations, (i) termination of all commitments of the Notes Purchasers to extend credit under the Note Purchase Agreement and (ii) payment in full in cash of all of the Notes Obligations, including interest accruing on or after the commencement of any Insolvency Proceeding, whether or not such interest would be allowed in such Insolvency Proceeding (other than contingent Obligations for which no claim or demand for payment, whether oral or written, has been made at such time).

“Person” has the meaning set forth in the Revolving Credit Agreement and the Note Purchase Agreement.

“Premises” means any and all real property or buildings (including, without limitation, offices and manufacturing, warehouse and distribution facilities) that are included within the Notes Collateral.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Notice” has the meaning set forth in Section 7.1.

“Real Property” has the meaning set forth in clause (i) of the definition of “Notes Collateral”.

“Revolving Advances” means the “Revolving Advances” as defined in the Revolving Credit Agreement as in effect on the date hereof.

“Revolving Agent” has the meaning set forth in the preamble to this Agreement.

“Revolving Claimholders” means, at any relevant time, the holders of Revolving Obligations at such time, including, without limitation, the Revolving Agent, the Revolving Lenders, any issuer of or risk participant in any Letter of Credit issued pursuant to the Revolving Loan Documents or any issuer of or risk participant in any bank products or Lender-Provided Interest Rate Hedges or Lender-Provided Foreign Currency Hedges, in either case secured by the Revolving Credit Priority Collateral under the Revolving Loan Documents.

“Revolving Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Revolving Credit Priority Collateral” means the following Property of each Credit Party that constitutes Collateral, whether now owned or hereafter acquired and wheresoever located:

(i) all Accounts (but excluding any Accounts which constitute proceeds of the Notes Collateral, and excluding any Accounts arising from any sale, lease or other disposition of, or any casualty or condemnation event in respect of, the Notes Collateral), and to the extent not otherwise set forth in the definition of Revolving Credit Priority Collateral, all Receivables, as defined in the Revolving Credit Agreement as in effect on the date hereof;

(ii) all Inventory (including rights in all returned or repossessed Inventory);

(iii) all Chattel Paper, Instruments and Documents to the extent evidencing or substituted for or constituting proceeds of Accounts, Receivables or Inventory, and all rights thereunder (but excluding any proceeds of the Notes Collateral, including any Chattel Paper, Instruments or Documents arising from any sale, lease or other disposition or any casualty or condemnation event in respect of the Notes Collateral);

(iv) any Hedging Agreements provided by any Revolving Claimholders and all rights thereunder (but excluding any Hedging Agreements provided by any Notes Claimholder);

(v) cash (but excluding any identifiable proceeds of the Notes Collateral);

(vi) all Deposit Accounts with any bank or other financial institution (other than the Notes Accounts) and all cash, cash equivalents, financial assets, negotiable instruments and other evidence of payment, and other funds on deposit therein or credited thereto (but excluding any amounts therein constituting identifiable proceeds of the Notes Collateral);

(vii) all Payment Intangibles arising from or relating to any of the foregoing (but excluding any proceeds of the Notes Collateral);

(viii) to the extent evidencing, securing or otherwise relating to any of the items referred to in the preceding clauses (i) through (vii), all General Intangibles (excluding Intellectual Property); provided that to the extent any of the foregoing also relates to Notes Collateral, only that portion related to the items referred to in the preceding clauses (i) through (vii) as being included in the Revolving Credit Priority Collateral shall be included in the Revolving Credit Priority Collateral;

(ix) to the extent arising from any of the items referred to in the preceding clauses (i) through (viii), all Commercial Tort Claims; provided that to the extent any of the foregoing also relates to Notes Collateral only that portion related to the items referred to in the preceding clauses (i) through (viii) as being included in the Revolving Credit Priority Collateral shall be included in the Revolving Credit Priority Collateral;

(x) all books and records, customer lists, credit files, accounting systems, computer files, programs, printouts and other computer materials and records related thereto solely to the extent evidencing or relating to any of the items referred to in the preceding clauses (i) through (ix) (but excluding any Intellectual Property); provided that to the extent any of the foregoing also relates to Notes Collateral only that portion related to the items referred to in the preceding clauses (i) through (ix) as being included in the Revolving Credit Priority Collateral shall be included in the Revolving Credit Priority Collateral;

(xi) all rights to business interruption insurance; and

(xii) to the extent not otherwise included in any of the clauses (i) through (xi) above, all Supporting Obligations (including Letter-of-Credit Rights) and all proceeds (including, without limitation, all insurance proceeds, including proceeds of business interruption insurance and key man insurance) and products of any and all of the foregoing and all collateral security, guarantees, indemnities and warranties given by any Person with respect to any of the foregoing.

“Revolving Lenders” means the “Lenders” from time to time under and as defined in the Revolving Credit Agreement.

“Revolving Loan Documents” means the Revolving Credit Agreement and each other Loan Document (as defined in the Revolving Credit Agreement), as each may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, including any agreements and documents governing indebtedness incurred to refinance, replace, extend, renew, refund, repay, prepay, redeem, purchase, defease or retire, or issued in exchange or replacement for, all or any of the Revolving Obligations.

“Revolving Maximum Amount” means, as of any date of determination, the sum of the following amounts:

I. The lesser of

(A) an amount equal to (i) the sum of (x) $33,000,000, plus (y) an amount equal to the product of 1.10 multiplied by the amount of all increases in the “Maximum Revolving Advance Amount” (as such term is defined in the Revolving Credit Agreement as in effect on the date hereof), not to exceed $30,000,000, made pursuant to and in accordance with the terms of Section 2.24 of the Revolving Credit Agreement as in effect on the date hereof, minus (ii) the aggregate amount of all permanent reductions of the “Maximum Revolving Advance Amount” (as defined in the Revolving Credit Agreement as in effect on the date hereof, as calculated without giving effect to any termination of the Revolving Lenders’ commitment to make “Advances” (as defined in the Revolving Credit Agreement as in effect on the date hereof) as a result of any default by the Revolving Borrowers under the Revolving Credit Agreement); and

(B) an amount equal to the sum of (i) an amount equal to the product of 1.10 multiplied by the greater of (x) the sum of (1) the aggregate gross amount of all Accounts of the Revolving Borrowers which constitute Revolving Credit Priority Collateral multiplied by the “Receivables Advance Rate” (as defined in the Revolving Credit Agreement as in effect on the date hereof) plus (2) the aggregate value (calculated at the greater of cost or market value) of all Inventory of the Revolving Borrowers multiplied by the “Inventory Advance Rate” (as defined in the Revolving Credit Agreement as in effect on the date hereof) and (y) the sum of (1) the aggregate book value of all Accounts described in the preceding clause (x) multiplied by the “Receivables Advance Rate” (as defined in the Revolving Credit Agreement as in effect on the date hereof) and (2) the aggregate book value of all Inventory described in the preceding clause (x) multiplied by the “Inventory Advance Rate” (as defined in the Revolving Credit Agreement as in effect on the date hereof), plus (ii) the amount of Inadvertent Overadvances, plus

II. the sum of (A) the aggregate amount of all Treasury Management Obligations and (B) the aggregate amount of P Card Liabilities and other Cash Management Liabilities, excluding the Treasury Management Obligations, in an aggregate amount not to exceed $1,500,000, plus

III. Hedge Liabilities in an aggregate amount not to exceed the sum of (A) $4,000,000 plus (B) the Unused Cushion Amount in an amount not to exceed $3,000.000.

“Revolving Obligations” means all indebtedness, obligations and other liabilities (contingent or otherwise) payable directly or indirectly by the Revolving Borrowers to the Revolving Agent, the Revolving Lenders or any Affiliate of a Revolving Lender under the Revolving Credit Agreement, the other Revolving Loan Documents or any bank product or Lender-Provided Interest Rate Hedges or Lender-Provided Foreign Currency Hedges entered into among the Revolving Agent, any of the Revolving Lenders or any Affiliate of a Revolving Lender and the Revolving Borrowers, and shall include, without limitation, all Obligations (as such term is defined in the Revolving Credit Agreement as in effect on the date hereof). “Revolving Obligations” shall include, without limitation, (x) all interest accrued or accruing (or which would, absent commencement of an Insolvency Proceeding, accrue) in accordance with the rate specified in the relevant Revolving Loan Documents and (y) all fees, costs, expenses and charges charged or incurred or indemnification obligations arising in connection with the Revolving Loan Documents and provided for thereunder, in the case of each of clause (x) and clause (y) whether before or after commencement of an Insolvency Proceeding and irrespective of whether any claim for such interest, fees, costs or charges is allowed as a claim in such Insolvency Proceeding.

“Revolving Principal Obligations” means all Revolving Obligations consisting of (a) the principal outstanding with respect to any and all Revolving Advances, including any and all “Out-of-Formula Loans” as defined in the Revolving Credit Agreement as in effect on the date hereof and any and all protective advances made pursuant to the final paragraph of Section 16.2 of the Revolving Credit Agreement as in effect on the date hereof, and (b) the contingent Revolving Obligations with respect to the undrawn face amount that is or may become available to be drawn with respect to any and all Letters of Credit (including all automatic increases in such face amount provided for in any such Letter of Credit, whether or not such automatic increase has become effective) and, without duplication, any Revolving Obligations for unpaid reimbursement of amounts drawn on any and all Letters of Credit.

“Revolving Priority Obligations” means, without duplication, (a) all Revolving Obligations (exclusive of (i) the portion of the Revolving Principal Obligations that exceed the amount set forth in clause I of the definition of Revolving Maximum Amount, (ii) the portion of the outstanding amount of Hedge Liabilities under Lender-Provided Interest Rate Hedges and Lender-Provided Foreign Currency Hedges that exceed the amount set forth in clause III of the definition of Revolving Maximum Amount, and (iii) the portion of Cash Management Liabilities which exceeds the amount set forth in clause II of the definition of Revolving Maximum Amount). plus (b) all interest on account of the Revolving Obligations (exclusive of interest on account of the amounts set forth in clauses (i), (ii) and (iii) above), including any such amounts accruing or becoming due after the commencement of any Insolvency Proceeding and irrespective of whether any claim for such amounts is allowed as a claim in such Insolvency Proceeding, plus (c) all fees, costs. expenses charges and indemnification obligations on account of the Revolving Obligations, including any such amounts accruing or becoming due after the commencement of any Insolvency Proceeding and irrespective of whether any claim for such amounts is allowed as a claim in such Insolvency Proceeding.

“Standstill Period” means the period commencing on the date of the Revolving Agent’s receipt of written notice from the Notes Agent certifying that an Event of Default under and as defined in the Note Purchase Agreement has occurred and is continuing, and ending on the date which is ninety (90) days thereafter.

“Treasury Management Obligations” means Revolving Obligations consisting of “Cash Management Liabilities” (as defined in the Revolving Credit Agreement as in effect on the date hereof) of the types described in clause (e) and (f) of the first sentence of such definition under the Revolving Credit Agreement as in effect on the date hereof.

“Trigger Event” means the occurrence of any of the following:

(a) delivery by the Revolving Agent of a Trigger Notice in accordance with Section 7.2 of its intent to accelerate any Revolving Obligations or commence any Enforcement Action;

(b) the occurrence of any bankruptcy or insolvency default under Section 10.7 of the Note Purchase Agreement or Section 10.7 of the Revolving Credit Agreement;

(c) a sale or other disposition following the occurrence and during the continuance of an Event of Default under and as defined in the Revolving Credit Agreement of all or substantially all of the Revolving Credit Priority Collateral and the required release of Liens on all or substantially all of the Revolving Credit Priority Collateral by the Notes Agent under this Agreement;

(d) other than in connection with the refinancing of the Revolving Obligations, replacement of PNC Bank, National Association (or any of its controlled or common affiliates) as the “Agent” under the Revolving Credit Agreement or reduction of the “Commitment Percentage” (as defined in the Revolving Credit Agreement as in effect on the date hereof) of PNC Bank, National Association to below 15%;

(e) Revolving Lenders ceasing to make “Advances” (as defined in the Revolving Credit Agreement as in effect on the date hereof) during the continuance of an Event of Default under and as defined in the Revolving Credit Agreement;

(f) the outstanding “Advances” (as defined in the Revolving Credit Agreement as in effect on the date hereof) shall exceed Availability for more than 30 consecutive days; or

(g) the principal amount of the Revolving Obligations then outstanding shall exceed the amount set forth in clause I of the definition of Revolving Maximum Amount.

“Trigger Notice” has the meaning set forth in Section 7.2 of this Agreement.

“Uniform Commercial Code” means the Uniform Commercial Code as adopted in the State of New York from time to time.

“Unused Cushion Amount” means, as of any applicable date, the positive difference, if any, of (x) the amount calculated under clause I of the definition of Revolving Maximum Amount on such date minus (y) the Revolving Principal Obligations on such date.

EXHIBIT D

FORM OF PLEDGE AGREEMENT

This Collateral Pledge Agreement (“Agreement”), dated August 8, 2014, is made by the Pledgors (as defined below) in favor of U.S. BANK NATIONAL ASSOCIATION, a national banking association, in its capacity as agent for the Purchasers (in such capacity, together with its successors and assigns in such capacity (including any successor “Agent” appointed under the Note Purchase Agreement (as defined below)), the “Secured Party”) under that certain Note Purchase Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), by and among the Pledgors, the other Note Parties from time to time party thereto, the Purchasers from time to time party thereto and Agent. All capitalized terms used herein and not otherwise defined herein shall have the same meanings assigned to such terms in the Note Purchase Agreement.

Background

This Agreement is executed in connection with the Note Purchase Agreement. The Issuer, each Guarantor that is party hereto, and each Guarantor that becomes a party to this Agreement after the Closing Date (collectively, the “Pledgors” and each, a “Pledgor”) have agreed to execute and deliver this Agreement to Secured Party to provide additional security for the Obligations as defined and described in the Note Purchase Agreement and owing from time to time to the Secured Party and any other Persons holding any of the Obligations from time to time.

NOW THEREFORE, for other good and sufficient consideration, the receipt and sufficiency of which is hereby acknowledged, the Pledgors, intending to be legally bound hereby, covenant and agree as follows:

1. THE PLEDGORS, FOR THE PURPOSE OF GRANTING A CONTINUING LIEN AND SECURITY INTEREST, DO HEREBY COLLATERALLY PLEDGE, DELIVER AND SET OVER TO SECURED PARTY, FOR THE RATABLE BENEFIT OF THE PURCHASERS AND ALL OTHER HOLDERS OF THE OBLIGATIONS ALL OF THE FOLLOWING PROPERTY, TOGETHER WITH ANY ADDITIONS, EXCHANGES, REPLACEMENTS AND SUBSTITUTIONS THEREFOR, DIVIDENDS AND DISTRIBUTIONS WITH RESPECT THEREFOR, AND THE PROCEEDS THEREOF (COLLECTIVELY, THE “PLEDGED COLLATERAL”):

(a) all of the shares of capital stock and other Equity Interests in those corporations listed on Schedule I attached hereto and any other Equity Interests in any corporation, whether now owned or hereafter acquired by the Pledgors or in which the Pledgors now or hereafter have any rights, options or warrants, together with all certificates representing such shares and interests and all rights (but none of the obligations) under or arising out of the applicable Organizational Documents of such corporations;

(b) all of the partnership interests and other Equity Interests in those limited partnerships and general partnerships listed on Schedule I attached hereto and any other Equity Interests in any limited partnership or general partnership, whether now owned or hereafter acquired by the Pledgors or in which the Pledgors now or hereafter have any rights, options or warrants, together with all certificates representing such shares and interests and all rights (but none of the obligations) under or arising out of the applicable Organizational Documents of such partnerships; including without limitation all rights and remedies of the applicable Pledgor as a general partner or limited partner with respect to the respective partnership interests and other equity interests of such Pledgor in each such partnership under the respective Organizational Documents of such partnership and under the partnership laws of the state in which each such partnership is organized; and

(c) all of the membership/limited liability company interests and other Equity Interests in those limited liability companies listed on Schedule I attached hereto and any other Equity Interests in any limited liability company, whether now owned or hereafter acquired by the Pledgors or in which the Pledgors now or hereafter have any rights, options or warrants, together with all certificates representing such shares and interests and all rights (but none of the obligations) under or arising out of the applicable Organizational Documents of such companies; including without limitation all rights and remedies of the applicable Pledgor as a member or manager or managing member with respect to the respective membership interests and other equity interests of such Pledgor in each such limited liability company under the respective Organizational Documents of such limited liability company and under the limited liability company laws of the state in which each such limited liability company is organized;

provided that, in each case under the foregoing clauses (a) through (c), the rights relating to the applicable Equity Interests included in the Pledged Collateral shall include, without limitation, all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the applicable Pledged Entity (as defined below) or under the applicable laws of such Pledged Entity’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships, as applicable: (i) all economic rights (including all rights to receive dividends and distributions), (ii) all voting rights and rights to consent to any particular action(s) by the applicable Pledged Entity, (iii) all management rights with respect to such Pledged Entity, (iv) in the case of any Pledged Collateral consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable Pledged Entity, (v) in the case of any Pledged Collateral consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable Pledged Entity, (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s), managing member(s) and/or any members of any board of members/managers/partners/directors that may now or hereafter have any rights to manage and direct the business and affairs of the applicable Pledged Entity under its Organizational Documents as in effect from time to time, (vii) all rights to amend the Organizational Documents of such Pledged Entity, (viii) in the case of any Pledged

-2-	FORM OF PLEDGE AGREEMENT

Collateral consisting of Equity Interests in a partnership or limited liability company, each Pledgor’s status as a “partner.” general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or applicable state law and (ix) all certificates evidencing any of the foregoing described Pledged Collateral (all of the foregoing, the “Related Rights”). Notwithstanding the foregoing, in each case under the foregoing clauses (a) through (c), the rights relating to the applicable Equity Interests included in the Pledged Collateral shall not include (A) Excluded Assets or (B) for the avoidance of doubt, more than 65% of the issued and outstanding common voting Equity Interests directly owned by the Pledgors in any Subsidiary that is either (1) a CFC Holdco or (2) a Foreign Subsidiary.

2. THE PLEDGE AND SECURITY INTEREST DESCRIBED HEREIN SHALL CONTINUE IN EFFECT TO SECURE ALL OBLIGATIONS UNDER THE NOTE PURCHASE AGREEMENT FROM TIME TO TIME INCURRED OR ARISING UNLESS AND UNTIL SUCH OBLIGATIONS HAVE BEEN PAID AND SATISFIED IN FULL AND ALL COMMITMENTS OF THE PURCHASERS TO PURCHASE NOTES UNDER THE NOTE PURCHASE AGREEMENT HAVE BEEN TERMINATED.

3. EACH PLEDGOR HEREBY REPRESENTS AND WARRANTS, AS OF THE DATE HEREOF, THAT:

(a) Except as pledged herein, such Pledgor has not sold, assigned, transferred, pledged or granted any option or security interest in or otherwise hypothecated the Pledged Collateral in any manner whatsoever, and the Pledged Collateral is pledged herewith free and clear of any and all liens, security interests, encumbrances, claims, pledges, restrictions, legends, and options other than Permitted Encumbrances;

(b) Such Pledgor has the full power and authority to execute, deliver, and perform under this Agreement and to pledge the Pledged Collateral hereunder. Such Pledgor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and the execution, delivery and performance by such Pledgor of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company, partnership or other actions (including, as applicable, all necessary board and/or equityholder(s) approvals), as the case may be;

(c) This Agreement constitutes the valid and binding obligation of such Pledgor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditor’s rights generally, and the pledge of the Pledged Collateral referred to herein is not in violation of and shall not create any default under any Material Contract;

(d) The pledge of the Pledged Collateral referred to herein is not in violation, and shall not create any default under any Organizational Documents, of any Person listed on Schedule I attached hereto (as such Schedule may be amended and/or updated from time to time in accordance herewith) or any other Person whose Equity Interests constitute Pledged Collateral (each such Person, a “Pledged Entity”). “Organizational Documents” means, with respect to any Pledged Entity, any charter, articles or certificate of incorporation, certificate of organization,

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registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement and any and all other applicable documents relating to such Pledged Entity’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity;

(e) The Pledged Collateral has been duly and validly authorized and issued by the Pledged Entity thereof and, if applicable, such Pledged Collateral is fully paid for and non-assessable;

(f) Such Pledgor is pledging hereunder all of such Pledgor’s interests and ownership in each of the Pledged Entities, whether now owned or hereafter acquired, including such Pledgor’s interests and ownership in each of the Pledged Entities listed on Schedule I attached hereto;

(g) Contemporaneously with the execution hereof, such Pledgor is delivering to Secured Party all certificates representing or evidencing the Pledged Collateral, if any, accompanied by duly executed instruments of transfer or assignments in blank, to be held by Secured Party; and

(h) Contemporaneously with (or prior to) the execution hereof, the Pledgors are delivering to Secured Party a copy of the Organizational Documents (as of the date hereof) of each of the Pledged Entities.

4. THE PLEDGORS HEREBY IRREVOCABLY INSTRUCT THE PLEDGED ENTITIES TO COMPLY, FOLLOWING THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, WITH ANY INSTRUCTIONS ORIGINATED BY THE SECURED PARTY WITH RESPECT TO THE INTERESTS OF THE PLEDGORS IN THE PLEDGED ENTITIES WITHOUT FURTHER CONSENT OF THE PLEDGORS, AND EACH PLEDGOR AGREES THAT EACH SUCH PLEDGED ENTITY SHALL BE FULLY PROTECTED IN SO COMPLYING, OTHER THAN AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SECURED PARTY. EACH PLEDGOR ACKNOWLEDGES AND AGREES THAT SECURED PARTY SHALL BE AUTHORIZED AT ANY TIME TO PROVIDE A COPY OF THIS AGREEMENT TO ANY PLEDGED ENTITY AS EVIDENCE THAT SECURED PARTY HAS GIVEN THE FOREGOING INSTRUCTIONS.

5. EACH PLEDGOR HEREBY COVENANTS AND AGREES THAT SUCH PLEDGOR SHALL CAUSE EACH PLEDGED ENTITY THAT (X) IS NOT A CORPORATION AND (Y) HAS NOT ISSUED CERTIFICATES TO EVIDENCE THE EQUITY INTERESTS ISSUED BY SUCH PLEDGED ENTITY AND PLEDGED PURSUANT TO THIS AGREEMENT (EACH SUCH PLEDGED ENTITY AN “APPLICABLE PLEDGED ENTITY”) TO REGISTER THE SECURITY INTEREST GRANTED HEREUNDER ON ITS BOOKS AND RECORDS AND TO DELIVER TO SECURED PARTY A PLEDGE ACKNOWLEDGMENT, SUBSTANTIALLY IN THE FORM OF EXHIBIT A ATTACHED HERETO, WHEREIN SUCH APPLICABLE PLEDGED ENTITY SHALL ACKNOWLEDGE THAT IT HAS BEEN

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INSTRUCTED TO AND SHALL COMPLY WITH ANY INSTRUCTIONS ORIGINATED BY THE SECURED PARTY WITH RESPECT TO THE INTERESTS OF PLEDGOR IN SUCH ENTITY WITHOUT FURTHER CONSENT OF THE PLEDGOR.

6. EACH PLEDGOR HEREBY REPRESENTS AND WARRANTS THAT, WITH RESPECT TO ANY PLEDGED ENTITY THAT (X) IS NOT A CORPORATION OR COMPANY AND (Y) HAS ISSUED CERTIFICATES TO EVIDENCE THE EQUITY INTERESTS ISSUED BY SUCH PLEDGED ENTITY, SUCH NON-CORPORATE PLEDGED ENTITY:

(a) has “opted-in” to Article 8 of the Uniform Commercial Code as adopted in the jurisdiction in which such Pledged Entity is organized from time to time (the “Applicable Code”) with respect to the Equity Interests issued by such non-corporate Pledged Entity by providing in its operating agreement or partnership agreement, as applicable (and also, if required by its jurisdiction of organization, in its charter, articles or certificate of incorporation, certificate of organization, registration or formation, or certificate of partnership or limited partnership) that the Equity Interests issued by it shall be “Advances” “securities” for purposes of and as governed by and defined in Article 8 of the Applicable Code, and

(b) shall not include in the operating agreement or partnership agreement (as applicable) of such non-corporate Issuer (and also, if required by its jurisdiction of organization, in its articles or certificate of organization/formation/registration) provisions that have the effect of prohibiting or restricting:

(i) the pledge of any equity interests issued by such non-corporate Issuer by Pledgor to Secured Party, and

(ii) the exercise of Secured Party’s rights and remedies hereunder as a pledgee and secured creditor resulting in a transfer of title to any Equity Interests issued by such non-corporate Issuer to any of (i) Secured Party, (ii) Secured Party’s nominee and/or (iii) any Person(s) to whom Secured Party may transfer any of such Equity Interests issued in a secured creditor’s sale (any such Person a “Foreclosure Transferee”), such Foreclosure Transferee to automatically become and be admitted as a member, partner or other equity holder (as applicable) under the Organizational Documents of such non-corporate Issuer without the requirement of any consent of such non-corporate Issuer, Pledgor or any other member,, partner or other equity holder thereof, and that, as such a member, partner or other equity holder, such Foreclosure Transferee shall have all the rights (specifically including without limitation economic rights (including the rights to receive dividends and distributions), voting rights, management rights, rights to designate or appoint managers and/or general partners and/or members of any board of managers, partners or directors and rights to amend any applicable Organizational Documents) of such a member, partner or other equity holder of such non-corporate Issuer relating to the equity/partnership/membership/limited liability company interests in such Issuer transferred to such Foreclosure Transferee as are provided for under the Organizational Documents

7. EACH PLEDGOR HEREBY AUTHORIZES SECURED PARTY TO FILE UCC-1 INITIAL FINANCING STATEMENTS LISTING SUCH PLEDGOR AS THE “DEBTOR”

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AND SECURED PARTY AS THE “SECURED PARTY” AND GIVING A DESCRIPTION OF THE PLEDGED COLLATERAL AS THE “COLLATERAL” COVERED BY SUCH FINANCING STATEMENT IN SUCH JURISDICTIONS (OR, IN CONNECTION WITH A FINANCING STATEMENT COVERING THE PLEDGED COLLATERAL AND OTHER COLLATERAL, INDICATING SUCH COLLATERAL (INCLUDING THE PLEDGED COLLATERAL) AS “ALL ASSETS” OR “ALL PERSONAL PROPERTY” OF SUCH PLEDGOR OR WORDS OF SIMILAR EFFECT AS BEING OF AN EQUAL OR LESSER SCOPE OR WITH GREATER DETAIL), AND TO FILE ANY AND ALL AMENDMENTS THERETO AND CONTINUATIONS THEREOF AND, AS MAY FROM TIME TO TIME BE NECESSARY, PRUDENT OR DESIRABLE IN ORDER TO PERFECT ANY SECURITY INTEREST GRANTED HEREUNDER UNDER THE UNIFORM COMMERCIAL CODE AS ENACTED IN ANY JURISDICTION APPLICABLE TO THE PERFECTION AND/OR ENFORCEMENT OF SECURED PARTY’S LIEN IN THE PLEDGED COLLATERAL (THE “CODE”), ALL WHETHER OR NOT SUCH PLEDGOR HAS SIGNED OR AUTHENTICATED ANY SUCH FINANCING STATEMENT, AMENDMENT OR CONTINUATION. EACH PLEDGOR HEREBY REPRESENTS AND WARRANTS THAT, AS OF THE DATE HEREOF: (I) IT IS AN ENTITY OF THE TYPE INDICATED WITH RESPECT TO IT IN THE PREAMBLE TO THIS AGREEMENT, (II) IT IS ORGANIZED UNDER THE LAWS OF THE JURISDICTION INDICATED WITH RESPECT TO IT IN THE PREAMBLE TO THIS AGREEMENT AND NOT UNDER THE LAWS OF ANY OTHER OR ADDITIONAL JURISDICTION AND (III) THE FULL LEGAL NAME OF SUCH PLEDGOR AS REFLECTED IN ITS ORGANIZATIONAL DOCUMENTS AS FILED WITH THE SECRETARY OF STATE OF ITS JURISDICTION OF ORGANIZATION IS AS SET FORTH IN THE PREAMBLE TO THIS AGREEMENT. WITHOUT LIMITING ANY FURTHER RESTRICTIONS ON ANY OF THE FOLLOWING ACTIVITIES THAT MAY BE APPLICABLE TO EACH PLEDGOR UNDER THE NOTE PURCHASE AGREEMENT, SUCH PLEDGOR HEREBY COVENANTS AND AGREES THAT SUCH PLEDGOR SHALL NOT (UNLESS OTHERWISE PERMITTED UNDER THE NOTE PURCHASE AGREEMENT) MAKE ANY OF THE FOLLOWING CHANGES OR TAKE ANY OF THE FOLLOWING ACTIONS UNLESS SUCH PLEDGOR SHALL FIRST HAVE GIVEN AT LEAST THIRTY (30) DAYS’ PRIOR WRITTEN NOTICE THEREOF TO SECURED PARTY: (I) ANY CHANGE BY SUCH PLEDGOR TO SUCH PLEDGOR’S LEGAL NAME OR (II) ANY ACTION BY SUCH PLEDGOR TO CHANGE SUCH PLEDGOR’S TYPE OF ENTITY, TO CHANGE SUCH PLEDGOR’S JURISDICTION OF ORGANIZATION, TO BECOME ORGANIZED IN MORE THAN ONE JURISDICTION OF ORGANIZATION OR TO ENTER INTO ANY MERGER OR CONSOLIDATION. PROMPTLY (AND IN ANY EVENT WITHIN FIVE BUSINESS DAYS) UPON MAKING ANY SUCH CHANGE OR TAKING ANY SUCH ACTION FOLLOWING PROPER NOTICE TO SECURED PARTY, SUCH PLEDGOR SHALL DELIVER TO SECURED PARTY CERTIFIED COPIES OF THE DOCUMENTS FILED WITH THE RESPECTIVE GOVERNMENTAL FILING OR RECORDING OFFICES EFFECTING ANY SUCH CHANGE.

8. IF AN EVENT OF DEFAULT OCCURS AND IS CONTINUING UNDER THE NOTE PURCHASE AGREEMENT, THEN SECURED PARTY MAY, AT ITS SOLE OPTION, EXERCISE FROM TIME TO TIME WITH RESPECT TO THE PLEDGED COLLATERAL ANY AND/OR ALL RIGHTS AND REMEDIES AVAILABLE TO IT HEREUNDER, UNDER

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THE CODE, OR OTHERWISE AVAILABLE TO IT, AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO DISPOSE OF THE PLEDGED COLLATERAL AT PUBLIC OR PRIVATE SALE(S) OR OTHER PROCEEDINGS, AND EACH PLEDGOR AGREES THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, SECURED PARTY, ANY PURCHASER OR ANY OF THEIR NOMINEES MAY BECOME THE PURCHASER AT ANY SUCH SALE(S). NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT TO THE CONTRARY, THE AGENT AND THE REQUIRED PURCHASERS SHALL PROVIDE AT LEAST FIVE (5) BUSINESS DAYS’ PRIOR WRITTEN NOTICE TO THE PLEDGORS AFTER AN EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING BEFORE EXERCISING ANY REMEDIES WITH RESPECT TO THE PLEDGED COLLATERAL (INCLUDING, WITHOUT LIMITATION, VOTING RIGHTS).

9. (a) IN ADDITION TO ALL OTHER RIGHTS GRANTED TO SECURED PARTY HEREIN, UNDER THE CODE OR OTHERWISE AVAILABLE AT LAW OR IN EQUITY, SECURED PARTY SHALL HAVE THE FOLLOWING RIGHTS, EACH OF WHICH MAY BE EXERCISED AT SECURED PARTY’S SOLE DISCRETION (BUT WITHOUT ANY OBLIGATION TO DO SO), AT ANY TIME FOLLOWING THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT UNDER THE NOTE PURCHASE AGREEMENT, WITHOUT FURTHER CONSENT OF THE PLEDGORS: (I) TRANSFER THE WHOLE OR ANY PART OF THE PLEDGED COLLATERAL INTO THE NAME OF ITSELF OR ITS NOMINEE OR TO CONDUCT A SALE OF THE PLEDGED COLLATERAL PURSUANT TO THE CODE OR PURSUANT TO ANY OTHER APPLICABLE LAW; (II) VOTE THE PLEDGED COLLATERAL; (III) NOTIFY THE PERSONS OBLIGATED ON ANY OF THE PLEDGED COLLATERAL TO MAKE PAYMENT TO SECURED PARTY OF ANY AMOUNTS DUE OR TO BECOME DUE THEREON; AND (IV) RELEASE, SURRENDER OR EXCHANGE ANY OF THE PLEDGED COLLATERAL AT ANY TIME, OR TO COMPROMISE ANY DISPUTE WITH RESPECT TO THE SAME. SECURED PARTY MAY PROCEED AGAINST THE PLEDGED COLLATERAL, OR ANY OTHER COLLATERAL SECURING THE OBLIGATIONS, IN ANY ORDER, AND AGAINST ANY PLEDGOR AND ANY OTHER NOTE PARTY, JOINTLY AND/OR SEVERALLY, IN ANY ORDER TO SATISFY THE OBLIGATIONS. EACH PLEDGOR WAIVES AND RELEASES ANY RIGHT TO REQUIRE SECURED PARTY TO FIRST COLLECT ANY OF THE OBLIGATIONS SECURED HEREBY FROM ANY OTHER COLLATERAL OF SUCH PLEDGOR OR ANY OTHER NOTE PARTY SECURING THE OBLIGATIONS UNDER ANY THEORY OF MARSHALLING OF ASSETS, OR OTHERWISE. ANY AND ALL DIVIDENDS, DISTRIBUTIONS, INTEREST DECLARED, DISTRIBUTED OR PAID AND ANY PROCEEDS OF THE PLEDGED COLLATERAL WHICH ARE RECEIVED BY ANY PLEDGOR FOLLOWING THE OCCURRENCE AND CONTINUANCE OF AN EVENT OF DEFAULT UNDER THE NOTE PURCHASE AGREEMENT SHALL BE (I) RECEIVED IN TRUST FOR THE BENEFIT OF AGENT AND THE PURCHASERS; (II) SEGREGATED FROM THE OTHER PROPERTY AND FUNDS OF THE PLEDGORS; AND (III) FORTHWITH DELIVERED TO SECURED PARTY AS PLEDGED COLLATERAL IN THE SAME FORM AS RECEIVED (WITH ANY NECESSARY DOCUMENTS, ENDORSEMENTS OR ASSIGNMENTS IN BLANK WITH GUARANTEED SIGNATURES). ALL RIGHTS AND REMEDIES OF SECURED PARTY ARE CUMULATIVE, NOT ALTERNATIVE.

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(b) Each Pledgor hereby irrevocably appoints Secured Party its attorney-in-fact, subject to the terms hereof. following the occurrence and during the continuance of an Event of Default under the Note Purchase Agreement, at Secured Party’s option, (i) to effectuate the transfer of the Pledged Collateral on the books of the issuer thereof to the name of Secured Party or to the name of Secured Party’s nominee, designee or transferee: (ii) to endorse and collect checks payable to such Pledgor representing distributions or other payments on the Pledged Collateral; and (iii) to carry out the terms and provisions hereof. Each Pledgor acknowledges and agrees that Secured Party shall be authorized at any time to provide a copy of this Agreement to any Pledged Entity as evidence that Secured Party has been given the foregoing power of attorney.

10. TO THE EXTENT REQUIRED BY THE NOTE PURCHASE AGREEMENT, THE PROCEEDS OF ANY PLEDGED COLLATERAL RECEIVED BY SECURED PARTY AT ANY TIME, WHETHER FROM THE SALE OF PLEDGED COLLATERAL, COLLECTIONS IN RESPECT THEREOF OR OTHERWISE, SHALL BE ALLOCATED AND APPLIED TO THE OBLIGATIONS AS PROVIDED FOR IN THE NOTE PURCHASE AGREEMENT.

11. EACH PLEDGOR RECOGNIZES THAT SECURED PARTY MAY BE UNABLE TO EFFECT, OR MAY EFFECT ONLY AFTER SUCH DELAY WHICH WOULD ADVERSELY AFFECT THE VALUE THAT MIGHT BE REALIZED FROM THE PLEDGED COLLATERAL, A PUBLIC SALE OF ALL OR PART OF THE PLEDGED COLLATERAL BY REASON OF CERTAIN PROHIBITIONS CONTAINED IN THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”) OR OTHER APPLICABLE SECURITIES LEGISLATION IN ANY OTHER APPLICABLE JURISDICTION AND MAY BE COMPELLED TO RESORT TO ONE OR MORE PRIVATE SALES TO A RESTRICTED GROUP OF PURCHASERS WHO WILL BE OBLIGED TO AGREE, AMONG OTHER THINGS, TO ACQUIRE SUCH SECURITIES FOR THEIR OWN ACCOUNT, FOR INVESTMENT AND NOT WITH A VIEW TO THE DISTRIBUTION OR RESALE THEREOF. EACH PLEDGOR AGREES THAT ANY SUCH PRIVATE SALE MAY BE AT PRICES AND ON TERMS LESS FAVORABLE TO SECURED PARTY OR THE SELLER THAN IF SOLD AT PUBLIC SALES, AND THEREFORE RECOGNIZES AND CONFIRMS THAT SUCH PRIVATE SALES SHALL NOT BE DEEMED TO HAVE BEEN MADE IN A COMMERCIALLY UNREASONABLE MANNER SOLELY BECAUSE THEY WERE MADE PRIVATELY. EACH PLEDGOR AGREES THAT SECURED PARTY HAS NO OBLIGATION TO DELAY THE SALE OF ANY SUCH SECURITIES FOR THE PERIOD OF TIME NECESSARY TO PERMIT THE ISSUER OF SUCH SECURITIES TO REGISTER SUCH SECURITIES FOR PUBLIC SALE UNDER THE SECURITIES ACT OR OTHER APPLICABLE SECURITIES LEGISLATION IN ANY OTHER APPLICABLE JURISDICTION.

12. IN THE EVENT THAT ANY STOCK DIVIDEND, RECLASSIFICATION, READJUSTMENT OR OTHER CHANGE IS MADE OR DECLARED IN THE CAPITAL STRUCTURE OF ANY PLEDGED ENTITY OR ANY PLEDGOR ACQUIRES OR IN ANY OTHER MANNER RECEIVES OR HOLDS ADDITIONAL SHARES OF STOCK,

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MEMBERSHIP/LIMITED LIABILITY COMPANY INTERESTS, PARTNERSHIP INTERESTS OR OTHER EQUITY INTERESTS WHICH CONSTITUTE PLEDGED COLLATERAL (WHETHER ISSUED BY AN EXISTING PLEDGED ENTITY OR OTHERWISE), OR ANY OPTION INCLUDED WITHIN THE PLEDGED COLLATERAL IS EXERCISED, ANY AND ALL SUCH NEW, SUBSTITUTED OR ADDITIONAL EQUITY INTERESTS (TOGETHER WITH ALL RELATED RIGHTS ASSOCIATED THEREWITH) ISSUED TO SUCH PLEDGOR SHALL IMMEDIATELY AND AUTOMATICALLY BECOME SUBJECT TO THIS AGREEMENT AND THE PLEDGE AND GRANT OF A SECURITY INTEREST CREATED BY THE PLEDGORS HEREUNDER AND THE PLEDGORS HEREBY ACKNOWLEDGE AND CONFIRM THEIR GRANT OF A SECURITY INTEREST IN ANY SUCH FUTURE EQUITY INTERESTS (TOGETHER WITH ALL RELATED RIGHTS ASSOCIATED THEREWITH) TO THE SECURED PARTY TO SECURE THE OBLIGATIONS. ANY AND ALL CERTIFICATES ISSUED TO THE PLEDGORS WITH RESPECT TO ANY SUCH NEW, SUBSTITUTED OR ADDITIONAL EQUITY INTERESTS SHALL BE DELIVERED TO AND HELD BY SECURED PARTY IN THE SAME MANNER AS THE PLEDGED COLLATERAL ORIGINALLY PLEDGED HEREUNDER. IMMEDIATELY UPON THE ISSUANCE OF ANY SUCH EQUITY INTERESTS, THE ISSUER SHALL DELIVER WRITTEN NOTICE OF SUCH ISSUANCE TO SECURED PARTY, WHICH SUCH WRITTEN NOTICE SHALL INCLUDE (A) AN UPDATED AND AMENDED SCHEDULE I TO THIS AGREEMENT, WHICH SHALL UPON DELIVERY BE DEEMED TO HAVE AMENDED AND RESTATED THE PREVIOUSLY EFFECTIVE VERSION OF SUCH SCHEDULE I, (B) ANY OTHER DOCUMENTS AS REQUIRED HEREUNDER WITH RESPECT TO SUCH EQUITY INTERESTS AS REQUIRED FOR THE PLEDGED COLLATERAL ORIGINALLY PLEDGED HEREUNDER (INCLUDING ORGANIZATIONAL DOCUMENTS OF ANY PERSON NEWLY CONSTITUTING A PLEDGED ENTITY) AND (C) INCLUDE A CERTIFICATION BY THE CHIEF FINANCIAL OFFICER OF THE ISSUER THAT ALL THE REQUIREMENTS OF THIS PLEDGE AGREEMENT WITH RESPECT TO SUCH EQUITY INTERESTS, THE ISSUER OF SUCH EQUITY INTERESTS AND ANY RELATED OR ANCILLARY ACTIONS TO BE TAKEN IN CONNECTION WITH THE PLEDGE OF SUCH EQUITY INTERESTS (INCLUDING BY THE ISSUER OR THE APPLICABLE PLEDGOR), HAVE ALL BEEN COMPLIED WITH AS IF SUCH EQUITY INTERESTS WERE ORIGINALLY PLEDGED HEREUNDER ON THE DATE HEREOF.

13. UNTIL THE TIME SECURED PARTY PROVIDES THE ISSUER WITH FIVE (5) BUSINESS DAYS’ PRIOR WRITTEN NOTICE OF ITS INTENT TO EXERCISE ITS RIGHTS UNDER THIS SECTION 13 AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF ANY EVENT OF DEFAULT UNDER THE NOTE PURCHASE AGREEMENT (A “TRIGGERING EVENT”), EACH PLEDGOR SHALL RETAIN THE SOLE RIGHT TO VOTE ITS PLEDGED COLLATERAL AND EXERCISE ALL RIGHTS OF OWNERSHIP AND/OR MANAGEMENT WITH RESPECT TO ALL CORPORATE/LIMITED LIABILITY COMPANY/PARTNERSHIP QUESTIONS FOR ALL PURPOSES NOT IN VIOLATION OF THE TERMS HEREOF. UPON ANY SUCH TRIGGERING EVENT, NO PLEDGOR SHALL HAVE ANY FURTHER RIGHTS TO OR EXERCISE ANY SUCH VOTING OR OTHER OWNERSHIP AND/OR MANAGEMENT RIGHTS WITH RESPECT TO ITS PLEDGED COLLATERAL, AND ALL SUCH RIGHTS

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SHALL BE THEREAFTER EXERCISABLE ONLY BY SECURED PARTY (REGARDLESS OF WHETHER SECURED PARTY SHALL HAVE TAKEN TITLE TO SUCH PLEDGED COLLATERAL AND/OR OTHERWISE EXERCISED ANY OF ITS RIGHTS AND REMEDIES WITH RESPECT TO THE PLEDGED COLLATERAL AND EVEN PRIOR TO ANY SUCH EXERCISE). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, WITH RESPECT TO ANY PLEDGED ENTITY THAT IS A LIMITED LIABILITY COMPANY OR PARTNERSHIP, THE VOTING AND OTHER OWNERSHIP AND/OR MANAGEMENT RIGHTS WHICH SECURED PARTY MAY EXERCISE UPON EXERCISE OF ITS RIGHTS UNDER THIS SECTION 13 SHALL INCLUDE (I) THE RIGHT TO REPLACE ANY “MANAGING MEMBER” OR “MANAGER” AND/OR ANY “GENERAL PARTNER” (INCLUDING IN ANY SUCH CASE THE APPLICABLE PLEDGOR IN ANY SUCH CAPACITY), AS APPLICABLE, OF ANY SUCH LIMITED LIABILITY COMPANY OR PARTNERSHIP PLEDGED ENTITY (AND, IF NECESSARY IN CONNECTION WITH THE FOREGOING, THE POWER TO AMEND THE LIMITED LIABILITY COMPANY OPERATING AGREEMENT OR PARTNERSHIP AGREEMENT, AS APPLICABLE, OF ANY SUCH LIMITED LIABILITY COMPANY OR PARTNERSHIP PLEDGED ENTITY TO EFFECTUATE SUCH REPLACEMENT) AND (II) IF ANY PLEDGOR IS A GENERAL PARTNER OR MANAGING MEMBER OF ANY SUCH LIMITED LIABILITY COMPANY OR PARTNERSHIP PLEDGED ENTITY, TO ACT AS SUCH GENERAL PARTNER OR MANAGING MEMBER OF ANY SUCH PLEDGED ENTITY WITH RESPECT TO ANY AND ALL BUSINESS MATTERS RELATING TO THE APPLICABLE PLEDGED ENTITY AND/OR ITS PROPERTY AND BUSINESSES FOR ALL PURPOSES UNDER THE ORGANIZATIONAL DOCUMENTS OF SUCH PLEDGED ENTITY AND/OR UNDER THE APPLICABLE LIMITED LIABILITY COMPANY OR PARTNERSHIP LAWS OF THE JURISDICTION OF ORGANIZATION OF SUCH PLEDGED ENTITY.

In furtherance of the foregoing, each Pledgor hereby irrevocably appoints Secured Party its attorney-in-fact with full power of substitution and in the name of such Pledgor, and hereby gives and grants to Secured Party an irrevocable and exclusive proxy for and in such Pledgor’s name, place and stead, to exercise under such power of attorney and/or under such proxy any and all such voting or other ownership and/or management rights with respect to the Pledged Collateral of any Pledged Entity with respect to any and all business matters relating to the applicable Pledged Entity and/or its property and businesses, in each case exercisable only following (but at all times after) the occurrence of any Triggering Event. The power of attorney and proxy granted and appointed in this Section 13 shall include the right to sign such Pledgor’s name (as a holder of any Equity Interest and/or as a member or partner in any applicable Pledged Entity) to any consent, certificate or other document relating to the exercise any and all such voting or other ownership and/or management rights with respect to the Pledged Collateral that applicable law or the Organizational Documents of the applicable Pledged Entities may permit or require, to cause the Pledged Collateral to be voted and/or such other ownership and/or management right to be exercised in accordance with the preceding sentence. Each Pledgor hereby represents and warrants that there are no other proxies and powers of attorney with respect to Pledged Collateral of any Pledged Entity that such Pledgor may have granted or appointed (except as set forth in Section 14 below); and no Pledgor will give a subsequent proxy or power of attorney or enter into any other voting agreement with respect to the Pledged

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Collateral of any Pledged Entity (except as set forth in Section 14 below) and any attempt to do so shall be void and of no effect. Each Pledgor agrees that the Pledged Entities shall be fully protected in complying with any instructions given by Secured Party under such power of attorney and/or recognizing and honoring any exercise by Secured Party of such proxy. Each Pledgor acknowledges and agrees that Secured Party shall be authorized at any time to provide a copy of this Agreement to any Pledged Entity as evidence that Secured Party has been given the foregoing power of attorney and proxy. The proxies and powers of attorney granted by the Pledgors pursuant to this Section 13 are coupled with an interest and are given to secure the performance of the Obligations.

14. IN ADDITION TO AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SOLELY WITH RESPECT TO ARTICLE 8 MATTERS (AS DEFINED BELOW), EACH PLEDGOR HEREBY IRREVOCABLY APPOINTS SECURED PARTY ITS ATTORNEY-IN-FACT WITH FULL POWER OF SUBSTITUTION AND IN THE NAME OF SUCH PLEDGOR, AND HEREBY GIVES AND GRANTS TO SECURED PARTY AN IRREVOCABLE AND EXCLUSIVE PROXY FOR AND IN SUCH PLEDGOR’S NAME, PLACE AND STEAD, TO EXERCISE UNDER SUCH POWER OF ATTORNEY AND/OR UNDER SUCH PROXY ANY AND ALL SUCH VOTING OR OTHER OWNERSHIP AND/OR MANAGEMENT RIGHTS WITH RESPECT TO THE PLEDGED COLLATERAL OF ANY PLEDGED ENTITY WITH RESPECT TO ANY AND ALL ARTICLE 8 MATTERS, WHICH POWER OF ATTORNEY AND PROXY ARE EXERCISABLE AND EFFECTIVE AT ANY AND ALL TIMES FROM AND AFTER THE DATE OF THIS AGREEMENT. THE POWER OF ATTORNEY AND PROXY GRANTED AND APPOINTED IN THIS SECTION 14 SHALL INCLUDE THE RIGHT TO SIGN THE APPLICABLE PLEDGOR’S NAME (AS A SECURED PARTY OF ANY EQUITY INTEREST AND/OR AS A MEMBER OR PARTNER IN ANY APPLICABLE PLEDGED ENTITY) TO ANY CONSENT, CERTIFICATE OR OTHER DOCUMENT RELATING TO THE EXERCISE OF ANY AND ALL SUCH VOTING OR OTHER OWNERSHIP AND/OR MANAGEMENT RIGHTS WITH RESPECT TO ARTICLE 8 MATTERS PERTAINING TO ANY PLEDGED ENTITY THAT APPLICABLE LAW OR THE ORGANIZATIONAL DOCUMENTS OF THE APPLICABLE PLEDGED ENTITIES MAY PERMIT OR REQUIRE, TO CAUSE THE PLEDGED COLLATERAL TO BE VOTED AND/OR SUCH OTHER OWNERSHIP AND/OR MANAGEMENT RIGHT TO BE EXERCISED IN ACCORDANCE WITH THE PRECEDING SENTENCE. EACH PLEDGOR HEREBY REPRESENTS AND WARRANTS THAT THERE ARE NO OTHER PROXIES AND POWERS OF ATTORNEY WITH RESPECT TO ARTICLE 8 MATTERS PERTAINING TO ANY PLEDGED ENTITY; AND NO PLEDGOR WILL GIVE A SUBSEQUENT PROXY OR POWER OF ATTORNEY OR ENTER INTO ANY OTHER VOTING AGREEMENT WITH RESPECT TO ARTICLE 8 MATTERS PERTAINING TO ANY PLEDGED ENTITY AND ANY ATTEMPT TO DO SO SHALL BE VOID AND OF NO EFFECT. EACH PLEDGOR AGREES THAT EACH PLEDGED ENTITY SHALL BE FULLY PROTECTED IN COMPLYING WITH ANY INSTRUCTIONS GIVEN BY SECURED PARTY UNDER SUCH POWER OF ATTORNEY AND/OR RECOGNIZING AND HONORING ANY EXERCISE BY SECURED PARTY OF SUCH PROXY. EACH PLEDGOR ACKNOWLEDGES AND AGREES THAT SECURED PARTY SHALL BE AUTHORIZED AT ANY TIME TO PROVIDE A COPY OF THIS AGREEMENT TO ANY PLEDGED ENTITY AS EVIDENCE THAT SECURED PARTY HAS BEEN GIVEN THE

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FOREGOING POWER OF ATTORNEY AND PROXY. THE PROXIES AND POWERS OF ATTORNEY GRANTED BY THE PLEDGORS PURSUANT TO THIS SECTION 14 ARE COUPLED WITH AN INTEREST AND ARE GIVEN TO SECURE THE PERFORMANCE OF THE OBLIGATIONS. AS USED HEREIN, “ARTICLE 8 MATTER” MEANS ANY ACTION, DECISION, DETERMINATION OR ELECTION BY ANY APPLICABLE NON-CORPORATE PLEDGED ENTITY OR THE MEMBER(S) OR PARTNER(S) OR OTHER EQUITY HOLDERS OF SUCH NON-CORPORATE PLEDGED ENTITY THAT ITS MEMBERSHIP INTERESTS, PARTNERSHIP INTERESTS OR OTHER EQUITY INTERESTS, OR ANY OF THEM, EITHER (I) BE, OR CEASE TO BE, A “SECURITY” AS DEFINED IN AND GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OR (II) BE, OR CEASE TO BE, CERTIFICATED, AND ALL OTHER MATTERS RELATED TO ANY SUCH ACTION, DECISION, DETERMINATION OR ELECTION. THE PROXIES AND POWERS GRANTED BY THE PLEDGORS PURSUANT TO THIS SECTION 14 ARE COUPLED WITH AN INTEREST AND ARE GIVEN TO SECURE THE PERFORMANCE OF THE OBLIGATIONS.

15. OTHER THAN THE EXERCISE OF CARE IN A COMMERCIALLY REASONABLE MANNER TO ASSURE THE SAFE CUSTODY OF ANY COLLATERAL IN ITS POSSESSION AND THE ACCOUNTING FOR MONIES ACTUALLY RECEIVED BY IT HEREUNDER, SECURED PARTY SHALL HAVE NO OBLIGATION TO TAKE ANY STEPS TO PRESERVE, PROTECT OR DEFEND THE RIGHTS OF THE PLEDGORS OR SECURED PARTY IN THE PLEDGED COLLATERAL AGAINST OTHER PARTIES. SECURED PARTY SHALL BE DEEMED TO HAVE EXERCISED CARE IN A COMMERCIALLY REASONABLE MANNER AS DESCRIBED IN THE IMMEDIATELY PRECEDING PARAGRAPH IF IT EXERCISES CARE WITH RESPECT TO THE PLEDGED COLLATERAL CONSISTENT WITH THE MANNER IN WHICH IT WOULD TREAT SIMILAR PROPERTY HELD FOR THE BENEFIT OF THIRD PARTIES. SECURED PARTY SHALL HAVE NO OBLIGATION TO SELL OR OTHERWISE DEAL WITH THE PLEDGED COLLATERAL AT ANY TIME FOR ANY REASON, WHETHER OR NOT UPON REQUEST OF THE PLEDGORS, AND WHETHER OR NOT THE VALUE OF THE PLEDGED COLLATERAL, IN THE OPINION OF SECURED PARTY OR THE PLEDGORS, IS MORE OR LESS THAN THE AGGREGATE AMOUNT OF THE OBLIGATIONS SECURED HEREBY, AND ANY SUCH REFUSAL OR INACTION BY SECURED PARTY SHALL NOT BE DEEMED A BREACH OF ANY DUTY WHICH SECURED PARTY MAY HAVE UNDER LAW TO PRESERVE THE PLEDGED COLLATERAL. EXCEPT AS PROVIDED BY APPLICABLE LAW, NO DUTY, OBLIGATION OR RESPONSIBILITY OF ANY KIND IS INTENDED TO BE DELEGATED TO OR ASSUMED BY SECURED PARTY AT ANY TIME WITH RESPECT TO THE PLEDGED COLLATERAL.

16. TO THE EXTENT SECURED PARTY IS REQUIRED BY LAW TO GIVE A PLEDGOR PRIOR NOTICE OF ANY PUBLIC OR PRIVATE SALE, OR OTHER DISPOSITION OF THE PLEDGED COLLATERAL, EACH PLEDGOR AGREES THAT TEN (10) DAYS’ PRIOR WRITTEN NOTICE TO SUCH PLEDGOR SHALL BE A COMMERCIALLY REASONABLE AND SUFFICIENT NOTICE OF SUCH SALE OR OTHER INTENDED DISPOSITION. EACH PLEDGOR FURTHER RECOGNIZES AND AGREES THAT IF THE PLEDGED COLLATERAL, OR A PORTION THEREOF,

-12-	FORM OF PLEDGE AGREEMENT

THREATENS TO DECLINE SPEEDILY IN VALUE OR IS OF A TYPE CUSTOMARILY SOLD ON A RECOGNIZED MARKET, SUCH PLEDGOR SHALL NOT BE ENTITLED TO ANY PRIOR NOTICE OF SALE OR OTHER INTENDED DISPOSITION WITH RESPECT TO SUCH PLEDGED COLLATERAL (OR APPLICABLE PORTION THEREOF).

17. EACH PLEDGOR SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SECURED PARTY FROM AND AGAINST ANY AND ALL CLAIMS LOSSES AND LIABILITIES RESULTING FROM ANY BREACH BY SUCH PLEDGOR OF SUCH PLEDGOR’S REPRESENTATIONS AND COVENANTS UNDER THIS AGREEMENT, OTHER THAN AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SECURED PARTY. WITHOUT CONTRADICTING OR LIMITING THE GENERALITY OF THE FOREGOING, THE PROVISIONS OF ARTICLE XIV AND SECTION 16.8 OF THE NOTE PURCHASE AGREEMENT ARE APPLICABLE TO THIS AGREEMENT AND ARE INCORPORATED HEREIN BY REFERENCE.

18. EXCEPT AS AND IF EXPRESSLY PROVIDED OTHERWISE UNDER THE NOTE PURCHASE AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS RELATING TO THE NOTE PURCHASE AGREEMENT, EACH PLEDGOR (ACTING SOLELY IN ITS CAPACITY AS A PLEDGOR HEREUNDER AND WITHOUT WAIVING OR AFFECTING ANY RIGHTS SUCH PLEDGOR MAY HAVE (IF ANY) IN ITS CAPACITY AS A PARTY TO THE NOTE PURCHASE AGREEMENT) HEREBY WAIVES TO THE EXTENT PERMITTED BY LAW: (A) ALL ERRORS, DEFECTS AND IMPERFECTIONS IN CONNECTION WITH ANY PROCEEDINGS HEREUNDER OR IN CONNECTION WITH ANY OF THE OBLIGATIONS, INCLUDING WITHOUT LIMITATION, ANY ACTION BY SECURED PARTY AND/OR ANY PURCHASER IN REPLEVIN, FORECLOSURE OR OTHER COURT PROCESS OR IN CONNECTION WITH ANY OTHER ACTION RELATED TO THE OBLIGATIONS OR THE TRANSACTIONS CONTEMPLATED HEREUNDER; (B) PRESENTMENT FOR PAYMENT AND PROTEST; (C) NOTICE OF ACCEPTANCE OF THIS AGREEMENT; (D) NOTICE OF THE EXISTENCE AND INCURRENCE FROM TIME TO TIME OF ANY OBLIGATIONS UNDER THE NOTE PURCHASE AGREEMENT; (E) NOTICE OF THE EXISTENCE OF ANY EVENT OF DEFAULT OR DEFAULT, THE MAKING OF DEMAND, OR THE TAKING OF ANY ACTION BY SECURED PARTY UNDER THE NOTE PURCHASE AGREEMENT; (F) ANY REQUIREMENT FOR BONDS, SECURITY OR SURETIES REQUIRED BY STATUTE, COURT RULE OR OTHERWISE; (G) ANY DEMAND FOR POSSESSION OF THE PLEDGED COLLATERAL PRIOR TO THE COMMENCEMENT OF ANY SUIT; AND (H) DEMAND AND DEFAULT HEREUNDER.

19. EACH PLEDGOR (ACTING SOLELY IN ITS CAPACITY AS A PLEDGOR HEREUNDER AND WITHOUT WAIVING OR AFFECTING ANY RIGHTS SUCH PLEDGOR MAY HAVE (IF ANY) IN ITS CAPACITY AS A PARTY TO THE NOTE PURCHASE AGREEMENT) HEREBY CONSENTS AND AGREES THAT SECURED PARTY MAY AT ANY TIME OR FROM TIME TO TIME PURSUANT TO THE NOTE PURCHASE AGREEMENT (A) EXTEND OR CHANGE THE TIME OF PAYMENT AND/OR THE MANNER, PLACE OR TERMS OF PAYMENT OF ANY AND ALL OBLIGATIONS, (B) SUPPLEMENT, AMEND, RESTATE, SUPERSEDE, OR REPLACE, OR

-13-	FORM OF PLEDGE AGREEMENT

GRANT CONSENTS OR WAIVERS WITH RESPECT TO, THE NOTE PURCHASE AGREEMENT OR ANY OTHER NOTE DOCUMENTS RELATING TO THE NOTE PURCHASE AGREEMENT AND/OR ANY PROVISIONS THEREOF (SPECIFICALLY INCLUDING ANY PROVISIONS THEREUNDER CONCERNING ANY COVENANTS THEREUNDER, AND PARTICULARLY INCLUDING ANY NEGATIVE COVENANTS OR FINANCIAL COVENANTS, AND ANY PROVISIONS REGARDING EVENTS OF DEFAULT), (C) RENEW, EXTEND, MODIFY, INCREASE OR DECREASE LOANS AND EXTENSIONS OF CREDIT UNDER THE NOTE PURCHASE AGREEMENT, AND/OR MAKE ANY NEW OR ADDITIONAL OR INCREASED LOANS OR EXTENSIONS OF CREDIT AVAILABLE TO THE PLEDGED ENTITIES (WHETHER SUCH NEW, ADDITIONAL OR INCREASED LOANS OR EXTENSIONS OF CREDIT ARE OF THE SAME OR NEW OR DIFFERENT TYPES AS THE LOANS AND EXTENSIONS OF CREDIT AVAILABLE TO THE PLEDGED ENTITIES UNDER THE NOTE PURCHASE AGREEMENT (OR EITHER OF THEM) AS OF THE DATE HEREOF), (D) MODIFY THE TERMS AND CONDITIONS UNDER WHICH LOANS AND EXTENSIONS OF CREDIT MAY BE MADE UNDER THE NOTE PURCHASE AGREEMENT, (E) SETTLE, COMPROMISE OR GRANT RELEASES FOR ANY OBLIGATIONS UNDER THE NOTE PURCHASE AGREEMENT AND/OR ANY PERSON OR PERSONS LIABLE FOR PAYMENT OF ANY OBLIGATIONS UNDER THE NOTE PURCHASE AGREEMENT, (F) EXCHANGE, RELEASE, SURRENDER, SELL, SUBORDINATE OR COMPROMISE ANY COLLATERAL OF ANY PARTY NOW OR HEREAFTER SECURING ANY OF THE OBLIGATIONS UNDER THE NOTE PURCHASE AGREEMENT AND (G) APPLY ANY AND ALL PAYMENTS RECEIVED FROM ANY SOURCE BY SECURED PARTY AT ANY TIME AGAINST THE OBLIGATIONS UNDER THE NOTE PURCHASE AGREEMENT; ALL OF THE FOREGOING IN SUCH MANNER AND UPON SUCH TERMS AS SECURED PARTY MAY DETERMINE AND WITHOUT NOTICE TO OR FURTHER CONSENT FROM ANY PLEDGOR AND WITHOUT IMPAIRING OR MODIFYING THE TERMS AND CONDITIONS OF THIS AGREEMENT WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.

20. THIS AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT AND SHALL NOT BE LIMITED, IMPAIRED OR OTHERWISE AFFECTED IN ANY WAY BY REASON OF (A) ANY DELAY IN MAKING DEMAND ON THE PLEDGORS FOR OR DELAY IN ENFORCING OR FAILURE TO ENFORCE, PERFORMANCE OR PAYMENT OF EACH PLEDGOR’S OR PLEDGED ENTITY’S OBLIGATIONS, (B) ANY FAILURE, NEGLECT OR OMISSION ON SECURED PARTY’S PART TO PERFECT ANY LIEN UPON, PROTECT, EXERCISE RIGHTS AGAINST, OR REALIZE ON, ANY PROPERTY OF THE PLEDGORS OR ANY OTHER PARTY SECURING THE OBLIGATIONS, (C) ANY FAILURE TO OBTAIN, RETAIN OR PRESERVE, OR THE LACK OF PRIOR ENFORCEMENT OF, ANY RIGHTS AGAINST ANY PERSON OR PERSONS OR IN ANY PROPERTY, (D) THE INVALIDITY OR UNENFORCEABILITY OF ANY OBLIGATIONS OR RIGHTS IN ANY COLLATERAL UNDER THE NOTE PURCHASE AGREEMENT OR THE OTHER NOTE DOCUMENTS RELATING TO THE NOTE PURCHASE AGREEMENT, (E) THE EXISTENCE OR NONEXISTENCE OF ANY DEFENSES WHICH MAY BE AVAILABLE TO THE PLEDGORS WITH RESPECT TO THE OBLIGATIONS UNDER THE NOTE PURCHASE AGREEMENT OR (F) THE COMMENCEMENT OF ANY BANKRUPTCY, REORGANIZATION, LIQUIDATION, DISSOLUTION OR RECEIVERSHIP PROCEEDING OR CASE FILED BY OR AGAINST ANY PLEDGOR.

-14-	FORM OF PLEDGE AGREEMENT

21. EACH PLEDGOR COVENANTS AND AGREES THAT SUCH PLEDGOR SHALL NOT SELL, DISPOSE OF OR OTHERWISE TRANSFER ANY OF ITS PLEDGED COLLATERAL, NOR GRANT OR PERMIT TO EXIST ANY LIEN, SECURITY INTEREST, JUDGMENT LIEN, LEVY, GARNISHMENT OR OTHER CHARGE OR ENCUMBRANCE OF ANY KIND OR NATURE ON OR WITH RESPECT TO ANY OF ITS PLEDGED COLLATERAL UNLESS AND TO THE EXTENT EXPRESSLY PERMITTED UNDER THE NOTE PURCHASE AGREEMENT.

22. NO FAILURE OR DELAY BY SECURED PARTY IN EXERCISING ANY RIGHT, POWER OR PRIVILEGE UNDER THIS AGREEMENT SHALL OPERATE AS A WAIVER THEREOF NOR SHALL ANY SINGLE OR PARTIAL EXERCISE THEREOF PRECLUDE ANY OTHER OR FURTHER EXERCISE THEREOF OR THE EXERCISE OF ANY OTHER RIGHT, POWER OR PRIVILEGE. THE RIGHTS AND REMEDIES HEREIN AND THEREIN PROVIDED SHALL BE CUMULATIVE AND NOT EXCLUSIVE OF ANY RIGHTS OR REMEDIES PROVIDED BY LAW. ANY REFERENCE IN THIS AGREEMENT TO THE -CONTINUING” NATURE OF ANY EVENT OF DEFAULT SHALL NOT BE CONSTRUED AS ESTABLISHING OR OTHERWISE INDICATING THAT PLEDGED ENTITY OR ANY OTHER PARTY HAS THE INDEPENDENT RIGHT TO CURE ANY SUCH EVENT OF DEFAULT, BUT IS RATHER PRESENTED MERELY FOR CONVENIENCE SHOULD SUCH EVENT OF DEFAULT BE WAIVED IN ACCORDANCE WITH THE TERMS OF THE APPLICABLE NOTE PURCHASE AGREEMENT.

23. THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO REGARDING THE SUBJECT MATTER HEREOF AND MAY BE MODIFIED ONLY BY A WRITTEN INSTRUMENT SIGNED BY EACH PLEDGOR AND SECURED PARTY.

24. THIS AGREEMENT AND ALL MATTERS RELATING HERETO AND/OR ARISING HEREFROM (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. ANY JUDICIAL PROCEEDING BROUGHT BY OR AGAINST ANY PLEDGOR WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, STATE OF NEW YORK, UNITED STATES OF AMERICA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PLEDGOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH PLEDGOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO SUCH PLEDGOR AT ITS NOTICE ADDRESS UNDER THIS AGREEMENT AS

-15-	FORM OF PLEDGE AGREEMENT

PROVIDED FOR IN SECTION 27 BELOW AND SERVICE SO MADE SHALL BE DEEMED COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE MAILS OF THE UNITED STATES OF AMERICA. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF SECURED PARTY TO BRING PROCEEDINGS AGAINST ANY PLEDGOR IN THE COURTS OF ANY OTHER JURISDICTION. EACH PLEDGOR WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER AND SHALL NOT ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE OR BASED UPON FORUM NON CONVENIENS. EACH PLEDGOR WAIVES THE RIGHT TO REMOVE ANY JUDICIAL PROCEEDING BROUGHT AGAINST SUCH PLEDGOR IN ANY STATE COURT TO ANY FEDERAL COURT. ANY JUDICIAL PROCEEDING BY A PLEDGOR AGAINST SECURED PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER OR CLAIM IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY RELATED AGREEMENT, SHALL BE BROUGHT ONLY IN A FEDERAL OR STATE COURT LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, COUNTY OF NEW YORK, STATE OF NEW YORK, UNITED STATES OF AMERICA.

25. PURSUANT TO SECTION 6.10 OF THE NOTE PURCHASE AGREEMENT, CERTAIN ADDITIONAL RESTRICTED SUBSIDIARIES OF THE ISSUER AND THE GUARANTORS MAY BE REQUIRED TO ENTER INTO THIS AGREEMENT AS PLEDGORS. UPON EXECUTION AND DELIVERY BY EACH SUCH RESTRICTED SUBSIDIARY OF A PLEDGE AGREEMENT SUPPLEMENT, SUBSTANTIALLY IN THE FORM ATTACHED HERETO AS EXHIBIT B, SUCH RESTRICTED SUBSIDIARY SHALL BECOME A PLEDGOR HEREUNDER WITH THE SAME FORCE AND EFFECT AS IF ORIGINALLY NAMED AS A PLEDGOR HEREIN. THE EXECUTION AND DELIVERY OF ANY SUCH INSTRUMENT SHALL NOT REQUIRE THE CONSENT OF ANY OTHER PLEDGOR HEREUNDER. THE RIGHTS AND OBLIGATIONS OF EACH PLEDGOR HEREUNDER SHALL REMAIN IN FULL FORCE AND EFFECT NOTWITHSTANDING THE ADDITION OF ANY NEW PLEDGOR AS A PARTY TO THIS AGREEMENT.

26. IF ANY PART OF THIS AGREEMENT IS CONTRARY TO, PROHIBITED BY, OR DEEMED INVALID UNDER APPLICABLE LAWS OR REGULATIONS, SUCH PROVISION SHALL BE INAPPLICABLE AND DEEMED OMITTED TO THE EXTENT SO CONTRARY, PROHIBITED OR INVALID, BUT THE REMAINDER HEREOF SHALL NOT BE INVALIDATED THEREBY AND SHALL BE GIVEN EFFECT SO FAR AS POSSIBLE.

27. ANY NOTICES WHICH ANY PARTY MAY GIVE TO ANOTHER HEREUNDER SHALL BE GIVEN TO SUCH PARTY IN THE MANNER, BY THE METHODS AND TO THE ADDRESSES PROVIDED FOR UNDER SECTION 16.9 OF THE NOTE PURCHASE AGREEMENT.

28. THIS AGREEMENT SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF THE PARTIES HERETO, AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, EXCEPT THAT NO PLEDGOR MAY ASSIGN OR TRANSFER ANY OF ITS RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT WITHOUT THE PRIOR WRITTEN CONSENT OF EACH PURCHASER.

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29. EACH OF THE PLEDGORS AND SECURED PARTY (BY ITS ACCEPTANCE HEREOF) HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PLEDGORS AND SECURED PARTY WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH OF THE PLEDGORS AND SECURED PARTY (BY ITS ACCEPTANCE HEREOF) HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT EACH PLEDGOR OR SECURED PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PLEDGORS AND SECURED PARTY TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

30. THE PARTIES HERETO HAVE PARTICIPATED JOINTLY IN THE NEGOTIATION AND DRAFTING OF THIS AGREEMENT. IN THE EVENT AN AMBIGUITY OR QUESTION OF INTENT OR INTERPRETATION ARISES, THIS AGREEMENT SHALL BE CONSTRUED AS IF DRAFTED JOINTLY BY THE PARTIES HERETO AND NO PRESUMPTION OR BURDEN OF PROOF SHALL ARISE FAVORING OR DISFAVORING ANY PARTY BY VIRTUE OF THE AUTHORSHIP OF ANY PROVISIONS OF THIS AGREEMENT.

31. EACH PLEDGOR WAIVES THE BENEFIT OF ANY AND EVERY STATUTE, ORDINANCE, OR RULE OF COURT WHICH MAY BE LAWFULLY WAIVED CONFERRING UPON SUCH PLEDGOR ANY RIGHT OR PRIVILEGE OF EXEMPTION, HOMESTEAD RIGHTS, STAY OF EXECUTION, OR SUPPLEMENTARY PROCEEDINGS, OR OTHER RELIEF FROM THE ENFORCEMENT OR IMMEDIATE ENFORCEMENT OF A JUDGMENT OR RELATED PROCEEDINGS ON A JUDGMENT.

32. ALL EXHIBITS AND SCHEDULES ATTACHED HERETO ARE HEREBY MADE A PART OF THIS AGREEMENT.

[Signatures on Following Page]

-17-	FORM OF PLEDGE AGREEMENT

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first set forth above.

[PLEDGOR]

By:
Name:
Title:

[PLEDGOR]

By:
Name:
Title:

[PLEDGOR]

By:
Name:
Title:

[PLEDGOR]

By:
Name:
Title:

[Signature Page to Collateral Pledge Agreement]

SCHEDULE I

Pledged Collateral

The following Collateral is hereby pledged by the Pledgor to Secured Party pursuant to the Pledge Agreement to which this Schedule is attached:

Name	Percentage Ownership	Registered and Beneficial Owner of Securities of Subsidiary	Percentage of Equity Interest to be pledged	Certificate Number for Certificated Entities

Exhibit A

Pledge Acknowledgment

[PLEDGOR]

Address

U.S. BANK, NATIONAL ASSOCIATION

[214 N Tryon Street, 26th Floor

Charlotte, NC 28202]

Attn: [                    ]

On the [    ] day of August, 2014, the undersigned, [Pledged Entity] (“Company”), registered on its books and records the pledge of all of the equity interests issued by Company now or hereafter owned by [PLEDGOR (“Pledgor”)] (collectively, the “Pledged Interests”) in favor of U.S. BANK NATIONAL ASSOCIATION, a national banking association, in its capacity as agent for certain Purchasers (in such capacity, together with its successors and assigns in such capacity, the “Secured Party”). As of the date hereof, the Pledged Interests represent [     percent (    %)] of the equity interests of any and all kinds and types issued by Company. To Company’s knowledge, except as set forth on Schedule 1 attached hereto, (including, without limitation, any information which may appear on Company’s books and records) there are no other pledges, security interests, liens, restrictions or adverse claims to which the Pledged Interests are, or may be, subject as of the date hereof. Company hereby agrees Company will hereafter comply with instructions originated by Secured Party in accordance with the Collateral Pledge Agreement, dated August 8, 2014, by the Pledgors party thereto in favor of Secured Party, with respect to the Pledged Interests without further consent of Pledgor.

By:	[ ]

By:
Name:
Title:

Exhibit B

ADDITIONAL PLEDGOR SUPPLEMENT

This ADDITIONAL PLEDGOR SUPPLEMENT (this “Supplement”), dated,             , 20    , is delivered pursuant to Section 6.10 of that certain Note Purchase Agreement, dated as of August 8, 2014, among KGH Intermediate Holdco I, LLC, a Delaware limited liability company (“Holdings”), KGH Intermediate Holdco II, LLC, a Delaware limited liability company (the “Issuer”), the Subsidiary Guarantors from time to time party thereto, the Purchasers from time to time party thereto and U.S. Bank National Association as agent for the Purchasers (“Agent”) (as it may be from time to time amended, restated, supplemented or otherwise modified, the “Note Purchase Agreement”; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein) and Section 25 of that certain Collateral Pledge Agreement, dated as of August 8, 2014, among the Pledgors from time to time party thereto and Agent (in such capacity, the “Secured Party”) (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Pledge Agreement”). The undersigned (the “New Pledgor”) hereby agrees that this Supplement may be attached to the Collateral Pledge Agreement.

1. The New Pledgor, by executing and delivering this Supplement, hereby becomes a Pledgor in accordance with Section 25 of the Collateral Pledge Agreement, with the same force and effect as if originally named therein as a Pledgor and (a) agrees to be bound by all of the terms of the Collateral Pledge Agreement and (b) hereby represents and warrants that all of the representations and warranties made by it as a Pledgor thereunder are true and correct in all material respects on and as of the date hereof. In furtherance of the foregoing, the New Pledgor does hereby collaterally pledge, deliver and set over to Secured Party, for the ratable benefit of the Purchasers and all other holders of the Obligations all of the following property, together with any additions, exchanges, replacements and substitutions therefor, dividends and distributions with respect therefor, and the proceeds thereof (collectively, the “Pledged Collateral”):

(a) all of the shares of capital stock and other Equity Interests in those corporations listed on Schedule I attached hereto and any other Equity Interests in any corporation, whether now owned or hereafter acquired by the New Pledgor or in which the New Pledgor now or hereafter has any rights, options or warrants, together with all certificates representing such shares and interests and all rights (but none of the obligations) under or arising out of the applicable Organizational Documents of such corporations;

(b) all of the partnership interests and other Equity Interests in those limited partnerships and general partnerships listed on Schedule I attached hereto and any other Equity Interests in any limited partnership or general partnership, whether now owned or hereafter acquired by the New Pledgor or in which the New Pledgor now or hereafter has any rights, options or warrants, together with all certificates representing such shares and interests and all rights (but none of the obligations) under or arising out of the applicable Organizational Documents of such partnerships; including without limitation all rights and remedies of the New Pledgor as a general partner or limited partner with respect to the respective partnership interests and other equity interests of the New Pledgor in each such partnership under the respective Organizational Documents of such partnership and under the partnership laws of the state in which each such partnership is organized; and

(c) all of the membership/limited liability company interests and other Equity Interests in those limited liability companies listed on Schedule I attached hereto and any other Equity Interests in any limited liability company, whether now owned or hereafter acquired by the New Pledgor or in which the New Pledgor now or hereafter has any rights, options or warrants, together with all certificates representing such shares and interests and all rights (but none of the obligations) under or arising out of the applicable Organizational Documents of such companies; including without limitation all rights and remedies of the New Pledgor as a member or manager or managing member with respect to the respective membership interests and other equity interests of the New Pledgor in each such limited liability company under the respective Organizational Documents of such limited liability company and under the limited liability company laws of the state in which each such limited liability company is organized;

provided that, in each case under the foregoing clauses (a) through (c), the rights relating to the applicable Equity Interests included in the Pledged Collateral shall include, without limitation, all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the applicable Pledged Entity or under the applicable laws of such Pledged Entity’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships, as applicable: (i) all economic rights (including all rights to receive dividends and distributions), (ii) all voting rights and rights to consent to any particular action(s) by the applicable Pledged Entity, (iii) all management rights with respect to such Pledged Entity, (iv) in the case of any Pledged Collateral consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable Pledged Entity, (v) in the case of any Pledged Collateral consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable Pledged Entity, (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s), managing member(s) and/or any members of any board of members/managers/partners/directors that may now or hereafter have any rights to manage and direct the business and affairs of the applicable Pledged Entity under its Organizational Documents as in effect from time to time, (vii) all rights to amend the Organizational Documents of such Pledged Entity, (viii) in the case of any Pledged Collateral consisting of Equity Interests in a partnership or limited liability company, the New Pledgor’s status as a “partner,” general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or applicable state law and (ix) all certificates evidencing any of the foregoing described Pledged Collateral (all of the foregoing, the “Related Rights”).

Notwithstanding the foregoing, in each case under the foregoing clauses (a) through (c), the rights relating to the applicable Equity Interests included in the Pledged Collateral shall not include (A) Excluded Assets or (B) for the avoidance of doubt, more than 65% of the issued and outstanding common voting Equity Interests directly owned by the New Pledgor in any Subsidiary that is either (1) a CFC Holdco or (2) a Foreign Subsidiary.

[Additional Pledgor Supplement]

2. The pledge and security interest described herein shall continue in effect to secure all Obligations under the Note Purchase Agreement from time to time incurred or arising unless and until such Obligations have been paid and satisfied in full and all commitments of the Purchasers to purchase Notes under the Note Purchase Agreement have been terminated.

3 The New Pledgor hereby covenants and agrees that it shall cause each Pledged Entity that (x) is not a corporation and (y) has not issued certificates to evidence the Equity Interests issued by such Pledged Entity and pledged pursuant to this Supplement (each such Pledged Entity an “Applicable Pledged Entity”) to register the security interest granted hereunder on its books and records and to deliver to Secured Party a Pledge Acknowledgment, substantially in the form of Exhibit A attached hereto, wherein such Applicable Pledged Entity shall acknowledge that it has been instructed to and shall comply, in accordance with the Collateral Pledge Agreement, with any instructions originated by the Secured Party with respect to the interests of New Pledgor in such entity without further consent of the New Pledgor.

4. Each reference to a “Pledgor” in the Collateral Pledge Agreement shall be deemed to include the New Pledgor. The Collateral Pledge Agreement is hereby incorporated by reference.

5. The New Pledgor represents and warrants to the Secured Party that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

6. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Secured Party shall have received a counterpart of this Supplement that bears the signature of the New Pledgor and the Secured Party has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Supplement.

7. The New Pledgor hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the information required by the Collateral Pledge Agreement applicable to it and (b) set forth under its signature hereto is the true and correct legal name of the New Pledgor, its jurisdiction of formation and the location of its chief executive office.

8. This Supplement shall be governed by, and construed in accordance with, the law of the State of New York.

9. If any provision of this Supplement is held to be illegal, invalid or unenforceable. the legality, validity and enforceability of the remaining provisions of this Supplement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Additional Pledgor Supplement]

10. All communications and notices hereunder shall be in writing and given as provided in Section 16.9 of the Note Purchase Agreement.

11. The New Pledgor agrees to reimburse expenses incurred by the Secured Party in connection with the execution and delivery of this Supplement, in accordance with Section 16.12 of the Note Purchase Agreement.

[Additional Pledgor Supplement]

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be duly executed and delivered by its officer thereunto duly authorized as of             , 20    .

[NAME OF NEW PLEDGOR]

By:
[Title:	]

Address:

SCHEDULE I

Pledged Collateral

The following Collateral is hereby pledged by the New Pledgor to Secured Party pursuant to the Collateral Pledge Agreement to which this Schedule is attached:

Name	Percentage Ownership	Registered and Beneficial Owner of Securities of Subsidiary	Percentage of Equity Interest to be pledged	Certificate Number for Certificated Entities

Exhibit A

Pledge Acknowledgment

[NEW PLEDGOR]

Address

U.S. BANK, NATIONAL ASSOCIATION

[214 N Tryon Street, 26th Floor

Charlotte, NC 28202]

Attn: [                    ]

On the [    ] day of August, 2014, the undersigned, [Pledged Entity] (“Company”), registered on its books and records the pledge of all of the equity interests issued by Company now or hereafter owned by [NEW PLEDGOR (“Pledgor”)] (collectively, the “Pledged Interests”) in favor of U.S. BANK NATIONAL ASSOCIATION, a national banking association, in its capacity as agent for certain Purchasers (in such capacity, together with its successors and assigns in such capacity, the “Secured Party”). As of the date hereof, the Pledged Interests represent [     percent (    %)] of the equity interests of any and all kinds and types issued by Company. To Company’s knowledge, except as set forth on Schedule 1 attached hereto, (including, without limitation, any information which may appear on Company’s books and records) there are no other pledges, security interests, liens, restrictions or adverse claims to which the Pledged Interests are, or may be, subject as of the date hereof. Company hereby agrees Company will hereafter comply with instructions originated by Secured Party in accordance with the Collateral Pledge Agreement, dated August 8, 2014, by the Pledgors party thereto in favor of U.S. Bank National Association, as Notes Agent, with respect to the Pledged Interests without further consent of Pledgor.

By:	[ ]

By:
Name:
Title:

EXHIBIT 1.2(a)

FORM OF COMPLIANCE CERTIFICATE

FORM OF COMPLIANCE CERTIFICATE1

[Date]

Reference is made to the Note Purchase Agreement, dated as of August 8, 2014 (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Note Purchase Agreement”), among KGH Intermediate Holdco II, LLC, a Delaware limited liability company, (the “Issuer”), KGH Intermediate Holdco I, LLC, a Delaware limited liability company (“Holdings”), the Subsidiary Guarantors from time to time party thereto, the Purchasers from time to time party thereto and U.S. Bank National Association, as Agent for the Purchasers. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Purchase Agreement. Pursuant to Section 1.2 of the Note Purchase Agreement, the undersigned, solely in his/her capacity as the [Chief Financial Officer][Controller] of the Issuer, certifies, based on an examination sufficient to permit the undersigned to make an informed statement, as follows:

1. [Attached hereto as Exhibit A are financial statements of the Issuer and its Subsidiaries on a consolidated basis including, but not limited to, statements of income and members’ equity and cash flow for the fiscal year ending [                    ] and the balance sheet as at the end of such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail, audited and accompanied by a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion (i) shall be prepared in accordance with generally accepted auditing standards and (ii) shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.]2

2. [Attached hereto as Exhibit A is an unaudited balance sheet and unaudited statements of members equity and cash flow of the Issuer, in each case on a consolidated basis and an unaudited statement of income of the Issuer and its Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of the fiscal quarter ending [                    ] and for such quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year and prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the Issuer’s business.]3

[1]	The schedules attached to this Exhibit 1.2 shall be updated as necessary to reflect any amendment, restatement, supplement or other modification to the Note Purchase Agreement. Notwithstanding the foregoing, in the event of any discrepancy between any schedule attached to this Exhibit 1.2 and the corresponding terms of the Note Purchase Agreement, the corresponding terms of the Note Purchase Agreement shall replace such schedule mutatis mutandis.
[2]	To be included if accompanying annual financial statements delivered pursuant to Section 9.6 of the Note Purchase Agreement only.
[3]	To be included if accompanying quarterly financial statements delivered pursuant to Section 9.7 of the Note Purchase Agreement only.

3. [Attached hereto as Exhibit A is an unaudited balance sheet and unaudited statements of members equity and cash flow of the Issuer and its Subsidiaries, in each case on a consolidated basis and an unaudited statement of income of the Issuer and its Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of the month ending [                    1 and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the Issuer’s business.]4

4. [Attached hereto as Exhibit B are the quarter by quarter projected operating budget and cash flow of Issuer and its Subsidiaries on a consolidated basis for the fiscal year ending [                    1 (including an income statement for each quarter and a balance sheet as at the end of the last month in each fiscal quarter), which projections have been prepared on a reasonable and good faith basis, pursuant to sound financial planning practices consistent with past budgets and financial statements (it being understood that projections by their nature are subject to uncertainties and contingencies, many of which are beyond the control of the Issuer, the Note Parties and the Restricted Subsidiaries, that no assurances can be given that such projections will be realized, and that actual results may differ in a material manner from such projections).]5

5. [To my knowledge, except as otherwise disclosed to the Notes Agent pursuant to the Note Purchase Agreement, no Default or Event of Default has occurred and is continuing.] [If unable to provide the foregoing certification, attach an Annex A specifying the details of the Default or Event of Default, including its nature, when it occurred, whether it is continuing and any steps being taken with respect thereto.]

6. Attached hereto as Schedule I is a calculation of the Leverage Ratio as of the last day of the most recent Pro Forma Testing Period.

7. [Attached hereto as Schedule 2 are reasonably detailed calculations setting forth Excess Cash Flow for the most recently ended fiscal year, which calculations are true and accurate on and as of the date of this Certificate.]6

8. [Attached hereto is the information required to be delivered pursuant to Section 9.9 of the Note Purchase Agreement.]

9. Without limiting the foregoing, the undersigned certifies that the Note Parties are in compliance with the requirements or restrictions imposed by Sections [2.5(c)]7, [6.518, 6.10, 7.4, 7.5, 7.7, and 7.8, except as may be set forth below[, and attached hereto as Schedule A are the applicable covenant calculations with respect to Section 6.5 which show such compliance (or non-compliance).]9 Nothing herein limits or modifies any of the terms or provisions of the Note Purchase Agreement.

[4]	To be included if accompanying monthly financial statements delivered pursuant to Section 9.8 of the Note Purchase Agreement only.
[5]	To be included only in annual compliance certificate.
[6]	To be included if accompanying the Compliance Certificate delivered pursuant to Section 9.6 of the Note Purchase Agreement for the fiscal year ended December 31, 2015.
[7]	To be included if accompanying the Compliance Certificate delivered pursuant to Section 9.6 of the Note Purchase Agreement for the fiscal year ended December 31, 2015.
[8]	To be included if a Covenant Trigger Event shall have occurred and is continuing.
[9]	To be included if a Covenant Trigger Event shall have occurred and is continuing.

Compliance status is indicated by circling Yes/No under “Complies” column.

Financial Covenants	Required	Actual	Complies

[Section 6.5 - If a Covenant Trigger Event is in effect, cause to be maintained a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 for the four fiscal quarter period ending as of the last day of each fiscal quarter ending after the occurrence of such Covenant Trigger Event.][10]	1.00 to 1.00		Yes/No/N/A

Other Covenants	Complies

[Section 2.5(c) — Mandatory Prepayment	Yes	No][11]

Section 6.10 — Additional Guarantors	Yes	No

Section 7.4 — Investments	Yes	No

Section 7.5 — Loans	Yes	No

Section 7.7 — Distributions	Yes	No

Section 7.8 — Indebtedness	Yes	No

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[10]	To be included if a Covenant Trigger Event shall have occurred and is continuing.
[11]	To be included if accompanying the Compliance Certificate delivered pursuant to Section 9.6 of the Note Purchase Agreement for the fiscal year ended December 31, 2015

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a the [Chief Financial Officer][Controller] of the Issuer, has executed this certificate for and on behalf of the Issuer, and has caused this certificate to be delivered as of the date first set forth above.

KGH INTERMEDIATE HOLDCO II, LLC

By:
Name:
Title:

SCHEDULE I

TO COMPLIANCE CERTIFICATE

(A)	Leverage Ratio: Total Net Debt to EBITDA for the preceding period of four fiscal quarters, all calculated for the Issuer on a Consolidated Basis. Solely for purposes of calculating the Leverage Ratio, EBITDA shall be calculated on a pro forma basis so as to give effect to any Permitted Acquisition which shall have been consummated in accordance with the definition thereof during such period of four fiscal quarters as if such consummation had occurred on the first day of such period.

(1)	Total Net Debt as of [ ]:

	(a)	Total Net Debt

		As of any date of determination, the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (including, for the avoidance of doubt, any Earnouts):	$

(b)

minus the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) not to exceed $20,000,000, in each case, included on the consolidated balance sheet of the Issuer and the Restricted Subsidiaries as of such date, contained in deposit or securities accounts subject to control agreements in favor of the Agent and free and clear of all Liens (other than nonconsensual Liens, Liens in favor of the Agent for the benefit of the Note Parties and Liens in favor of the agent for the benefit of the lenders under the Revolving Facility, all to the extent permitted by Section 7.2 of the Note Purchase Agreement)

provided, that Indebtedness in respect of Swap Contracts (if any) shall only be included for purposes of clause (a) above to the extent (and only in the amount of any excess by which) the aggregate Swap Termination Value in respect of such Swap Contracts exceeds $5,000,000
$
	Total Net Debt		$

(2)	EBITDA:

	(a)	Earning Before Interest and Taxes:

(i) net income (or loss) of the Issuer on a Consolidated Basis for such period,
$

(ii)	plus, without duplication and to the extent reflected in arriving at such net income (or loss) and not added back to Earnings Before Interest and Taxes, the sum of:

	(A)	All interest expense, minus all interest income earned, in each case of or by the Issuer on a Consolidated Basis for such period	$

	(B)	All charges against income of the Issuer on a Consolidated Basis for such period for federal, state and local taxes	$

	(C)	all extraordinary, unusual or non-recurring losses or charges (including severance, relocation, restructuring, litigation settlements or losses and fees and expenses incurred in connection with the commencement of operations or a new business of the Issuer or any of its Restricted Subsidiaries), provided, that the aggregate amount of losses or charges added back pursuant to this item (C) for any fiscal year, together with the aggregate amount of pro forma adjustments in the form of cost savings, operating expense reductions or synergies increasing EBITDA for purposes of any pro forma calculation under this Agreement for such fiscal year, shall not exceed (w) $15,000,000 for the fiscal year ending December 31, 2014, (x) $12,000,000 for the fiscal year ending December 31, 2015, (y) $12,000,000 for the fiscal year ending December 31, 2016 and (z) $10,000,000 for each fiscal year ending after December 31, 2016	$

	(D)	all losses realized upon the disposition of assets outside of the Ordinary Course of Business

	(E)	all losses attributable to the early extinguishment of Indebtedness or acquisition accounting (the effect of any non-cash items resulting from any amortization, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs), including in connection with any Permitted Acquisition)	$

	(F)	all non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity incentive programs	$

(iii)		minus, the sum of:

	(A)	all extraordinary, unusual or non-recurring gains	$

		(B)	all gains realized upon the disposition of assets outside of the Ordinary Course of Business	$

		(C)	all income attributable to the early extinguishment of Indebtedness or acquisition accounting (the effect of any non-cash items resulting from any amortization, write-up of assets (including intangible assets, goodwill and deferred financing costs), including in connection with the transactions contemplated by this Agreement or any Permitted Acquisition)	$

(b)	plus without duplication and to the extent reflected in arriving at net income (or loss) and not added back to Earnings Before Interest and Taxes, the sum of:

	(i)	depreciation expenses for such period		$

	(ii)	amortization expenses for such period, including, without limitation, non-cash amortization expenses of deferred financing costs		$

	(iii)	fees and expenses incurred in connection with (1) the Transactions, (2) the financing of any Capital Expenditures or the incurrence of Permitted Indebtedness, and (3) Permitted Acquisitions		$

	(iv)	unrealized losses under any interest or currency Swap Contract		$

	(v)	fees and expenses paid in cash to COAC to the extent permitted under Section 7.10(b)		$

(c)	minus

	(i)	unrealized gains under any interest or currency Swap Contract		$

EBITDA				$

Total Net Debt to EBITDA				:

SCHEDULE 2

TO COMPLIANCE CERTIFICATE

(B) Excess Cash Flow Calculation

(a)	EBITDA of the Issuer on a Consolidated Basis for such period (the amount set forth at the end of Schedule 1 to this Compliance Certificate)		$

(b)	minus, the sum, without duplication of:

	(i)	Unfunded Capital Expenditures during such fiscal period	$

	(ii)	taxes (and distributions made in connection therewith) actually paid (or distributed) in cash during such fiscal period	$

	(iii)	interest expense to the extent actually paid in cash and added back to net income pursuant to clause (b)(i) of the defined term “Earnings Before Interest and Taxes” during such fiscal period	$

	(iv)	the excess, if any, of Net Working Capital at the end of such period over Net Working Capital at the beginning of such period (or, if the difference results in an amount less than zero, minus the excess, if any, of Net Working Capital at the beginning of such period over Net Working Capital at the end of such period)	$

	(v)	the aggregate amount of all principal payments and repayments of Indebtedness to the extent financed with Internally Generated Cash (other than (A) payments and repayments made in respect of any revolving credit facility (including the Revolving Credit Facility) unless there is a corresponding reduction in commitments thereunder, (B) optional prepayments made pursuant to Section 2.4 or (C) mandatory prepayments made pursuant to Section 2.5(c)) made during such period,	$

	(vi)	out-of-pocket expenses paid in cash during such period in connection with Permitted Acquisitions and the incurrence of Permitted Indebtedness	$

	(vii)	payments made in cash during such period to the extent added back to net income pursuant to clause (b)(iii) of the defined term “Earnings Before Interest and Taxes”	$

	(viii)	cash payments made during such period in respect of interest rate or currency Swap Contracts	$

(ix)	dividends and distributions made in cash during such period pursuant to clauses (ii), (v)(i), (v)(ii) and (to the extent not already deducted pursuant to clause (i) below) (v)(iii) of Section 7.7	$

(x)	payments made in cash during such period in connection with any Qualified Earnout	$

(xi)	fees and expenses paid in cash during such period to COAC to the extent permitted under Section 7.10(b) hereof Excess Cash Flow	$

Excess Cash Flow		$

EXHIBIT 5.5(b)

FINANCIAL PROJECTIONS

Keane Group - Financial Projections (Exhibit 5.5(b))

Consolidated Financials

($ in thousands)

Income Statement

		2H 2014	FY 2014	FY 2015	FY 2016
Total Revenue		$216,352.4	$376,756.8	$580,748.1	$618,338.0

Gross Profit		$38,093.7	$74,191.5	$135,556.9	$151,973.0

Corporate G&A		$9,371.6	$18,586.7	$23,229.9	$23,694.5
Other Income/(Expense)		(279.2)	77.9	—	—
Other, FX		—	(24.0)	—	—

Adjusted EBITDA		$28,443.0	$55,658.8	$112,327.0	$128,278.5

Non-recurring adjustments		$(2,333.7)	$(8,356.9)	$—	$—

Reported EBITDA		$26,109.3	$47,301.9	$112,327.0	$128,278.5

Depreciation & Amortization		$13,477.89		$32,112.61	$33,118.74
Amortization of Financing Fees		887.5		1,775.0	1,775.0
Interest Expense		6,931.1		13,230.5	13,158.4

EBT		$4,812.8		$65,208.9	$80,226.3

Taxes	52.0%	2,502.6		33,908.6	41,717.7

Net Income		$2,310.1		$31,300.3	$38,508.6

Cash Flow

		2H 2014		FY 2015	FY 2016
Reported EBITDA		$26,109.3		$112,327.0	$128,278.5
Less: Increase Working Capital		(207.0)		7,121.0	(101.6)
Less: Capital Expenditures		60,380.1		23,380.8	5,750.0
Less: Earn-Out		5,000.0		2,500.0	—
Less: Taxes		2,502.6		33,908.6	41,717.7
Less: Secured Notes Interest		6,835.2		12,931.3	13,045.9
Less: Revolver Interest		95.9		299.2	112.5

Levered Free Cash Flow - Before Debt Repayment		$(48,497.6)		$32,186.1	$67,753.9

Less: Secured Notes Mandatory Amortization		1,875.0		3,750.0	3,750.0
Less: Revolver Draw / (Paydown)		14,996.9		(14,996.9)	—
Less: Mandatory Excess Cash Flow Sweep (Secured Notes)		—		—	—
Less: Voluntary Prepayment of Debt (Secured Notes)		—		—	—

Net Change in Cash		$(35,375.7)		$13,439.2	$64,003.9

Beginning Cash Balance		$40,375.7		$5,000.0	$18,439.2
Net Change in Cash		(35,375.7)		13,439.2	64,003.9

Ending Cash Balance		$5,000.0		$18,439.2	$82,443.1

EXHIBIT 6.10

FORM OF ADDITIONAL GUARANTOR SUPPLEMENT

ADDITIONAL GUARANTOR SUPPLEMENT

This ADDITIONAL GUARANTOR SUPPLEMENT (this “Supplement”), dated             , 20    . is delivered pursuant to Section 6.10 of the Note Purchase Agreement (as defined below). The undersigned (the “New Guarantor”) hereby agrees that this Supplement may be attached to the Note Purchase Agreement, dated as of August 8, 2014, among KGH Intermediate Holdco I, LLC, a Delaware limited liability company (“Holdings”), KGH Intermediate Holdco II, LLC, a Delaware limited liability company (the “Issuer”), the Subsidiary Guarantors from time to time party thereto, the Purchasers from time to time party thereto and U.S. Bank National Association as agent for the Purchasers (“Agent”) (as it may be from time to time amended, restated, supplemented or otherwise modified, the “Note Purchase Agreement”; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein).

1. The New Guarantor, by executing and delivering this Supplement, hereby becomes a Guarantor in accordance with Section 6.10 of the Note Purchase Agreement with the same force and effect as if originally named therein as a Guarantor and (a) agrees to be bound by all of the terms of the Note Purchase Agreement, including Article IV and Article XV thereof and (b) hereby represents and warrants that all of the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Guarantor, as security for the payment and performance in full of the Obligations, does hereby assign, pledge and grant to Agent for its benefit and for the ratable benefit of each Purchaser, a continuing security interest in and to and Lien on all of the New Guarantor’s Collateral, whether now owned or hereafter acquired or arising and wheresoever located. Each reference to a “Guarantor” in the Note Purchase Agreement shall be deemed to include the New Guarantor. The Note Purchase Agreement is hereby incorporated by reference.

2. The New Guarantor represents and warrants to Agent and the Purchasers that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Agent shall have received a counterpart of this Supplement that bears the signature of the New Guarantor and the Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Supplement.

4. The New Guarantor hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the information required by the Note Purchase Agreement applicable to it and (b) set forth under its signature hereto is the true and correct legal name of the New Guarantor, its jurisdiction of formation and the location of its chief executive office.

5. This Supplement shall be governed by, and construed in accordance with, the law of the State of New York.

6. If any provision of this Supplement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Supplement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7. All communications and notices hereunder shall be in writing and given as provided in Section 16.9 of the Note Purchase Agreement.

8. The New Guarantor agrees to reimburse expenses incurred by the Secured Party in connection with the execution and delivery of this Supplement, in accordance with Section 16.12 of the Note Purchase Agreement.

[Additional Guarantor Supplement]

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be duly executed and delivered by its officer thereunto duly authorized as of             , 20

[NAME OF GUARANTOR]

By:

[Title:	]

Address:

EXHIBIT 8.1(g)

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

of

KGH INTERMEDIATE HOLDCO II, LLC

Pursuant to the Note Purchase Agreement, dated as of August 8, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the –“Note Purchase Agreement”), among KGH Intermediate Holdco II, LLC a Delaware limited liability company (the “Company” in its capacity as “Issuer”), KGH Intermediate Holdco I, LLC, a Delaware limited liability company (“Holdings”), the Subsidiary Guarantors from time to time party thereto (collectively with the Issuer and Holdings, the “Note Parties” and each, a “Note Party”), the Purchasers from time to time party thereto and U.S. Bank National Association, as agent for the Purchasers (the “Agent”), the undersigned, solely in such undersigned’s capacity as [Chief Financial Officer] of the Issuer, and not in the undersigned’s individual or personal capacity and without personal liability, hereby certifies, to his knowledge, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the issuance of the Notes under the Note Purchase Agreement on the date hereof and after giving effect to the application of the proceeds of such Notes, with respect to each of the Issuer and each of its Restricted Subsidiaries:

a)	the fair value of the assets of the Issuer and its Restricted Subsidiaries, on a consolidated basis, exceeds and will exceed, on a consolidated basis, their debts and liabilities, subordinated. contingent or otherwise;

b)	the present fair saleable value of the property of the Issuer and its Restricted Subsidiaries, on a consolidated basis, is and will be greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c)	the Issuer and its Restricted Subsidiaries, on a consolidated basis, are and will be able to pay their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; and

d)	the Issuer and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Note Purchase Agreement. For the purposes of making the certifications set forth in this Solvency Certificate, it is assumed that the Indebtedness and other obligations incurred under and in connection with the Notes, the Revolving Credit Facility and other Indebtedness incurred on the date hereof will come due at their respective maturities.

The undersigned is familiar with the business and financial position of the Issuer and its Restricted Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Issuer and its Restricted Subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as [Chief Financial Officer] of the Issuer, on behalf of the Issuer, and not individually, as of the date first stated above.

KGH INTERMEDIATE HOLDCO II, LLC

By:
Name:
Title:	Chief Financial Officer

[Solvency Certificate]

EXHIBIT 16.3

FORM OF ASSIGNMENT AND ASSUMPTION

This ASSIGNMENT AND ASSUMPTION (this “Assignment”), dated as of the Effective Date (as defined below), is entered into between                      (the “Assignor”) and                      (the “Assignee”).

The parties hereto hereby agree as follows:

Issuer:	KGH Intermediate Holdco II, LLC (the “Issuer”)

Note Purchase Agreement:	The Note Purchase Agreement, dated as of August 8, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), among the Issuer, the Guarantors from time to time party thereto, the Purchasers from time to time party thereto and U.S. Bank National Association, as agent for the Purchasers (the “Agent”). Capitalized terms used herein without definition are used as defined in the Note Purchase Agreement.

Effective Date:	, [1]

[1]	To be filled out by the Issuer upon entry in the Register.

Note or Commitment Assigned[2]	Aggregate principal amount of applicable Notes or Commitments for all Purchasers	Aggregate principal amount of Notes or Commitments Assigned[3]	Percentage Assigned[4]
	$	$		%
	$	$		%
	$	$		%

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

[2]	Indicate whether the Note or Commitment that is being assigned under this Assignment is a Term Note, Delayed Draw Commitment, Delayed Draw Note or Incremental Note.
[3]	The aggregate amounts are inserted for informational purposes only to help in calculating the percentages assigned which, themselves, are for informational purposes only.
[4]	Set forth, to at least 9 decimals, the Assigned Interest as a percentage of the aggregate Term Notes, Delayed Draw Commitments, Delayed Draw Notes or Incremental Notes, as applicable. This percentage is set forth for informational purposes only and is not intended to be binding. The assignments are based on the amounts assigned not on the percentages listed in this column.

ASSIGNMENT AND ASSUMPTION FOR NOTE PURCHASE AGREEMENT

2

Section 1. Assignment. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, Assignor’s rights and obligations in its capacity as Purchaser under the Note Purchase Agreement (including Obligations owing to or by Assignor thereunder) and the other Note Documents, in each case to the extent related to the amounts identified above (the “Assigned Interest”).

Section 2. Representations, Warranties and Covenants of Assignors. Assignor (a) represents and warrants to Assignee and the Issuer that (i) it has full power and authority and has taken all actions necessary for it to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) it is the legal and beneficial owner of its Assigned Interest and that such Assigned Interest is free and clear of any Lien and other adverse claims and (iii) by executing, signing and delivering this Assignment to the Issuer, the Person signing, executing and delivering this Assignment on behalf of the Assignor is an authorized signer for the Assignor and is authorized to execute, sign and deliver this Assignment, (b) makes no other representation or warranty and assumes no responsibility, including with respect to the aggregate amount of the Notes or Commitments, as applicable, the percentage of the Notes or the Commitments, as applicable, represented by the amounts assigned, any statements, representations and warranties made in or in connection with any Note Document or any other document or information furnished pursuant thereto, the execution, legality, validity, enforceability or genuineness of any Note Document or any document or information provided in connection therewith, (c) assumes no responsibility (and makes no representation or warranty) with respect to the financial condition of any Note Party or the performance or nonperformance by any Note Party of any obligation under any Note Document or any document provided in connection therewith and (d) attaches any Notes held by it evidencing any part of the Assigned Interest of such Assignor (or, if applicable, an affidavit of loss or similar affidavit therefor) and requests that the Issuer exchange such Notes for new Notes in accordance with Section 16.5 of the Note Purchase Agreement.

Section 3. Representations, Warranties and Covenants of Assignees. Assignee (a) represents and warrants to Assignor and the Issuer that (i) it has full power and authority, and has taken all actions necessary for Assignee, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) it is an existing Purchaser or Affiliate of a Purchaser, or any other Person (in which case the assignee meets the requirements of Section 16.3(c) of the Note Purchase Agreement), it being acknowledged by the parties hereto that the Issuer is entitled to rely on the representations and warranties set forth in this clause (ii) without any diligence in respect to the accuracy of such representations and warranties and any breach of such representations and warranties by the Assignee shall not give rise to any liability on the part of the Issuer, (iii) it has experience and expertise in the purchasing of Notes or of Commitments such as the Notes or Commitments related to the Assigned Interest, (iv) it will purchase the Notes, for its own account in the ordinary course of its business and without a view to distribution of such Notes within the meaning of the Securities Act or the Exchange Act or other federal securities laws, and (v) by executing, signing and delivering this Assignment, the Person signing, executing and delivering this Assignment on behalf of the Assignee is an authorized signer for the Assignee and is authorized to execute, sign and deliver this Assignment on behalf of the Assignee, (b) shall perform in accordance with their terms all obligations that, by the terms of the Note Documents, are required to be performed by it as a Purchaser. (c)

ASSIGNMENT AND ASSUMPTION FOR NOTE PURCHASE AGREEMENT

3

confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and shall continue to make its own credit decisions in taking or not taking any action under any Note Document independently and without reliance upon the Issuer, any Purchaser or any other Indemnitee and based on such documents and information as it shall deem appropriate at the time. (d) acknowledges and agrees that, as a Purchaser, it may receive material non-public information and confidential information concerning the Note Parties and their Affiliates and their Equity Interests and agrees to use such information in accordance with Section 16.18 of the Note Purchase Agreement, (e) specifies as its applicable addresses for notices the addresses set forth beneath its name on the signature pages hereof, and (f) to the extent required pursuant to Section 3.10(a) of the Note Purchase Agreement, attaches two completed originals of Forms W-8ECI, W-8BEN, W-8IMY or W-9 (in each case, together with all appropriate forms, certificates and attachments).

Section 4. Determination of Effective Date: Register. Following the due execution and delivery of this Assignment by Assignor, Assignee and, to the extent required by Section 16.3 of the Note Purchase Agreement, the Issuer, and the acknowledgment by Agent of such Assignment, this Assignment (including its attachments) will be delivered to the Issuer for its acceptance and recording in the Register. The effective date of this Assignment (the “Effective Date”) shall be the later of (i) the acceptance of this Assignment by Agent and (ii) the recording of this Assignment in the Register. The Issuer shall insert the Effective Date when known in the space provided therefor at the beginning of this Assignment.

Section 5. Effect. As of the Effective Date, (a) Assignee shall be a party to the Note Purchase Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Purchaser under the Note Purchase Agreement and (b) Assignor shall, to the extent provided in this Assignment, relinquish its rights (except those surviving the payment in full of the Notes and the Obligations) and be released from its obligations under the Note Documents other than those obligations relating to events and circumstances occurring prior to the Effective Date.

Section 6. Distribution of Payments. On and after the Effective Date, the Issuer shall make all payments under the Note Documents in respect of the Assigned Interest (a) in the case of amounts accrued to but excluding the Effective Date, to Assignor and (b) otherwise, to Assignee.

Section 7. Miscellaneous. (a) The parties hereto, to the extent permitted by law, waive all right to trial by jury in any action, suit, or proceeding arising out of in connection with or relating to, this Assignment and any other transaction contemplated hereby. This waiver applies to any action, suit or proceeding whether sounding in tort, contract or otherwise.

(b) On and after the Effective Date, this Assignment shall be binding upon, and inure to the benefit of, the Assignor, Assignee, the Purchasers and their Related Persons and their successors and assigns.

(c) This Assignment and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York without regard to conflict of laws principles thereof that would result in the application of any other law.

ASSIGNMENT AND ASSUMPTION FOR NOTE PURCHASE AGREEMENT

4

(d) This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e) Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Assignment by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment.

ASSIGNMENT AND ASSUMPTION FOR NOTE PURCHASE AGREEMENT

5

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR]
as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE]
as Assignee

By:
Name:
Title:

Address for notices:

[Insert Address (including contact name, fax number and e-mail address)]

[SIGNATURE PAGE FOR ASSIGNMENT AND ASSUMPTION FOR NOTE PURCHASE AGREEMENT]

ACCEPTED and AGREED
this day of :

[ISSUER][1]

By:
Name:
Title:

ACKNOWLEDGED and AGREED this day of
this day of :

U.S. BANK NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

[1]	Include only if required pursuant to Section 16.3 of the Note Purchase Agreement.

[SIGNATURE PAGE FOR ASSIGNMENT AND ASSUMPTION FOR NOTE PURCHASE AGREEMENT]

EXHIBIT 16.3(d)(A)

FORM OF AFFILIATED PURCHASER ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Note Purchase Agreement identified below (the “Note Purchase Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Note Purchase Agreement, as of the Effective Date inserted by Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Purchaser][their respective capacities as Purchasers] under the Note Purchase Agreement and the other Note Documents to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Purchaser)][the respective Assignors (in their respective capacities as Purchasers)] against any Person, whether known or unknown, arising under or in connection with the Note Purchase Agreement, the other Note Documents or the transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

AFFILIATED PURCHASER ASSIGNMENT AND ASSUMPTION

1.	Assignor[s]:

2.	Assignee[s]:

3.	Affiliate Status:

4.	Issuer:	KGH Intermediate Holdco U, LLC

5.	Agent:	U.S. Bank National Association, including any successor thereto, as the agent under the Note Purchase Agreement

6.	Note Purchase Agreement:	The Note Purchase Agreement, dated as of August 8, 2014, among KGH Intermediate Holdco II, LLC, as the Issuer, KGH Intermediate Holdco I, LLC, as Holdings, the other Note Parties from time to time party thereto, the Purchasers from time to time party thereto and U.S. Bank National Association, as Agent.

AFFILIATED PURCHASER ASSIGNMENT AND ASSUMPTION

7.	Assigned Interest:

Assignor[s][5] Assignee[s][6]	Aggregate Amount of Amount of Commitment/Notes for all Lenders[7]	Amount of Commitment/Notes Assigned[8]	Percentage Assigned of Commitment/ Notes[9]		CUSIP Number[10]

	$	$	$	%
	$	$	$	%
	$	$	$	%

[8.	Trade Date:	]

Effective Date:             , 20     [TO BE INSERTED BY THE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	After giving effect to Assignee’s purchase and assumption of the Assigned Interest, the aggregate principal amount of Notes held at any one time by Affiliated Purchasers shall not exceed 25% of the original principal amount of all Notes at such time outstanding (such percentage, the “Affiliated Purchaser Cap”). To the extent any assignment to an Affiliated Purchaser would result in the aggregate principal amount of all Notes held by Affiliated Purchasers exceeding the Affiliated Purchaser Cap, the assignment of such excess amount will be void ab initio.
[9]	Set forth, to a least 9 decimals, as a percentage of the Commitment/Notes of all Purchasers thereunder.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

AFFILIATED PURCHASER ASSIGNMENT AND ASSUMPTION

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted for Recordation in the Register

KGH INTERMEDIATE HOLDCO II, LLC

By: KGH Intermediate Holdco I, LLC, its managing member,

By: Keane Group Holdings, LLC, its managing member

By:
Name:
Title:

AFFILIATED PURCHASER ASSIGNMENT AND ASSUMPTION

ANNEX 1

TO AFFILIATED PURCHASER ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED PURCHASER ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Purchaser; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Note Purchase Agreement or any other Note Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Note Documents or any collateral thereunder, (iii) the financial condition of the Issuer, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Note Document or (iv) the performance or observance by the Issuer, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Note Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Purchaser under the Note Purchase Agreement, (ii) it meets all the requirements to be an assignee under Section 16.3 of the Note Purchase Agreement (subject to such consents, if any, as may be required under Section 16.3 of the Note Purchase Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Note Purchase Agreement as a Purchaser thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Purchaser thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Note Purchase Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 9.6 and 9.7 thereof, as applicable, and such other documents and information as it deems appropriate to make its own investment analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own investment analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Note Purchase Agreement, including but not limited to any documentation required pursuant to Section 3.10 of the Note Purchase Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Agent, [the][any] Assignor or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own investment decisions in taking or not taking action under the Note Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Note Documents are required to be performed by it as a Purchaser.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

ANNEX 1 FORM OF AFFILIATED PURCHASER ASSIGNMENT AND ASSUMPTION

ANNEX 1

TO AFFILIATED PURCHASER ASSIGNMENT AND ASSUMPTION

FORM OF AFFILIATED PURCHASER NOTICE

U.S. Bank National Association

214 N. Tryon Street, 26th Floor

Charlotte, NC 28202

Attention: CDO Trust Services / James Hanley

Re:	Note Purchase Agreement, dated as of August 8, 2014 (the “Note Purchase Agreement”), among KGH Intermediate Holdco II, LLC, a Delaware limited liability company, (the “Issuer”), KGH Intermediate Holdco I, LLC, a Delaware limited liability company (“Holdings”), the subsidiary guarantors from time to time party thereto, the purchasers from time to time party thereto (collectively, the “Purchasers” and each, individually, a “Purchaser”) and U.S. Bank National Association, as agent for the Purchasers (the “Agent”)

Dear Sirs:

The undersigned (the “Proposed Affiliate Assignee”) hereby gives you notice, pursuant to Section 16.3(d)(vi) of the Note Purchase Agreement, that

(a) it has entered into an agreement to purchase via assignment a portion of the Notes under the Note Purchase Agreement,

(b) the assignor in the proposed assignment is [                    ],

(c) immediately after giving effect to such assignment, the Proposed Affiliate Assignee will be an Affiliated Purchaser,

(d) the principal amount of Notes to be purchased by such Proposed Affiliate Assignee in the assignment contemplated hereby is $[        ],

(e) the aggregate amount of all Notes held by such Proposed Affiliate Assignee and each other Affiliated Purchaser after giving effect to the assignment hereunder (if accepted) is $[        ],

(f) it, in its capacity as a Purchaser under the Note Purchase Agreement, hereby waives any right to bring any action against the Agent with respect to the Notes that are the subject of the proposed assignment hereunder, and

(g) the proposed effective date of the assignment contemplated hereby is [            , 20    ].

Very truly yours,

[EXACT LEGAL NAME OF PROPOSED AFFILIATE ASSIGNEE]

By:
Name:
Title:
Phone Number:
Fax:
Email:

Date:

ANNEX 1 FORM OF AFFILIATED PURCHASER ASSIGNMENT AND ASSUMPTION